Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258061

PROSPECTUS

SHARECARE, INC.

Primary Offering of

16,246,667 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

47,306,667 Shares of Common Stock and

4,746,667 Warrants to Purchase Common Stock

This prospectus relates to (1) the issuance by us of up to an aggregate of 16,246,667 shares of our common stock, par value $0.0001 per share (“common stock”), which consists of (i) up to 4,746,667 shares of common stock that are issuable upon the exercise of private placement warrants (the “private placement warrants”) originally issued in a private placement in connection with the initial public offering (the ‘‘IPO”) of Falcon Capital Acquisition Corp., a Delaware corporation (“FCAC”), at an exercise price of $11.50 per share of common stock, and (ii) up to 11,500,000 shares of common stock that are issuable upon the exercise of warrants issued in connection with the IPO, at an exercise price of $11.50 per share of common stock (the “public warrants,” and together with the private placement warrants, the “warrants”). This prospectus also related to the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (i) up to 47,306,667 shares of common stock and (ii) up to 4,746,667 private placement warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders pursuant to this prospectus or of the shares of common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock and public warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SHCR” and “SHCRW,” respectively. On July 19, 2021, the closing price of our common stock was $6.71 per share and the closing price of our warrants was $1.35.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 16,246,667 shares of common stock upon exercise of the warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 47,306,667 shares of common stock and up to 4,746,667 private placement warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock and/or private placement warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On July 1, 2021 (the “Closing Date”), FCAC, our predecessor company, consummated its previously announced business combination (the “Business Combination”) pursuant to terms of the agreement and plan of merger, dated February 12, 2021, by and among FCAC, FCAC Merger Sub Inc., a wholly-owned subsidiary of FCAC (“Merger Sub”), Sharecare, Inc., a Delaware corporation (“Legacy Sharecare”), and Colin Daniel, solely in his capacity as representative of the Legacy Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time, the “Merger Agreement”). Immediately upon the completion of the Business Combination (such completion, the “Closing”), Legacy Sharecare became a direct wholly-owned subsidiary of FCAC. In connection with the Business Combination, FCAC changed its name to “Sharecare, Inc.”

Unless the context indicates otherwise, references to “the Company,” “Sharecare,” “we,” “us” and “our” refer to Sharecare, Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. References to “FCAC” refer to Falcon Capital Acquisition Corp. prior to the Business Combination. References to “Legacy Sharecare” refer to Sharecare, Inc. and its consolidated subsidiaries prior to the Business Combination.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Sharecare (both before and after the Business Combination and including Legacy Sharecare). These statements are based on the beliefs and assumptions of our management (both before and after the Business Combination and including Legacy Sharecare). Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Legacy Sharecare nor Sharecare can assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “possible,” “continue,” “might,” “potential” or “intends” or similar expressions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to realize the benefits expected from the Business Combination;

•	our ability to maintain the listing of our shares of common stock and public warrants on Nasdaq;

•	our success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•	our business, operations and financial performance (both before and after the Business Combination and including Legacy Sharecare), including:

•	expectations with respect to our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•

future business plans and growth opportunities, including revenue opportunity available from new or existing clients and expectations regarding the enhancement of platform capabilities and addition of new solution offerings;

•	developments and projections relating to our competitors and the digital healthcare industry;

•	the impact of the COVID-19 pandemic on our business and the actions we may take in response thereto;

•	expectations regarding future acquisitions, partnerships or other relationships with third parties;

•	our future capital requirements and sources and uses of cash, including our ability to obtain additional capital in the future; and

•	other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare,” “Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements included elsewhere in this prospectus.

The Company

We are a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation.

At Sharecare, we believe everyone’s health and well-being is inherently interconnected. Just as a person’s physical health is inextricably linked to their mental and emotional health, an individual’s health is also connected to a greater collective that includes their employer, providers, insurers, colleagues, family, friends, and local communities. However, these groups have historically remained very disconnected with various stakeholders providing hundreds of fragmented point solutions, each addressing only one or two specific health-related objectives. By integrating fragmented point solutions and bringing together disparate stakeholders across the entire healthcare ecosystem into one connected, interoperable virtual care platform, we believe that we can fulfill the role of a unifier and leverage smartphone technology to foster a frictionless user-friendly experience that engages people across the dynamic continuum of their healthcare needs.

Legacy Sharecare was created in 2010 by digital health pioneer Jeff Arnold, with its platform launching in 2012. Given a unique blend of expertise across technology, media, and healthcare, we have, through a number of strategic acquisitions and integration of key technologies and capabilities over the last ten years, built our platform into what we believe is the most comprehensive and seamless experience currently available in the digital healthcare space.

Background

We were originally formed as a Delaware corporation on June 5, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On February 12, 2021, we entered into the Merger Agreement pursuant to which, among other things, Merger Sub merged with and into Legacy Sharecare, after which, the separate corporate existence of Merger Sub ceased and Legacy Sharecare survived the merger as a wholly-owned subsidiary of FCAC. On July 1, 2021, we consummated the Business Combination.

In connection with the Closing, we changed our name from “Falcon Capital Acquisition Corp.” to “Sharecare, Inc.” and continued the listing of our common stock and public warrants on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively. Prior to the consummation of the Business Combination, our common stock, public warrants and units were listed on Nasdaq under the symbols “FCACU,” “FCAC” and “FCACW,” respectively.

The rights of holders of our common stock and warrants are governed by our fourth amended and restated certificate of incorporation (including the Certificate of Designations for our Series A Convertible Preferred Stock) (collectively, our “Charter”), our amended and restated bylaws (the “bylaws”) and the Delaware General Corporation Law (the “DGCL”), and in the case of the warrants, the Warrant Agreement, dated September 21,

2020, between FCAC and Continental Stock Transfer & Trust Company. See the sections entitled “Description of Securities” and “Selling Securityholders.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Sharecare’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of FCAC’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations.

These risk factors include, but are not limited to, the following:

•	our ability to adapt in a rapidly evolving industry and to promote and improve the benefits of our platform;

•	our ability to compete against current and future competitors;

•	our ability to maintain and expand our relationship with our clients and partners;

•	the impact of the COVID-19 pandemic and other catastrophic events;

•

the failure of our platform and solutions to achieve market acceptance and our ability to develop, or incorporate through acquisition or partnership, new solutions, or enhancements, new features and modifications to existing solutions;

•	security breaches, loss of data and other disruptions;

•	our ability to comply with evolving regulations, including healthcare and privacy and security regulations;

•	our ability to protect or enforce our intellectual property rights;

•	our ability to obtain additional capital in the future;

•	our ability to successfully identify, consummate and successfully integrate acquisitions and investments;

•	our ability to maintain our historic growth rates and effectively manage our growth in the future; and

•	our ability to operate as a public company, including with respect to increased costs and demands on management as a result of complying with additional laws and regulations.

Corporate Information

Our principal executive offices are located at 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305, and our website address is www.sharecare.com. Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

We are registering the issuance by us of up to 16,246,667 shares of our common stock that may be issued upon exercise of the warrants to purchase common stock, including the public warrants and the private placement warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 47,306,667 shares of common stock and (ii) up to 4,746,667 private placement warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.

Issuance of Common Stock

The following information is as of July 12, 2021 and does not give effect to issuances of our common stock or warrants after such date, or the exercise of warrants after such date.

Shares of our common stock to be issued upon exercise of all warrants	16,246,667

Shares of our common stock outstanding prior to the exercise of all warrants	333,875,179(1)

Use of proceeds	We will receive up to an aggregate of approximately $186,836,670 from the exercise of all of the warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments.

Resale of Common Stock and Warrants

Shares of common stock offered by the Selling Securityholders (including 42,560,000 outstanding shares of common stock and 4,746,667 shares of common stock that may be issued upon exercise of the private placement warrants)	47,306,667

Warrants offered by the Selling Securityholders (representing private placement warrants)	4,746,667

Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants and Earned Obligations” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the common stock and warrants to be offered by the Selling Securityholders. With respect to shares of common stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash.

Lock-up agreements	Certain of our stockholders are subject to restrictions on the transfer of the securities held by them until the termination of applicable lock-up periods. See “Restrictions on Resale of our Common Stock —Lock-up Agreements” for further discussion.

Ticker symbols	Our common stock and public warrants are listed on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively.

(1) The number of shares of common stock outstanding is based on 333,875,179 shares of common stock outstanding as of July 12, 2021 and does not include:

•

161,317,138 shares of common stock reserved for issuance under the Sharecare, Inc. 2021 Omnibus Incentive Plan (the “Incentive Plan”), including 113,884,959 shares of common stock issuable upon the exercise of outstanding options to purchase shares of our common stock;

•	11,500,000 shares of common stock underlying public warrants and 5,933,334 shares of common stock underlying our private placement warrants;

•	890,314 shares of common stock underlying warrants issued at the Closing in exchange for certain existing warrants of Legacy Sharecare (the “Legacy Sharecare warrants”); and

•	3,213,000 earnout shares of common stock held in escrow, which may be released to the Sponsor and Legacy Sharecare stockholders, subject to the achievement of certain stock price targets.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Sharecare’s common stock and public warrants are currently listed on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively.

The closing price of Sharecare’s common stock and public warrants on July 19, 2021 was 6.71 and 1.35, respectively.

Holders

As of July 12, 2021, there were approximately 450 holders of record of our common stock, one holder of record of our Series A Preferred Stock (as defined herein) and approximately 25 holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose common stock and warrants are held of record by banks, brokers and other financial institutions. There is no public market for our Series A Preferred Stock.

Dividend Policy

We have not paid any cash dividends on our common stock to date. The payment of cash dividends is dependent upon Sharecare’s revenue and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of the Board of Directors of Sharecare (the “Sharecare Board”).

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this prospectus, including the financial statements and related notes included elsewhere in this prospectus. In this section, “we,” “us,” “our” and “Sharecare” generally refer to Sharecare in the present tense or Legacy Sharecare prior to the consummation of the Business Combination, unless the context otherwise requires.

Risk Factors Relating to Our Securities

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by us, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold on to such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of shares of our common stock determined based on the redemption date and the fair market value of our common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

There can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Any future series of Sharecare preferred stock may have rights and preferences that are senior, or in addition, to the rights and preferences of the Sharecare common stock.

The Charter authorizes the issuance by us of up to 15,000,000 shares of Sharecare preferred stock (including 5,000,000 shares of Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”)). In connection with the consummation of the Business Combination, 5,000,000 shares of Series A Preferred Stock were issued upon conversion of Legacy Sharecare’s Series D redeemable convertible preferred stock (the “Legacy Sharecare Series D Preferred Stock”) pursuant to terms of the Merger Agreement. The Series A Preferred Stock has, and any future series of Sharecare preferred stock may have, rights, preferences and privileges that are senior, or in addition, to the rights, preferences and privileges of our common stock. For example, the Series A Preferred Stock has a right to receive, upon a liquidation of Sharecare, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of our common stock. If we were to file for bankruptcy, holders of Sharecare preferred stock that remain outstanding would have a claim in bankruptcy that is senior to any claim holders of our common stock would have. The Series A Preferred Stock is also subject to mandatory redemption by us on the fifth anniversary of its issue date. Future series of Sharecare preferred stock may also have rights to dividends in priority to dividends on our common stock. These rights, preferences and privileges of holders of our preferred stock could negatively affect the investment of holders of Sharecare common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received and could receive less proceeds in connection with any future sale of Sharecare, in liquidation or on any other basis.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, a stockholder could suffer a reduction in the value of their shares.

The trading price of our common stock and warrants may be volatile.

The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	operating results failing to meet the expectations of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning Sharecare or the industry in which we operate in general;

•	operating and stock price performance of other companies that investors deem comparable to Sharecare;

•	ability to market new and enhanced products and services on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving Sharecare;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of Sharecare common stock available for public sale;

•	any major change in the Sharecare Board;

•	sales of substantial amounts of Sharecare common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Sharecare could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Anti-takeover provisions contained in our Charter as well as provisions of Delaware law, could impair a takeover attempt.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Sharecare is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Sharecare Board;

•

the right of the Sharecare Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the Sharecare Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•

the requirement that a meeting of stockholders may only be called by members of the Sharecare Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of Sharecare or changes in the Sharecare Board and our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of outstanding Sharecare common stock from engaging in certain business combinations without approval of the holders of substantially all of Sharecare common stock. Any provision of the Charter or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of Sharecare common stock and could also affect the price that some investors are willing to pay for Sharecare common stock. See “Description of Securities.”

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees.

The Charter provides that, unless Sharecare consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of Sharecare; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Sharecare to Sharecare or Sharecare’s stockholders; (iii) action asserting a claim against Sharecare or any director or officer arising pursuant to any provision of the DGCL or the Charter or bylaws; or (iv) action asserting a claim against Sharecare or any director or officer of Sharecare governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit shall be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, (C) for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall have concurrent jurisdiction. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of Sharecare’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with Sharecare or Sharecare’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of the Charter or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Risks Related to our Business and Industry

Our industry is rapidly evolving and undergoing significant technological change. If we are not successful in adapting to this evolving environment and promoting and improving the benefits of our platform, our growth may be limited, and our business may be adversely affected.

The digital healthcare industry is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs, and intense competition. In addition, there may be a limited-time opportunity to achieve and maintain a significant share of this market due in part to our rapidly evolving industry and the substantial resources available to our existing and potential competitors. It is uncertain whether our market will achieve and sustain high levels of demand and market adoption. In order to remain competitive, we are constantly evaluating the marketplace for ways to broaden and improve our client and member experience through product innovation, partnerships, and acquisitions.

Our success depends to a substantial extent on the willingness of individuals to increase their use of digital health platforms to manage their healthcare journey, our ability to demonstrate the value of our solutions to our current and future clients, and our ability to drive engagement and activation within the populations of current and future clients. If our existing or future clients do not recognize the benefits of our platform or we do not achieve sufficient engagement and activation of our clients’ populations, then the market for our solutions might develop more slowly than we expect, which could adversely affect our operating results.

We may be unable to compete effectively against our current and future competitors, which could have a material adverse effect on our results of operations, financial condition, business, and prospects.

The market for our solutions is highly competitive, rapidly evolving, and fragmented. We compete with other digital health technology companies that serve the needs of members across a broad set of health-related needs, typically through platforms focused on wellness/well-being, benefits navigation, and/or health navigation. We also face competition from many other vendors in the digital healthcare industry offering point solutions addressing only one specific aspect of a person’s health.

If one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could materially adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future sponsors or partners, thereby limiting our ability to grow our strategic relationship with such parties. Our existing point solution partners may also develop new capabilities over time that address similar needs to, and compete with, other portions of our platform. If we are unable to compete effectively with these or other competitors, our business, financial condition, and results of operations could be materially adversely affected.

Many of our competitors may also have longer operating histories and significantly greater financial, technical, marketing, and other resources than we have. As a result, some of these competitors may be in a position to devote greater resources to the development, promotion, sale, and support of their products and services and have offered, or may in the future offer, a wider range of products and services that are increasingly desirable to potential clients, and they may also use advertising and marketing strategies that (including loss-leaders) achieve broader brand recognition or acceptance.

We derive a material portion of our revenue from our largest clients. The loss, termination, or renegotiation of any contract with such clients could negatively impact our results.

Historically, we have relied on a limited number of our largest clients for a material portion of our total revenue and accounts receivable. One client accounted for 16%, 17%, 16% and 13% of our revenue for the years ended December 31, 2018, 2019 and 2020, and the three months ended March 31, 2021, respectively. For the years ended December 31, 2018, 2019 and 2020, and the three months ended March 31, 2021, our top 10 clients accounted for 49%, 44%, 44% and 39% of our revenue, respectively. The sudden loss of any of our largest clients or the renegotiation of any of our largest client contracts could adversely affect our results of operations. In the ordinary course of business, we engage in active discussions and renegotiations with our clients regarding the solutions we provide and the terms of our client agreements, including our fees. As our clients’ businesses respond to market dynamics and financial pressures, and as our clients make strategic business decisions with respect to the lines of business they pursue and programs in which they participate, we expect that certain of our clients will, from time to time, seek to restructure their agreements with us. In the ordinary course of our business, we renegotiate the terms of our agreements with our clients in connection with renewals or extensions of these agreements. These discussions and future discussions could result in reductions to the fees and changes to the scope of services contemplated by our original client contracts and consequently could negatively impact our revenue, business, and prospects.

Because we rely on a limited number of our largest clients for a material portion of our revenue, we depend on the creditworthiness of these clients. If the financial condition of our clients declines, our credit risk could increase. Should one or more of our significant clients declare bankruptcy, be declared insolvent, or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenue, the collectability of our accounts receivable, affect our bad debt reserves and negatively impact our net income.

Our sales cycles can be long and complicated and requires considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

The timing of our sales and related revenue recognition is difficult to predict because of the length of our sales cycle, particularly with respect to our enterprise clients which include a range of clients from large employers and health systems to government agencies and health plans. The sales cycle for our solutions from initial contact with a potential client to enrollment launch varies widely, ranging from less than six months to well over a year. Some of our enterprise clients undertake a significant and lengthy evaluation process, including to determine whether our platform meets their unique healthcare needs, which frequently involves evaluation of not only our platform but also an evaluation of other available services and solutions, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our clients about the ease of use, technical capabilities, and potential benefits of our platform. Once an enterprise client enters into an agreement with us, we then explain the benefits of our solutions again to eligible employees to encourage them to sign up as members. During the sales cycle, we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. There are many other factors specific to clients that contribute to the timing of their purchases and the variability of our revenue recognition, including budgetary constraints, funding authorization, and changes in their personnel. In addition, the significance and timing of our product enhancements, and the introduction of new products by our competitors, may also affect our clients’ purchases. For all of these reasons, it is difficult to predict whether a sale will be completed, the particular period in which a sale will be completed or the period in which revenue from a sale will be recognized. It is possible that in the future we may experience even longer sales cycles, more complex client needs, higher upfront sales costs, and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories, and market additional solutions. Our sales process is also subject to being lengthened as a result of ongoing travel restrictions and business interruptions caused by the COVID-19 pandemic. Moreover, we may in the future enter into agreements under which we will not receive any payments or recognize any revenue until we complete a lengthy implementation cycle. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, our revenue could be lower than expected and it could have a material adverse effect on our business, financial condition, or results of operations.

We have also historically experienced some unpredictability and cyclicality in the timing for recognizing revenue, with higher revenue in some quarters compared with others. For example, with respect to our enterprise clients, and in particular our clients with contract years commencing at the beginning of a calendar year, we record a disproportionate amount of revenue from such clients during the fourth quarter of our fiscal year relative to the first three quarters of our fiscal year. In addition, we have also historically recorded disproportionately higher revenue from our consumer solutions in the fourth quarter of our fiscal year as a result of our sponsors committing incremental marketing dollars available for the fiscal year. If these cyclical fluctuations in our business become more pronounced in the future, our business, financial condition and results of operations may be exposed to further risks.

If our existing clients do not continue or renew their contracts with us, renew at lower fee levels or decline to purchase additional solutions from us, it could have a material adverse effect on our business, financial condition, and results of operations.

We expect to derive a significant portion of our revenue from renewal of existing client contracts and sales of additional solutions to existing clients. As part of our growth strategy, for instance, we are focused on offering additional solutions to our existing clients in order to enhance member experience, improve clinical results, and increase our revenue per year. We also believe there is significant opportunity to cross-sell our provider solutions to existing accounts. As a result, expanding the solutions that we provide to our existing client base is critical to our future business, revenue growth, and results of operations.

Factors that may affect our ability to sell additional solutions include, but are not limited to: the price, performance, and functionality of our solutions; the availability, price, performance, and functionality of competing solutions; our ability to develop and sell complementary applications and services; the stability, performance, and security of our hosting infrastructure and hosting services; changes in healthcare, data privacy and other laws, regulations, or trends; and the business environment and development of our clients.

With respect to our enterprise clients, contracts with health plans and integrated healthcare systems generally range from three to five years, with several comprehensive strategic agreements extending up to ten years in length, while contracts with large employers generally have two- to four-year terms. Provider revenue is based on the volume of health document requests fulfilled and also from subscription fees for various technology related services that assist providers with efficiency, productivity, quality, performance and risk-adjustment tools, billing contract compliance and enhanced patient care. Subscription fees are recognized ratably over a one- to three-year contractual period. Our provider channel’s revenue is based on the volume of health document requests fulfilled and subscription fees for various technology-related services that assist providers with performance and risk-adjustment tools, billing contract compliance and enhanced patient care. Subscription fees are recognized ratably over a one- to three-year contractual period. Our clients generally have no obligation to renew their contracts for our solutions after the initial terms expire. In addition, our clients may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these clients. Our future results of operations also depend, in part, on our ability to expand into new clinical specialties and across care settings and use cases. If our clients fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new solutions from us, our revenue may decline, or our future revenue growth may be constrained.

In addition, after the initial contract term, a significant number of our client contracts allow clients to terminate such agreements for convenience at certain times, typically with an advance notice. If a client terminates its contract early and revenue and cash flows expected from a client are not realized in the time period expected or not realized at all, our business, financial condition, and results of operations could be adversely affected.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity, and teamwork fostered by our culture and our business may be harmed.

We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve both in the United States and internationally, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork, and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, our anticipated headcount growth and our status as a public company may result in a change to our corporate culture, which could harm our business.

Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and operating results.

In recent years, global markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. This uncertainty has been exacerbated in particular by the ongoing COVID-19 pandemic and the associated quarantines, interruptions in travel and business disruptions. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our clients and us to accurately forecast and plan future business activities and could cause our clients to slow spending on our platform, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our clients may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. Our clients’ ability to make timely payments to us may also be impacted by their own customers’ financial condition or ability to gain timely access to credit causing payments to our clients to be delayed. If our clients are not able to make timely payments to us, we may be required to increase our allowance for doubtful accounts and our business, financial condition, and results of operations could be materially negatively impacted.

Furthermore, we have enterprise clients in a variety of different industries. A significant downturn in the economic activity attributable to any particular industry may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on healthcare matters. In addition, our enterprise clients may delay or cancel healthcare projects or seek to lower their costs by renegotiating vendor contracts. Such delays or reductions in general healthcare spending may disproportionately affect our revenue. Also, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our clients.

We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, of any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and results of operations could be materially adversely affected.

The growth of our business relies, in part, on the growth and success of our enterprise clients and the number of members with access to our offerings, which are difficult to predict and are affected by factors outside of our control. If the number of members of the populations of our enterprise clients decreases or the number of those members that utilize our solutions decreases, our revenue will likely decrease.

Under most of our enterprise client contracts, we base our fees on the number of individuals enrolled in the solutions subscribed to by our enterprise clients. In addition, some fees are subject to credits if certain performance criteria are not met, which in some cases depend on the behavior and health of our members, such as their continued engagement with our solutions, and other factors outside of our control. Many factors may lead to a decrease in the number of individuals covered by our enterprise clients and the number of solutions subscribed to by our clients, including, but not limited to: natural attrition of members of our enterprise clients’ populations; decline in prevalence of employer-sponsored healthcare or private health insurance coverage; continued acceptance of our solutions by members and prospective members; the timing of development and release of new solutions; introduction and development of features and functionality that are lower cost alternatives by our competitors; technological changes and developments that we cannot respond to within the markets we serve; and changes in the healthcare industry. The growth forecasts of our enterprise clients are also subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate and their member enrollment in our solutions could fail to grow at anticipated rates, if at all. If the number of individuals covered by our enterprise clients decreases, or the number of solutions to which they subscribe decreases, for any reason, our enrollment rate may decline and our revenue will likely decrease which would harm our business, financial condition, and results of operations.

Our sales and the success of our marketing efforts depend in part on our ability to call upon our current clients to provide positive references to new, potential clients. Failure to obtain such references may adversely affect our ability to grow our client base and have a negative and adverse effect on our business, financial condition, and results of operations.

Our sales and the success of our marketing efforts depend in part on our ability to call upon our current clients to provide positive references to new, potential clients. The loss or dissatisfaction of our clients, particularly our large, long-term enterprise clients, including as a result of our platform providing a poor member experience, could adversely affect our brand and reputation and our ability to rely on our clients for positive references. If that were to occur, it could substantially harm our ability to maintain existing clients, attract new clients, and sell and achieve widespread adoption of our solutions, and, in turn, our business, financial condition, and results of operations.

We face risks, such as unforeseen costs and potential liability in connection with content we produce, license, and distribute through our platform.

As a producer and distributor of content, we face potential liability for negligence, copyright, and trademark infringement, or other claims based on the nature and content of materials that we produce and distribute. We also may face potential liability for content used in promoting our service, including marketing materials. We may decide to remove content from our platform, not to place certain content on our platform, or to discontinue or alter our production of certain types of content if we believe such content might not be well received by our clients or members or could be damaging to our brand and business.

To the extent we do not accurately anticipate costs or mitigate risks, including for content that we obtain but ultimately does not appear on or is removed from our platform, or if we incur unforeseen liabilities with respect to the content we produce or distribute, our business may suffer. Litigation to defend related claims could be costly and the expenses and damages arising from any liability could harm our results of operations. We may not be indemnified against claims or costs of these types and we may not have insurance coverage for these types of claims.

The growth of our business and future success relies, in part, on our partnerships and other relationships with third parties and our business could be harmed if we fail to maintain or expand these relationships.

In the ordinary course of our business, we may enter into partnerships and other collaborations, in-licensing arrangements, joint ventures, and strategic alliances with third parties to develop proposed solutions, or integrate existing solutions into our platform. Proposing, negotiating, and implementing partnerships, collaborations, in-licensing arrangements, joint ventures, or strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. In particular, these collaborations may not result in the development or integration of solutions that achieve commercial success or result in significant revenues and could be terminated prior to developing or integrating any solutions. In addition, the financial condition and viability of our collaborators is beyond our control. Failure to retain and expand any of our partnerships or other third-party relationships, or the failure of our collaborators to remain a viable business, could harm our relationships with our clients and our reputation and brand.

Additionally, we may not be in a position to exercise sole decision making authority regarding certain transactions or arrangements, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to their own or our future solutions. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

We could face reputational damage or loss of trust from our clients and members as a result of transferring inaccurate or incomplete information, as well as potential regulatory risk or other liability for errors in processing information, all of which could harm out business, financial condition and results of operations.

We provide healthcare-related information for use by our partners, clients and members. However, data in the healthcare industry is generally fragmented in origin, inconsistent in format, and often incomplete. To the extent the information from third-parties that we transfer is incorrect or incomplete, we may suffer reputational risks and loss of trust from our partners, clients and members. We may also face potential regulatory risk or other liability to our partners, clients and members to the extent that we transfer inaccurate or incomplete data as a result of our own processing errors rather than simply passing on third-party information. For example, if, as a result of such a processing error, we provided sensitive information to the wrong party or such error results in incorrect delivery of services, we could be exposed to risk of regulatory non-compliance under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) or personal liability to our partners, clients and members under state law causes of action such as negligence. We could also be subject to liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain insurance coverage for such claims, this coverage may prove to be inadequate or could cease to be available to us on acceptable terms, if at all. Even unsuccessful claims could result in substantial costs and diversion of management resources. A claim brought against us that is uninsured or under-insured could harm our business, financial condition, and results of operations.

Our business, financial condition, and results of operations may be adversely affected by the recent COVID-19 outbreak or other similar epidemics or adverse public health developments.

The outbreak of COVID-19 has caused many governments to implement quarantines and significant restrictions on travel, or to advise that people remain at home where possible and avoid crowds. Healthcare providers around the world, including certain of our partners and clients, have faced and will continue to face, substantial challenges in treating patients with COVID-19, such as the diversion of hospital staff and resources from ordinary functions to the treatment of COVID-19, supply, resource and capital shortages, and overburdening of staff and resource capacity. In the United States, governmental authorities have also recommended, and in certain cases required, that elective, specialty, and other procedures and appointments, including certain primary care services, be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of COVID-19.

This outbreak and related current and future measures to contain the spread of COVID-19, could cause disruptions and severely impact our business, including, but not limited to: increasing the likelihood of clients not renewing their contracts with us or being unable to pay us in accordance with the terms of their agreements; reducing the demand of the solutions offered on our platform due to restrictions on elective procedures and access to hospitals and other healthcare facilities; causing one or more of our clients or partners to file for bankruptcy protection or shut down; negatively impacting our ability to provide our solutions to clients and members; and harming our business, financial condition, and results of operations.

Furthermore, we cannot predict with any certainty whether and to what degree the disruption caused by the COVID-19 pandemic and reactions thereto will continue, and in turn, we also expect to face difficulty accurately predicting our internal financial forecasts.

Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, data security breaches, terrorism, and health epidemics.

Our systems are vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, health epidemic (including the recent outbreak of

COVID-19), terrorist attack, or incident of mass violence, which could result in lengthy interruptions in access to our platform. In addition, acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail, or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solutions to our clients and members would be impaired or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.

We have implemented a disaster recovery program that allows us to move platform traffic to a backup data center in the event of a catastrophe. However, to the extent our disaster recovery program does not effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business, financial condition, and results of operations may be harmed.

We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, including our senior management, we may not be able to grow effectively.

Our success depends in large part on our ability to attract and retain high-quality employees in sales, services, engineering, marketing, operations, finance, and support functions. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain, and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.

As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources is intense. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated. Many of our employees may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us.

In addition, our future also depends on the continued contributions of our senior management team, each of whom would be difficult to replace. We rely on our leadership team in the areas of operations, technology, marketing, sales, and general and administrative functions. Although we have entered into employment agreements with certain members of our senior management team, these agreements lapsed prior to the consummation of the Business Combination, and we do not currently maintain any key person life insurance for our employees. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business, particularly if we have failed to have in place and execute an effective succession plan. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business, financial condition, and results of operations could be harmed.

If we are not able to maintain and enhance our reputation and brand recognition, our business, financial condition, and results of operations could be adversely affected.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with existing clients, partners, and sponsors, and to our ability to attract new clients, partners, and sponsors. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our business, financial condition, and results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our clients, partners, or sponsors could harm our reputation and brand and make it substantially more difficult for us to attract new client, partners, and sponsors. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow or our current revenue may decline and we could lose our relationships with our existing clients, partners, and sponsors, including, in particular, our enterprise clients, which would harm our business, financial condition, and results of operations.

Risks Related to Technology and Data Privacy

The failure of our platform to achieve and maintain market acceptance could result in us achieving sales below our expectations, which would cause our business, financial condition, and results of operation to be materially and adversely affected.

Our current business strategy is highly dependent on our platform achieving and maintaining market acceptance. Market acceptance and adoption of our platform depends on educating our clients and members as to the distinct features, ease-of-use, positive lifestyle impact, cost savings, and other perceived benefits of the solutions offered on our platform as compared to competitive solutions. If we are not successful in demonstrating to existing and potential clients and members the benefits of our solutions, our sales may decline or we may fail to increase our sales in line with our forecasts.

Achieving and maintaining market acceptance of our solutions could be negatively impacted by many factors, including the perceived risks and rate of acceptance associated with the use of digital healthcare technologies generally as compared to traditional healthcare solutions. In addition, our platform may be perceived by our partners, clients, and members to be more complicated or less effective than traditional approaches, and people may be unwilling to adopt our platform solutions.

If we are not able to develop new solutions, or successful enhancements, new features and modifications to our existing solutions, or otherwise incorporate such new solutions or enhancements, new features or modifications to existing solutions through acquisition or partnership, our business, financial condition, and results of operations could be adversely affected.

The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our solutions and could necessitate changes or modifications to our solutions to accommodate such changes. We invest substantial resources in researching and developing, or otherwise incorporating into our platform through acquisition or partnership, new solutions or enhancements to our existing solutions by incorporating additional features, improving functionality, and adding other improvements to meet our clients’ and members’ evolving needs. The success of any enhancements or improvements to our solutions or any new solutions depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies on our platform and third-party partners’ technologies, and overall market acceptance. We may not succeed in developing or incorporating, marketing, and delivering on a timely and cost-effective basis enhancements or improvements to our solutions or any new solutions that respond to continued changes in market demands or new client requirements, and any enhancements or improvements to our solutions or any new solutions may not achieve market acceptance. Since developing, or incorporating through acquisition or partnership, our solutions is complex, the timetable for the release of new solutions and enhancements to existing solutions is difficult to predict, and we may not offer new solutions and updates as rapidly as our clients require or expect. Any new solutions that we develop or incorporate into our platform, or through acquisition or partnership, may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new solutions, we may experience a decline in revenue of our existing solutions that is not offset by revenue from the new solutions. For example, clients may delay adoption of new solutions to permit them to make a more thorough evaluation of these solutions or until industry and marketplace reviews become widely available. Some clients may hesitate to migrate to a new solution due to concerns regarding the performance of the new solution. In addition, we may lose existing clients who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business, financial condition, and results of operations.

We may experience difficulties with software development, industry standards, design, or marketing that could delay or prevent our development or incorporation in our platform, introduction or implementation of new solutions, enhancements, additional features, or capabilities. If clients do not widely purchase and adopt our solutions, we may not be able to realize a return on our investment. If we do not accurately anticipate customer demand or we are unable to develop, license, or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by clients or members brought against us, each of which could have a material and adverse effect on our reputation, business, financial condition, and results of operations.

We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software, and other third parties for providing services to our clients and members, and any failure or interruption in the services provided by these third parties or the inability to access our platform on third-party operating systems could negatively impact our relationships with clients and members, adversely affecting our business, financial condition, and results of operations.

Our ability to deliver our internet-based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity, and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with clients and members.

Our platform relies, in part, on broad interoperability with a range of operating systems and third-party applications. We are dependent on the accessibility of our platform across these third-party operating systems and applications that we do not control. Third-party services and products are constantly evolving, and we may not be able to modify our platform to assure its compatibility with that of other third parties following development changes. Should the interoperability of our platform across devices, operating systems and third-party applications decrease, or if members are unable to easily and seamlessly access our application or information stored in our platform, our business, financial condition, and results of operations could be harmed.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained, and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solutions, result in a failure of our solutions, and injure our reputation.

Our solutions may not operate properly, which could damage our reputation, give rise to claims against us or our partners, or divert application of our resources from other purposes, any of which could harm our business, financial condition, and results of operations.

Software development is time-consuming, expensive, and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we discover problems or design defects that prevent our solutions and platform, including third-party solutions integrated into our platform, from operating properly. Moreover, we may encounter incompatibilities or other technical issues resulting from the interaction of proprietary and/or third-party solutions included in our platform. If our proprietary or third-party solutions do not function reliably, malfunction, or fail to achieve client expectations in terms of performance, clients could assert liability claims against us or our partners or attempt to cancel their contracts with us. This could damage our reputation, or the reputation of our partners, and impair our ability to attract or maintain clients.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been used by our clients and members. Any real or perceived errors, failures, bugs, or other vulnerabilities discovered in our code could result in negative publicity and damage to our reputation, or the reputation of our partners, loss of clients, loss of members, loss of or delay in market acceptance of our platform, loss of competitive position, loss of revenue, or liability for damages, overpayments and/or underpayments, any of which could harm our enrollment rates. In such an event, we may be required or may choose to expend additional resources in order to help correct the problem. Such efforts could be costly, or ultimately unsuccessful. Even if we are successful at remediating issues, we may experience damage to our reputation and brand. There can be no assurance that provisions typically included in our agreements with partners that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if unsuccessful, a claim brought against us by any client or partners would likely be time-consuming and costly to defend and could seriously damage our reputation and brand.

If our enterprise resource planning system or other licensed software systems prove ineffective, we may be unable to timely or accurately prepare financial reports, make payments to our suppliers and employees, or invoice and collect from our members and clients.

Data integrity problems in our enterprise resource planning system or other licensed software systems or other issues may be discovered which, if not corrected, could impact our business, financial condition, and results of operations. In addition, we may experience periodic or prolonged disruption of our financial functions arising out of our use of such system, migrations, or improvements to our systems, integration of newly acquired businesses into our system, other periodic upgrades or updates, or other external factors that are outside of our control. From time to time we implement additional software systems, and we may also transition to new systems, which may be disruptive to our business if they do not work as planned or if we experience issues relating to their implementation. Such disruptions could impact our ability to timely or accurately make payments to our suppliers and employees, and could also inhibit our ability to invoice and collect from our users. If we encounter unforeseen problems with our enterprise resource planning system or other related systems and infrastructure, our business, financial condition, and results of operations could be adversely affected.

Security breaches, loss of data, and other disruptions could compromise sensitive information related to our business, partners, clients, or members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect, store, use, and disclose sensitive data, including protected health information (“PHI”) and other types of personal data or personally identifiable information (“PII”). We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our partners, clients, and members. Our member information is encrypted but not always de-identified. We manage and maintain our platform and data utilizing a combination of on-site systems, managed data center systems, and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit, and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence, or malfeasance, have created, and can in the future create system disruptions, shutdowns, or unauthorized disclosure or modifications of confidential information, causing member health information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, and transmission of client, user, and patient information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII, and other confidential information, we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical, and technological safeguards to address these risks, such as by requiring outsourcing subcontractors who handle client, and member information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our subcontractors, or the PHI, other PII, or other sensitive data we or our subcontractors process or maintain, may not adequately protect us from the risks associated with the collection, storage, and transmission of such information. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other disruptions.

A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our subcontractors maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of clients or members or a decrease in the use of our platform, and we may suffer loss of reputation, adverse impacts on client, member, and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or any of our third-party information technology partners has, and in the future could, compromise our networks or data security processes and sensitive information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost, or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, and regulatory penalties. Unauthorized access, loss, or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct development activities, collect, process, and prepare company financial information, provide information about our current and future solutions, and engage in other education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

Risks Related to Legal and Regulatory Matters

We may be subject to legal proceedings, litigation, regulatory and other disputes, and governmental inquiries which are costly to defend and could adversely affect our business, financial condition, and results of operations.

We may be party to lawsuits, legal proceedings and other disputes in the normal course of business. These matters are often expensive and disruptive to normal business operations. We have faced, and may in the future face allegations, lawsuits, and regulatory inquiries, audits and investigations regarding data privacy, medical liability, security, labor and employment, consumer protection and intellectual property infringement, misappropriation, or other violation, including claims related to privacy, patents, publicity, trademarks, copyrights, contractual obligations and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code, or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances, business practices or other contractual obligations, including public disclosures about our business. For example, we are party to a sponsorship agreement pursuant to which we may be required to make a payment up to $15 million (which may be in the form of equity securities) to the counterparty upon certain qualifying liquidity events, such as a change of control transaction. While we do not believe the Business Combination constitutes a qualifying liquidity event under the agreement, there can be no assurance that the counterparty will not dispute our position. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant and not covered by applicable indemnification arrangements or otherwise exceed the limits of our insurance. Adverse outcomes with respect to litigation or any of these legal proceedings or other disputes may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solutions or require us to stop offering certain features, all of which could negatively impact our enrollment rate and revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

Evolving government regulations may require increased costs or adversely affect our business, financial condition, and results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion, or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our business, financial condition, and results of operations.

There is also uncertainty regarding whether, when, and what other health or data privacy reform initiatives will be adopted and the impact of such efforts on our business, as well as on the businesses of our partners and clients. The implications of such proposals may be unexpected, and such measures, if implemented, could alter the landscape of our industry in ways that adversely affect our business.

There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the states in which we operate, we believe we are in compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. Similarly, we believe we are in compliance with all applicable material regulations in each international jurisdiction that we operate. In the event that we must remedy such violations, we may be required to modify our solutions in such states or other jurisdictions in a manner that undermines our solution’s attractiveness to partners, clients, or members, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states or other jurisdictions are overly burdensome, we may elect to terminate our operations in such states or other jurisdictions. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected.

Additionally, the introduction of new solutions may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate state or jurisdictional medical board licenses or certificates, increasing our security measures, and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent our solutions from being offered to clients and members, which could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to comply with healthcare and other governmental regulations, we could face substantial penalties, liabilities, or reputational harm and our business, financial condition, and results of operations could be adversely affected.

Our solutions, as well as our business activities, are or may in the future be subject to a complex set of regulations and rigorous enforcement, including by the U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”), U.S. Department of Justice, U.S. Department of Health and Human Services (“HHS”), Office of the Inspector General and Office for Civil Rights, and numerous other federal and state governmental authorities.

Our employees, consultants, and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Federal, state and foreign healthcare laws and regulations that may affect our ability to conduct business include, without limitation:

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose certain requirements relating to the privacy, security, and transmission of PHI on certain healthcare providers, health plans, and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•

state laws governing the privacy and security of personal information beyond health information, including state breach notification requirements, which differ from each other in significant ways with respect to scope, application, and requirements and which often exceed the standards under HIPAA, thus complicating compliance efforts;

•	foreign laws governing the privacy and security of personal information, such as the General Data Protection Regulation (EU) 2016/679 (the “GDPR”);

•

laws that regulate how businesses operate online, including measures relating to privacy and data security and how such information is communicated to customers (i) under the FTC’s unfair and deceptive trade practice authority from the FTC Act and (ii) from state attorneys general under state consumer protection laws and data privacy laws;

•	state laws governing the corporate practice of medicine and other healthcare professions and related fee-splitting laws;

•	potential regulation of certain of our solutions and research by the FDA;

•

the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Centers for Medicare & Medicaid Services programs;

•

the federal civil false claims and civil monetary penalties laws, including, without limitation, the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “Affordable Care Act”) among other things, amends the intent requirement of the federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.

Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization and any future expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state, and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil, and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. Any of the foregoing consequences could seriously harm our business, financial condition, and results of operations.

Individuals may claim our outbound engagement techniques, including digital outreach, are not compliant with HIPAA or federal marketing laws.

Several federal laws are designed to protect consumers from various types and modes of marketing. HIPAA prohibits certain types of marketing to individuals using PHI, except for certain treatment and healthcare operations, including communications made to describe a health-related product or service (or payment for such product or service) that is provided by, or included in, a plan of benefits. Our solutions may be subject to regulatory review and deemed in violation of HIPAA, which could subject us to fines or other penalties. In addition, the Telephone Consumer Protection Act (the “TCPA”) is a federal statute that protects consumers from unwanted telephone calls and faxes. Since its inception, the TCPA’s purview has extended to text messages sent to consumers. We may communicate with and perform outreach to members through multiple modes of communication, including email and secure messaging. We must ensure that our solutions that leverage secure messaging comply with TCPA regulations and agency guidance. While we strive to adhere to strict policies and procedures, the Federal Communications Commission, as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our solutions violate the TCPA could subject us to civil penalties, could invalidate all or portions of some of our client contracts, could require us to change or terminate some portions of our offerings, could require us to refund portions of our fees, and could have an adverse effect on our business. Even an unsuccessful challenge by consumers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. Other laws focus on unsolicited email, such as the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”) which establishes requirements for the transmission of commercial email messages and specifies penalties for unsolicited commercial email messages that follow a recipient’s opt-out request or deceive the receiving consumer.

In addition, some of our marketing activities require that we obtain permissions consistent with HIPAA and applicable state health information privacy laws. If we are unable to secure such permissions, or if there is a future change in law, we may face limitations on the use of such information, which may harm our business.

If our arrangements with our clients are found to violate state laws prohibiting the corporate practice of medicine or fee splitting, our business, financial condition, results of operations, and our ability to operate in those states could be adversely affected.

The laws of most states, including states in which our clients are located, prohibit us from practicing medicine, providing any treatment or diagnosis, or otherwise exercising any control over the medical judgments or decisions of licensed physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We enter into contracts with our clients to deliver certain solutions in exchange for fees. Although we comply, to the extent applicable, with state prohibitions on the corporate practice of medicine and fee splitting, state officials who administer these laws or other third parties may successfully challenge our existing organization and contractual arrangements. If such a claim were successful, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. A determination that these arrangements violate state statutes, or our inability to successfully restructure our relationships with our clients to comply with these statutes, could eliminate clients or members located in certain states from the market for our solutions, which would have a material adverse effect on our business, financial condition, and results of operations.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices (the “FCPA”) and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person, or gain any improper advantage. The FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives, and agents from engaging in corruption and bribery. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible. Our exposure for violating these laws may increase as we expand internationally and as we commence sales and operations in additional foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a drop in stock price or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.

Our use, disclosure, and other processing of PII and PHI is subject to HIPAA and other federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, have a material adverse effect on our client base, member base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are generally considered a business associate under HIPAA but in limited circumstances will also act as a covered entity. HIPAA requires covered entities and business associates, such as us, to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical, and technical safeguards to protect such information.

Some of our business activities require that we or our partners obtain permissions consistent with HIPAA to provide certain marketing and data aggregation services as well as those activities that require the creation and use of de-identified information. If we or our partners are unable to secure these rights, or if there is a future change in law, we may face limitations on the use of PHI and our ability to provide marketing services and use de-identified information, which could harm our business or subject us to potential government actions or penalties. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous or pseudonymized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. These discussions may lead to further restrictions on the use of such information or create additional regulatory burdens. There can be no assurance that these initiatives or future initiatives will not adversely affect our ability to access and use data or to develop or market current or future services.

In addition, we could be subject to periodic audits for compliance with the HIPAA Privacy and Security Standards by HHS and our clients. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are not to exceed $59,522 per violation, subject to a cap of $1.78 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. For example, to the extent we expand internationally into Europe, we may have obligations under GDPR and related European Union (the “EU”) privacy laws and regulations related to the use, transfer, and protection of employee-related data. These laws and regulations in many cases may be more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations may also require additional compliance obligations relating to the transfer of data between Sharecare and its subsidiaries. There is a risk that regulatory authorities may determine that we have not implemented our compliance obligations in a timely or appropriate manner. Penalties for noncompliance under GDPR and related EU privacy laws may include significant monetary fines, up to a maximum of €20 million, or four percent of worldwide turnover. These laws and regulations are often uncertain, unclear, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.

Such new regulations and legislative actions (or changes in interpretation of existing laws or regulations regarding data privacy and security together with applicable industry standards) may increase our costs of doing business. In this regard, we expect that there will continue to be new laws, regulations, and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, such as the California Consumer Privacy Act of 2018 (the “CCPA”) which has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States, and we cannot determine how broadly or narrowly regulators will interpret and enforce such new laws, regulations, and standards and the corresponding impact it may have on our business. Although we are modifying our data collection, use and processing practices and policies in an effort to comply with the law, there is a risk that the California Attorney General does not find our practices or policies to be compliant with the CCPA, which would potentially subject us to civil penalties or an inability to use information collected from California consumers. In addition, such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as risk or fraud avoidance, marketing, or advertising due to the expansive definition of personal information under CCPA), our ability to control our costs by using certain vendors or service providers, or impact our ability to offer certain services in certain jurisdictions. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information (which may not fall under the CCPA HIPAA exemption), and allow for a new cause of action for data breaches. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure compliance. For example, the CCPA has already been substantially amended by the California Privacy Rights Act of 2020, which will come into effect in January 1, 2023. Given that requirements may be inconsistent and evolving, our response to these requirements may not meet the expectations of our clients or their employees, which could thereby reduce the demand for our services. Finally, some clients may respond to these evolving laws and regulations by asking us to make certain privacy or data-related contractual commitments that we are unable or unwilling to make. This could lead to the loss of current or prospective clients or other business relationships.

This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our clients and potentially exposes us to additional expense, adverse publicity and liability. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure has been subject to, and may be vulnerable in the future to, attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions. Furthermore, while we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business.

We outsource important aspects of the storage and transmission of customer and member information, and thus, rely on third parties to manage functions that have material cyber-security risks. A breach of privacy or security of such information by a subcontractor may result in an enforcement action against us. We attempt to address these risks by requiring outsourcing subcontractors who handle such information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard such information. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of such information on our behalf by our subcontractors.

Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business. We also publish statements to our clients and members that describe how we handle and protect PHI (for example, through our privacy policies connected with our website, mobile applications and other digital tools). If federal or state regulatory authorities, such as the FTC or state attorneys general, or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our existing and future solutions. Any of the foregoing consequences could harm our business, financial condition, and results of operations.

Any restrictions on our ability to obtain or use data could harm our business.

Our business depends, in part, on data provided to us by, among other sources, health plans, benefits administrators, data warehouses, electronic data interchange transaction data providers, and our trusted suppliers. Any errors or defects in any third-party data or other technology could result in errors in our existing and future solutions that could harm our business and damage our reputation and cause losses in revenue, and we could be required to spend significant amounts of additional resources to fix any problems. In addition, certain of our solutions depend on maintaining our data and analytics technology platform, which is populated with data provided by third parties. While our existing agreements with these data providers have multiple-year terms, these providers could become our competitors in the future. Any loss of the right to use of data provided by any health plan providers, benefits administrators, or other entities that provide us data, could result in delays in producing or delivering our solutions until equivalent data, other technology, or intellectual property is identified and integrated, which delays could harm our business. In this situation we would be required to either redesign our solutions to function with technology, data, or intellectual property available from other parties or to develop these components ourselves, which would result in increased costs. Furthermore, we might be forced to limit the features available in our existing or future solutions. If we fail to maintain or renegotiate any of these technology or intellectual property licenses, we could face significant delays and diversion of resources in attempting to develop similar or replacement solutions or to license and integrate a functional equivalent of the technology or intellectual property. The occurrence of any of these events may harm our business.

Failure to protect or enforce our intellectual property rights could harm our business, financial condition, and results of operations.

Our success depends in part on our ability to obtain, maintain, protect, and enforce our intellectual property and other proprietary rights (including intellectual property and other proprietary rights acquired through acquisitions). We rely upon a combination of trademark, patents, copyrights, and trade secret laws, as well as license agreements, intellectual property assignment agreements, confidentiality agreements and other similar agreements, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated. There can also be no assurances that third parties will not also independently develop or offer products, services and/or technology that is similar to, or competitive with, our technology, products and services. Despite our efforts to protect our intellectual property, unauthorized parties may also attempt to disclose, copy, use, duplicate or obtain and use our technology including to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult, costly and may not be effective. In order to adequately protect our intellectual property and other proprietary rights, we may be required to devote significant time and resources to defending against claims or protecting and enforcing our own rights. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. These actions as well as any failure to protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Financing and Tax

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

We have incurred net losses on an annual basis since our inception. We incurred net losses attributable to Sharecare of $55.9 million, $40.0 million and $60.0 million, for the years ended December 31, 2018, 2019 and 2020, respectively. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company and as we continue to invest in increasing our client base, expanding our marketing channels and operations, hiring additional employees, developing new solutions, and otherwise incorporating new solutions into our platform through acquisition or partnership. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. To date, we have financed our operations principally from the sale of our equity, revenue from sales of our solutions, and the incurrence of indebtedness. Despite having achieved EBITDA profitability in 2017, we may be unable to achieve positive cash flow from operations or profitability in any given period. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2020, we had net operating loss (“NOL”) carryforwards for federal and state income tax purposes of approximately $224.0 million and $163.0 million, respectively, which may be available to offset future taxable income, and which expire in various years beginning in 2023 for federal purposes if not utilized. The state NOLs will expire depending upon the various rules in the states in which we operate. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. In addition, under Section 382 of the Internal Revenue Code of 1986, as amendment (the “Code”), a corporation that undergoes an “ownership change” (as defined under Section 382 of the Code and applicable Treasury Regulations) may be subject to limitations on its ability to utilize its pre-change NOLs to offset its future taxable income. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. A corporation that experiences an ownership change generally will be subject to an annual limitation on its utilization of pre-ownership change NOLs equal to the equity value of the corporation immediately before the ownership change, multiplied by the long-term, tax-exempt rate posted monthly by the IRS (“AFR”) (subject to certain adjustments). The limitation on the use of such NOLs would be dependent on the value of the corporation’s equity and the AFR at the time of any ownership change, and the annual limitation would be increased each year to the extent that there is an unused limitation in a prior year. Similar rules may apply under state tax laws.

We have not previously completed a study to assess whether an ownership change for purposes of Section 382 has occurred, or whether there have been multiple ownership changes since our inception due to the significant costs and complexities associated with such study. However, we are currently in the process of completing a Section 382 study, to determine whether we have had any prior ownership changes and whether the Business Combination constituted an ownership change. To the extent we have experienced a prior ownership change, or we experience an ownership change in the future (including as a result of the Business Combination) our ability to utilize NOLs to offset our income could be adversely affected.

Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. There is also a risk that due to changes in law, such as suspensions on the use of NOLs or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to reduce future income tax liabilities, including for state income tax purposes. For these reasons, we may not be able to utilize a material portion of our NOLs, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our business, financial condition, and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions, or enhance our existing solutions, enhance our operating infrastructure, and acquire complementary businesses and technologies. In order to achieve these objectives, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our debt agreements contain certain restrictions that may limit our ability to operate our business.

The terms of our existing debt agreements and related collateral documents contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, and agreeing to do any of the foregoing. Our ability to meet financial covenants can be affected by events beyond our control, and we may not be able to continue to meet this covenant. A breach of any of these covenants or the occurrence of other events (including a material adverse effect or the inability to generate cash to service our obligations under our debt agreements) specified in the debt agreements and/or the related collateral documents could result in an event of default under the same. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding, if any, to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, lenders could proceed against the collateral, if any, granted to them to secure such indebtedness. We have pledged substantially all of our respective assets (other than intellectual property) as collateral under the loan documents. If lenders accelerate the repayment of borrowings, if any, we may not have sufficient funds to repay our existing debt.

The applicability of sales, use, and other tax laws or regulations on our business is uncertain. Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our clients or members, which could subject us to additional tax liability and related interest and penalties, increase the costs of our solutions, and adversely affect our business, financial condition, and results of operations.

The application of federal, state, local, and international tax laws to services provided electronically is evolving. New income, sales, use, value-added or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet or could otherwise materially affect our business, financial position, and results of operations.

In addition, state, local and foreign tax jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect). We have not collected sales taxes in all jurisdictions in which we have made sales to our clients, and we believe we may have exposure for potential sales tax liability, including interest and penalties, for which we have established a reserve in our financial statements, and any sales tax exposure may be material to our operating results. Although our contracts typically provide that our clients must pay all applicable sales and similar taxes, our clients may be reluctant to pay back taxes and associated interest or penalties, or we may determine that it would not be commercially feasible to seek reimbursement. In addition, we or our clients could be required to pay additional tax amounts on both future as well as prior sales, and possibly fines or penalties and interest for past due taxes. If we are required to collect and pay back taxes and associated interest and penalties, and if the amount we are required to collect and pay exceeds our estimates and reserves, or if we are unsuccessful in collecting such amounts from our clients, we could incur potentially substantial unplanned expenses, thereby adversely impacting our operating results and cash flows. Imposition of such taxes on our solutions going forward or collection of sales tax from our clients in respect of prior sales could also adversely affect our sales activity and have a negative impact on our operating results and cash flows.

One or more states may seek to impose incremental or new sales, use, value added or other tax collection obligations on us, including for past sales by us or our partners. A successful assertion by a state, country or other jurisdiction that we should have been or should be collecting additional sales, use, value added or other taxes on our solutions could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage users from utilizing our solutions or otherwise harm our business, financial condition, and results of operations.

Changes in legislation in U.S. and foreign taxation of international business activities or the adoption of other tax reform policies, as well as the application of such laws, could adversely impact our financial position and operating results.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) became law, and significantly reformed the Code. The Tax Act, among other things, includes changes to U.S. federal tax rates and the taxation of foreign earnings, imposes significant additional limitations on the deductibility of interest, and the use of net operating losses generated in tax years beginning after December 31, 2017, allows for the immediate expensing of certain capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We continue to examine the impact the Tax Act may have on our business. Due to our plans to potentially expand into international markets, any changes in the U.S. or international taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations. The impact of the Tax Act and other changes to U.S. and non-U.S. tax laws, and regulations or interpretations thereof, on us or our business is uncertain and could be adverse. We urge prospective investors to consult with their legal and tax advisors with respect to the potential tax consequences of investing in or holding our common stock.

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes which could harm our results of operations.

We are qualified to operate in, and file income tax returns in multiple states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely impact our results of operations.

Risks Related to Future Growth

Acquisitions and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely affect our business, financial condition, and results of operations. Additionally, if we are not able to identify and successfully acquire suitable businesses, our operating results and prospects could be harmed.

In the past, we have made a number of acquisitions, and we may in the future make acquisitions to add employees, complementary companies, solutions, technologies, or revenue. These transactions could be material to our business, financial condition, and results of operations. We also expect to continue to evaluate and enter into discussions regarding a number of potential partnerships and other transactions with third parties. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. The process of integrating an acquired company, business or technology has created, and will continue to create unforeseen operating difficulties and expenditures. The areas where we face risks include:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture, as well as reputational harm if integration is not successful;

•	implementation or remediation of controls, procedures, and policies at the acquired company;

•

difficulties in integrating and managing the combined operations, technologies, technology platforms, and solutions of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical, or financial problems;

•	integration of the acquired company’s accounting, human resource, and other administrative systems, and coordination of product, engineering, and sales and marketing functions;

•	failure to successfully further develop the acquired technology or realize our intended business strategy;

•	our dependence on unfamiliar affiliates and partners of acquired businesses;

•	uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

•	unanticipated costs associated with pursuing acquisitions;

•	failure to successfully onboard clients or maintain brand quality of acquired companies;

•

responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

•	inability to maintain our internal standards, controls, procedures, and policies;

•	difficulties in complying with antitrust and other government regulations;

•

challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”);

•

potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, client relationships, or intellectual property, are later determined to be impaired and written down in value; and

•	failure to accurately forecast the impact of an acquisition transaction.

Moreover, we rely heavily on the representations and warranties provided to us by the sellers of acquired companies, including as they relate to creation of, and ownership and rights in, intellectual property, existence of open source, and compliance with laws and contractual requirements. If any of these representations and warranties are inaccurate or breached, such inaccuracy or breach could result in costly litigation and assessment of liability for which there may not be adequate recourse against such sellers, in part due to contractual time limitations and limitations of liability.

Future acquisitions could also result in expenditures of significant cash, dilutive issuances of our equity securities, the incurrence of debt, restrictions on our business, contingent liabilities, amortization expenses or write-offs of goodwill, any of which could harm our financial condition. In addition, any acquisitions we announce could be viewed negatively by partners, clients, members, investors or our other stakeholders.

Additionally, competition within our industry for acquisitions of business, technologies, and assets is intense. Even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or the target may be acquired by another company. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our operating results could be harmed. If we are unable to successfully address any of these risks, our business, financial condition, and results of operations could be harmed.

We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth.

We have experienced significant growth in the last 10 years. Future revenues may not grow at these same rates or may decline. Our future growth will depend, in part, on our ability to expand our footprint and establish new client relationships, expand our existing client relationships, including offering additional solutions to our existing clients, and grow and evolve our platform capabilities with the changing needs of our industry. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines, and expand our client base depends on, among other things, the attractiveness of our solutions relative to those offered by our competitors, our ability to demonstrate the value of our existing and future solutions, our ability to foster and develop our existing and new partner relationships, and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing clients may be slower to adopt our solutions than we currently anticipate, which could adversely affect our results of operations and growth prospects.

If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition, and results of operations could be adversely affected.

Our historical rapid growth and expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative solutions or execute on our expansion strategy through acquisition or new partnership relationships. This could negatively affect our business performance.

The estimates of market opportunity and forecasts of market growth included herein may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, or at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates in this prospectus relating to the expected growth of the digital healthcare market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or are more significant than in our domestic operations. Our exposure to these risks is expected to increase.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic, and other risks that we do not face or that are more significant than in our domestic operations. These risks vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our international solutions need to meet country-specific client and member preferences as well as country-specific legal requirements, including those related to licensing, digital healthcare, privacy, data storage, location, protection and security. Our ability to provide solutions internationally is subject to the applicable laws governing remote healthcare and the practice of medicine in such location, and the interpretation of these laws is evolving and vary significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. We cannot, however, be certain that our interpretation of such laws and regulations is correct in how we structure our operations, our arrangements with physicians, services agreements and customer arrangements.

Our international operations increase our exposure to, and require us to devote management resources to implement controls and systems to comply with, the privacy and data protection laws of non-U.S. jurisdictions and the anti-bribery, anti-corruption and anti-money laundering laws of the United States (including the FCPA) and similar laws in other jurisdictions. Implementing our compliance policies, internal controls, and other systems upon our expansion into new countries and geographies may require the investment of considerable management time and financial and other resources over a number of years before any significant revenues or profits are generated. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or employees, restrictions or outright prohibitions on the conduct of our business, and significant brand and reputational harm. We must regularly reassess the size, capability, and location of our global infrastructure and make appropriate changes, and must have effective change management processes and internal controls in place to address changes in our business and operations. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties, and the failure to do so could have a material adverse effect on our business, operating results, financial position, brand, reputation and/or long-term growth.

Our international operations require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes, and time zones. Our international operations encounter labor laws, customs, and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which requires us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges. Our international operations may also expose us to foreign currency exchange risks.

Risks Related to Being a Public Company

We face high costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, financial condition, and results of operations.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, financial condition, and results of operations, although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation and human capital committee, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition is more visible than that of a private company, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition, and results of operations.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of our common stock. We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of becoming a public company).

As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, the price of our common stock may be adversely affected, and our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

As a result of the restatement described in “Note 2 — Restatement” of the notes to the financial statements of FCAC included herein, FCAC identified a material weakness in FCAC’s internal control over financial reporting (please refer to Part II, Item 9A of FCAC’s Annual Report on Form 10-K/A, dated May 11, 2021, for further discussion). We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us we could become subject to these requirements in the future and we may encounter problems or delays in completing the implementation of any resulting changes to internal control over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement, after consultation with FCAC’s independent registered public accounting firm, FCAC’s management and audit committee concluded that it was appropriate to restate its previously issued audited financial statements as of December 31, 2020. As discussed elsewhere in this prospectus, FCAC identified a material weakness in its internal controls over financial reporting related to the accounting for a significant and unusual transaction related to the warrants it issued in connection with its initial public offering in September 2020.

As a result of such material weakness, the restatement of FCAC’s financial statements for the affected period, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in FCAC’s internal control over financial reporting and the preparation of its financial statements. As of the date of this prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the business of the combined company and its results of operations and financial condition.

FCAC has previously identified a material weakness in FCAC’s internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

FCAC’s management identified a material weakness in FCAC’s internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants FCAC issued in connection with its initial public offering in September 2020. As a result of this material weakness, FCAC’s management concluded that its internal control over financial reporting was not effective as of December 31,

2020. This material weakness resulted in a material misstatement of its warrant liabilities, change in fair value of warrant liabilities, common stock subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures for the fiscal year ended December 31, 2020 and for the quarterly period ended September 30, 2020.

To respond to this material weakness, we and FCAC have (both before and following consummation of the Business Combination) devoted significant effort and resources to the remediation and improvement of our internal control over financial reporting. For a discussion of FCAC’s management’s consideration of the material weakness identified related to its accounting for a significant and unusual transaction related to the warrants FCAC issued in connection with FCAC’s initial public offering in September 2020, see “Note 2 — Restatement” to FCAC’s accompanying consolidated financial statements.

We can give no assurance that the measures we have taken will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Our business, financial condition, and results of operations may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include, but are not limited to: our ability to attract new clients and partners, retain existing clients and partners and maximize engagement and enrollment with existing and future clients; changes in our sales and implementation cycles, especially in the case of our large clients; new solution introductions and expansions, or challenges with such introductions; changes in our pricing or fee policies or those of our competitors; the timing and success of new solution introductions by us or our competitors or announcements by competitors or other third parties of significant new products or acquisitions or entrance into certain markets; any other change in the competitive landscape of our industry, including consolidation among our competitors; increases in operating expenses that we may incur to grow and expand our operations and to remain competitive; our ability to successfully expand our business, whether domestically or internationally; breaches of security or privacy; changes in stock-based compensation expenses; the amount and timing of operating costs and capital expenditures related to the expansion of our business; adverse litigation judgments, settlements, or other litigation-related costs; changes in the legislative or regulatory environment, including with respect to privacy or data protection, or enforcement by government regulators, including fines, orders, or consent decrees; the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation; changes in our effective tax rate; our ability to make accurate accounting estimates and appropriately recognize revenue for our solutions for which there are no relevant comparable products; changes in accounting standards, policies, guidance, interpretations, or principles; instability in the financial markets; general economic conditions, both domestic and international; volatility in the global financial markets; political, economic, and social instability, including terrorist activities and health epidemics (including the recent outbreak of COVID-19), and any disruption these events may cause to the global economy; and changes in business or macroeconomic conditions. The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly.

Changes in accounting principles may cause previously unanticipated fluctuations in our financial results, and the implementation of such changes may impact our ability to meet our financial reporting obligations.

We prepare our financial statements in accordance with GAAP, which are subject to interpretation or changes by the FASB, the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. New accounting pronouncements and changes in accounting principles have occurred in the past and are expected to occur in the future which may have a significant effect on our financial results. Furthermore, any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our business, financial condition, and results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to allowance for doubtful accounts, assessment of the useful life and recoverability of long-lived assets, fair value of guarantees included in revenue arrangements and fair values of stock-based awards, warrants, contingent consideration, and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $186,836,670 from the exercise of all warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined elsewhere in this prospectus. Unless the context otherwise requires, the “Company” refers to Sharecare, Inc. and its subsidiaries after the Closing, and FCAC prior to the Closing.

The following unaudited pro forma condensed combined financial information present the combination of the financial information of FCAC and Legacy Sharecare adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

FCAC was incorporated as a Delaware corporation on June 5, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Legacy Sharecare was founded in 2009 to develop an interactive health and wellness platform.

On July 1, 2021, FCAC consummated the Business Combination pursuant to the terms of the Merger Agreement. The merger was approved by FCAC’s stockholders on June 29, 2021. In connection with the Merger Agreement, Merger Sub merged with and into Legacy Sharecare with Legacy Sharecare surviving the merger as a wholly owned subsidiary of the Company. In addition, in connection with the consummation of the Business Combination, the Company changed its name to “Sharecare, Inc.”

In connection with the closing of the Business Combination, (i) the issued and outstanding shares of FCAC’s Class B common stock were automatically converted, on a one-for-one basis, into shares of common stock and (ii) the issued and outstanding shares of FCAC’s Class A common stock were automatically converted, on a one-for-one basis, into shares of common stock. All of FCAC’s outstanding warrants became warrants to acquire shares of common stock on the same terms as FCAC’s warrants.

In connection with consummation of the Business Combination, the Sponsor delivered 1,713,000 shares of common stock (formerly FCAC Class B common stock held by the Sponsor) into escrow (the “Sponsor Earnout Shares”) and the Company delivered 1,500,000 newly issued shares of common stock (the “Company Earnout Shares” and, together with the Sponsor Earnout Shares, the “Earnout Shares”), in each case, that are subject to forfeiture if certain earn-out conditions described more fully in the earnout escrow agreement, dated July 1, 2021 (the “Earnout Escrow Agreement”), by and among the Company, the Stockholder Representative, the Sponsor and Continental Stock Transfer & Trust Company are not satisfied. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of FCAC and Legacy Sharecare on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and year ended December 31, 2020 combines the historical statements of operations of FCAC and Legacy Sharecare for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the post-combination company’s financial condition or results of operations would have been had the Business Combination and related transactions occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The combined financial information presents the pro forma effects of the following transactions:

•	the merger of Legacy Sharecare with and into Merger Sub, a wholly owned subsidiary of FCAC, with Legacy Sharecare surviving the merger as a wholly-owned subsidiary of FCAC;

•	Legacy Sharecare’s acquisition of doc.ai discussed in Note 3; and

•

the issuance and sale of 42,560,000 shares of FCAC Class A common stock for a purchase price of $10.00 per share and an aggregate purchase price of $425.6 million in a private placement immediately prior to the consummation of the Business Combination pursuant to those certain subscription agreements, each dated February 12, 2021 (the “Subscription Agreements”), between FCAC and the investors named therein (the “Private Placement”).

This information should be read together with FCAC’s and Legacy Sharecare’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Sharecare” and other financial information included elsewhere in this prospectus.

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Legacy Sharecare has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Legacy Sharecare’s existing stockholders have the largest voting interest in the combined company;

•	Legacy Sharecare appointed a majority of the board of directors of the combined company;

•	Legacy Sharecare’s senior management will be the senior management of the combined company; and

•	Legacy Sharecare is the larger entity based on historical revenues and business operations.

Under this method of accounting, FCAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Description of the Business Combination

The following represents the aggregate merger consideration:

(in thousands)	Purchase price	Shares Issued
Stock Consideration[1]	$3,935,428	390,827
Cash Consideration[2]	91,698
Debt Paydown[3]	14,539

Total consideration	$4,041,665	390,827

(1)

Stock consideration is calculated as the $3.8 billion equity value (consisting of $3.6 billion equity value plus $50.0 million strategic investment plus $192.5 million doc.ai equity value less $25.0 million as defined in the Merger Agreement) plus $209.6 million incremental value assuming cash exercise of options and warrants less cash consideration. Stock consideration is inclusive of Legacy Sharecare common stock, redeemable convertible preferred stock, warrants, options and the doc.ai acquisition. Subject to change pending finalization of share allocations.

(2)

Calculated as the sum of the cash held in the trust account plus the Private Placement and closing cash of Legacy Sharecare less FCAC redemptions, Legacy Sharecare debt pay down and transaction expenses for FCAC and Legacy Sharecare.

(3)

The total debt to be paid down reflected in the unaudited pro forma balance sheet is $89.8 million which includes $75.6 million of debt and accrued interest outstanding at March 31, 2021 plus the doc.ai note payable of $14.0 million, and $0.2 million of other accrued interests and fees. At the closing of the Business Combination, FCAC paid down $14.5 million of Legacy Sharecare’s debt and remaining debt was repaid by Legacy Sharecare separately in April 2021 and at the closing of the Business Combination.

The following summarizes the unaudited pro forma common stock shares outstanding at Closing:

Ownership

actuals	Shares	%
FCAC public stockholders	14,635,970	4.4%
FCAC initial stockholders[1]	4,643,103	1.4%
FCAC other stockholders[2]	924,147	0.3%

Total FCAC	20,263,220	6.1%
Legacy Sharecare stockholders[3]	271,051,959	81.2%
Private Placement investors	42,560,000	12.7%

Total Shares at Closing (excluding shares below)	333,875,179	100%
Shares underlying Legacy Sharecare warrants and options[3]	114,775,273
Legacy Sharecare strategic investors Series A preferred shares[3]	5,000,000

Total Shares at Closing (including shares above)	453,650,452

(1)

Represents the 8.6 million shares outstanding at March 31, 2021 less 1.7 million shares placed into escrow subject to earn-out provisions, 1.7 million shares forfeited (of which 1.3 million shares is forfeited and cancelled to provide for the Sharecare earn-out described below and 0.4 million shares transferred from the Sponsor to Sharecare’s charity) and 0.5 million shares transferred pursuant to certain transactions that were entered into in connection with the Business Combination. Pursuant to the Merger Agreement, half of the Sponsor Earnout Shares shall vest if on or prior to the fifth anniversary of the Closing Date: (x) the VWAP of shares of common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (y) if the Company consummates a transaction which results in the stockholders of the Company having the right to exchange their shares for cash, securities or other properties having a value equaling or exceeding $12.50 per share. The other half of the Sponsor Earnout Shares shall vest if on or prior to the fifth anniversary of the Closing Date: (x) the VWAP of shares of common stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (y) if the Company consummates a transaction which results in the stockholders of the Company having the right to exchange their shares for cash, securities or other properties having a value equaling or exceeding $15.00 per share.

(2)

Represents the 0.4 million shares transferred from the Sponsor to Sharecare’s charity and 0.5 million shares transferred pursuant to certain transactions that were entered into in connection with the Business Combination, plus 60 thousand shares for FCAC’s independent directors that converted from Class B to Class A at the Closing.

(3)

The total shares to be issued includes Legacy Sharecare and doc.ai common and preferred stock, convertible notes, and shares underlying options and warrants. Accordingly, the shares outstanding at the closing of the Business Combination has been adjusted to exclude the Series A Preferred Stock and the portion of consideration shares for options and warrants that will be unvested, unissued, and/or unexercised at the closing of the Business Combination. Additionally, excludes 1.5 million shares subject to an earn-out to be issued to Legacy Sharecare stockholders on a pro rata basis if the VWAP of the shares meet the thresholds noted in (1) above within the fifth anniversary of the closing.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of FCAC following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent the Company’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2021

(in thousands)

	As of March 31, 2021					As of March 31, 2021
	FCAC (Historical)	Legacy Sharecare (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
ASSETS
Cash and cash equivalents	$325	$30,487	$345,009	(a	)	$418,694
			425,600	(b	)
			(52,355)	(c	)
			(226)	(c	)
			(89,803)	(d	)
			(91,698)	(e	)
			(198,645)	(i	)
			50,000	(j	)
Accounts receivable, net	—	87,629				87,629
Other receivables	—	2,534				2,534
Prepaid expenses and other current assets	297	9,928	(12)	(k	)	10,213

Total current assets	622	130,578	387,870			519,070

Cash and investments held in Trust Account	345,043	—	(34)	(a	)	—
			(345,009)	(a	)
Property and equipment, net	—	3,887				3,887
Intangible assets, net	—	115,885				115,885
Goodwill	—	154,972				154,972
Other long-term assets	—	9,783	(525)	(d	)	3,205
			(6,053)	(c	)

Total assets	345,665	415,105	36,249			797,019

LIABILITIES, REDEEMABLE STOCK, REDEEMABLE NON-CONTROLLING INTEREST, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	226	—	(226)	(c	)	—
Accounts payable	—	26,462	(1,006)	(c	)	21,727
			(3,288)	(g	)
			(441)	(d	)
Accrued expenses and other current liabilities	—	66,423	(3,813)	(c	)	58,499
			(111)	(d	)
			(14,000)	(d	)
			10,000	(c	)
Deferred revenue	—	29,273				29,273
Contract liabilities, current	—	4,172				4,172
Debt, current	—	842	(400)	(d	)	442

Total current liabilities	226	127,172	(13,285)			114,113

Deferred underwriting compensation	12,075	—	(12,075)	(c	)	—
Contract liabilities, noncurrent	—	5,122				5,122
Warrant liabilities	31,713	9,734				41,447
Long-term debt	—	199,113	(74,685)	(d	)	2,835
			1,302	(d	)
			(122,895)	(g	)
Other long-term liabilities	—	21,940				21,940

Total liabilities	44,014	363,081	(221,638)			185,457

	As of March 31, 2021					As of March 31, 2021
	FCAC (Historical)	Legacy Sharecare (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
Commitment and contingencies
Class A common stock subject to possible redemption	$296,651	$—	$(296,651)	(f	)	$—
Redeemable non-controlling interest	—	4,000	(4,000)	(l	)	—
Redeemable convertible preferred stock	—	190,875	(190,875)	(g	)	—
			50,000	(j	)
			(50,000)	(j	)
Series A convertible redeemable preferred shares			50,000	(j	)	50,000

Stockholders’ equity (deficit)
Common stock	1	2	4	(b	)	33
			3	(f	)
			25	(g	)
			(2)	(i	)
Additional paid-in capital	14,240	280,670	425,596	(b	)	1,004,806
			(46,751)	(c	)
			(91,698)	(e	)
			296,648	(f	)
			190,875	(g	)
			139,999	(g	)
			(1,000)	(g	)
			(25)	(g	)
			(9,241)	(h	)
			(198,643)	(i	)
			4,136	(l	)
Accumulated other comprehensive loss	—	(1,511)				(1,511)
Accumulated deficit	(9,241)	(423,958)	(34)	(a	)	(443,576)
			(4,763)	(c	)
			(1,993)	(d	)
			(12,816)	(g	)
			9,241	(h	)
			(12)	(k	)

Total equity (deficit) attributable to stockholders	5,000	(144,797)	699,549			559,752

Non-controlling interest in subsidiaries	—	1,946	(136)	(l	)	1,810

Total stockholders’ equity (deficit)	5,000	(142,851)	699,413			561,562

Total liabilities, redeemable and stockholders’ equity (deficit)	$345,665	$415,105	$36,249			$797,019

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(in thousands, except share and per share data)

	For the three months ended March 31, 2021	For the three months ended March 31, 2021				For the three months ended March 31, 2021
	FCAC (Historical)	Legacy Sharecare (Historical)	Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$—	$89,609				$89,609
Costs and Operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	—	44,394				44,394
Sales and marketing	—	11,510				11,510
Product and technology	—	20,454				20,454
General and administrative	862	19,554	(45)	(aa	)	20,371
Franchise tax expenses	42	—				42
Depreciation and amortization	—	6,683	180	(ff	)	6,863

Total costs and operating expenses	904	102,595	135			103,634

Loss from operations	(904)	(12,986)	(135)			(14,025)

Other income (expense):
Change in fair market value of derivative warrant liabilities	8,973	—				8,973
Interest income	65	8	(65)	(bb	)	8
Interest expense	—	(7,010)	6,571	(cc	)	(439)
Other income (expense)	—	(11,878)				(11,878)

Total other income (expense)	9,038	(18,880)	6,506			(3,336)

Income (Loss) before income tax expense	8,134	(31,866)	6,371			(17,361)

Income tax benefit (expense)	—	(85)	16	(dd	)	(69)

Net income (loss)	8,134	(31,951)	6,387			(17,430)

Net income (loss) attributable to non-controlling interest in subsidiaries	—	(106)	—			(106)

Net income (loss) attributable to stockholders	$8,134	$(31,845)	$6,387			$(17,324)

Weighted average Class A common stock outstanding	34,500,000					333,875,179
Net income (loss) per common stock, Class A—basic and diluted	$—					$(0.05)
Weighted average Class B common stock outstanding	8,625,000					—
Net income (loss) per common stock, Class B—basic and diluted	$0.94					—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	For the period from June 5 (inception) through December 31, 2020	For the year ended December 31, 2020				For the year ended December 31, 2020
	FCAC (Historical)	Legacy Sharecare As Adjusted (Note 3)	Transaction Accounting Adjustments			Pro Forma Combined
Revenue	$—	$343,615				$343,615
Costs and Operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	—	160,911				160,911
Sales and marketing	—	34,372				34,372
Product and technology	—	44,078				44,078
General and administrative	307	86,445	(48)	(aa	)	97,336
			5,869	(ee	)
			4,763	(gg	)
Research and development	—	16,477				16,477
Depreciation and amortization	—	26,848				26,848

Total costs and operating expenses:	307	369,131	10,584			380,022

Loss from operations	(307)	(25,516)	(10,584)			(36,407)

Other income (expense):
Warrant issuance transaction costs	(890)	—				(890)
Change in fair market value of derivative warrant liabilities	(16,261)	—				(16,261)
Change in fair value of SAFE	—	(10,419)				(10,419)
Interest income	82	101	(82)	(bb	)	101
Interest expense	—	(31,043)	28,536	(cc	)	(2,507)
Other income (expense)	—	(9,924)				(9,924)

Total other expense	(17,069)	(51,285)	28,454			(39,900)

Loss before income tax expense and loss from equity method investment	(17,376)	(76,801)	17,870			(76,307)

Income tax benefit (expense)	—	1,557	511	(dd	)	2,068
Loss from equity method investment	—	(3,902)				(3,902)

Net loss	(17,376)	(79,146)	18,381			(78,141)

Net loss attributable to non-controlling interest in subsidiaries	—	(443)	—			(443)

Net loss attributable to stockholders	$(17,376)	$(78,703)	$18,381			$(77,698)

Weighted average Class A common stock outstanding	34,500,000					333,875,179
Net income (loss) per common stock, Class A—basic and diluted	$—					$(0.23)
Weighted average Class B common stock outstanding	8,030,048					—
Net loss per common stock, Class A—basic and diluted	$(2.16)					—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, FCAC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Sharecare issuing stock for the net assets of FCAC, accompanied by a recapitalization. The net assets of FCAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 presents pro forma effect to the Business Combination and related transactions as if they have been completed on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	FCAC’s unaudited consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in the prospectus; and

•	Legacy Sharecare’s unaudited consolidated balance sheet as of March 31, 2021 and the related notes included elsewhere in the prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	FCAC’s unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in the prospectus; and

•	Legacy Sharecare’s unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes included elsewhere in the prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•	FCAC’s audited statement of operations for the period from June 5, 2020 (date of inception) through December 31, 2020 and the related notes included elsewhere in this prospectus; and

•	Legacy Sharecare’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes included elsewhere in the prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination and related transactions. The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2. Accounting Policies

After the consummation of the Business Combination and related transactions, management will perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, the Company has identified the presentation differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

3. Sharecare’s doc.ai Acquisition

On January 26, 2021, Legacy Sharecare entered into an Agreement and Plan of Merger to acquire 100% of the outstanding equity interest of doc.ai. Incorporated on August 4, 2016 and headquartered in Palo Alto, California, doc.ai is an enterprise AI platform accelerating digital transformation in healthcare. The acquisition of doc.ai closed on February 22, 2021. Legacy Sharecare acquired doc.ai for its developed technology and customer relationships. Total preliminary purchase consideration is approximately $120.6 million. As Legacy Sharecare is determined to be the accounting acquirer in the doc.ai acquisition, the doc.ai acquisition will be considered a business combination under ASC 805, and will be accounted for using the acquisition method of accounting. Legacy Sharecare will record the fair value of assets acquired and liabilities assumed from doc.ai.

The estimated consideration paid by Legacy Sharecare for the doc.ai acquisition is as follows:

(in thousands)
Estimated Consideration
Equity Consideration(1)	$81,292
Cash Consideration	15,000
Note Payable(2)	14,000
Deferred Equity/Contingent Consideration(1)	10,304

Total estimated purchase consideration	$120,596

(1)	Represents value of Legacy Sharecare common stock and rollover options to be issued to doc.ai. These amounts are based on the preliminary ASC 805 valuation, which are subject to change.
(2)

Represents the $14.0 million, 1% interest bearing note due upon the earlier of December 31, 2021 or the closing of the Business Combination that was issued by Legacy Sharecare as part of the consideration. The note was settled at the closing of the Business Combination.

For all assets acquired and liabilities assumed other than identified intangible assets below and goodwill, the carrying value was assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by ASC 805. Accordingly, the purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The table below indicates the preliminary estimated fair value of each of the identifiable intangible assets. These have been prepared based on preliminary estimates so the actual amounts recorded for the acquisition may differ significantly from the information presented.

(in thousands, except for useful lives)	Preliminary Fair Value	Estimated Weighted Average Useful Life (Years)	Estimated Annual Amortization	Estimated Quarterly Amortization
Acquired technology	$15,668	15	1,045	261
Customer relationships	21,122	19	1,112	278

Total Preliminary Fair Value	36,790		2,157	539
Historical Expense			490	359

Statement of Operations Adjustment			$1,667	$180

The preliminary fair values of the acquired technology intangible assets were determined by using an “income approach,” specifically the relief-from-royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. The fair values of the customer relationship intangible assets were determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. The preliminary estimates of remaining average useful lives for the intangible assets were determined by assessing the period of economic benefit of the asset. These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information, including increases or decreases to the expected amortization expense.

The following table sets forth a preliminary allocation of the estimated consideration for the doc.ai acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess recorded as goodwill:

Estimated Goodwill(1)
Total current assets	$12,861
Intangible assets, net	36,790

Total assets acquired (a)	49,651

Total liabilities assumed (b)	8,641

Net assets acquired (a) – (b) = (c)	41,010

Estimated purchase consideration (d)	120,596

Estimated goodwill (d) – (c)	$79,586

(1)	Individual assets and liabilities acquired except for the assets for which preliminary fair value has been determined are condensed.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

For the purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, the Legacy Sharecare historical audited consolidated statement of operations for the year ended December 31, 2020 were combined with doc.ai’s audited statement of operations for the year ended December 31, 2020 and adjusted for the preliminary purpose price allocation shown above as well as for reclassifications to align the financial statement captions for presentation purposes. As the acquisition closed as of and for the three months ended March 31, 2021, no such adjustments were performed for the purposes of the unaudited pro forma condensed combined balance sheet as of March 31, 2021 and statements of operations for the three months ended March 31, 2021. The ending amounts from this exercise are included in the “Legacy Sharecare As Adjusted” columns in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020.

“Legacy Sharecare As Adjusted” for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was determined as follows:

	Year Ended December 31, 2020
(in 000’s)	Legacy Sharecare (Historical)	Doc.ai (Historical)	Reclassifications and other adjustments	Doc.ai pro forma fair value adjustments	Legacy Sharecare (As Adjusted)
Revenue	$328,805	$14,810			$343,615
Costs and Operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	160,911	—			160,911
Sales and marketing	33,335	1,037			34,372
Product and technology	44,078	—			44,078
General and administrative	83,238	3,207			86,445
Research and development	—	16,974	(497)		16,477
Depreciation and amortization	24,684	—	497	1,667	26,848

Total costs and operating expenses:	346,246	21,218	—	1,667	369,131

Loss from operations	(17,441)	(6,408)	—	(1,667)	(25,516)

Other income (expense):
Change in fair value of SAFE	—	(10,419)			(10,419)
Interest income	71	30			101
Interest expense	(31,037)	(6)			(31,043)
Other miscellaneous income (expense)	—	(215)	215		—
Other income (expense)	(9,709)	—	(215)		(9,924)

Total other income (expense)	(40,675)	(10,610)	—	—	(51,285)

Loss before income tax expense and loss from equity method investment	(58,116)	(17,018)	—	(1,667)	(76,801)

Income tax benefit (expense)	1,557	—			1,557
Loss from equity method investment	(3,902)	—			(3,902)

Net loss	(60,461)	(17,018)	—	(1,667)	(79,146)

Net (loss) income attributable to non-controlling interest	(443)				(443)

Net loss attributable to stockholders	$(60,018)	$(17,018)	$—	$(1,667)	$(78,703)

Fair value adjustments reflect the incremental amortization expense associated with the fair value step up of intangible assets, net.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company’s common stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

a.	Reflects the reduction of cash and investments held in the Trust Account since March 31, 2021 and reclassification of such amount that becomes available at the closing of the Business Combination.

b.

Reflects the gross proceeds of $425.6 million from the issuance and sale of 42,560,000 shares of FCAC Class A common stock at $10.00 per share in the Private Placement pursuant to the Subscription Agreements. Fees associated with the Private Placement are included in total transaction costs below.

c.

Reflects $64.0 million of estimated transaction costs to be incurred in connection with the Business Combination, of which $1.6 million was already paid as of March 31, 2021, $10.0 million accrued as a liability to be paid for transaction bonuses after the closing and $52.4 million paid in cash. Total transaction costs allocated between accumulated deficit and additional paid in capital. Further, the cash settlement of $52.4 million includes approximately $12.1 million of deferred underwriting costs related to the FCAC initial public offering payable at closing, $14.1 million for the Private Placement above which is offset against additional paid in capital, 4.8 million included in Sharecare accounts payable and accrued expenses, and 21.4 million related to legal, financial advisory and other professional fees. Additionally, represents 6.1 million capitalized as a deferred asset that will be reclassed to additional paid in capital at close. $0.2 million of FCAC accounts payable and accrued expenses was separately settled out of the FCAC cash balance at close.

d.

Reflects the repayment of Legacy Sharecare’s outstanding debt. Of the amount, approximately $75.3 million was repaid by Legacy Sharecare in April and at the close of the Business Combination for its Senior Secured Credit Agreement and Second Lien Credit Agreement. The remaining $14.5 million was repaid by FCAC for the principal and interests on Legacy Sharecare’s $14.0 million, 1% interest bearing doc.ai note payable and $400K Note payable.

e.	Reflects the payment of $91.7 million of cash consideration to certain Legacy Sharecare shareholders.

f.	Reflects the reclassification of common stock subject to possible redemption to permanent equity at $0.0001 par value.

g.

Reflects the recapitalization of Sharecare’s equity and issuance of 271.1 million shares of common stock at $0.0001 par value for the reverse recapitalization. Shares outstanding prior to the closing of the Business Combination includes shares for Legacy Sharecare’s outstanding common stock, redeemable convertible preferred stock, Series B-3 Convertible Notes, Series B-4 Convertible Notes, Series B Convertible promissory note, warrants, and options as well as options for doc.ai acquisition by Legacy Sharecare. Shares subject to further vesting and exercise terms are excluded as shown in the capitalization table herein. Also reflects the allocation of the debt issuance costs associated between APIC and accumulated deficit. The ending par value for the combined company also includes the par value of the FCAC Class B common stock held by the Sponsor and FCAC’s executive officers and independent director nominees and other investors that converted from Class B common stock to Class A common stock at the Closing.

h.	Reflects the reclassification of the historical accumulated deficit of FCAC to additional paid in capital as part of the reverse recapitalization.

i.

Reflects the redemption of approximately 19.9 million FCAC public shares outstanding at a redemption price of $10.00 per share for $198.6 million held in trust, which is allocated to Class A common stock and additional paid-in capital using $0.0001 par value per share.

j.

Reflects the investment from the Anthem, Inc. or one of its affiliates (the “Strategic Investor”) of $50.0 million in exchange for approximately 0.06 million Legacy Sharecare Series D Preferred Stock which converted to 5.0 million shares of Series A Preferred Stock upon transaction close. The Series A Preferred Stock has a Liquidation Preference equal to the outstanding principal amount plus any accrued and unpaid dividends. They will share in any dividends paid on the Company’s common stock on an as converted basis but will not accrue separate dividends. The Series A Preferred Stock is convertible at any time, at the holder’s option, into common stock at a conversion price equal to the issue price (as converted in connection with the Business Combination). Following the Business Combination, the Company has the right to require the conversion of the outstanding Series A Preferred Stock beginning three years after the issue date at the applicable conversion price if the closing price of the Company’s common stock exceeds 130% of the issue price for at least 20 trading days during a period of 30 consecutive trading days. If not previously converted to common stock, on the fifth anniversary of the issue date, the Company will be obligated to redeem the Series A Preferred Stock at the Liquidation Preference value.

k.	Reflects the settlement of the amounts prepaid to an affiliate of the Sponsor under FCAC’s administrative support agreement which will cease upon the close of the Business Combination.

l.

Reflects the settlement of the redeemable non-controlling interest and portion of the non-controlling interest in exchange for common shares of Legacy Sharecare that occurred on June 30, 2021 prior to the closing of the Business Combination.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The accounting adjustments listed below include transaction accounting adjustments related to the Business Combination as well as the doc.ai preliminary purchase accounting adjustments. A description of the amounts included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and year ended December 31, 2020 are as follows:

aa.	Reflects the elimination of the FCAC administrative service fee paid to the Sponsor that will cease upon the close of the Business Combination.

bb.	Reflects the elimination of interest income earned on the FCAC Trust Account.

cc.	Reflects the elimination of the interest expense associated with the Second Lien Credit Agreement, Note Payable, Series B-3 Convertible Notes, Series B-4 Convertible Notes, and Series B Convertible

promissory note that were repaid in cash at or prior to closing or were settled as part of consideration at the closing of the Business Combination.

dd.

Reflects income tax effect of pro forma adjustments using the estimated effective tax rate of (0.26%) and 2.86% for the three months ended March 31, 2021 and year ended December 31, 2020, respectively. In its historical periods, Legacy Sharecare concluded that it is more likely than not that it will not recognize the full benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the close date of the Business Combination and as such, the effective tax rate for each period is reflected.

ee.

Represents the recognition of stock compensation expense for certain stock options held by Legacy Sharecare stockholders that are expected to vest upon consummation of a liquidity event which includes this Business Combination based on the terms and conditions in the respective stock option agreements. Due to these stock options only vesting upon a liquidity event, no stock compensation expense was recognized by Legacy Sharecare in the historical financial statements. This is a non-recurring item.

ff.

Represents the incremental amortization expense for the three months ended March 31, 2021 associated with the fair value of intangible assets recognized upon Legacy Sharecare’s acquisition of doc.ai described in Note 3 above. The incremental amortization expense for the year ended December 31, 2020 is captured in Note 3 above.

gg.

Represents the portion of transaction costs for the Business Combination not eligible for capitalization. Transaction costs are reflected as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

5. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related transactions have been outstanding for the entire periods presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared for the three months ended March 31, 2021 and year ended December 31, 2020:

(in thousands, except share and per share data)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Pro forma weighted average common stock outstanding—basic and diluted	333,875,179	333,875,179
Net income (loss) per common stock—basic and diluted	$(0.05)	$(0.23)
Numerator:
Pro forma net loss	$(17,324)	$(77,698)
Denominator:
Pro forma weighted average shares outstanding—basic and diluted
FCAC public stockholders	14,635,970	14,635,970
FCAC initial stockholders	5,139,000	5,139,000
FCAC other stockholders	488,250	488,250

Total Falcon	20,263,220	20,263,220
Sharecare stockholders	271,051,959	271,051,959
PIPE investors	42,560,000	42,560,000

Pro forma weighted average shares outstanding—basic and diluted(1)(2)(3)	333,875,179	333,875,179

(1)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in FCAC’s initial public offering and warrants sold in the private placement net of forfeitures are exchanged for 17.4 million shares of common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

(2)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding Legacy Sharecare including doc.ai options and warrants included in consideration and that roll over as part of the Business Combination are exchanged for 114.8 million shares of common stock. However, since this results in anti-dilution and the shares are issuable upon the occurrence of future events (i.e. exercise of stock options and warrants), the effect of such exchange was not included in calculation of diluted loss per share. Excludes any shares for the earnouts associated with the WhiteHat.AI and Visualize Health Sharecare acquisitions in 2020 as the earn-outs have not met their revenue and cash flow targets. Excludes shares of Series A Preferred Stock convertible into shares of common stock.

(3)

Excludes 1.7 million Earnout Shares for the FCAC initial stockholders and 1.5 million Earnout Shares for the Legacy Sharecare stockholders placed into escrow at close as these are not participating securities and results in anti-dilution.

BUSINESS

The following discussion reflects the business of Sharecare both prior to and after giving effect to the Business Combination, as the context indicates. In this section, “we,” “us,” “our” generally refer to Sharecare in the present tense or Legacy Sharecare prior to the consummation of the Business Combination.

Overview

We are a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation.

We believe everyone’s health and well-being is inherently interconnected. Just as a person’s physical health is inextricably linked to their mental and emotional health, an individual’s health is also connected to a greater collective that includes their employer, providers, insurers, colleagues, family, friends, and local communities. However, these groups have historically remained very disconnected with various stakeholders providing hundreds of fragmented point solutions, each addressing only one or two specific health-related objectives. By integrating fragmented point solutions and bringing together disparate stakeholders across the entire healthcare ecosystem into one connected, interoperable virtual care platform, we believe that we can fulfill the role of a unifier and leverage smartphone technology to foster a frictionless user-friendly experience that engages people across the dynamic continuum of their healthcare needs.

We were founded in 2010 by digital health pioneer Jeff Arnold, with our platform launching in 2012. Given a unique blend of expertise across technology, media, and healthcare, we have, through a number of strategic acquisitions and integration of key technologies and capabilities over the last ten years, built our platform into what we believe is the most comprehensive and seamless experience currently available in the digital healthcare space.

We believe the breadth of our platform and diversity of our solution channels uniquely positions us to reach a wide and increasing array of members at all different stages of their healthcare journey. Further, by focusing on the individual, we have created a solution that we believe is significantly more comprehensive than any other digital healthcare platform as a result of our scientifically validated clinical programs and engaging content to deliver a highly personalized and empowering experience for our members, whether they connect to our platform through their workplace (enterprise), exam room (provider), or the living room (consumer):

•

Enterprise: Our enterprise channel includes a range of clients, from large employers and healthcare systems to government agencies and health plans, that use our platform to engage with their population, dynamically measure the impact of that engagement and efficiently deliver health and wellness services.

•

Provider: Our suite of data- and information-driven solutions for healthcare providers are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security and privacy standards.

•

Consumer Solutions: Our robust platform and suite of digital products and medical expert knowledge provides members with personalized information, programs, and resources to improve their health and well-being, and affords sponsors the opportunity to integrate their brands into our consumer experience in a highly contextual, relevant and targeted environment.

Our platform offers an accessible, interactive, personalized and rewarding environment that aims to transform user engagement with healthcare from episodic to everyday. The platform provides a single destination for people, patients and caregivers to access quality and clinically reviewed content; digitally connect with other patients, community members and healthcare professionals; and adopt action plans provided by healthcare professionals from top institutions. Centralized within its dynamic digital platform, we provide health assessment and wellness tools and population health services to create personalized action plans, improve productivity and reduce health-related costs. We also provide physicians and physician practices with value-based care arrangements through the use of various tools geared towards identifying care gaps, patient engagement and billing efficiencies. Additionally, we provide secure, automated release of information, electronic medical record archiving and business consulting services to streamline the medical records process for both patients and medical facilities. Finally, Sharecare yields strong return on investment performance on behalf of its life sciences and pharmaceutical partners through consumer acquisition campaigns that utilize data-driven and contextual lead generation, sponsorships, audience targeting and condition-specific marketing.

Whether a member’s path to Sharecare originates as an employee, health plan member, patient, community member, or self-motivated individual, we believe it provides the messaging, motivation, management, and measurement tools to drive behavior change and make access to better living more affordable.

Since the Sharecare platform was launched in 2012, it has grown to approximately 64,000 employer clients, 9 million eligible lives, and 6,000 hospitals and physician practices. Additionally, we have raised over $1 billion from our roster of investors, whose reach extends from the living room to doctors’ exam rooms and into the workplace. Several of our investors are also customers and are fully aligned with our mission. They realize how we are helping them achieve better outcomes for their populations. Select strategic investors include hospitals, healthcare investment firms, and health plans, in particular, HCA, Trinity Health, the Heritage Healthcare Innovation Fund, Wellstar, and CareFirst; media companies such as Discovery Communications, Harpo Productions, and Sony Pictures Television; high-growth technology investment firms such as Claritas Capital; noted institutional investment funds such as Wellington Management; and other major reputable corporations, such as Aflac Corporate Ventures, Quest Diagnostics, Wells Fargo and Swiss Re.

On January 26, 2021, we entered into an Agreement and Plan of Merger to acquire 100% of the outstanding equity interests of doc.ai, an enterprise AI platform company, for total consideration of $175.0 million. The acquisition was consummated on February 22, 2021. Following the acquisition of doc.ai, its AI platform is being integrated into, and has enhanced the capabilities of, our platform and expanded our product offerings with solutions such as Serenity and Passport (as discussed below). In addition, we believe we are uniquely positioned to benefit from the combination of our constantly expanding dataset coupled with the doc.ai platform, which we believe will provide us with additional member insights and solution capabilities well into the future.

Furthermore, in connection with the acquisition, we added a team of more than 70 engineers who have developed technology and product offerings that enable clients to launch products faster and at lower costs.

Industry Challenges and Our Opportunity

All healthcare stakeholders, including individuals, providers, employers, health plans, government organizations, and communities, face a myriad of challenges given the increasing complexity, misaligned incentives, and rising costs of healthcare. The consumer’s healthcare journey often starts with confusion and frustration during health plan enrollment, which then extends into provider selection, post-care follow-up, and ongoing care management. Consumers are further impacted by a lack of coordinated services, which makes it difficult to address an individual’s holistic care and well-being needs. Additionally, despite the increasing prevalence of value-based care models, there is a growing realization of the need for, and lack of, consistent patient engagement and care coordination solutions to drive improved outcomes.

Once individuals engage with the healthcare system, they face a new set of challenges in navigating the highly fragmented provider and site of care network. Selecting a primary care provider or specialist can be a daunting task for many who lack access to easy-to-navigate provider directories and reliable provider cost and quality data, despite their desire to leverage such information. Further, after the occurrence of a healthcare event, a number of issues can prevent effective care coordination: lack of technology interoperability between different providers; lack of systems to monitor patients across the care continuum; lack of follow through with care plans or prescription adherence; and a lack of incentives for any one provider to ensure the consumer does not get lost in the system.

As costs continue to rise, health plans and employers are increasingly focused on managing their healthcare expense, in many cases, shifting more of the cost burden to members and employees in the form of increased premiums, deductibles and coinsurance. This often yields suboptimal healthcare experiences for patients, further complicated by misaligned incentives across the care continuum:

•

Health plans: As large health plans’ core competencies are underwriting risk, managing claims, administering benefits, and developing provider networks on behalf of their insured populations, they have historically underinvested in member engagement services and do not leverage integrated data, technology, or consumer-facing tools.

•

Providers: Providers have traditionally been compensated on a fee-for-service model, which incentivizes episodic care across a large number of patients rather than comprehensive, integrated care. This can result in more narrowly focused and often insufficient patient interactions in which the provider treats the symptom rather than the individual’s full care needs. These kinds of suboptimal patient interactions are associated with a higher likelihood of non-urgent use of emergency departments and contribute to inefficient and more expensive care delivery.

•

Employers: Employers strive to build comprehensive, attractive benefits packages in order to recruit and retain a satisfied workforce, as well as to ensure that their employees’ overall well-being is maintained so they remain engaged and productive. However, employers are generally not equipped to provide comprehensive advice to help their employees navigate the healthcare system, nor do they employ the resources to provide personalized clinical guidance to help their employees understand treatment and care options.

We have a diverse product portfolio that is marketed to a variety of end users within the enterprise, provider and consumer solutions channels. We believe this diversity in products and clients results in a significant competitive advantage as our total addressable market size is an estimated $240 billion. Our market reach includes its proprietary digital therapeutics as well as preferred partner programs that address a broad spectrum of solutions for high-cost conditions.

Our Innovative Platform Removes Hurdles to Better Health While Benefiting All Participants. We believe the confluence of consumer empowerment, emergence of broad technology solutions and focus on providing accessible, high-quality, cost-effective healthcare creates a unique opportunity for a disruptive platform that transforms the way people access, providers deliver and employers and health plans administer, healthcare. While the narrow focus of many digital healthcare platforms and fragmented solutions available in the marketplace today have largely failed to sufficiently meet healthcare consumers’ needs, we believe we have a significant opportunity to solve access, cost and quality of care challenges while simultaneously offering health plans and employers an attractive, cost-effective alternative for their populations through our comprehensive platform. Further, we believe our ability to bundle a diverse set of digital therapeutics — addressing high-cost conditions such as diabetes prevention and management, stress, financial health, maternal health, tobacco cessation, muscle/joint health and weight loss — into an integrated platform allows us to drive deeper and more meaningful engagement with our members and provide an attractive alternative to a marketplace that we believe is fatigued by managing multiple and disparate healthcare vendors that have limited engagement with end users.

Competitive Strengths

We believe the following are our key competitive strengths.

Comprehensive Platform. Designed to help individuals, workforces and communities optimize their holistic well-being, our interoperable platform is based on human centered design principles and integrates fragmented point solutions and disparate stakeholders that provide a single place for members to interact with all features and services offered by us and our partners to foster a frictionless user-friendly experience. Moreover, our platform has both a flexible infrastructure and is scalable and configurable, which allows us to meet the different and evolving needs of our clients and also create opportunistic businesses like our facility and employee readiness and digital vaccine assistant tools created in response to the COVID-19 pandemic. The flexibility and adaptability of our platform infrastructure also allows us to partner with, and seamlessly integrate, third-party solutions into our ecosystem to promote a high degree of awareness, engagement, and outcomes through an integrated flow of data. We believe that our integration of third-party solutions, including features such as single sign-on, provides us with a competitive advantage over other digital health platforms that simply redirect users to a third-party solution, which results in a fragmented user experience.

Large, Well Established Clients. We have a large, diverse and well-established client base — including six Blue Cross Blue Shield health plans, Fortune 100 companies such as Walmart and Delta Air Lines, and large public sector clients such as the State Health Benefit Plan of Georgia — which we believe provides us with significant existing revenue opportunity from signed contracts. Our large base of existing clients also provides us with a captive market to increase penetration of our products and services and optimize member engagement and enrollment.

Diverse Product Portfolio. We have a diverse portfolio of products and solutions that are marketed to a variety of users within our enterprise, provider and consumer solutions channels. We believe that the diversity of these offerings, together with our ability to bundle them into a comprehensive and integrated platform, provides us with a competitive advantage over other digital health platforms or point solutions that are focused more narrowly on one or two specific health-related needs. Our portfolio of products also offers members clinical connectivity through various incorporated touch points to healthcare systems and/or to providers, which we believe is another key differentiator to a number of our competitors that do not contemplate access to care or a provider component in their solutions. Moreover, our diverse portfolio of products enables us to offer tailored and personalized tools, including the ability to interact directly with lifestyle management and disease management coaches on our platform, representing an ideal intersection of high tech and high touch.

Value of Technology, Innovation and Data. We derive significant value from its proprietary technology platform that leverages an innovative architecture and data aggregation capabilities to give members a hyper-personalized experience. Through our platform we offer a portfolio of privacy-first technologies and AI software services to drive personalization of our digital assets and create improved value for members. Our single robust platform, designed to service all our stakeholders, including consumers, health plan members, employees, provider groups, health systems, and Blue Zones Project sites/communities, is built on a highly secure, multi-tenant enabled technology stack that uses the latest design patterns for scale and flexibility.

Our data architecture enables us to ingest substantial amounts of multivariate data sets, such as eligibility, claims, biometrics, and social determinants of health data, from multiple sources in near real-time. The value we derive from the quality and quantity of our data (more than 1.8 petabytes) uniquely positions us to scale, commercialize, contextually intervene, and materially engage members. These data sets along with the RealAge test and our AI infused models and trackers are aggregated and presented in user-facing applications and reports.

Our technology innovation includes a sophisticated informatics platform to create an up-to-date profile of each member using data across past claims, RealAge results, predictive AI technology and devices for the purpose of creating derived attributes such as disease states, disease severities and risk levels. This construct allows for the generation of intelligent personal insights and social comparisons with communities, and performs aggregate and individual analyses to demonstrate population and individual outcomes. Other key innovations include a no-code platform that allows for the creation of hyper-personalized member journeys, the incorporation of gaming techniques to better engage and motivate members to adopt change, an administrative command center to provision services and manage individual members and natural language-oriented conversational chatbots to help members navigate the Sharecare platform.

As an established, trusted source for health information that has spent nearly a decade building the infrastructure, resources and partnerships to support massive shifts in population health and community well-being, we believe we also have a unique vantage point for innovating new product offerings, especially in response to market dynamics that both directly and indirectly accelerate our ability to bring our vision to life on behalf of our clients and members. As an example, in rapid response to the COVID-19 pandemic, we launched a suite of distinct but complementary digital tools and programs that empower organizations to address the evolving emotional, educational, clinical and operational challenges introduced by the pandemic. See “Growth Strategies.”

Comprehensive Content Library. We have a comprehensive library of content that is subject to a rigorous medical review and fact-checking process before publication. The library consists of more than 200,000 expert-driven Q&As, articles and slideshows, and over 40,000 videos. We have built relationships with over 180 organizations (including the National Institutes of Health, Centers for Disease Control, or the CDC, and the American Diabetes Association) to develop, approve and improve content for our platform. Our team of health and medical subject-matter experts, physicians, and scientists regularly create, review and update content. The size and quality of our content library allows us to deliver highly personalized content to our members, which drives engagement and builds trust.

Experienced Management Team. We believe the successful trajectory of our platform to date is due in large part to our senior leadership team, who has decades of experience scaling and leading operations and innovation at world-class organizations across healthcare, technology, media, and business verticals. We believe this starts with the successful execution of the vision of our founder, Jeff Arnold. Mr. Arnold and the founding team purpose-built Sharecare to address the limited solutions driving consumer engagement in healthcare and the problems that arise as a result, with Mr. Arnold drawing from a host of prior experiences, including his founding of WebMD. In addition, our senior management team has a long track record of working together, both at Sharecare and at previous companies, with some members having worked together for over 20 years. We share our mission with the dedicated and passionate people that we employ, and our culture is a driving factor in our ability to attract and retain top talent. We foster a culture of transparency and alignment whereby we update our employees on how their contributions each day drive us toward the achievement of our mission.

Acquisition Expertise. To date, we have successfully completed multiple strategic acquisitions that have extended and expanded our platform, leveraged our core competencies and capabilities across business lines, met evolving consumer trends such as ultra-personalization, mobile adoption, AI integration and changing communication needs, and delivered outcomes at scale. We intend to continue to capitalize on our acquisition expertise to add additional technology capabilities, product lines and revenue streams.

Growth Strategies

The following are our key growth strategies.

Expand our Footprint. We believe that our current client base represents a small fraction of potential clients that could benefit from our highly differentiated solutions. We will continue to invest in our sales and marketing efforts and leverage our partner relationships to continue to acquire new clients, including individuals, providers, employers, health plans, government organizations and communities.

Expansion of Existing Client Relationships (Land and Expand). We also believe that there is significant opportunity to generate growth by maintaining and expanding our relationships with existing clients, including:

•

increasing engagement and enrollment of eligible members at our existing enterprise clients through continued sales and marketing efforts, including targeted next-generation digital modeling and marketing, and capitalizing on insights from claims ingestion (the process by which we receive and process information from our clients), population risk stratification and incentives management;

•

promoting our marketplace of existing targeted digital therapeutics to close gaps in care in high-cost areas (with incremental fee per enrollee), which we believe represents a $1 billion revenue opportunity based on existing revenue opportunities under contracts with our customers as well as future revenue opportunities with existing customers where we are currently in active discussions to expand our offerings; and

•	expanding our relationships with our top 25 provider clients with an opportunity to extend our provider products and services to more than 4,000 additional healthcare sites.

We also believe there is significant opportunity to cross-sell our provider solutions to existing accounts, including deploying our value-based care and payment integrity solutions to approximately 6,000 hospitals and physician practices.

Continue to Grow the Capabilities of our Platform. We are constantly evaluating the marketplace for ways to broaden and enhance our client and member experience, improve clinical results and increase revenue through product innovation, partnerships and acquisitions. We intend to continue to leverage our expertise through adding digital therapeutics partnerships as well as the acquisition of products and services that are directly relevant to our existing clients. Additionally, we believe our strong and embedded client relationships provide us with unique perspectives into their evolving needs and the needs of their populations.

Evolving Products to Cater to an Evolving Industry. As the digital healthcare industry grows, we closely monitor evolving consumer trends and organizations’ needs so that we may adapt our platform to better suit our clients’ demands. Recently, the COVID-19 pandemic greatly accelerated the demand for virtual care solutions and resulted in rapid growth and increased adoption of digital health technologies, which Sharecare was in a unique position to undertake. By building on our deep expertise in handling and managing mass health data, we launched a suite of distinct but complementary digital tools and programs to address the evolving emotional, educational, clinical and operational challenges introduced by the pandemic. These include:

•

COVID-19 Hub. A centralized destination for the general public to easily access the latest developments, medically verified guidance, tools and programs to keep them informed and safe against COVID-19. Spanning a breadth of topics, which includes stress and financial management, public health and safety best practices, we earned nine Digital Health Awards in 2020 for our news articles, videos, and interactive tools related to COVID-19.

•

Well-Being@Work. As a complement to our flagship platform, this comprehensive readiness solution covers three distinct areas of focus — assessment and triage, testing and tracking, and building and maximizing resilience — to support the health and well-being of our enterprise client partners and their employees in the face of the pandemic while enabling them to return to work safely when the time is right.

•

Facility and Employee Readiness. Designed to help organizations comply with the proactive and reactive activities required to minimize the risk and impact of acute public health events, this AI-driven chatbot verification platform ensures that physical facilities comply with the appropriate safety protocols while employees, members and guests within those spaces have the tools and resources to stay safe and build resilience. Current and prospective partners in this area include Forbes Travel Guide, CAA ICON, and Oak View Group. See “Health Security.”

•

Vaccine Assistant. In a matter of weeks, we developed a turnkey solution to help manage large-scale vaccination administration for entities, including the state of Florida. Our comprehensive package to support vaccine adherence on behalf of state and local governments includes engaging, relevant content about the vaccine, health security verification for testing sites, a digital vaccine assistant and robust analytics/reporting built to scale. See “Health Security.”

Acquisitions. We believe that our proven track record of successful acquisitions coupled with the flexibility and capabilities of our platform uniquely positions us to continue opportunistically pursuing attractive M&A opportunities. We believe this potential is further accentuated by our multiple client channels and constantly expanding member base. Future acquisitions could drive value and growth in a host of ways including access to new customers and potential cross-sell opportunities, unlocking new customer channels or geographies, adding new solutions to serve our existing client base, and adding new capabilities to enhance our existing solution offering or the efficiency of our platform. In addition, we believe our acquisition track record demonstrates our ability to realize synergies and optimize performance of potential M&A partners.

We intend to continue to look for opportunities to leverage our platform and expertise to provide first-mover solutions to evolving and future demands in the digital healthcare industry.

Our Channels

Sharecare combines business-to-business and direct-to-consumer sales models and functions on a more distinctive business-to-business-to-person model. Focusing on the individual, we aim to provide a solution that we believe is more comprehensive than other digital platforms by bringing together scientifically validated clinical programs and engaging content to deliver a personalized experience for our members, whether they come to us by way of the workplace, the exam room, or the living room.

Strategically and intentionally building on this concept, our business is structured across three primary channels: enterprise, provider, and consumer solutions, which affords us diversity in clients, markets, and a significant total addressable market. While we are focused on the individual’s unique experience, our platform is purpose-built to seamlessly connect stakeholders to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes, regardless of entry point. As we expand our offerings and look to further develop our technologies, we continue to consider the distinct needs of each channel as well as opportunities to better connect and cross-sell while we grow and integrate our solutions into one seamless platform.

Enterprise Solutions

Our enterprise solutions are based on a software-as-a-service, (“SaaS”) model that allows enterprise clients to message, motivate and manage their populations, and measure their populations’ progress, through one platform. Our enterprise clients can leverage our scientifically validated clinical protocols and personalized approaches, which drive high-impact engagement to achieve measurable outcomes and close gaps in care for their populations.

Our enterprise clients include a range of stakeholders, from large employers and health systems to government agencies and health plans, that use our digital platform to engage with their populations, dynamically measure the impact of that engagement, and efficiently deliver health and wellness services. We believe these outcomes create tangible value for our enterprise clients and their eligible populations. As of March 31, 2021, we had approximately 150 enterprise clients, including 11 Fortune 500 companies, and our services reached over 10 million members. We generate revenue from our enterprise clients by providing access to our core digital platform on a per member, per month basis with incremental fees charged per enrollee for access to our marketplace of digital therapeutics.

Provider Solutions

We offer providers a suite of data and information-driven solutions that are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security and privacy standards. We have integrated a range of capabilities and introduced new services to support providers in a number of ways, including medical record management; quality, performance and risk-adjustment tools, and billing contract compliance.

We are rapidly offering new and innovative products to our provider solutions clients, and growing our provider solutions client base and revenue streams organically. Our current offerings include:

•

Health Information Management: Automates health record requests, using a simple and efficient consent-based record access management solution to reduce administrative burdens for record delivery; uses actionable analytics and AI to consolidate, audit and manage data for record management and revenue analysis; and provides rapid and reliable responses to record requests that result in improved patient satisfaction.

•

Value-Based Care: Enables providers and health systems to participate in value-based care arrangements by providing capabilities to identify care gaps, accurately document diagnoses, engage patients between visits and improve billing documentation; provides quality reporting solutions that help providers, practices, and systems measure their practices’ performance and success with value-based programs including the Merit-based Incentive Payment System and Medicare’s Quality Payment Program; and helps our clients navigate complex requirements, improve quality scores and measure performance which in turn, increases their reimbursement and quality earnings.

•

Payment Integrity: Employs advanced analytics, AI, and process automation to support improvements in payment integrity for providers, payors and patients; works with payors to defend against fraud, waste and abuse while helping providers with denial prevention issues, which, in turn, may greatly improve revenue cycle management; and creates a more accurate payment support system by reducing costs, increasing patient satisfaction, and lowering payor/provider abrasion.

•

Chronic Condition Intervention: Helps providers identify eligible patients for diabetes and obesity management solutions and other chronic care conditions; and gives providers confidence that these services are covered and billable, as well as the convenience of digital prescriptions integrated into the provider workflow.

•

Digital Patient Platform: Consolidates patients’ healthcare data into one place; provides the connectivity to generate care gap reminders that are seamlessly integrated into the patient’s digital healthcare journey.

We generate revenue from our provider clients based on the volume of health document requests and through subscription fees for various technology related services. Subscription fees are recognized ratably over a one- to three-year contractual period with the opportunity to sell additional solutions at any time. As of March 31, 2021, our provider solutions clients consisted of approximately 6,000 hospitals and physician practices and more than 90 health plan and audit clients.

Consumer Solutions

Our consumer solutions offering is a robust platform and suite of digital products and medical expert knowledge that provides members with personalized information, programs, and resources to improve their health and well-being. We believe we have differentiated our products from the competition by not only developing original content which we leverage across the entire business, but also by creating strategic partnerships to broaden distribution and develop additional unique, high quality content and member touch points, thereby furthering our standing as a leading innovator in the health and well-being space. By contributing to the vast amount of content and targeted programs available on our platform, sponsors and partners have the rare opportunity to integrate their brands into our member experience and market themselves in a highly relevant and engaging environment. Our approach yields deep, targeted insights into patient adoption, engagement and behavior change.

In support of pharma and other consumer brands, including Eli Lilly, AbbVie, and Novartis, Sharecare drives significant patient engagement across our consumer audiences using a unique library of content, including:

•	more than 200,000 expert-driven Q&As, articles and slideshows;

•	more than 40,000 original videos;

•	more than 2.5 million social media followers;

•	more than 140 in-depth conditions and topics;

•	hundreds of hours of relaxation/ambient content; and

•	comprehensive virtual reality capabilities.

To drive awareness, adoption and engagement on behalf of our partners, we have created a comprehensive strategy to reach the member through a unique mix of member outreach, including social media, search engine optimization and marketing and precision audience targeting. As of March 31, 2021, we had a database of over 100 million first-party members, and we have historically generated an average of approximately 400,000 new users per month through our client acquisition engine. We generate revenue from our consumer solutions clients through products such as lead generation, sponsorships, audience targeting and condition-specific content.

Our Platform

We believe our solution is more comprehensive than any other digital platform, bridging clinical programs and content, with a personalized experience offering well-being and healthcare support. Our platform begins with RealAge, which is a NCQA-certified health assessment that uses scientifically-based methods to assess a variety of behaviors and existing conditions of our members and provide them with an easily understandable metric for their physical health. With approximately 45 million individuals completing the assessment since its inception in 1998, RealAge delivers immediate results and recommendations about how to improve a member’s health, and also identifies behaviors, both positive and negative, that may be impacting it. Using RealAge as a person’s baseline, our algorithms power a data-driven dialogue with the member, creating a content-rich, personalized experience that presents them with relevant benefits programs, resources and providers for those needing healthcare and well-being support. As members change their behavior, the platform refines its predictive analytics to provide increasingly compelling recommendations.

Through our digital platform we are able to gain key insights into each member’s health gleaned from self-reported data, in addition to data from the smartphone, eligibility and claims, social determinants of health, and, in some cases, medical records. This data is then analyzed, with each member’s permission, to recommend personalized resources, tools, information and programs that meet each person where they are in their healthcare journey. Through our platform, members can store and access all their health data in one place. We then provide the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation; well-being solutions, such as financial health and anxiety management; and care navigation tools, such as find-a-doctor, prescription savings, clinical decision support and medical records. Our product design philosophy uniquely positions us to drive meaningful engagement while also aggregating a critical mass of behavioral data, to which we apply AI to more accurately personalize recommendations to predict and influence positive outcomes for each individual.

Beyond our offerings that focus on individual health and well-being, our platform also provides customized and innovative health data services to provider organizations around the country, helping them become more profitable, productive and secure. See above for a description of the services we offer through our provider solutions under the caption “Our Channels — Provider Solutions.”

Finally, we believe that the flexibility of our platform infrastructure allows us to react quickly to rapidly changing public health needs and demands and create new but complementary businesses, such as our facility and employee readiness and digital vaccine assistant tools, as well as doc.ai’s return-to-work product offering, Passport. See above for a description of the solutions we created in response to the COVID-19 pandemic under the caption “Evolving Products to Cater to an Evolving Industry.”

Our key product offerings are summarized below, many of which are owned by Sharecare. However, we have adopted an approach of partnering with best-in-class solutions and integrating them into our platform as an additional benefit to our enterprise clients. As a result, some of the digital therapeutics and other tools we offer are subject to agreements and arrangements that we have in place with third-party marketplace solution providers. We are constantly evaluating the suite of solutions we provide to our clients and whether there are new capabilities either Sharecare or other third-party vendors can deliver to maximize the health objectives of their populations. For additional information, see the section titled “Risk Factors —Risks Related to our Business and Industry — The growth of our business and future success relies, in part, on our partnerships and other relationships with third parties and our business could be harmed if we fail to maintain or expand these relationships.”

Key Capabilities of Our Flagship Platform

Benefits Hub. Within the Sharecare platform, the Benefits Hub provides a centralized opportunity to educate employees on and direct them to the benefits available to them through Sharecare, as well as those client programs or resources offered outside of our platform, such as: medical, dental, and vision insurance; 401K; legal benefits; telehealth services; and employer-specific programs. By reducing the need to search through documents and websites, or to create or find additional login information, members are able to manage the resources they need. This removes barriers of access to information, helps employees extract the most value from their benefits and leads to stress reduction, higher employee satisfaction, and increased benefits usage, which helps keep employees healthier, and ultimately increases productivity and lowers health costs.

Daily Health Tracking. With RealAge as our baseline, we motivate members to engage in their health by tracking their “green days,” the proprietary health currency we use to measure their daily progress towards the 13 critical health factors that impact one’s RealAge the most: weight, stress, smoke, sleep, relationships, medications, fitness, diet, cholesterol, blood pressure, steps, glucose and alcohol. While members can manually update their green day trackers, we also use the latest smartphone technology to gather health data and analyze members’ activities, patterns and behaviors throughout the day in order to provide personalized and real-time feedback to further their progress. Over time, members are prompted to recalculate their RealAge to see how much they have improved their health.

Engaging Challenges. Designed to impact the core health factors that influence the health and RealAge of our members, our challenges are time-based programs focused on driving engagement throughout the platform. Leveraging our green day trackers described above, challenges make it fun and easy for groups to participate, stay on track to improve their health and lower their RealAge. Enterprise clients can create customized challenges specifically targeted for their populations and members can track their progress against others in the community via a leaderboard. Sample challenge types can include diet and nutrition, relationships, sleep, steps and stress. Upon successful completion of a challenge, members may be eligible for rewards, further incentivizing engagement.

Health Profile. When it comes to healthcare needs, many people make poor health choices because they are not sure where to go or what to do. We believe that we have made that easier through our health profile, a personal health record, serving as a living, breathing, evolving story of a member’s health. Controlled by the member, the health profile is one place for individuals to store and access their biometrics and health data at any time. As a core feature of our platform, the personalized health profile allows members to easily connect to the information, evidence-based programs and health professionals they need to live their healthiest, happiest and most productive lives. Key insights into member health gleaned through self-reported data, such as the RealAge test and AskMD consultations, in addition to smartphone-driven data, eligibility and claims data, and more is analyzed with member permission to recommend personalized resources, tools, information, and programs that meet members where they are on their health journey. Members’ personalized health profiles empower them to store and access their health data in one place. From the health profile, they can also view their personalized RealAge tips, insurance information, and more.

Lifestyle Risk Program. Upon completion of the RealAge test, members can begin participating in the RealAge program, our comprehensive healthy behavior program that targets four main categories of lifestyle risks: stress; sleep; nutrition; and activity. Personalized to the individual based on risk level for each lifestyle category gleaned through RealAge test responses and stated interests, we believe the RealAge program presents achievable goals and encourages members to prioritize small adjustments to their lifestyle, giving them the tools and support to make lasting change.

Rewards and Incentives. Designed to motivate engagement and drive behavior change that leads to improved health outcomes, we designed our rewards approach based on proven behavioral science principles that drive member engagement. Focusing on strategic activities and rewards that are tailored to the individual and easy to understand, we use personalized content and communications to educate and engage members to sustain participation over time. Reward activities are configurable by population to support key objectives like increased engagement or cost savings. Initial and sustained engagement focused activities are available, as well as those that meet participatory or outcomes-based requirements. Sharecare becomes a strategic partner to help members construct the right program from a vast array of activities that help reduce health risks, including: the RealAge test, biometric screenings, challenges, program enrollment, program engagement, procedures, immunizations, videos and more.

Symptom checker. Ranked in the top five symptom checkers by a Harvard Medical School research study for clinical accuracy of symptom checkers, AskMD is a personalized health consultation and comprehensive symptom checker that matches member answers against the latest clinical research to help members take ownership of their health and be better informed before visiting the doctor. AskMD guides members through a personalized pre-encounter questionnaire that delivers decision support, considering all their symptoms and other factors, such as medications and known conditions.

Digital Therapeutics Marketplace

An array of value-added proprietary and partner-powered solutions that integrate directly into our flagship platform are available for enterprise and provider clients to purchase for their populations.

Behavioral Health. The COVID-19 pandemic has had a major impact on our lives. Many people are facing mental health challenges from feelings of loneliness and isolation to increased stress and anxiety and our members and clients are focused on finding solutions that address these concerns. Beyond the free content and resources available through the Sharecare platform to help people address a range of behavioral health challenges, including guided meditation and relaxation exercises powered by its award-winning nature and ambient video content, We offer several digital therapeutics to aid in anxiety and stress management, tobacco and vaping cessation and overeating that consumers may purchase directly or enterprise clients can “unlock” and sponsor for those in their own populations.

•	Anxiety and Stress Management

•

Unwinding Anxiety is an award-winning, evidence-based digital therapeutic that combines neuroscience, mindfulness and proprietary tools to help members identify their triggers, ride out stressful episodes and completely change their relationship with stress.

•

Serenity is a mental health chatbot developed by doc.ai, that provides members with expert, confidential, and judgment-free mental health support, anytime, anywhere. Serenity can provide the correct resources for a wide range of issues including anxiety, depression, low esteem, sleep problems, and relationship conflict, drawing from the latest research in the fields of cognitive-behavioral therapy, mindfulness, and positive psychology.

•

Scheduled to launch in 2021, Unwinding from Sharecare is an accessible, engaging, and evidence-based mental wellness app that builds resilience, decreases stress, and helps members engage with life with more joy and productivity. Using the latest neuroscience and research on how the brain deals with challenges to provide an antidote, the robust program includes short video courses to address specific pain points (e.g., sleep, stress, overeating, anger, relationships, and finances), in-the-moment tools to help overcome issues as they happen, powerful mindfulness exercises designed to build resilience and increase happiness, and a unique habit-change framework to decrease bad habits and to build new, durable, healthy ones. Unlike other programs offered by other digital healthcare providers that we believe provide only temporary distractions and generic approaches, this app is expected to meet members wherever they are on their mental wellness journey, guide them along a path specific to their unique situation and ensure lasting, positive benefits. Enterprise client partners will be able to bundle other behavioral health digital therapeutics from our platform into this offering for their populations.

•

Tobacco/Vaping Cessation. Craving to Quit is a dynamic, evidence-based, multimodal program that    we believe can dramatically improve a participant’s chances of quit success. Funded in part by the National Institutes of Health, Craving to Quit was developed based on the study of the underlying neural mechanisms of cravings. The award-winning 21-day program teaches awareness of cravings and habits to help participants quit smoking or vaping.

•

Overeating. Eat Right Now is an award-winning, evidence-based program that incorporates the latest research in cognitive neuroscience, habit change, and mindfulness into a step-by-step program that is aimed to help members to quit dieting for good. Over the course of 28 days, members rewire their brains to change habits, gain personal insights and master mindfulness tools that can lead to lasting changes for sustained weight loss.

Diabetes. As the first and only end-to-end turnkey diabetes care and glycemic management program for health systems and physician groups, we integrate personalized high-touch interventions with high-tech products to improve the management of people living with diabetes across the care continuum. Our proprietary content, developed by clinical and operations specialists, is designed to ensure patient and professional education adhere to the latest standards of care and evidenced-based best practices. Coupled with FDA-cleared digital therapeutics for diabetes medication optimization, Sharecare Diabetes Solution focuses on scaling people, processes, and technology for optimal results. We believe that our solution set enables healthcare organizations to deliver financial cost savings and exceed clinical and quality measures as well as yield positive outcomes for people living with diabetes. Our diabetes solutions include:

•

Diabetes Prevention Program. An interactive, telehealth-based weight loss program that can be accessed by our members through our partnership with Fruit Street Health. The 12-month program helps participants lose 5-7% of their body weight with the goal of significantly reducing the risk of developing Type 2 diabetes and associated chronic diseases. This innovative program uses the same diabetes prevention curriculum developed by the CDC.

•

Diabetes Education. A self-paced digital learning curriculum that teaches people living with diabetes how to effectively take control of and manage their condition. The program leverages national standard curriculum to educate people with diabetes on key concepts and lifestyle best practices to manage their condition.

•

Virtual Diabetes Care. We offer access to Onduo through our partnership with Onduo LLC, an innovative virtual care program dedicated to bringing people everywhere who are living with Type 2 diabetes the most up-to-date care through features including live video conferencing with endocrinologists, personalized lifestyle coaching and best-in-class devices such as connected blood glucose meters. With one single sign-on between Sharecare and Onduo, patients can experience a fully comprehensive and consolidated healthcare experience.

Disease Management. Using a combination of advanced disease algorithms and proprietary predictive risk models, we analyze medical and pharmacy claims, procedure and eligibility data to appropriately identify individuals with primary chronic conditions, such as diabetes, coronary artery disease, heart failure, chronic obstructive pulmonary disease and asthma. Individuals who are currently, or at near-term risk of, high healthcare utilization are then targeted for proactive outreach and intervention through the Sharecare platform.

Fertility, Pregnancy, and Parenting. We currently partner with Ovia Health Inc., to bring a suite of applications that support women and their partners throughout the parenthood journey including fertility, pregnancy and parenting.

Financial Health. While our platform already includes assessments, educational content, and tools to help members take action to mitigate financial stress and step into financial wellness, we also offer members access to SmartDollar, a leading online financial wellness solution that has helped millions of people get on a budget, save for emergencies, pay off debt, and save for retirement. Our partnership with SmartDollar delivers a seamless member experience, including single sign-on for members and fully integrated and consolidated reporting for our enterprise clients.

Heart Disease. The first and only program scientifically proven to reverse the progression of heart disease, Ornish Lifestyle Medicine focuses on four key areas: eating; stress; love and support; and activity. We provide a multi-platform approach to train and certify health systems in effectively providing the Ornish Lifestyle Medicine program to their patients. Currently, the program is reimbursed by Medicare and many other commercial payors, offered in more than 18 states, and delivered with a turnkey process that is optimized by years of operating knowledge.

Lifestyle Coaching. We actively target and engage individuals who are at risk for developing a condition and, through the support of a personal coach, teach them how to take healthy steps to change behavior. Personalized to the participant, the program is designed to address areas that contribute to overall physical health and well-being, such as exercise, healthy eating, stress management, tobacco cessation, and weight management.

Musculoskeletal. Through our partnership with Fusionetics, we can help enterprise clients deliver their populations an evidence-based solution for preventing and improving musculoskeletal issues. The patented technology is designed to assess human movement and identify compensations that are decreasing the body’s performance and increasing the risk of injury. The system then generates an individualized plan of care to increase durability, performance, and mobility.

Community-Driven Care Solutions

At Sharecare, just as we are guided by our mission to help every person — no matter where they are in their health journey live longer, better, we also are fiercely committed to ensuring the healthy choice is the easy choice across the places where people work, live, play and stay. Our ability to drive this kind of demonstrable change extends beyond the digital realm and into the community through our Blue Zones Project and Community Well-Being Index (“CWBI”) initiatives. Recently, in light of the COVID-19 pandemic, we are finding that our community-driven care solutions are becoming increasingly popular as the pandemic has re-energized the need for strong, resilient, and healthier communities. Additionally, COVID has amplified digital healthcare engagement, which we believe could have sustained momentum for further utilization of our solutions.

Blue Zones Project. Our Blue Zones Project is a community well-being improvement initiative in partnership with Adventist Health designed to change the way people experience the world around them by encouraging and promoting better lifestyle choices, such as commuting, eating and social habits. Because healthier environments naturally nudge people toward healthier choices, Blue Zones Project focuses on influencing the Life Radius®, the area close to home in which people spend 90% of their lives. Blue Zones Project best practices use people, places and policy as levers to transform those surroundings. Our 61 communities across 12 states have populations with greater well-being, improved health outcomes, reduced costs, and increased civic pride, all of which support healthy economic development.

Community Well-Being Index. Based on over 3 million surveys and more than 600 elements of social determinants of health data, our CWBI serves as the definitive measure of community well-being across and within populations. A collaboration between Sharecare and the Boston University School of Public Health, CWBI combines individual risk derived from the Well-Being Index with community risk from the Social Determinants of Health Index to create a single composite measure that defines our collective health risk and opportunities. Merging decades of clinical research, health care leadership and behavioral economics expertise to track and understand the key factors that drive greater well-being for individuals and populations, CWBI provides an in-depth, nearly real-time view of U.S. residents’ well-being, providing unmatched insights into people at the community, state and national levels.

Our data and insights on well-being inform more effective strategies that encourage the sustained lifestyle changes necessary for people to thrive and perform to their highest potential. For employers, health plans, health systems and community leaders, this holistic view of health provides the framework for understanding the underlying root causes of poor health, enabling hyper-targeted interventions that make the healthy choice the easy choice.

We have been able to successfully leverage the data accumulated through the CWBI in a number of state transformation campaigns to measure the health of communities over the last 13 years and then fortify positive changes through our Blue Zone Project initiatives.

Digital Health Trials. With our acquisition of doc.ai, we expect that our platform will be able to offer individuals the opportunity to join a growing community of people who are advancing research in the healthcare field by participating in ongoing clinical trials. By doing so, we believe that we will be able to further connect the various individuals and stakeholders in the industry.

Health Security

As COVID-19 began to spread to the United States, we rapidly mobilized to help our client partners, and people in general, while maintaining an adaptability to handle the constantly evolving regulatory and clinical environment. As part of this initiative and building on our deep expertise in handling mass health data, we developed critical capabilities to help a host of organizations mitigate the operational and health safety challenges introduced by the pandemic, while restoring confidence among people that their surroundings are safe. Not unlike the hefty investments that IT departments make in cybersecurity to protect businesses from viruses ($123 billion in expected spend globally in 2020) our new normal requires that we also protect our infrastructures from viruses of the epidemiological variety.

Facility and Employee Readiness. Going far beyond basic facility standards and establishing a consistent global baseline for health security, our proprietary platform helps unify and verify the different health safety and security protocols to ensure a safe and secure location for employees, guests and customers. This confidence-restoring verification is signified by an easily identifiable “seal of approval,” the Sharecare Health Security VERIFIED® badge, for venues to display on their official websites and on-property.

Initially launching in November 2020 for the hospitality industry in partnership with Forbes Travel Guide, more than 85 hotels in over 70 countries have been Sharecare Health Security VERIFIED®. Additionally, Internova Travel Group, or Internova, selected Sharecare to validate the procedures and protocols at more than 50,000 hotels booked through its systems, each of which Internova expects to contract with and be Sharecare Health Security VERIFIED® by the end of the first quarter of 2022.

Our health security verification has already expanded into new verticals beyond hospitality: live sports; and entertainment. Early collaborators in our health security efforts for sports and entertainment include prospective partners CAA ICON, the world’s leading owners’ representative and strategic management consulting firm for public and private sports and entertainment facility owners/operators, and Oak View Group, a global advisory, development and investment company for the sports and live entertainment industries.

Digital Vaccine Assistant. Building on our extensive experience in media, technology and healthcare, we have the unique ability to provide a turnkey solution to help manage large-scale vaccination administration for entities such as the state of Florida, which officially contracted with Sharecare for these services in February 2021.

On the backbone of our health security platform, we have built a comprehensive package to support vaccine adherence on behalf of state and local governments that includes engaging, relevant content about the vaccine, health security verification for testing sites, a digital vaccine assistant, and robust analytics/reporting built to scale. Through this offering, we believe we are uniquely and immediately positioned to provide people with easy access to vaccine information and registration through text message, a toll-free call center, a website, a downloadable web-app, and a QR code. Following vaccination, we provide individuals with access to a simple and secure digital vaccine record, reminders for their second dose, and ongoing, up-to-date vaccine information. We believe that this tech-enabled approach will increase awareness and demand for the vaccine, provide consumers with a digital vaccination record for easy reference and safe-keeping, and support states as they safely reopen communities.

Passport. In connection with our acquisition of doc.ai, we added Passport to our health security platform. Passport is a SaaS-based, identity product, fully digitized for return-to-work and post-pandemic health security that serves as a private health signature. Passport helps users check for potential symptoms of infectious diseases and determines return-to-work eligibility based on specific guidelines (e.g., CDC, state, or employer-specific). Enterprise clients can customize the questions/criteria to tailor to their specific return-to-work eligibility guidelines by office or facility location, providing an easy and efficient way to accelerate a “return to normal” and increase safety in our communities and workplaces.

Sales and Marketing

We sell our solutions through our direct sales organization and through partner relationships. Our direct sales team is comprised of sales professionals organized into one of three channels: enterprise; provider; and consumer solutions. Within each of these categories, our direct sales team is organized principally by channel, geography, segments, and/or account size. Our enterprise and provider contracts range in length from one- to five-year terms with most renewing automatically, and typically subject to cancellation by either party upon 90 days’ notice prior to the renewal date. These agreements contain standard commercial terms and conditions, including payment terms, billing frequency, and indemnification. The sales cycle for our solutions from initial contact with a potential client to client launch is difficult to predict and varies widely by client and segment, ranging from less than six months to well over a year.

Enterprise Sales Team

Our enterprise sales team is organized by channel, segment, and markets. Our channels include health plans (commercial, managed care, and Medicare), employers (direct and through intermediaries like consultants), government (local, state, and federal), and health systems. Our team members are also assigned to segments for each channel to leverage their specialization and drive efficiency. Lastly, we have our teams focused by market or geographic locations for efficiency and scalability.

Provider Sales Team

Our provider sales team is organized into three groups, including East, West and Strategic accounts. We also have a team of specialists aligned with our payment integrity, clinical solutions and value-based care solutions. Our sales teams target hospitals and provider practices and sell our full portfolio of provider solutions.

Consumer Solutions Sales Team

Our consumer solutions sales team is responsible for identifying and securing new accounts across pharmaceutical and life sciences, over-the-counter, consumer packaged goods, and lifestyle/general interest advertisers, clinical trial recruitment, and visual health solutions.

Enrolling Members

Upon signing a contract with a client, we begin the marketing process to enroll members. We identify individuals within a given population that are eligible for our solution and work with the client on a communications strategy to enable member enrollment. Our marketing team has developed a sophisticated omnichannel marketing capability to reach eligible members with precision, predict response and maximize engagement with desired actions. The omnichannel communication will utilize efficient channel mix, including print, email, social, websites, TV, phone calls, and text messaging to reduce spend, boost conversion, and improve return on investment.

Our Brand

Our vision since inception has been “all your health in one place,” leveraging the power of the smartphone to enable people to track, manage and optimize their health as seamlessly as possible. We were among the first companies in the health tech space to offer a holistic platform as opposed to focusing on individual point solutions. Additionally, we differentiated ourselves early on by not white-labeling (removing our name and logo from our platform when it is rolled out to client populations) our solution given, at the time, people were more likely to trust us more than their health plan or employer. In terms of customer satisfaction, we enjoy a Net Promoter Score across our telephonic and digital products and services of 69%.

From a branding perspective, we believe is that our name (and logo) lend itself to the statement of “sharing care” which is the foundation of who we are and what our product does. Thus, our corporate marketing strategy is focused on efficiently building meaningful brand awareness to generate and activate consumers to care about their health while demonstrating a return on investment for our existing clients, members, and deployed technologies.

All Together Better. As we have outlined above, we unify the elements of an individual’s health with the greater collective, which includes employers, providers, insurers, colleagues, family, friends, and local communities, to create one health and well-being digital hub where every piece works together so everyone can live better, longer. Just as we have evolved how we execute on our initial vision, so has our brand mantra, stated simply as “All Together Better.” All the pieces of an individual’s health in one connected system that’s working together, for better, for all.

Whether executing bespoke social campaigns, contests and sweepstakes, or celebrity appearances and health festivals, that mantra is at the core of how we generate meaningful and relevant awareness for not only Sharecare but also our client partners in the populations and communities they serve. In addition to those proven engagement tactics, we work to drive new partnership and client opportunities by engaging in a wide range of traditional marketing activities, including publishing research findings in scientific journals, briefing industry media and analysts, participating in a number of healthcare industry events to communicate our thought leadership and member outcomes, and pursuing targeted marketing activities through both digital and non-digital channels. We also depend, in part, on our existing clients (particularly our enterprise clients) to provide positive references to new, potential clients as part of our larger marketing effort.

We believe that a major area of marketing differentiation versus our competitors is our ability to engage with people in highly relevant ways and introduce our brand through unique, and in many cases, exclusive, content deals. We not only have a vast library of award-winning original content, but also strategically leverage our extensive reach of more than 2.5 million followers on social media. We also engage in strategic partnerships that license our content to create brand awareness through licensing partnerships with the likes of Delta Air Lines (Sharecare Windows/in-flight entertainment), Amazon Prime (Sharecare Windows), Amazon Alexa (more than 80,000 Sharecare Q&As), and in hotels throughout the world (Sharecare Windows).

In the spirit of “All Together Better,” our clients, including many Fortune 500 companies, leverage our brand positioning as well as our marketing materials and omnichannel tactics to reach and activate their populations. While we have evolved our business-to-business marketing strategy to expand our pipeline in this new virtual world, in parallel, we believe we are well positioned to present our enterprise and provider clients with unique engagement tactics stemming from our consumer solutions channel.

Our Technology

Our “flagship” platform includes a single mobile application available on iOS, Android and the web as well as a suite of infrastructure and business services hosted in the Amazon Web Services, or AWS, cloud.

Designed as a mobile-first, scalable, configurable and easy to operate platform, Sharecare is purpose-built with enterprise-grade framework, uptime guarantees, processes, and organizational structures; and optimized for developing new services and features, change management, incident management, management of services, members and clients, and new client implementations.

While Sharecare members are guided through a personalized journey that helps them navigate their health and well-being, two critical technology-driven capabilities of the platform include the enablement of timely interventions and the ability to combine high-touch coaching with high-tech, digital interventions. Other notable technology and infrastructure highlights include:

•	state of the art technology stack, deployed in the AWS cloud, that uses the latest design patterns such as micro services and separation of concerns;

•

a sophisticated data pipeline that can ingest several different categories of data (eligibility, claims, biometrics, labs, care plans, fitness and diagnostic data from devices), combine these data sets, and produce a single view of a user in our system;

•	an advanced identity management scheme that separates sensitive personal health information from personal identifying information in a manner that enables privacy;

•

complex data mining, AI and clinical informatics techniques that combine data from the RealAge test and all the ingested data to build wellness profiles of each member, including their health conditions and risks, and ultimately measure outcomes;

•	an intricate segmentation mechanism to offer the right set of services as applicable based on eligibility and client relationships to each member or a cohort of members;

•	a command center to manage population-level administrative capabilities, including messaging and reporting;

•	gaming techniques to engage members for the purpose of improving wellness via challenges and rewards;

•	flexibility to seamlessly integrate third-party services for members; and

•	proven ability to overlay and integrate new solutions and acquired platforms into existing technology stack.

We host our services at AWS across two geographically redundant data centers. To provide high levels of availability and enhance security, our system designs involve redundant subsystems and compartmentalized networks. To ensure compliance with privacy and security regulations as well as our obligations to our clients and members, we implement industry-standard processes and technical controls from software development to deployment and network administration, including regularly scheduled vulnerability scans and third-party penetration testing to reduce security risks in our system. On an annual basis, we also undergo independent, third-party ISO27001, HITRUST, HIPAA and SSAE 16 audits. Our systems are continuously monitored to ensure availability and we have institutionalized problem escalation and incidence management mechanisms; and we have achieved over 99.9% uptime over the last 12 months.

Further, we believe that the technology and platform capabilities that doc.ai has developed, when integrated with our platform, will assist in:

•	realizing a more unified AI data-driven platform;

•	more quickly scaling and automating across all products;

•	offering more personalized insights in real-time;

•	expanding our footprint to research in addition to care; and

•	improved technology development capabilities as a result of the more than 70 engineers we expect to add to the platform as a result of the acquisition of doc.ai.

Following our acquisition of doc.ai, in addition to Serenity and Passport discussed above, our platform offerings have been expanded to include:

•	Genewall, a genetic insights tool delivered via a mobile private genome browser to learn about and compare genetic variants;

•	Omix Research that accelerates and simplifies the design, deployment and measurement of multi-omics clinical research;

•	Toniq Insights and Models, a self-serving machine learning environment to automate data fluency and deploy multiple models for continuous training; and

•	Amplified Infrastructure that manages workload identities and the exchange of learning from cloud-to-edge and from edge-to-cloud.

Competition

Our primary competitors in the digital healthcare industry are other health tech companies, some of which have had their scope limited after being acquired by large healthcare organizations, that serve the needs of members across a broad set of health-related needs and are not limited to a single demographic. These digital health companies generally fall into one or more of the following platform types:

•

Wellness/Well-being platforms that provide a range of solutions to support the wellness/well-being of their members, including health risk assessments, incentive administration, coaching and support programs for lifestyle and disease management, biometric screening, health and wellness challenges and activity tracking and other health-related content.

•

Benefits Navigation platforms that provide solutions to help members navigate their health benefits programs, including solutions that integrate third party benefits information, tools for managing health spending accounts and other digital wallet offerings, guided benefits enrollment and other communications tools to make navigation of benefits more accessible for members.

•

Health Navigation platforms that provide offerings to help members navigate their personal healthcare journey, including health concierge and advocacy services, coordination of care and decision support, and solutions to help members access care, ensure price transparency and provide claims-driven personalization.

We also face competition from many other vendors in the digital healthcare space offering point solutions addressing only one specific aspect of a person’s health. These point solutions may either be offered on a standalone basis or incorporated into larger digital healthcare platforms, like Sharecare, through partnership arrangements. We expect to face increasing competition, both from current competitors, who may be well established and enjoy greater resources or other strategic advantages, as well as new entrants into our market, some of which may become significant competitors in the future. With the introduction of new technologies and market entrants, we expect the competitive environment to be and remain intense. The competitive success of our solutions is contingent on our ability to provide superior solutions and a strong value proposition for all stakeholders in the member’s health journey.

Although certain of our competitors enjoy greater resources, recognition, larger existing client bases, or more mature intellectual property portfolios, we believe we compete favorably across these factors. We believe we create measurable, sustainable health improvements for members; our clients realize meaningful benefits and cost savings and that we enable healthcare providers to help improve the health of their patients even when they are outside the provider’s facility. As our market grows and rapidly changes, we expect it will continue to attract new companies, including smaller emerging companies, which could introduce new products and services, as well as players in the health system who may elect to develop their own offering and would have vast resources and relationships to leverage. In addition, we may expand into new markets, including international markets, and encounter additional competitors in such markets.

Employees and Human Capital Management

As of March 31, 2021, we had 2,944 employees worldwide, including approximately 300 nurses, clinicians and health coaches, as well as contract and part-time employees who are working less than 40 hours a week. Of our total employees, 2,336 reside in the United States and 608 in other countries, such as Brazil, France, Germany and India. None of our employees are unionized or members of collective bargaining arrangements, other than our employees in Brazil that are members of a collective bargaining agreement as required under Brazilian law. Our strong employee base, along with their commitment to our culture and uncompromising values, provides the foundation of our company’s success.

The attraction, retention, and development of talented colleagues is critical to our success. We accomplish this, in part, by developing our team members through learning, development and performance management programs. These programs include consistent new hire onboarding, new manager training, structured goal setting and annual performance management review processes as well as other customized approaches to development at the team or individual levels.

Our employees are responsible for supporting our ultimate goal of connecting doctors, health plans, employers, useful tools, and quality information to deliver robust solutions in an easy-to-use platform. We recognize that every employee has the opportunity to make a difference, and we have developed skill and competencies expectations to support them in meeting their full potential. In addition to their individual performance goals, our team members are measured annually in areas of communication, change management, problem solving, decision making, and conflict resolution, as well as in their ability to drive results, coach others, build trust, and act as an effective team member.

To keep our leadership team informed of the needs of our human capital assets, we track and report internally on key metrics including headcounts by functional area, onboarding experiences, colleague engagement levels and exit data.

We continue to vet and hone our organizational structure as our business evolves and accordingly, we establish new roles as needed to reflect the talent and capabilities required by our business. We have recently added talent at both the Chief Operating Officer and Chief Information Security Officer positions.

Our human capital practices are governed by various federal, state and local regulations. We monitor key employment activities, such as hiring, termination and pay practices to ensure compliance with established regulations across the world.

Diversity

Our diversity, equity, and inclusion objective is to be a company where each individual in our organization genuinely belongs, is respected and valued and can do their best work. We embrace diversity, equity, and inclusion. A truly innovative workforce needs to be diverse and leverage the skills and perspectives of a wealth of backgrounds and experiences. To attract a diverse workforce, we strive to embed a culture where employees can bring their whole selves to work.

In 2020, we accelerated our diversity, equity, and inclusion efforts by forming an internal Diversity Council, comprised of colleagues who are accountable for developing strategic policies and practices that enhance respect for cultural and other differences within our organization. In the third quarter of 2020, we partnered with Publicis Health Media to launch the unity project, a media campaign in which Sharecare colleagues pledged stories of their personal commitment to promote unity and affect change. Additionally, we signed the Parity Pledge at Parity.Org, furthering our commitment to diversity and equal opportunity in our recruitment and career progression practices. Late in 2020, we launched a companywide Diversity Survey to assist us with benchmarking, measuring, and planning our strategic diversity programs for 2021.

As of March 31, 2021, our workforce was comprised of female — 69%, minority — 33%, disability — 3%, and veterans — 1%. Our Executive Team of 21 included eight females and three minorities as of March 31, 2021. Our Medical Advisory Board of 20 included eight females and two minorities as of March 31, 2021. With our diversity recruiting initiatives we expect that we will increase our workforce diversity, and advance inclusion and equity within all Sharecare divisions to create future opportunities for all colleagues.

In 2021, we will implement diversity, equity, and inclusion training by engaging an external diversity consultant to lead this effort. Additional plans include maximizing opportunities for mentoring relationships and strengthening our partnerships with community groups. We are also assembling a team of volunteers across the enterprise who will promote, support, and facilitate diversity initiatives; and empower colleagues to establish

Employee Resource Groups to support one another in their personal and professional development at the company.

Safety

The safety and well-being of our employees is always our top priority and a primary focus of our leaders. All policies and procedures related to safety are reviewed and acknowledged by colleagues annually.

Throughout the COVID-19 crisis, we have remained focused on protecting the health and safety of our team members while meeting the needs of our clients. Within weeks of the start of COVID-19 pandemic, we moved approximately 90% of our office-based team members to a work-from-home model with minimal impact to productivity. We immediately created, and then continuously evaluated and amended, protocols and guidelines to ensure the health and safety of our employees. We monitor and track the impact of the pandemic on our teammates and within our business operations. As a part of our COVID-19-focused employee communications, we frequently remind our Sharecare colleagues of the helpful resources and tools available to them.

Benefits

Our compensation program is based on our philosophy that total compensation should support the company’s mission and values. We believe our compensation program is a management tool that when aligned with an effective communication plan, is designed to support, reinforce and align our values, business strategy, and operational and financial needs with a goal of growth and profitability. The program is designed to attract, motivate, and retain talented colleagues who are dedicated to the success of the organization.

In recognition of the need to employ top-tier talent, we strive to provide base salaries that meet or exceed the market for colleagues who are fully proficient and meeting expectations. The company utilizes incentive or variable pay as a way to meet the strategic goals of the company. Incentive pay is available to some colleagues with consideration of a number of factors and is based on individual goals that relate to company objectives as well as overall company performance. The compensation process is intended to be fair and simple so that all employees and managers understand the goals and the outcomes of the process. We are committed to administering the compensation program in a manner that is consistent and free of discrimination.

As a part of our total rewards offerings, we offer competitive benefits, evidenced-based programs and wellness tools to assist our employees in making the right choices every day, representing our commitment to employee health and wellness. We provide health, welfare and retirement benefits for our employees, including medical, HSA grants, dental, vision, life insurance, short- and long-term disability, paid time off, various voluntary insurance programs, tuition reimbursement, a robust EAP and a 401(k) retirement plan. Our offerings are designed to enhance employee productivity and loyalty by giving our team members the tools they need to live their healthiest, happiest, and most productive lives. As a leader in digital healthcare, we have also partnered with innovators to offer added tools that address specific aspects of personal and financial health.

Training

We continue to emphasize employee development and training. To empower employees to unleash their potential, we provide a range of development programs and opportunities, skills and resources. Our Learning Management System platform supplements our talent development strategies through an online portal that enables employees to access instructor-led classroom or virtual courses and self-directed web-based courses.

We have all-company competencies focused on individual contributors to front-line managers to senior managers. These competencies focus on how we coach others, drive results, problem solve and make decisions, resolve conflict, build trust, build effective teams, manage change and communicate. We believe these behavioral expectations are integrated into the way we assess and select talent, manage performance and develop our people.

We are committed to identifying and developing the talents of our next generation leaders. For colleagues who have been promoted or hired as a people manager, we conduct New Manager Essentials training within

30-60 days. This training focuses on human resource laws and regulations, wage and hour standards for hourly workers, approving timecards, basics of interviewing, such as what you can and cannot ask, performance management as a manager including managing the performance improvement plan process, and transitioning from a peer to a manager.

For our mid-level leaders, we conduct a multi-day program that continues to support our key competencies such as team building, coaching with emotional intelligence, leading through transition and change, communicating appropriately, and how to manage difficult situations. To supplement our leader development programs we provide a quarterly newsletter developed in-house that is focused on current topics pertinent to our business.

We partnered with LinkedIn Learning to allow colleagues to develop in their current role by expanding their knowledge in areas of interest. Additionally, we have internal training courses on topics such as: critical conversations; managing a remote workforce; how to give and receive feedback; conducting interviews; time management/ prioritization; setting performance management goals; and coaching to those goals. Utilizing the experience of our own colleagues, we also have a mentoring program in place for some of our operations.

Intellectual Property

Our intellectual property rights are important to our business. We rely on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality agreements and other similar agreements to establish and protect our proprietary rights. Though we rely in part upon these legal and contractual protections, we believe that the overall significance to our business is minimal, and that factors such as the skills and ingenuity of our employees and the functionality and frequent enhancements to our solutions are larger contributors to our success.

As of March 31, 2021, we held 59 registered trademarks in the U.S. and also held 115 registered trademarks in foreign jurisdictions. In addition, as of March 31, 2021, we owned a number of copyrights and registered domain names for websites that we use in our business, such as www.sharecare.com.

As of March 31, 2021, we also owned a portfolio of more than (a) 20 issued patents and (b) 20 pending patent applications in the U.S., with several older issued patents due to expire in 2021. In foreign jurisdictions, we had three patent applications and no issued patents as of March 31, 2021. As noted below, we believe that the impact of our patent portfolio is relatively minimal (with the exception of the newly acquired doc.ai patent applications discussed below), and that our current solutions and revenue are driven primarily by our brands (including our registered trademarks), along with our knowledge and trade secrets.

We have historically acquired a substantial portion of our intellectual property through acquisitions. Nearly all of our issued patents were acquired through our acquisition of the Population Health business of Healthways in 2016 and consist of patents for various automated medical diagnostic and treatment advice systems, disease management systems, panel diagnostic systems and an end-of-life predictive model. The patents acquired from Healthways expire between 2021 and 2030 and we do not believe any of them to be integral to the functionality of our existing solutions.

One pending patent application was acquired through our acquisition of MindSciences and relates to behavior change user interface response. Similar to the Healthways patents discussed above, we do not believe this patent application to be integral to the functionality of any of our existing solutions.

In connection with our acquisition of doc.ai, we further enhanced our intellectual property portfolio with the acquisition of 19 patent applications (including applications in the U.S., China, and Japan) and three trademark registrations/applications in the U.S. doc.ai’s patent applications consist of applications with respect to software and AI in the healthcare field and expire between April 2037 and October 2040.

More so than patents, we rely upon unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and know-how can be difficult to protect. We seek to protect our proprietary information by, in part, entering into confidentiality agreements and intellectual property assignment agreements with our employees and other partners. The confidentiality agreements we enter into are designed to protect our proprietary information and the agreements or clauses requiring assignment of inventions to us are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. We cannot guarantee, however, that we have executed such agreements with all of employees and other partners, or that to the extent an agreement is in place, it will not be breached or will afford us adequate protection of our intellectual property and proprietary rights. For additional information, see the section titled “Risk Factors — Risks Related to Legal and Regulatory Matters — Failure to protect or enforce our intellectual property rights could harm our business, financial condition, and results of operations.”

Licensing and Collaboration Agreements

We have historically leveraged, and intend to continue to leverage, licensing and other third-party collaboration agreements in order to expand and enhance the suite of solutions we are able to offer to our clients and members.

For example, we have entered into a license and/or collaboration agreement with respect to each of the digital therapeutic solutions provided through our suite of marketplace solutions that are integrated into our platform as discussed under “Our Platform — Digital Therapeutics Marketplace.” Although each marketplace solution that is integrated into our platform provides an opportunity for our members to meet their healthcare needs for a particular set of health issues, these marketplace solutions together accounted for less than 5% of our total revenue for the year ended December 31, 2020 and the three months ended March 31, 2021, and we do not believe any single marketplace solutions is critical to our platform. Moreover, we intend that our suite of marketplace solutions will evolve over time as healthcare needs change. As a result, we expect to periodically pivot to additional or replacement marketplace solutions (or to develop our own solution alternatives) as existing marketplace solutions become obsolete or otherwise fail to meet the evolving needs of our members.

In addition to licensing and/or collaboration agreements with respect to our suite of marketplace solutions, certain of our other offerings are subject to licensing agreements, such as our Blue Zones Project initiative in partnership with Adventist Health. We also license various software and services from third-party providers in connection with the operation of our platform and business. See “Risk Factors — Risks Related to Technology and Data Privacy — We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software, and other third parties for providing services to our clients and members, and any failure or interruption in the services provided by these third parties or the inability to access our platform on third-party operating systems could negatively impact our relationships with clients and members, adversely affecting our business, financial condition, and results of operations.”

Regulatory Matters

Our business is subject to extensive, complex, and rapidly changing federal, state, and foreign laws and regulations. Specifically, our solutions are subject to extensive regulation covering the privacy and security of personal health information. Because maintaining the safety of our platform and keeping personal information secure and confidential are our most important responsibilities as a healthcare company, we have structured our operations with a focus on compliance. We continue to monitor and respond to changes in the regulatory landscape, however, there can be no assurance that our operations will not be challenged or impacted by such changes.

HIPAA and Other Privacy and Security Requirements

There are numerous U.S. federal and state laws and regulations related to the privacy and security of personal information, particularly PHI. HIPAA establishes privacy and security standards that limit the use and disclosure of PHI and requires the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI. We are regulated as both a business associate and covered entity under HIPAA. In addition to HIPAA, some states in which we operate have laws that protect the privacy and security of sensitive and personal information, including health information. Such state laws can be similar to or even more protective than HIPAA, in which case we must comply with the more stringent law. We also may become increasingly subject to foreign laws governing the privacy and security of personal information, such as the General Data Protection Regulation (the “GDPR”) as we continue to expand our business internationally. As a result, it may be necessary to modify our planned operations in order to ensure we are in compliance with the stricter state or foreign laws.

In order to comply with the requirements of HIPAA and other similar state laws, we have implemented safeguards to protect our members’ PHI, including storing and transmitting PHI securely in compliance with the HIPAA Security Rule, utilizing the minimum data necessary to provide any particular service, restricting the use and sharing of PHI, limiting access to PHI to authorized personnel, maintaining training programs on how to protect PHI and ensuring business associate agreements and data sharing agreements are in place with the appropriate parties.

Data Protection and Breaches

In recent years, there have been a number of well-publicized data breaches involving the improper disclosure of individuals’ PHI or other personal information. Certain states have reacted to these breaches by enacting laws and regulations requiring holders of such information to take additional steps, including responding to breaches in certain timeframes, to safeguard the information. While HIPAA requires us to report breaches of unsecured PHI to our clients no later than 60 days following discovery of the breach, our own compliance standards and the terms of our contractual agreements require earlier reporting of any such breach. We are also required to notify the U.S. Department of Health and Human Services and, in cases involving large breaches, the media.

In addition to the HIPAA compliance measures discussed above, we de-identify, encrypt and back up data, maintain company-wide security awareness training, enter into business associate agreements with our partners, as well as ensure our partners have implemented physical security and safeguards at the data centers where our data is stored and conduct regular internal and external security audits. See “Risk Factors — Risks Related to Legal and Regulatory Matters — Our use, disclosure, and other processing of PII and PHI is subject to HIPAA and other federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, have a material adverse effect on our client base, member base, and revenue.”

Other Healthcare Regulations

In addition to data privacy laws, our operations and arrangements with healthcare professionals, clients and third-party payors may subject us to various federal, state, and foreign healthcare laws and regulations, including without limitation, fraud and abuse laws, such as the federal Anti-Kickback Statute; civil and criminal false claims laws; physician transparency laws; and state laws regarding the corporate practice of medicine and fee-splitting prohibitions. These laws may impact, among other things, our sales and marketing operations, and our interactions with healthcare professionals. Although we have adopted policies and procedures designed to comply with these healthcare laws and regulations, failure to maintain compliance could result in significant penalties and require changes in our business operations.

Legal Proceedings

From time-to-time, we may be subject to various legal proceedings and claims that arise in the normal course of our business activities. Although the results of these legal proceedings, claims, and investigations cannot be predicted with certainty, we do not believe that the final outcome of any matters that we, or any of our subsidiaries, are currently involved in are reasonably likely to have a material adverse effect on our business, financial condition or results of operations. Regardless of final outcomes, however, any such proceedings, claims and investigations may nonetheless impose a significant burden on management and employees and be costly to defend, with unfavorable preliminary or interim rulings.

International Operations

We have international operations in Brazil and France that provide health and wellness services to corporate and health insurer clients. In Brazil, we have a 10-year joint venture agreement with SulAmerica (“SAS”), one of the largest insurance companies in the country, under which we provide services to SAS and other third-party clients. Services are delivered via our platform and local contact centers, including nursing and lifestyle management outreach for disease management, senior programs, coaching and inbound nurse triage call lines. In France, we provide a tobacco cessation offering to a health insurer population. We may, in the future, expand our international operations as opportunities become available.

Properties

We are party to an office lease agreement effective through 2022 for approximately 28,456 square feet of office space that houses our corporate headquarters in Atlanta, Georgia. We also lease additional office space around the world, including Tennessee, California, New York, Brazil, and Germany. We believe our facilities are sufficient for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OPERATIONS OF SHARECARE

As a result of the completion of the Business Combination, the financial statements of Legacy Sharecare are now the financial statements of Sharecare. Thus, following discussion and analysis of the financial condition and results of operations of Legacy Sharecare prior to the Business Combination (for purposes of this section, “Sharecare,” “we,” “us” and “our”) should be read together with Legacy Sharecare’s audited financial statements as of and for the years ended December 31, 2020, 2019 and 2018, and Legacy Sharecare’s unaudited interim financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 in each case together with the related notes thereto, included elsewhere in this prospectus. The discussion and analysis should also be read together with the pro forma financial information as of March 31, 2021 and for the three months ended March 31, 2021 and the year ended December 31, 2020 included in this prospectus. See “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading digital healthcare platform company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey. Our comprehensive platform is a health and well-being digital hub that unifies elements of individual and community health into one experience in order to enable members to live better, longer lives. We are driven by our philosophy that we are “All Together Better” as well as our goal to turn individual progress into community transformation. Given a unique blend of expertise across technology, media, and healthcare, we have, through a number of strategic acquisitions and integration of key technologies and capabilities over the last ten years, built our platform into what we believe is the most comprehensive and seamless experience currently available in the digital healthcare space.

Our business combines business-to-business and direct-to-consumer sales models and functions on a more distinctive business-to-business-to-person model. Focusing on the individual, we aim to provide a solution that we believe is more comprehensive than other digital platforms by bringing together scientifically validated clinical programs and engaging content to deliver a personalized experience for our members, whether they come to us by way of the workplace, the exam room, or the living room.

We derive net revenue from multiple stakeholders and while we are focused on the individual’s unique experience, our platform is purpose-built to seamlessly connect stakeholders to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. As we expand our offerings and look to further develop our technologies, we continue to consider the distinct needs of each division as well as opportunities to better connect and cross-sell while we grow and integrate our solutions into one seamless platform.

Our revenue is derived primarily from our domestic operations, with only a small portion from our international operations. For the three months ended March 31, 2021, 5% of our total revenue, or $4.5 million, was derived from our international operations, mostly from Brazil.

Our one platform can be disaggregated into three different client channels:

•

Enterprise: Our enterprise channel includes a range of clients — from large employers and healthcare systems to government agencies and health plans — that use our platform to engage with their population, dynamically measure the impact of that engagement, and efficiently deliver health and wellness services.

•

Provider: Our suite of data and information-driven solutions for healthcare providers are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security, and privacy standards.

•

Consumer Solutions: Our robust platform and suite of digital products and medical expert knowledge provides members with personalized information, programs, and resources to improve their health and well-being, and affords sponsors the opportunity to integrate their brands into Sharecare’s consumer experience in a highly contextual, relevant, and targeted environment.

Recent Developments Affecting Comparability

COVID-19 Impact

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States. Many U.S. states declared a health emergency and issued orders to close all nonessential businesses until further notice. As an organization within the healthcare industry, we are deemed to be an essential business. Nonetheless, out of concern for employees’ safety and pursuant to the government orders, we requested many employees telecommute from their homes.

While we are an essential business for our customers, we do not expect a significant negative impact to our consolidated financial position, results of operations, and cash flows related to this matter. However, as a result of the broader economic impact and the prolonged disruption to the economy, our customers may be facing liquidity issues and may be slower to pay or altogether withdraw from their commitments and the ultimate financial impact related to the pandemic is still unknown.

Given the volatility of the circumstances surrounding the pandemic, we have evaluated potential risks to our business plan. The economic slowdown could delay our sales objectives for new business for our digital product. Any decline in non-urgent medical appointments could lessen the demand for our medical record transfers in the ROI business and Blue Zone communities may see a decrease in spending due to social distancing. In addition, we may be impacted by currency fluctuations, as the U.S. Dollar has gained strength during the pandemic, with the most relevant impact to us thus far being to the Brazilian Real.

Key Factors and Trends Affecting our Operating Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including our success with respect to the following:

•

Expanding our Footprint. We believe that our current client base represents a small fraction of potential clients that could benefit from our highly differentiated solutions. We will continue to invest in our sales and marketing efforts and leverage our partner relationships to continue to acquire new clients, including individuals, providers, employers, health plans, government organizations, and communities.

•	Expanding our Existing Client Relationships. We also believe that there is significant opportunity to generate growth by maintaining and expanding our relationships with existing clients, including:

•

increasing engagement and enrollment of eligible members at our existing enterprise clients through continued sales and marketing efforts, including targeted next-generation digital modeling and marketing, and capitalizing on insights from claims ingestion (the process by which we receive and process information from our clients), population risk stratification and incentives management;

•

promoting our marketplace of existing targeted digital therapeutics to close gaps in care in high-cost areas (with incremental fee per enrollee), which we believe represents a $1 billion revenue opportunity based on existing revenue opportunities under contracts with our customers as well as future revenue opportunities with existing customers where we are currently in active discussions to expand our offerings; and

•	expanding our relationships with our top 25 provider clients with an opportunity to extend our provider products and services to more than 4,000 additional healthcare sites.

•

Offering Additional Solutions. We also believe there is significant opportunity to cross-sell our provider solutions to existing accounts, including deploying our value-based care and payment integrity solutions to approximately 6,000 hospitals and physician practices.

•

Growing our Platform. We are constantly evaluating the marketplace for ways to broaden and enhance our client and member experience, improve clinical results, and increase revenue through product innovation, partnerships, and acquisitions. We intend to continue to leverage our expertise through adding digital therapeutics partnerships as well as the acquisition of products and services that are directly relevant to our existing clients. Additionally, we believe our strong and embedded client relationships provide us with unique perspectives into their evolving needs and the needs of their populations.

•

Evolving Products to Cater to an Evolving Industry. As the digital healthcare industry grows, we closely monitor evolving consumer trends and organizations’ needs so that we may adapt our platform to better suit our clients’ demands. Recently, the COVID-19 pandemic greatly accelerated the demand for virtual care solutions and resulted in rapid growth and increased adoption of digital health technologies, which Sharecare was in a unique position to undertake. By building on our deep expertise in handling and managing mass health data, we launched a suite of distinct but complementary digital tools and programs to address the evolving emotional, educational, clinical, and operational challenges introduced by the pandemic. We intend to continue to look for opportunities to leverage our platform and expertise to provide first-mover solutions to evolving and future demands in the digital healthcare industry.

•

Acquisitions. We believe that our proven track record of successful acquisitions coupled with the flexibility and capabilities of our platform uniquely positions us to continue opportunistically pursuing attractive M&A opportunities. We believe this potential is further accentuated by our multiple client channels and constantly expanding member base. Future acquisitions could drive value and growth in a host of ways including access to new customers and potential cross-sell opportunities; unlocking new customer channels or geographies; adding new solutions to serve our existing client base; and adding new capabilities to enhance our existing solution offering or the efficiency of our platform. In addition, we believe our acquisition track record demonstrates our ability to realize synergies and optimize performance of potential M&A partners.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with GAAP, we believe adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial measure, when taken together with the corresponding GAAP financial measure, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a metric used by management in assessing the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison. The reconciliations of adjusted EBITDA to net loss, the most directly comparable financial measures stated in accordance with GAAP, is provided below. Investors are encouraged to review the reconciliation and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA

Adjusted EBITDA is a key performance measure that management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes.

We calculate adjusted EBITDA as net loss adjusted to exclude (i) depreciation and amortization, (ii) interest income, (iii) interest expense, (iv) other expense (non-operating), (v) gain/loss from equity method investment, (vi) income tax (benefit) expense, (vii) share-based compensation, (viii) severance, (ix) warrant value for revenue contracts (x) common stock issues for services and (xi) transaction and closing costs. We do not view the items excluded as representative of our ongoing operations.

The following table presents a reconciliation of Adjusted EBITDA from the most comparable GAAP measure, net loss, for each of the years ended December 31, 2020, 2019 and 2018 as well as the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net loss	$(31,951)	$(11,601)	$(60,461)	$(39,437)	$(54,994)
Add:
Depreciation and amortization	6,683	6,602	24,684	23,782	19,653
Interest income	(8)	(37)	(71)	(149)	(403)
Interest expense	7,010	7,854	31,037	28,685	25,655
Other expense	11,878	16	9,709	808	298
Loss from equity method investments	—	—	3,902	—	2,034
Income tax (benefit) expense	85	(583)	(1,557)	213	94
Share-based compensation	12,026	647	19,160	3,532	6,885
Severance	65	213	2,553	4,378	3,931
Warrants issued with revenue contracts(a)	40	130	1,188	485	249
Common stock issued for services	—	—	—	—	807
Transaction/closing costs	701	89	2,187	2,675	3,382

Adjusted EBITDA(b)	6,529	3,330	$32,331	$24,972	$7,591

(a)	Represents the non-cash value of warrants issued to clients for meeting specific revenue thresholds.
(b)	Includes non-cash amortization associated with contract liabilities recorded in connection with acquired businesses.

Components of Our Results of Operations

Revenue

The enterprise channel provides employers and health plans with health management programs for large populations, including digital engagement, telephonic coaching, incentives, biometrics, and digital therapeutics offerings. Enterprise revenue is recognized on a per member per month (“PMPM”) basis for a portion of revenue and based on individual product offerings being purchased by each individual customer which may vary based on the timing of delivery of those performance obligations. These contracts often include a fee for the implementation of and the subsequent subscription of the Sharecare digital platform which may also be sold on a stand-alone basis. Provider revenue is primarily based on health document requests filled in the health data services business line, as well as subscription fees for various technology related services that assist providers with performance and maximizing reimbursement. Consumer solutions revenue is generated mostly through ad sponsorships to Sharecare’s extensive member database.

Costs of Revenue

Costs of revenue primarily consists of costs incurred in connection with delivering our various revenue generating activities, including personnel related expenses. Costs are primarily driven by volumes related to requests, engagement, and incentive fulfillment. The major components that make up our cost of revenue are personnel costs to support program delivery as well as customer service along with share-based compensation, data management fees related to file processing, and variable fees to deliver specific services that may require third party vendors, direct marketing, fulfillment, transaction fees, or other costs that can be reduced to offset a decline in revenue. Because our growth strategy includes substantial opportunity to scale low-personnel cost products, we would anticipate future revenue to grow at a faster rate than cost of revenue as those low-personnel cost products mature. Costs of revenue do not include depreciation or amortization, which are accounted for separately.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of employee-related expenses, including salaries, benefits, commissions, employment taxes, travel, and share-based compensation costs for our employees engaged in sales, account management, marketing, public relations and related support. In addition, these expenses include marketing sponsorships and engagement marketing spend. These expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our sales and marketing expenses to increase as we strategically invest to expand our business. We expect to hire additional sales personnel and related account management, marketing, public relations and related support personnel to capture an increasing amount of our market opportunity and upsell/cross-sell within our existing client base. As we scale our sales and marketing personnel in the short- to medium-term, we expect these expenses to increase in both absolute dollars and as a percentage of revenue.

Product and Technology Expenses

Product and technology expenses include personnel and related expenses for software engineering, information technology infrastructure, business intelligence, technical account management, project management, security, product development and share-based compensation. Product and technology expenses also include indirect hosting and related costs to support our technology, outsourced software, and engineering services. Our technology and development expenses exclude any allocation of occupancy expense and depreciation and amortization.

We expect our technology and development expenses to increase for the foreseeable future as we continue to invest in the development of our technology platform. Our technology and development expenses may fluctuate as a percentage of our total revenue from period to period partially due to the timing and extent of our technology and development expenses.

General and Administrative Expenses

General and administrative expenses include personnel and related expenses for our executive, finance, legal, and human resources departments plus all indirect staff in the divisions not attributable to Sales, Marketing or Product and Technology. They also include professional fees, share-based compensation, and all rent, utilities and maintenance related costs. Our general and administrative expenses exclude any allocation of depreciation and amortization.

We expect our general and administrative expenses to increase for the foreseeable future following the completion of the Business Combination due to the additional legal, accounting, insurance, investor relations, and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. Our general and administrative expenses may fluctuate as a percentage of our total revenue from period to period partially due to the timing and extent of our general and administrative expenses.

Depreciation and Amortization

Depreciation and amortization consists primarily of depreciation of fixed assets, amortization of software, amortization of capitalized software development costs and amortization of acquisition-related intangible assets.

Interest Expense

Interest expense primarily relates to interest incurred on our long-term debt and the amortization of debt issuance costs.

Other Expense

Other expense primarily relates to changes in fair value of contingent consideration and warrant liabilities.

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table presents our unaudited consolidated statement of operations for the three-months ended March 31, 2021 and 2020, and the percentage change between the two periods:

	Three Months Ended March 31,
(in thousands)	2021	2020	% Change
Revenue	$89,609	$81,928	9%
Costs and operating expenses:
Costs of revenue (exclusive of amortization and depreciation below)	44,394	43,690	2%
Sales and marketing	11,510	9,525	21%
Product and technology	20,454	11,066	85%
General and administrative	19,554	15,396	27%
Depreciation and amortization	6,683	6,602	1%

Total costs and operating expenses	102,595	86,279	19%

Loss from operations	(12,986)	(4,351)	(198)%
Other income (expense)
Interest income	8	37	(78)%
Interest expense	(7,010)	(7,854)	11%
Other expense	(11,878)	(16)	(74138)%

Total other expense	(18,880)	(7,833)	(141)%

Net loss before taxes	(31,866)	(12,184)	(162)%
Income tax (expense) benefit	(85)	583	115%
Net loss	$(31,951)	$(11,601)	(175)%
Net (loss) income attributable to non-controlling interest in subsidiaries	(106)	32	(431)%

Net loss attributable to Sharecare, Inc.	$(31,845)	$(11,633)	(174)%

Revenue

Revenue increased $7.7 million, or 9%, from $81.9 million for the three months ended March 31, 2020 to $89.6 million for the three months ended March 31, 2021. Overall, we saw gains from new product lines (digital therapeutics and health security programs) and growth in pharmaceutical ad spending for an increase of $18.1 million. Offsetting this growth was the negative impact of COVID-19 on multiple product line revenues in the amount of $7.4 million and the expected attrition of one contract related to a previous acquisition, accounting for a reduction of $2.1 million. The COVID-19 impact resulted from fewer doctor visits, reduction of community events and cancellations of heart health programs and overall concern about the economy that affected long-term contract decisions. Currency translation fluctuations, mostly from our Brazil operations, negatively impacted revenues by $0.7 million.

The channel revenue changed as follows: Enterprise channel increased by $4.0 million (from $49.5 million for 2020 to $53.5 million for 2021), the Provider channel decreased by $1.1 million (from $21.1 million for 2020 to $20.0 million for 2021) and the Consumer channel increased by $4.8 million (from $11.3 million for 2020 to $16.1 million for 2021).

Increases in the Enterprise channel (8%) were attributable to a combination of new product and client gains in the digital, digital therapeutics and health security programs, offset by the impact of COVID-19, expected contract attrition from a previous acquisition and currency translation losses. The Provider channel decline (5%) was primarily attributable to the impact of COVID-19 on the release of information business, as fewer doctor visits led to a reduction in record fulfillment requests. The Consumer channel increase (42%) was due to increased pharmaceutical advertising spend, including 32 new customer brands.

Costs and Expenses

Costs of Revenue

Costs of revenue increased $0.7 million, or 2%, from $43.7 million for the three months ended March 31, 2020 to $44.4 million for the three months ended March 31, 2021. The increase was due to increased sales. The percentage increase in costs of revenue was less than the percentage increase in revenue primarily as a result of increased sales of higher margin products, including digital and health security programs. The pharmaceutical advertising revenue increase from new client brands required less third-party data verification spending, reducing overall cost of revenue.

Sales and Marketing

Sales and marketing expense increased $2.0 million, or 21%, from $9.5 million for the three months ended March 31, 2020 to $11.5 million for the three months ended March 31, 2021. Sales consultant expenses of $1.4 million were incurred to advance engagement metrics across our client base. $0.8 million of the increase was attributable to sales, sales support and marketing adding headcount of 35 in line with expectations and anticipated revenue growth.

Product and Technology

Product and technology expenses increased $9.4 million, or 85%, from $11.1 million for the three months ended March 31, 2020 to $20.5 million for the three months ended March 31, 2021. The increase was primarily attributable to $8.9 million of non-cash stock option expense, due to the issuance of options for employees of the doc.ai acquisition. The remainder of the change was due to platform and security expenses to support the additional staff and customers, specifically the new health security programs that started in 2021.

General and Administrative

General and administrative expense increased $4.2 million, or 27%, from $15.4 million for the three months ended March 31, 2020 to $19.6 million for the three months ended March 31, 2021. Non-cash stock compensation expense for new employee and consultant options accounted for $2.8 million of the increase. In addition, non-operational legal fees tied to the acquisition of doc.ai of $0.7 million were incurred in the current period. The other increases are attributable to $0.8 million in professional fees and additional staff tied to growth and $0.7 million in contract support for our health security programs. Offsetting these increases, travel related expenses were down $0.7 million as COVID-19 continues to curb business related travel.

Depreciation and Amortization

Depreciation and amortization increased $0.1 million, or 1%, from $6.6 million for the three months ended March 31, 2020 to $6.7 million for the three months ended March 31, 2021.

Interest Expense

Interest expense decreased $0.9 million, from $7.9 million for the three months ended March 31, 2020 to $7.0 million for the three months ended March 31, 2021. The decrease is related to a 2% average reduction in the interest rate as well as a decrease in the accretion of loan financing costs.

Other Expense

Other expense increased $11.9 million, from $16 thousand for the three months ended March 31, 2020 to $11.9 million for the three months ended March 31, 2021. The increase is primarily related to increased expense of $7.0 million of re-measurement of contingent consideration and $4.8 million of re-measurement of warrant liabilities.

Comparison of the Years Ended December 31, 2020, 2019 and 2018

The following table presents our audited consolidated statement of operations for each of the years ended December 31, 2020, 2019 and 2018, and the dollar and percentage change between the three years:

	Year Ended December 31,			2019 to 2020 % Change	2018 to 2019 % Change
(in thousands)	2020	2019	2018
Revenue	$328,805	$339,541	$341,866	(3)%	(1)%
Costs and operating expenses:
Costs of revenue (exclusive of amortization and depreciation below)	160,911	179,967	192,147	(11)%	(6)%
Sales and marketing	33,335	33,993	34,604	(2)%	(2)%
Product and technology	44,078	45,855	51,415	(4)%	(11)%
General and administrative	83,238	65,824	71,363	26%	(8)%
Depreciation and amortization	24,684	23,782	19,653	4%	21%

Total costs and operating expenses	346,246	349,421	369,182	(1)%	(5)%

Loss from operations	(17,441)	(9,880)	(27,316)	77%	(64)%
Other income (expense)
Interest income	71	149	403	(52)%	(63)%
Interest expense	(31,037)	(28,685)	(25,655)	(8)%	(12)%
Other expense	(9,709)	(808)	(298)	(1102)%	(171)%

Total other expense	(40,675)	(29,344)	(25,550)	(39)%	(15)%

Net loss before taxes and loss from equity method investment	(58,116)	(39,224)	(52,866)	(48)%	26%
Income tax expense	1,557	(213)	(94)	831%	(127)%
Loss from equity method investment	(3,902)	—	(2,034)	n.m.	n.m.

Net loss	$(60,461)	$(39,437)	$(54,994)	(53)%	28%
Net (loss) income attributable to non-controlling interest in subsidiaries	(443)	543	932	(182)%	(42)%

Net loss attributable to Sharecare, Inc.	$(60,018)	$(39,980)	$(55,926)	(50)%	29%

n.m. — Percentage change not meaningful

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

Revenue decreased $10.7 million, or 3%, from $339.5 million for the year ended December 31, 2019 to $328.8 million for the year ended December 31, 2020. Overall, COVID-19 substantially impacted multiple product lines with an impact on revenues of $26.5 million from delayed new revenue starts, cancellations and reduced services. More specifically, biometric screenings and gym memberships for our clients employees/members were cut back, release-of-information requests slowed down from less doctor visits overall and community events, diabetes and heart health programs were canceled or limited. We continued our shift away from clients with low margin products inherited from a previous acquisition, accounting for a decline of $9.7 million. Currency translation fluctuations, mostly from our Brazil operations, negatively impacted revenues by $4.4 million. In addition, non-cash warrant value for revenue contracts increased by $0.7 million, resulting in a corresponding decrease to revenue.

On the growth side, we saw gains in our new digital and digital therapeutics products of $12.2 million (+39%) and grew or added new customers across multiple product lines of $18.2 million. On the new digital therapeutics growth, we upsold 14 customers, several buying multiple products.

The channel revenue changed as follows: Enterprise channel decreased by $14.3 million (from $202.6 million for 2019 to $188.3 million for 2020), the Provider channel decreased by $1.4 million (from $80.7 million for 2019 to $79.3 million for 2020) and the Consumer channel increased by $5.0 million (from $56.2 million for 2019 to $61.1 million for 2020).

The Enterprise channel decline came from a combination of the impact of COVID-19, inherited client attrition and currency translation losses offset by new product and client gains. The Provider channel decline was a combination of COVID-19 impacts offset by new client gains, of which $1.2 million was from the acquisition of Visualize Health in 2020. The Consumer channel increase was due to a strong fourth quarter of 2020 which saw client spend on pharma advertising ramp up, offset by a COVID-19 impact on the non-pharma clients who reduced advertising spend in the second and third quarters of 2020.

Costs and Expenses

Costs of Revenue

Costs of revenue decreased $19.1 million, or 11%, from $180.0 million for the year ended December 31, 2019 to $160.9 million for the year ended December 31, 2020. The cost reductions resulted from several of the revenue shifts mentioned above, specifically, the termination of acquired Enterprise clients and the decline in several of the COVID-19 impacted products (release-of-information, diabetes and heart health management, biometric screenings and gym memberships). Additionally, we reduced direct staffing across multiple product lines in response to the COVID-19 slowdown and used these reductions to make efficiency improvements.

Sales and Marketing

Sales and marketing expense decreased $0.7 million, or 2%, from $34.0 million for the year ended December 31, 2019 to $33.3 million for the year ended December 31, 2020. The sales and marketing costs increased by $1.2 million for additional staff and related variable compensation tied to additional staff (+$1.2 million) and $1.2 million for outside sales consulting services in the fourth quarter of 2020. Several components of sales and marketing expenses decreased due to travel and trade show reductions caused by COVID-19 limitations on face-to-face interactions (-$1.7 million), reduced marketing sponsorships (-$0.7 million), lower stock compensation expense (-$0.4 million) and reduced severance (-$0.4 million).

Product and Technology

Product and technology expenses decreased $1.8 million, or 4%, from $45.9 million for the year ended December 31, 2019 to $44.1 million for the year ended December 31, 2020. Three main areas of the product and technology expense caused the decrease: reduced travel due to COVID-19 restrictions (-$0.5 million), lower employee cell phone and internet charges (-$0.5 million) and lower severance (-$0.8 million).

General and Administrative

General and administrative expense increased $17.4 million, or 26%, from $65.8 million for the year ended December 31, 2019 to $83.2 million for the year ended December 31, 2020. The biggest factor for the increase was the additional non-cash stock option expense tied to executive and senior management option issuances in 2020 (+$15.6 million). Excluding this non-cash impact, the general and administrative expense increased 3%. Professional fees tied to legal, audit and valuation service fees from several acquisitions and public company readiness activities caused an increase to professional fees (+$2.5 million). Additionally, bad debt expense increased $3.7 million tied to clients in the release-of-information and consumer service lines and correlated to tightened budgets from COVID-19 impacts.

Offsetting the increases mentioned above, salary reductions in response to the revenue impacts of COVID-19 (-$2.2 million) and reduced travel (-$1.5 million) in response to COVID-19 restrictions resulted in expense savings. In addition, work-from-home policies for most of the workforce beginning in late first quarter of 2020 in response to COVID-19 and the reduction in office space in several locations resulted in a decrease of $0.7 million.

Depreciation and Amortization

Depreciation and amortization increased $0.9 million, or 4%, from $23.8 million for the year ended December 31, 2019 to $24.7 million for the year ended December 31, 2020.

Interest Expense

Interest expense increased $2.4 million, or 8%, from $28.7 million for the year ended December 31, 2019 to $31.0 million for the year ended December 31, 2020. In the first quarter of 2020, we moved from a cash based interest arrangement with a majority of our convertible debt holders to a non-cash payment-in-kind arrangement at a higher interest rate, resulting in the higher expense.

Other Expense

Other expense increased $8.9 million, from $0.8 million for the year ended December 31, 2019 to $9.7 million for the year ended December 31, 2020. The increase is primarily related to increased expense of $6.2 million of re-measurement of contingent consideration and $3.4 million of re-measurement of warrant liabilities during the year ended December 31, 2020.

Comparison of the Years Ended December 31, 2019 and 2018

Revenue

Revenue decreased $2.3 million, or 1%, from $341.9 million for the year ended December 31, 2018 to $339.5 million for the year ended December 31, 2019. Overall, the declines resulted from the shift away from lower margin contracts inherited with a previous acquisition (-$20.6 million), the cessation of international operations (-$8.5 million) and currency translation losses in our international operations (-$1.8 million). The Digital product line increased $23.0 million (+302%) and customer growth across several business lines of $5.8m helped offset the above declines.

The channel revenue changed as follows: Enterprise channel decreased by $7.1 million (from $209.8 million for 2018 to $202.6 million for 2019), the Provider channel increased by $6.9 million (from $73.8 million for 2018 to $80.7 million for 2019) and the Consumer channel decreased by $2.1 million (from $58.3 million for 2018 to $56.2 million for 2019).

The Enterprise channel fluctuation was driven by the shift away from the previously acquired low-margin contracts, the international currency translation losses in Brazil and the cessation of operations in

Australia, offset by gains in the digital product line. The Provider channel increased on new customer growth, mostly in the audit product line. The Consumer channel decreased, not as a result of lost customers but due to a stronger fourth quarter of 2018.

Costs and Expenses

Costs of Revenue

Costs of revenue decreased $12.2 million, or 6%, from $192.1 million for the year ended December 31, 2018 to $180.0 million for the year ended December 31, 2019. Product shifts from low margin to high margin products (from coaching and other labor-intensive products to digital products), along with efficiency improvements, removing direct labor and technology costs, led to the decrease in costs.

Sales and Marketing

Sales and marketing expense decreased $0.6 million, or 2%, from $34.6 million for the year ended December 31, 2018 to $34.0 million for the year ended December 31, 2019. The decrease resulted primarily from a decrease in personnel-related costs due to efficiencies in the account management team improving staff to customer ratios and was partially offset by an increase in travel and other sales related costs to support new client opportunities.

Product and Technology

Product and technology expenses decreased $5.6 million, or 11%, from $51.4 million for the year ended December 31, 2018 to $45.9 million for the year ended December 31, 2019. The savings was driven by software and platform cost decreases (-$6.4 million) linked to bringing several processes in-house or shifting to lower priced vendors. These savings were partially offset by a $1.3 million increase in personnel-related costs as we ramped staffing to quickly scale the development of our products.

General and Administrative

General and administrative expense decreased $5.5 million, or 8%, from $71.4 million for the year ended December 31, 2018 to $65.8 million for the year ended December 31, 2019. The combination of a $6.7 million decrease in personnel-related costs, including reduction of headcount and share-based compensation expense, a $3.7 million decrease in professional fees due to a reduction of share-based compensation for third parties, reduced accounting and legal fees and a decrease in our international operations tied to shifting strategies, a $1.9 million decrease in facility and related costs due to consolidation of office space and reduced office and telephony costs, a $1.5 million decrease in corporate sponsorships and other administrative costs, and a $1.5 million reduction in one-time fees tied to acquisition activity in 2018 drove the decrease. These impacts were offset by a $9.6 million one-time, non-cash increase in professional fees in 2018 tied to the cancellation and write-off of purchase price accounting contract liabilities.

Depreciation and Amortization

Depreciation and amortization increased $4.1 million, or 21%, from $19.7 million for the year ended December 31, 2018 to $23.8 million for the year ended December 31, 2019 primarily related to an increase in capitalized internal-use software costs.

Interest Expense

Interest expense increased $3.0 million, or 12%, from $25.7 million for the year ended December 31, 2018 to $28.7 million for the year ended December 31, 2019 driven by higher outstanding debt balances, including proceeds from the issuance of Series B-4 Convertible Notes.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

We had $30.5 million in cash and cash equivalents as of March 31, 2021. On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to approximately $418.7 million. Our principal commitments as of March 31, 2021, consist of our long-term debt, operating leases, and purchase commitments. See Note 6 and Note 11 to Sharecare’s consolidated financial statements included elsewhere in this prospectus.

We believe our operating cash flows, together with our cash on hand and the cash we expect to obtain as a result of the Business Combination, will be sufficient to meet our working capital and capital expenditure requirements in the short-term, i.e., for a period of at least 12 months from the date of this prospectus. Our long-term liquidity needs include cash necessary to support our business growth. We believe that the potential financing capital available to us in the future is sufficient to fund our long-term liquidity needs, however, we are continually reviewing our capital resources to determine whether we can meet our short- and long-term goals and we may require additional capital to do so. We may also need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions, and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future as we seek to expand our solution offerings. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product offerings and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 1 to Sharecare’s audited consolidated financial statements and the section titled “Risk Factors — Risks Related to Financing and Tax — We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.” included elsewhere in this prospectus.

The following table summarizes our cash flow data for the periods presented:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net cash (used in)/provided by operating activities	$(4,686)	$2,258	$14,761	$2,577	$(34,355)
Net cash used in investing activities	(9,091)	(6,867)	(19,171)	(16,644)	(17,925)
Net cash provided by financing activities	21,783	32,594	3,770	20,797	27,711

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2021 was $4.7 million, a decrease of $7.0 million from $2.3 million of cash provided by operating activities for the three months ended March 31, 2020.

Cash used during this period included the $32.0 million net loss for the three months ended March 31, 2021 and $1.6 million cash used net of non-cash items. The cash used was increased by changes in operating assets and liabilities of $3.1 million. Cash provided during the prior period included the $11.6 million net loss for the three months ended March 31, 2020 and $1.1 million cash used net of non-cash items. This result for the prior period was offset by cash provided by changes in operating assets and liabilities of $3.4 million.

The operating activity cash change over the prior period of $7.0 million, therefore, was a function of changes in operating assets and liabilities, specifically an increase in accounts receivable offset by an increase in accounts payable and accrued expenses and deferred revenue. Accounts receivable and deferred revenue increased due to new customers related to vaccine assistant programs. Accounts payables increased due to increased expenses tied to higher operating expenses and the timing of payments.

Net cash provided by operating activities for the year ended December 31, 2020 was $14.8 million, an increase of $12.2 million from $2.6 million of cash provided by operating activities for the year ended December 31, 2019. Cash provided during this period included the $60.5 million net loss for the year ended December 31, 2020, net of non-cash items (which increased $40.1 million between periods). This was partially offset by net cash used in changes in operating assets and liabilities of $6.9 million between periods, primarily attributable to deferred revenue, accounts receivable and other receivables, and accounts payable and accrued expenses.

Deferred revenue decreased due to the recognition of revenue that was deferred as of the beginning of the period related to a contract that was executed in the previous year where payment was received in advance of services being delivered. Accounts receivable decreased between periods due to a decrease is the enterprise channel revenue attributable to the impact of COVID-19 as discussed above. Accrued expenses increased as a result of increased PIK interest, accrued payroll taxes due to the passage of the CARES Act in 2020, and an increase of accrued bonuses and professional fees. These increases in accrued expenses were offset by the timing of payments of accounts payable as of December 31, 2020.

Net cash provided by operating activities for the year ended December 31, 2019 was $2.6 million, an increase of $36.9 million from $34.4 million of cash used in operating activities for the year ended December 31, 2018. Cash provided by this period included a lower net loss of $39.4 million (a decrease of $15.6 million between periods), as discussed above, and non-cash items that increased by $9.4 million between periods. Changes in our operating assets and liabilities provided an additional $11.9 million of cash between periods, primarily attributable to deferred revenue and accounts receivable.

Cash provided by deferred revenue increased due to the execution of a new customer agreement in the enterprise channel and the advance payment for services to be delivered in the subsequent year. This increase was offset by the recognition of revenue for various individually immaterial customer balances that were deferred as of the beginning of 2019. Accounts receivable and other receivables decreased due to collection efforts and timing of customer payments as of December 31, 2019.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2021 was $9.1 million compared to $6.9 million of net cash used in investing activities for the three months ended March 31, 2020. The increase in cash outflows was primarily due to cash paid for our acquisition of doc.ai of $2.8 million and cash paid for internal-use software of $6.1 million.

Net cash used in investing activities for the year ended December 31, 2020 was $19.2 million compared to $16.6 million of net cash used in investing activities for the year ended December 31, 2019. The increase in cash outflows was primarily due to cash paid for our acquisition of Visualize Health.

Net cash used in investing activities for the year ended December 31, 2019 was $16.6 million compared to $17.9 million of net cash used in investing activities in 2018. The decrease was primarily due to decreases in both cash paid for internal-use software and property and equipment.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2021 was $21.8 million, primarily due to cash received from the draw down on our Senior Secured Credit Agreement and proceeds from the exercise of common stock options.

Net cash provided by financing activities for the three months ended March 31, 2020 was $32.6 million, which was primarily due to cash received from the draw down on our Senior Secured Credit Agreement, offset by the partial repayment of our outstanding indebtedness.

Net cash provided by financing activities for the year ended December 31, 2020 was $3.8 million, primarily due to cash received from the draw down on our Senior Secured Credit Agreement, offset by the partial repayment of our outstanding indebtedness.

Net cash provided by financing activities for the year ended December 31, 2019 was $20.8 million, which was primarily due to cash received from the issuance of Series C convertible preferred stock, partially offset from debt repayments during the period.

Net cash provided by financing activities for the year ended December 31, 2018 was $27.7 million, which was primarily due to cash received from the issuance of debt, offset by the partial repayment of outstanding indebtedness.

Contractual Obligations

The following is a summary of material contractual obligations and commitments as of December 31, 2020:

(in thousands)	Total	2021	2022 – 2023	2024 –2025	Thereafter
Long-term debt	$190,834	$400	$188,529	$—	$1,905
Operating Leases	9,214	4,482	4,492	240	—
Purchase Commitments	44,622	12,885	17,516	6,221	8,000

Total	$244,670	$17,767	$210,537	$6,461	$9,905

Financing Arrangements

Senior Secured Credit Agreement

In March 2017, we refinanced our existing debt through the execution of a Senior Secured Credit Agreement with a financial institution with the ability to make revolving loans up to $60.0 million, subject to a borrowing base. Total amounts outstanding was $33.3 million as of March 31, 2021.

In connection with the Business Combination, we repaid all outstanding amounts under the Senior Secured Credit Agreement. In the future, we may incur additional borrowings under the Senior Secured Credit Agreement. See Note 6, Debt, to Sharecare’s consolidated financial statements and the section titled “Risk Factors — Risks Related to Financing and Tax — Our debt agreements contain certain restrictions that may limit our ability to operate our business.” included elsewhere in this prospectus.

Second Lien Credit Agreement

In May 2017, we entered into a Second Lien Credit Agreement with a lender for loans up to $50.0 million. In connection with the execution of the Second Lien Credit Agreement, we borrowed $40.0 million.

During 2018, we executed an amendment to the Second Lien Credit Agreement. In conjunction with the amendment, we issued 5,000 warrants totaling $0.2 million and recorded as a discount to the debt, which is being amortized to interest expense.

The lender agreed to accept paid in-kind interest aggregating $1.4 million as of March 31, 2021. As of March 31, 2021, principal amounts outstanding total $40.1 million.

The Second Lien Credit Agreement was repaid in full and terminated in connection with the consummation of the Business Combination.

Series B-3 Convertible Notes

We issued $30.0 million of Series B-3 Convertible Notes during 2018. The Series B-3 Convertible Notes include interest at 10%, payable quarterly in arrears. The principal on the outstanding notes is convertible into Series B-3 redeemable convertible preferred stock, at a conversion price of $249.87 per share. The carrying value of the Series B-3 Convertible Notes is comprised of the principal outstanding less amounts recorded based on the fair value of warrants issued and the beneficial conversion feature net of accretion. As of March 31, 2021, $95.0 million of Series B-3 Convertible Notes had been issued.

During 2019 and 2018, the total reduction in the debt upon issuance for the warrants and beneficial conversion features in connection with this issuance totaled $2.1 million and $7.1 million, respectively. These amounts are accounted for as deferred financing fees, net of the debt and amortized over the life of the debt as interest expense.

In 2020, certain of the holders of our Series B-3 Convertible Notes agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $9.2 million as of March 31, 2021. Principal amounts outstanding total $92.3 million as of March 31, 2021.

The Series B-3 Convertible Notes were converted into shares of Legacy Sharecare Series B-3 redeemable convertible preferred stock (and such preferred stock was subsequently converted in Legacy Sharecare common stock) immediately prior to the consummation of the Business Combination.

Series B-4 Convertible Notes

We issued $25.0 million of Series B-4 Convertible Notes during 2019. The Series B-4 Convertible Notes has interest at 10%, payable quarterly in arrears. In 2018 and prior to the issuance of the notes, we issued 21,350 warrants for a commitment of future funding. The warrants were liability classified as they contained a provision such that once issued they could be clawed back if the amount committed was not funded, representing a freestanding derivative. Upon the issuance of the debt, the fair value of the warrants of $2.6 million was remeasured, at which time the number of shares to be issued became fixed (no warrants could be cancelled) and the warrants were subsequently reclassified from a liability to an equity instrument.

In 2020, certain of the holders of our Series B-4 Convertible Notes agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $2.0 million as of March 31, 2020. Principal amounts outstanding total $25.5 million as of March 31, 2021.

The Series B-4 Convertible Notes were converted into shares of Legacy Sharecare Series B-4 redeemable convertible preferred stock (and such preferred stock was subsequently converted in Legacy Sharecare common stock) immediately prior to the consummation of the Business Combination.

Series B Convertible Promissory Notes to Claritas Capital

In June 2013, we received proceeds of $5.0 million from the issuance of promissory notes to Claritas Capital, convertible into Series B redeemable convertible preferred stock, with interest paid quarterly at 10%, annualized. The outstanding principal as of March 31, 2021 was $5.0 million.

In 2021, Claritas Capital agreed to accept paid in-kind interest for a portion of the period at a rate of 12% aggregating $0.5 million as of March 31, 2021. Principal amounts outstanding total $5.1 million as of March 31, 2021.

The Series B Convertible Promissory Notes were converted into shares of Legacy Sharecare Series B redeemable convertible preferred stock (and such preferred stock was subsequently converted in Legacy Sharecare common stock) immediately prior to the consummation of the Business Combination.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, revenue recognition, the valuation of assets and liabilities acquired, and the useful lives of intangible assets acquired in business combinations and the valuation of common stock. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 1, Nature of Business and Significant Accounting Policies, to Sharecare’s consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

Revenue is recognized when control of the promised good or service is transferred to the client, in an amount that reflects the consideration we expect to be entitled to in exchange for that good or service. Sales and usage-based taxes are excluded from revenue. We do not have any contracts that include significant financing fees. We are the principal in all outstanding revenue arrangements. We serve a diverse group of clients.

Enterprise Revenue

We provide employers, health plans, health systems and government organizations with health management programs for their employee base or covered population, including digital engagement, telephonic coaching, incentives, and biometrics. Revenue is recognized on a PMPM basis for a portion of revenue and based on individual product offerings being purchased by each individual customer which may vary based on the timing of delivery of those performance obligations. Member participation rates are established during contract negotiations with clients, often based on a portion of the value the programs are expected to create. Contracts with health plans, health care systems and government organizations generally range from three to five years with several comprehensive strategic agreements extending up to ten years in length. Contracts with larger employer clients typically have two-to four-year terms.

Health management program contracts often include a fee for the subscription of the Sharecare 3.0 digital platform, which may also be sold on a stand-alone basis. This service allows members to access Sharecare’s proprietary mobile application with a comprehensive suite of health and wellness management programs, content, and tools. Revenue is recognized on a per member or a fixed fee basis as the services are provided. These contracts may also include a performance obligation to implement the platform, which includes services such as marketing to the member population, configuration of the platform to be employer/provider specific and the set-up of challenges and incentives. These services are recognized over time as the services are performed. Any termination clauses may impact the contract duration.

Sharecare’s Blue Zones Project is a community well-being improvement initiative designed to change the way people experience the world around them by encouraging and promoting better lifestyle choices, such as commuting, eating, and social habits. Because healthier environments naturally nudge people toward healthier choices, Blue Zones Project focuses on influencing the Life Radius®, the area close to home in which people spend 90% of their lives. Blue Zones Project best practices use people, places, and policy as levers to transform those surroundings. These contracts normally include two performance obligations, the discovery period and the subsequent content delivery for each year of engagement. The revenue is recognized based on the relative standalone selling price of the performance obligations evenly over time. These contracts do not include termination clauses and often have two- to four-year terms.

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as cost savings, and/or clinical outcomes improvements (performance-based). We use the most likely amount method to estimate variable consideration for these performance guarantees. We include in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We utilize customer data in order to measure performance.

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled.

Prior to January 1, 2019, performance-related adjustments (including any amounts recorded as revenue that were ultimately refunded), changes in estimates, or data reconciliation differences may have caused recognition or reversal of revenue in a current year that pertained to services provided during a prior year. Performance-related adjustments to revenue were not recognized (to the extent that performance-based services are provided, and the price is not fixed or determinable). Effective with the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), on January 1, 2019, performance-related revenue is recorded based on the most likely amount to be earned after applying the constraint that a significant reversal of revenue will not occur in future periods.

Clients are generally billed monthly for the entire amount of the fees contractually due for the prior month’s enrollment, which typically includes the amount, if any, that is performance-based and may be subject to refund should performance targets not be met. Fees for participation are typically billed in the month after the services are provided. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally 6-12 months. A limited number of contracts provide for certain performance-based fees that cannot be billed until after they are reconciled with the client.

Provider Revenue

Our provider channel revenue is primarily based on the volume of health document requests fulfilled and recognized upon satisfactory delivery to the client. In addition, provider revenue is derived from subscription fees for various technology-related services that assist providers with efficiency and productivity and enhanced patient care. Subscription fees are recognized ratably over the contractual period.

Consumer Solutions Revenue

Our consumer solutions channel generates revenue mostly through ad sponsorships and content delivery. Content delivery revenue is recognized when the content is delivered to the client and the transaction has met the other criteria listed above. Ad sponsorship revenue is recognized when the contractual page views or impressions are delivered to the client.

Certain customer transactions may contain multiple performance obligations that may include delivery of content, page views, and ad sponsorship over time. To account for each of these elements separately, the delivered elements must be capable of being distinct and must be distinct in the context of the contract. Revenue is allocated based on the stand-alone or unbundled selling price for each performance obligation as the services are provided.

Business Combinations

We account for business acquisitions in accordance with ASC Topic 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions, and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists, and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operation.

New Accounting Pronouncements

See Note 1, Nature of Business and Significant Accounting Policies, to Sharecare’s consolidated financial statements included elsewhere in this prospectus.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Falcon is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. For additional information, see the section titled “Risk Factors — Risks Related to Being a Public Company — We are an ‘emerging growth company,’ and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.” included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange, and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future.

MANAGEMENT

The following is a list of Sharecare’s directors and executive officers and their ages and positions as of the closing of the Business Combination.

Name	Age	Position
Jeff Arnold	51	Founder, Chief Executive Officer, Chairman and Director
Justin Ferrero	48	President, Chief Financial Officer
Dawn Whaley	52	President, Chief Marketing Officer
Pam Shipley	50	Chief Operating Officer
Jeffrey A. Allred	67	Director
John Chadwick	54	Director
Dr. Sandro Galea	50	Director
Ken Goulet	62	Director
Dr. Veronica Mallett	64	Director
Alan G. Mnuchin	60	Director
Rajeev Ronanki	50	Director
Jeff Sagansky	69	Director

Jeff Arnold founded and has been the chairman and chief executive officer of Sharecare since Sharecare’s inception in 2012. Prior to founding Sharecare, Mr. Arnold was chairman and CEO of HowStuffWorks.com, until its sale to Discovery Communications in 2007, where he then served as chief digital strategy officer and chief architect of The Curiosity Project, until December 2011. Prior to that, in 1998, he founded and served as CEO of WebMD until 2000. Mr. Arnold has been widely recognized for his innovative contributions to media, healthcare, and technology throughout the years, including: EY naming him Entrepreneur Of The Year in the Southeast twice; being inducted into the American Academy of Achievement; being named a Global Leader of Tomorrow by the World Economic Forum; being presented with the Blumenthal Award by Johns Hopkins University; being inducted into the Honor Society of Nursing, Sigma Theta Tau International, as an honorary member; receiving the Phoenix Award by the State of Georgia; being inducted into the Technology Hall of Fame of Georgia; named a Health Care Hero by the Atlanta Business Chronicle; presented with a Groundbreaker Award by Atlanta Magazine; and honored by the Atlanta chapter of the IndUS Entrepreneurs with a Lifetime Achievement Award. Mr. Arnold is a graduate of the University of Georgia, where he majored in communications studies. He has been on numerous boards for public, private, and charitable organizations over the years and currently serves on the board of Five Star Travel, Inc., is acting chairman of Forbes Travel Guide and co-chairman of Endeavor Atlanta.

We believe Mr. Arnold is qualified to serve on the Sharecare Board due, among other things, to his role as founder of Sharecare and chief executive officer since its inception.

Justin Ferrero has served as president and chief financial officer of Sharecare since Sharecare’s inception in 2012. Responsible for technology, finance, corporate development, and strategic partnerships since Sharecare’s inception, Mr. Ferrero has played a key leadership role in helping to drive Sharecare’s long-term growth strategy. Before joining Sharecare, Mr. Ferrero was executive vice president and chief financial officer for HowStuffWorks until 2011. Before HowStuffWorks, Mr. Ferrero was a partner and founding member of The Convex Group, a media and technology holding company that owned HowStuffWorks until its sale to Discovery. Prior to The Convex Group, Mr. Ferrero was an associate with the Conseco Private Capital Group, where he gained extensive experience in corporate finance, mergers and acquisitions, and corporate organization and governance. Mr. Ferrero holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill. Mr. Ferrero currently serves on the board of directors for Forbes Travel Guide. He was named in 2020 and 2021 to Atlanta Magazine’s Atlanta 500, a list of the city’s most influential leaders.

Dawn Whaley has served as president and chief marketing officer of Sharecare since Sharecare’s inception in 2012. Ms. Whaley is involved in the development of overall corporate strategy and scaling operational execution, and is directly responsible for marketing, strategic partnerships, and business development. Previously, Ms. Whaley was the executive vice president of marketing and strategic relationships for HowStuffWorks, where she helped manage operations, marketing, and corporate development. Ms. Whaley was also a founding member of The Convex Group, the media and technology holding company that acquired HowStuffWorks in 2002, until its sale to Discovery. Prior to her role with The Convex Group, Ms. Whaley served as executive vice president for Alexander Ogilvy Public Relations, a leading, high-tech communications firm, and helped to orchestrate its acquisition by WPP in 1998.

Ms. Whaley currently holds a bachelor’s degree in telecommunications and business management from the University of Georgia. Ms. Whaley currently holds positions on the boards of directors for Forbes Travel Guide and the American Heart Association’s Metro Atlanta Division, for which she served on the executive committee of the 2016 Go Red for Women annual fundraiser. Additionally, she was recently named to the Atlanta 500, bestowed with Atlanta Magazine’s Groundbreaker Award and selected as a Diversity in Technology Game Changer by the Technology Association of Georgia.

Pam Shipley has served as executive vice president, chief operating officer, and chief client officer of Sharecare since September 2020. Bringing more than 30 years of experience in healthcare to her role, Ms. Shipley oversees Sharecare’s ongoing operational growth and end-to-end delivery of its comprehensive virtual health platform, services, and solutions. Ms. Shipley joined Sharecare from Centene Corporation, a Fortune 50 company and leading multi-national healthcare enterprise, where she served as Senior Vice President, Markets, with oversight and responsibility for multiple markets in the South, East, and Midwest regions. Spanning her 12 years with Centene, Ms. Shipley was responsible for strategy and business development for Envolve. She also led the Provider division, the Business Implementation Group and IT Configuration Unit, served as Plan President and was the company’s first Executive Sponsor for Digital Transformation. Prior to Centene, Ms. Shipley held a number of positions at other leading healthcare organizations, including UnitedHealthcare. In 2018, Ms. Shipley was chosen by the McKinsey Group to be included in their “Remarkable Women” program, for which a dozen women are selected each year across the world. She has also served as the executive sponsor for Centene’s women’s Employee Inclusion Group, I.N.S.P.I.R.E., is a member of Women Business Leaders, and sits on the Advisory Board of Nuvo Cares. Ms. Shipley attended Villanova University and received her B.S. from Chestnut Hill College in Philadelphia.

Jeffrey A. Allred is a partner at the law firm of Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), where he serves as the firmwide Chair of the Corporate Practice Group. Prior to joining Nelson Mullins in April 2008, he was CEO of Griffeon Group LLC, a strategic advisory firm, from January 2007 to March 2008. Prior to that, Mr. Allred was at Premiere Global Services, Inc. (NYSE: PGI), a publicly traded global communications technology and services company, from July 1997 to December 2006. At Premiere, he served in various executive roles, including Executive Vice President—Strategic Development and Finance, Chief Investment Officer, and President and Chief Operating Officer, and as a member of the company’s Board of Directors. Mr. Allred serves as a director and member of the investment committee of the Kenan-Flagler Private Equity Funds. He has also served on the board of trustees, advisors and capital committees of numerous educational institutions and non-profit organizations, including as the Chairman of the Board of Visitors of the University of North Carolina at Chapel Hill and the Chairman of the Board of Advisors of the Kenan-Flagler Business School. Mr. Allred received his B.A. with Highest Honors in Political Science, his M.B.A. and his J.D. with Honors, from the University of North Carolina at Chapel Hill.

We believe Mr. Allred is qualified to serve on the Sharecare Board due, among other things, to his extensive experience leading both public and private companies in a variety of leadership roles.

John Chadwick founded and has been a partner of Claritas Capital since its inception in 2001. Mr. Chadwick has over thirty years of experience in financial services, with over twenty five years of experience in venture capital and private equity. Mr. Chadwick represents Claritas Capital on the boards of directors of numerous privately held companies, including FOH & BOH, Forbes Travel Guide, Genomind, MyWoundDoctor,

Sharecare, StudioNow and TwelveStone Health Partners; and serves as an observer to the board of directors of Cogitativo. During his tenure as a partner of Claritas Capital, Mr. Chadwick has overseen numerous investments, including Continuum 700 (sold to T-Mobile), Entrada (sold to NextGen), Empyrean Benefit Solutions (sold to Securian Financial), HCA Healthcare (IPO) and StudioNow (sold to AOL). Prior to founding Claritas Capital, Mr. Chadwick was a partner at Richland Ventures and a Vice President of the Energy Group at Chemical Bank Mr. Chadwick also serves on the board of directors of W. S. Farish & Company, a private trust company. Mr. Chadwick earned an MBA from the Wharton School at the University of Pennsylvania and a B.A. from the University of Virginia.

We believe Mr. Chadwick is qualified to serve on the Sharecare Board due, among other things, to his extensive experience in healthcare, financings and capital structure and corporate governance.

Dr. Sandro Galea is a physician, epidemiologist and author and has served as the Robert A. Knox Professor, since January 2016, and Dean, since January 2015, at the Boston University School of Public Health. Dr. Galea previously held academic and leadership positions at Columbia University, the University of Michigan and the New York Academy of Medicine, including as the Gelman Professor and Chair of the Department of Epidemiology at the Columbia University Mailman School of Public Health. Dr. Galea has published over 900 scientific journal articles, 50 chapters and 18 books and his research has been cited over 70,000 times and featured extensively in current periodicals and newspapers. Dr. Galea has also published widely in the lay press, including in The Wall Street Journal, Harvard Business Review, The Boston Globe and The New York Times, and he is a regular contributor to Fortune. Dr. Galea is an elected member of the National Academy of Medicine and currently chairs the Rockefeller-Boston University Determinants, Data, Decision Making (3-D) global high- level commission. He has served as board Chair of the Association of Schools and Programs of Public Health, president of the Society for Epidemiologic Research and the Interdisciplinary Society for Population Health Science. Dr. Galea was named one of TIME magazine’s epidemiology innovators in 2006 and has been listed by Thomson Reuters/Clarivate as one of the “World’s Most Influential Scientific Minds” for the social sciences since 2015.

Dr. Galea has received several lifetime achievement awards for his research, including the Rema Lapouse Award from the American Public Health Association and the Robert S. Laufer Award from the International Society for Traumatic Stress. Dr. Galea serves frequently on advisory groups to national and global organizations. He formerly served as chair of the New York City Department of Health and Mental Hygiene’s Community Services Board and as a member of its Health Board. He served on the Advisory Council of the National Institute on Minority Health and Health Disparities, and on the Board of Scientific Counselors, Office of Public Health Preparedness and Response. More recently, he has served on several national and state COVID-19 committees, including co-chairing the Massachusetts Public Health Association Emergency Task Force on Coronavirus and Equity. Dr. Galea holds a medical degree from the University of Toronto, graduate degrees from Harvard University and Columbia University, and an honorary doctorate from the University of Glasgow

We believe Dr. Galea is qualified to serve on the board of directors of New Sharecare due, among other things, to his extensive expertise in the medical field and significant contributions to fields of medicine and social sciences.

Ken Goulet previously served as Executive Vice President, President Commercial & Specialty Businesses at Anthem, Inc. (which we refer to in this prospectus as the “Strategic Investor”) from August 2012 until September 2015 and as Executive Vice President, President Commercial Business Unit of the Strategic Investor from October 2007 until August 2012. Prior to that, he also served as Senior Vice President, President of National Accounts and National Sales & Account Management at the Strategic Investor (previously known as WellPoint, Inc.) from September 2006 until October 2007. During his time at the Strategic Investor, Mr. Goulet’s responsibilities included Strategy, Marketing, Product, Medical Management, Provider Engagement & Contracting and Service Operations. He successfully led the Strategic Investor through the industry’s turbulent transition to the Affordable Care Act, developing and executing the strategy and implementation of Public Exchanges. In addition, he successfully advanced Provider Collaboration strategies across the enterprise;

integrated and grew the Strategic Investor’s Specialty Companies and organically grew the Strategic Investor’s Commercial Business. Before joining the Strategic Investor, Mr. Goulet spent 23 years at CIGNA Corporation where he held a number of management, sales and operations positions.

Mr. Goulet also has experience serving on a number of public and private company boards, including his current position as member of the board of directors of CHP Merger Corp. (Nasdaq: CHPMU), as well as positions on the board of several privately held companies within the healthcare industry, including Behavioral Health Group, EmpiRx, IPG, OODA Health, Quartet Health and Sharecare. He also sits on the advisory boards of Brave Health, Carecentrix and NationsHearing. From December 2015 until August 2018, Mr. Goulet served on the board of directors of Cotiviti (NYSE: COTV), prior to its acquisition by Veritas Capital. From April 2016 until March 2017, Mr. Goulet served on the board of Surgical Care Affiliates (Nasdaq: SCAI), prior to its acquisition by UnitedHealth’s Optum. Mr. Goulet received a Bachelor’s degree in economics from Trinity College in Hartford, Connecticut.

We believe Mr. Goulet is qualified to serve on the Sharecare Board due, among other things, to his extensive experience leading organizations as a senior executive in the digital healthcare space.

Dr. Veronica Mallett is the President and Chief Executive Officer of Meharry Medical College Ventures, a wholly-owned subsidiary of Meharry Medical College (“MMC”). She has held this position since April 2021. In addition, Dr. Mallett also serves as the Executive Director for the Center for Women’s Health Research. For the prior three years she served as the Senior Vice President of Health Affairs and Dean at Meharry Medical College School of Medicine, a position she has held since March 2020. As a leader, clinician, educator, and researcher, Dr. Mallett has authored over 100 articles, book chapters and abstracts combined. Dr. Mallett has served on the Faculty of Northwestern University, Wayne State University (“WSU”), University of Tennessee Health Science Center, Texas Tech Health Science Center El Paso (“Texas Tech”), holding leadership positions in each of these schools. She has over twenty years of leadership experience, as Fellowship Director and Residency Program Director at WSU, Director of Healthcare Excellence and Department Chair both at the University of Tennessee Memphis and Texas Tech where she served as founding Chair of the department of Obstetrics and Gynecology and Practice Plan Director from February 2011 to February 2017. She served as SVP and Dean of MMC School of Medicine for three years from March 2017 to March 2020, where she ran all clinical operations for the college.

Dr. Mallett attended Barnard College, Columbia University followed by medical school at Michigan State University, College of Human Medicine. Following medical school, she completed residency in Obstetrics and Gynecology and Fellowship in Urological Gynecology, now a board-certified subspecialty of Ob/Gyn, called Female Pelvic Medicine and Reconstructive Pelvic Surgery, at WSU in Detroit. She completed a Research and Surgical Fellowship in Electrophysiology of the Pelvic Floor/Reconstructive Surgery at St. Mary’s Hospital, Manchester, England. She is board certified in both Obstetrics and Gynecology and Female Pelvic Medicine and Reconstructive Pelvic Surgery. She has a master’s degree in Medical Management from Carnegie Mellon in Pittsburgh.

We believe Dr. Mallett is qualified to serve on the Sharecare Board due, among other things, to her extensive expertise in, and significant contributions to, the field of medicine.

Alan G. Mnuchin is a director of Sharecare. Mr. Mnuchin served as Chief Executive Officer and Chairman of FCAC from June 5, 2020 until the closing of the Business Combination. Mr. Mnuchin founded and has been the chief executive officer of Ariliam Group, a principal investment and strategic consulting firm, since 2019. Mr. Mnuchin has invested in various media and technology companies prior to and since founding Ariliam Group. Since May 2020, Mr. Mnuchin has served as a member of the board of directors of Flying Eagle. Mr. Mnuchin served as a member of the board of directors of Target Hospitality Corp. (Nasdaq: TH) from January 2019 to March 2019. In 2003, Mr. Mnuchin formed the boutique investment bank AGM Partners LLC, through which he has acted as a strategic M&A advisor to leading corporate, entrepreneurial and private equity clients on transactions totaling over $80 billion. Prior to founding AGM Partners, Mr. Mnuchin was the global head of the media group of Lehman Brothers from 2000 to 2003. Previously, Mr. Mnuchin was head of the media and entertainment group at Bear Stearns from 1996 to 2000. Prior to joining Bear Stearns, Mr. Mnuchin was a senior member of the communications, media and entertainment group at The Goldman Sachs Group, Inc. (NYSE: GS), where he started his career in 1984, with primary responsibility for the group’s media industry efforts. Mr. Mnuchin earned an MBA from the University of Chicago and a B.S. from the Wharton School at the University of Pennsylvania.

We believe Mr. Mnuchin is qualified to serve on the Sharecare Board due, among other things, to his extensive leadership experience as an officer and director of public companies, including as Chief Executive Officer and Chairman of FCAC prior to the Business Combination.

Rajeev Ronanki has served as the Senior Vice President & Chief Digital Officer of the Strategic Investor since June 2018, where he leads the execution of the Strategic Investor’s Digital, Artificial Intelligence, Exponential Technology and Innovation portfolios. His experience spans over 20 years of innovation-driven industry and social change across healthcare and technology. Prior to joining the Strategic Investor, Mr. Ronanki was a Partner at Deloitte Consulting, LLC from June 2008 to June 2018, where he established and led Deloitte’s Life Sciences and Healthcare Advanced Analytics, Artificial Intelligence and Innovation practices. Additionally, he was instrumental in shaping Deloitte’s blockchain and cryptocurrency solutions and authored pieces on various exponential technology topics. Mr. Ronanki also led Deloitte’s strategic partnerships across a wide range of innovation programs, such as doc. ai, Singularity University, Exponential Conference Series and MIT Media Labs, that seek to evangelize disruptive technologies like artificial intelligence, blockchain and precision medicine. Mr. Ronanki obtained a Bachelor’s Degree in Mechanical Engineering from Osmania University in India and a Master’s Degree in Computer Science from the University of Pennsylvania.

We believe Mr. Ronanki is qualified to serve on the Sharecare Board due, among other things, to his extensive leading digital innovation in the healthcare space, including as a senior executive of the Strategic Investor.

Jeff Sagansky is a director of Sharecare and has served as a director of FCAC since its IPO in September, 2020. Mr. Sagansky was the chief executive officer and chairman of Diamond Eagle Acquisition Corp. from March 2019 until the consummation of its business combination in April 2020. Mr. Sagansky served as the chief executive officer and chairman of Platinum Eagle from December 2017 until the consummation of its business combination with Target Hospitality in March 2019, and continues to serve as a member of Target Hospitality’s board of directors. Mr. Sagansky has been a director of WillScot Corporation since Double Eagle was formed in June 2015 and served as Double Eagle’s president and chief executive officer from August 6, 2015 until the consummation of its business combination in November 2017. Mr. Sagansky is a co-founder of Hemisphere Capital Management LLC, a private finance company that specializes in special opportunity equity and credit investments in the media and entertainment industry. Mr. Sagansky also co-founded, together with Harry E. Sloan, Global Eagle Acquisition, which completed its business combination with Row 44 and AIA in January 2013. Mr. Sagansky served as Global Eagle Acquisition’s president from February 2011 through January 2013. He also co-founded, together with Mr. Sloan, Silver Eagle, which invested approximately $273.3 million in Videocon d2h in exchange for equity shares of Videocon d2h represented by ADSs in March 2015. In March 2018, Videocon d2h merged with and into Dish TV India Limited (NSE: DISHTV). Mr. Sagansky served as Silver Eagle’s president from April 2013 through March 2015.

Mr. Sagansky was formerly chief executive officer and then vice chairman of Paxson Communications Corporation from 1998 to 2003, where he launched the PAX TV program network in 1998. Under his leadership, PAX TV became a highly rated family-friendly television network with distribution growing from 60% of U.S. television households to almost 90% in only four years. In addition, Mr. Sagansky drove substantial improvement in the network’s financial performance with compounded annual revenue growth of 24% and compounded annual gross income growth of 30% from 1998 to 2002. Prior to joining Pax, Mr. Sagansky was co-president of Sony Pictures Entertainment (“SPE”), from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. While at SPE, he spearheaded SPE’s acquisition, in partnership with Liberty Media Corporation and other investors, of Telemundo Network Group, LLC, or Telemundo. The transaction generated significant returns for SPE as Telemundo was sold to the National Broadcasting Company, Inc., for over six times its original investment less than three years later. Previously, as executive vice president of Sony Corporation of America (“SCA”), Mr. Sagansky oversaw the 1997 merger of SCA’s Loews Theaters unit with the Cineplex Odeon Corporation to create one of the world’s largest movie theater companies, and the highly successful U.S. launch of the Sony PlayStation video game console. Prior to joining SCA, Mr. Sagansky was president of CBS Entertainment from 1990 to 1994, where he engineered CBS’s ratings rise from third to first place in eighteen months. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, where he developed and oversaw production of a wide variety of successful films. Mr. Sagansky graduated with a B.A. from Harvard College and an MBA from Harvard Business School. He also serves on the boards of Omio and Imagine Entertainment.

We believe Mr. Sagansky is qualified to serve on the Sharecare Board due, among other things, to his extensive leadership experience as an officer and director of public companies, including as a director of FCAC prior to the Business Combination.

Classified Board of Directors

The Sharecare Board is comprised of nine members. The Sharecare Board is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Each Class I director, consisting of Dr. Galea, Dr. Mallett and Mr. Sagansky, will have a term that expires at Sharecare’s annual meeting of stockholders in 2022, each Class II director, consisting of Messrs. Allred, Goulet and Mnuchin, will have a term that expires at Sharecare’s annual meeting of stockholders in 2023 and each Class III director, consisting of Messrs. Arnold, Chadwick and Ronanki, will have a term that expires at Sharecare’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Director Independence

The rules of Nasdaq require that a majority of the Sharecare Board be independent within one year of the date of FCAC’s initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Sharecare Board has determined that Dr. Mallett and Dr. Galea and Messrs. Allred, Chadwick, Goulet, Mnuchin and Sagansky are “independent directors” as defined in the rules of Nasdaq and applicable SEC rules. In determining the independence of directors, the Sharecare Board evaluated certain transactions and historical relationships between Sharecare and the directors (or entities with which they are affiliated), including certain lending arrangements, consulting arrangements and arm’s length transactions between Sharecare and entities affiliated with certain of our directors. Sharecare’s independent directors will have regularly scheduled meetings at which only independent directors are present. Mr. Chadwick has been appointed as Sharecare’s Lead Director.

Committees of the Board of Directors

The standing committees of the Sharecare Board consist of an audit committee, a compensation and human capital committee and a nominating and corporate governance committee. Each of the committees reports to the Sharecare Board as they deem appropriate and as the Sharecare Board may request. The composition, duties and responsibilities of these committees are set forth below. The Sharecare Board may also convene additional committees as necessary and in accordance with our organizational documents.

Audit Committee

The audit committee of the Sharecare Board is responsible for, among other matters:

•

assisting the Sharecare Board in the oversight of (i) the accounting and financial reporting processes of Sharecare and the audits of the financial statements of Sharecare, (ii) the preparation and integrity of the financial statements of Sharecare, (iii) the compliance by Sharecare with financial statement and regulatory requirements, (iv) the performance of Sharecare’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of Sharecare’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors Sharecare’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm Sharecare’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of Sharecare’s financial statements, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Sharecare prior to the filing of Sharecare’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Sharecare’s critical accounting principles and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving Sharecare and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between Sharecare and related parties or affiliates of the officers of Sharecare requiring disclosure under Item 404 of Regulation S-K prior to Sharecare entering into such;

•

establishing procedures for the receipt, retention and treatment of complaints received by Sharecare regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with Sharecare’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Sharecare’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

The audit committee consists of Messrs. Allred, Goulet (chair) and Mnuchin, each of whom (other than Mr. Allred) qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Mr. Allred is permitted to serve on the audit committee until the first anniversary date of FCAC’s initial public offering under Nasdaq rules. Each member of the audit committee is financially literate and Mr. Mnuchin qualifies as an “audit committee financial experts” as defined in applicable SEC rules. The Sharecare Board has adopted a written charter for the audit committee, which is available on our corporate website.

Compensation and Human Capital Committee

The compensation and human committee of the Sharecare Board is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Sharecare Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and Sharecare’s philosophy;

•	reviewing and approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Sharecare Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and approving the compensation of Sharecare’s directors;

•

reviewing and approving executive compensation agreements, policies and plans, including any employment, retention, severance, change-in-control, deferred compensation and “claw-back” agreements, policies and plans;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Sharecare Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	determining and approving Sharecare’s policy relating to change-of-control or “parachute” payments;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Sharecare’s executive officers and employees;

•

overseeing Sharecare’s human capital management, including Sharecare’s policies with respect to performance management, talent management, diversity, equity and inclusion, work culture and the development and retention of the Sharecare’s workforce;

•	reviewing periodic reports from management on matters relating to Sharecare’s personnel appointments and practices;

•	assisting management in complying with Sharecare’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for Sharecare’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	monitoring the Sharecare’s compliance with a prohibition under Sarbanes-Oxley Act on personal loans to directors and executive officers;

•	annually evaluating the committee’s performance and the committee’s charter and recommending to the Sharecare Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

The compensation and human capital committee consists of Messrs. Chadwick (chair) and Goulet and Dr. Galea, each of whom qualifies as an independent director according to the rules and regulations of Nasdaq with respect to compensation committee membership. The Sharecare Board has adopted a written charter for the compensation and human capital committee, which is available on our corporate website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the Sharecare Board is responsible for, among other matters:

•	developing and recommending to the Sharecare Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on Sharecare’s Board;

•	reviewing candidates recommended by Sharecare stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Sharecare Board and election by the stockholders of Sharecare at the next annual meeting.

The nominating and corporate governance committee has established specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of Sharecare considers educational background, diversity of professional experience, knowledge of the business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Sharecare stockholders.

The nominating and corporate governance committee consists of Messrs. Allred (chair) and Sagansky and Dr. Galea, each of whom qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq. The Sharecare Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website.

Compensation Committee Interlocks and Insider Participation

The compensation and human capital committee consists of Messrs. Chadwick and Goulet and Dr. Galea. None of the members of the compensation committee has at any time been an officer or employee of Sharecare. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our compensation and human committee or the Sharecare. No member of the any relationships requiring disclosure under Item 404 of Regulation S-K, other than Mr. Chadwick who also serves on the board of directors of Five Star Travel Corporation (“Five Star”) with whom Sharecare has certain business relationships. See “Certain Relationships and Related Party Transactions.”

Code of Ethics

The Sharecare Board has adopted a Code of Business Conduct and Ethics applicable to Sharecare’s management team and employees in accordance with applicable federal securities laws. A copy of the Code of Business Conduct and Ethics, and any future amendments is available on our corporate website, and we will disclose any amendments or waivers of certain provisions of our Code of Business Conduct and Ethics in a current report on Form 8-K, as legally required.

Communications with the Board of Directors

Interested parties wishing to communicate with the Sharecare Board or with an individual member or members of the Sharecare Board may do so by writing to the Sharecare Board or to the particular member or members of the Sharecare Board, and mailing the correspondence to Sharecare, Inc., 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305 c/o Corporate Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of Sharecare common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of Sharecare common stock that are owned of record by the record holder and beneficially by the beneficial owner.

EXECUTIVE COMPENSATION

This section provides an overview of Sharecare’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed regarding Sharecare’s named executive officers, (“NEOs”), in the summary compensation table below. In this section, “we,” “us,” “our” and “Sharecare” generally refer to Sharecare in the present tense or Legacy Sharecare prior to the consummation of the Business Combination.

For 2020, Sharecare’s NEOs were:

Name	Position
Jeff Arnold	Founder, Chairman and Chief Executive Officer
Justin Ferrero	President, Chief Financial Officer
Dawn Whaley	President, Chief Marketing Officer

To achieve Sharecare’s goals, Sharecare has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.

Sharecare believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Sharecare’s current compensation programs reflect its startup origins in that they consist primarily of salary, cash bonus and long-term equity awards, including stock options. As Sharecare’s needs evolve, Sharecare intends to continue to evaluate its philosophy and compensation programs as circumstances require. Sharecare’s compensation committee of its board of directors, with input from its Chief Executive Officer (with respect to compensation of the other NEOs), has historically determined the compensation for Sharecare’s NEOs.

Compensation of Sharecare’s NEOs is comprised of three key components: base salary, short-term cash incentive and long-term equity incentive.

Summary Compensation Table

The following table sets forth information concerning the compensation of the NEOs for the year ended December 31, 2020.

Name and principal position	Year	Salary ($)(1)	Option awards ($)(2)	Non-equity Incentive Plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Jeff Arnold Founder, Chairman and Chief Executive Officer	2020	750,000	15,855,852	300,000	1,357,701	18,263,553
Justin Ferrero President, Chief Financial Officer	2020	550,000	4,816,996	175,000	7,784	5,549,780
Dawn Whaley President, Chief Marketing Officer	2020	550,000	4,816,996	175,000	25,576	5,567,572

(1)	The amounts in this column include salary earned by the executive in 2020 but not paid in 2020, as a result of the COVID-19 pandemic.
(2)	The amounts represent the aggregate grant-date fair value of options granted to each NEO, computed in accordance with the FASB’s Accounting Standards Codification (“ASC”) Topic 718. See Note 1 to

Sharecare’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions made by Sharecare in determining the grant-date fair value of Sharecare’s equity awards. In addition, the amounts in this column include options with an aggregate fair market value of $9,998,957.96 in the case of Mr. Arnold, $1,698,652.10 in the case of Mr. Ferrero and $1,698,652.10 in the case of Ms. Whaley, that in each case were granted by the compensation committee of Sharecare’s board of directors upon expiration of existing options. See “2020 Option Grants” below.
(3)

The amounts in this column represent annual cash bonus incentive payments to Sharecare’s NEOs in accordance with the terms of their respective employment agreements. For 2020, the compensation committee of Sharecare’s board of directors adjusted bonus milestones for each NEO at the end of the year to account for the proforma effect of certain events, in accordance with the terms of each NEO’s individual employment agreement.

(4)	Amounts in this column for 2020 are detailed in the table below:

Name	401(k) Match/ pension ($)	Life insurance ($)	Disability insurance ($)	Medical ($)	Additional Compensation for Historical Expenses(a) ($)	Total all other compensation ($)
Jeff Arnold	—	848	1,080	22,440	1,333,333	1,357,701
Justin Ferrero	—	656	1,080	6,048	—	7,784
Dawn Whaley	1,400	656	1,080	22,440	—	25,576

(a)

Mr. Arnold’s employment agreement in effect during fiscal year 2020 provides for additional compensation of $1,333,333 to cover historical business expenses for which Mr. Arnold did not seek reimbursement, incurred in the Company’s early years by him during the performance of his duties and on behalf of and in the promotion of Sharecare’s interest.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Sharecare’s NEOs consisted of base salary, cash bonus and incentive compensation delivered in the form of stock options.

Agreements with Sharecare’s NEOs

Sharecare entered into employment agreements with each of Sharecare’s NEOs which lapsed in connection with the consummation of the Business Combination. The following description is intended as a summary of the employment agreements that were in place prior to the consummation of the Business Combination.

The term of each employment agreement is three years, each ending on December 31, 2023, after which, in the event that an agreement is not renewed, such NEO automatically becomes an at-will employee. The employment agreements set forth the terms and conditions of employment of each NEO, including base salary, annual performance cash bonus opportunity, standard employee benefit plan participation, reimbursement of expenditures, vacation and severance benefits. Each employment agreement also includes certain restrictive covenants that generally prohibit the individual from competing against Sharecare for a period through the later of (i) December 31, 2023 and (ii) the first anniversary of the termination of employment or resignation (such period, the “Non-Compete Period”); provided that Sharecare may extend such period by an additional year by providing notice 30 days prior to the expiration of such period. Additionally, Mr. Arnold’s employment agreement also provides for an annual allowance of $1 million to cover certain ongoing and historical costs incurred by him during the performance of his duties and on behalf of and in the promotion of Sharecare’s interests.

The employment agreements of Ms. Whaley and Mr. Ferrero each provide for: (i) a base salary of $550,000 per year, which was increased to $650,000 on January 1, 2021; and (ii) eligibility to receive a performance bonus of up to $450,000 for 2020 and, for each year thereafter, a performance bonus of up to $638,181. Mr. Arnold’s employment agreement provides for: (i) a base salary of $750,000 per year, which was increased to $850,000 on January 1, 2021; and (ii) eligibility to receive a performance bonus of up to $750,000 for 2020 and, for each year thereafter, a performance bonus of up to $1,200,000.

For the fiscal year ended December 31, 2020, Ms. Whaley and Mr. Ferrero each received annual cash bonuses of $175,000 and Mr. Arnold received an annual cash bonus of $300,000. Under the employment agreements of each of Sharecare’s NEOs, performance bonus amounts for 2021 and thereafter are tied to revenue and EBITDA (a non-GAAP measure calculated as net income before interests, taxes, depreciation and amortization) targets set forth in the annual budgets to be approved by Sharecare’s board of directors. The milestones are subject to semiannual review by the compensation committee of Sharecare’s board of directors.

For further discussion regarding benefits under the employment agreements triggered by termination or change in control, see “Potential Payments Upon Termination or Change of Control” below.

Sharecare Stock Option Plan

In September 2010, Sharecare’s stockholders approved the 2010 Plan. The 2010 Plan provided for the award of stock options (incentive and nonqualified), restricted stock and restricted stock units to officers, directors, employees and consultants who provide services to Sharecare. In September 2020, Sharecare’s stockholders approved the 2020 Plan. The 2020 Plan replaced the Sharecare 2010 Plan (which terminated in accordance with its terms, on September 25, 2020) and provides for the award of stock options (incentive and nonstatutory), stock appreciation rights, restricted stock units and other stock awards, to officers, directors, employees and consultants who provide services to Sharecare.

The Plans are administered by Sharecare’s board of directors, or a committee thereof, which determines recipients and the number of shares subject to the awards, the exercise price and the vesting schedule. The term of stock options granted under the Plans cannot exceed ten years. Under the Plans, stock options cannot have an exercise price less than 100% of the fair market value of Sharecare common stock on the grant date. If the individual possesses more than 10% of the combined voting power of all classes of stock of Sharecare, generally the exercise price cannot be less than 110% of the fair market of a share of common stock on the date of such grant.

Sharecare reserved 1,050,000 shares for issuance under the 2010 Plan. Under the 2020 Plan, the amount of shares reserved for issuance include 500,000 shares, plus any shares that were granted under the 2010 Plan that are forfeited, expire or are cancelled or were authorized but unawarded under the 2010 Plan, on or after September 25, 2020. Sharecare’s board of directors may terminate the 2020 Plan at any time. Unless sooner terminated, the 2020 Plan will terminate ten years after the effective date of the Plan. During 2020, Sharecare’s NEOs received awards under both Plans, subject to individual award agreements. For further details, see “Outstanding Equity Awards at Fiscal 2020 Year End” and “Potential Payments Upon Termination or Change of Control” below.

The 2020 Plan was terminated in connections with the consummation of the Business Combination.

2020 Option Grants

In April and October 2020, the compensation committee of Sharecare’s board of directors decided to make stock option grants to each NEO upon expiration of options previously granted to each NEO under the 2010 Plan. The value and exercise price of these grants were determined based on the value of the options that expired. Such April and October 2020 options had an aggregate fair market value of $9,998,957.96 in the case of Mr. Arnold, $1,698,652.10 in the case of Mr. Ferrero and $1,698,652.10 in the case of Ms. Whaley. For further details, see “Outstanding Equity Awards at Fiscal 2020 Year End” below.

Pursuant to the Merger Agreement, no new awards will be granted under the Plans effective immediately prior to the Closing, and future awards will be made under the Incentive Plan. As described under the section entitled “Description of Securities” outstanding awards under the Plans were treated in accordance with the provisions of the Merger Agreement.

Benefits and Perquisites

Sharecare provides benefits to its NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan. Sharecare does not maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

Sharecare provides a tax-qualified Section 401(k) plan for all employees, including the NEOs. Sharecare provides a match for participants’ elective contributions to the 401(k) plan with a maximum match of $1,500 per employee. Sharecare does not provide to employees, including its NEOs, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Potential Payments Upon Termination or Change of Control

The employment agreements for each of Sharecare’s NEOs provide for post-termination benefits in a variety of circumstances. The amount of compensation payable in some cases may vary depending on the nature of the termination, whether as a result of termination with or without cause, termination for good reason and in the event of disability or death of the NEO. The following are general definitions have been summarized and are qualified in their entirety by the full text of the applicable agreements to which Sharecare’s NEOs are parties.

The employment agreements for each of Sharecare’s NEOs provide for the payment of severance and benefits if their agreement is terminated without cause or if such NEO resigns for good reason subject to such Sharecare NEO’s execution and non-revocation of a release agreement in favor of Sharecare. The employment agreements of Ms. Whaley and Mr. Ferrero each provide for severance payments consisting of quarterly payments equal to one fourth of their base salary plus one fourth of their performance bonus (calculated at 82% of their base salary), in each case paid after such termination or resignation, as the case may be, through the Non-Compete Period, with the final quarterly payment subject to pro-ration if the final period of the Non-Compete Period is less than a calendar quarter. The employment agreement of Mr. Arnold provides for severance payments consisting of quarterly payments equal to one fourth of his base salary plus one fourth of his performance bonus (calculated at 100% of his base salary), plus one fourth of his annual allowance, in each case paid after a without cause termination or good reason resignation, as the case may be, through the Non-Compete Period, with the final quarterly payment subject to pro-ration if the final period of the Non-Compete Period is less than a calendar quarter.

For purposes of the agreements, “cause” means (i) the NEO’s conviction of or plea of guilty to any felony; (ii) the NEO’s habitual failure to perform substantially the duties of their position (other than such failure resulting from illness); or (iii) the NEO’s material breach of any obligations to Sharecare under the employment agreement which has a substantial, adverse effect on Sharecare, in each case provided that the NEO has received written notice of such breach, and such NEO fails to cure the event within 30 days following the receipt of such notice. “Good reason” under the agreements means the occurrence of any of the following events without the written consent of NEO:(i) a reduction in base salary or performance bonus opportunity (other than an insubstantial and inadvertent reduction in base salary not occurring in bad faith and which is remedied by Sharecare within ten days after receipt of notice thereof given by such NEO); (ii) a reduction in NEO’s title or any other action by Company that results in a material adverse change in NEO’s position, authority, duties or responsibilities; (iii) a change in NEO’s reporting relationship which results in their reporting to a position below that of the board of directors; (iv) relocation of NEO’s principal place of employment to a location more than 50 miles from Atlanta, Georgia; or (v) the material breach by Sharecare of any provision of the employment agreement which is not cured within 30 days after receipt of notice thereof given by NEO.

Each of Sharecare’s NEOs have received stock options pursuant to Sharecare’s Plans. Their individual award agreements for stock options awarded under the Plans contain provisions for accelerated vesting of certain of the awards upon termination without cause, resignation for good reason (each as defined under the applicable employment agreement) and change in control (as defined under the applicable Plan). In each case where accelerated vesting is triggered, such stock options granted under the Plans become 100% vested. In the case of performance based stock options, such options continue to be eligible for vesting in accordance with their respective vesting schedule (despite such without cause termination or good reason resignation).

Under the Plans, “change in control” means (i) a sale, lease or other disposition of all or substantially all of the assets of the company, (ii) any consolidation or merger of the company with or into any corporation or other entity, other than such event in which the stockholders of the company immediately prior to such event continue to hold at least 50% of the voting power of the surviving entity in substantially the same proportions after such event, or (iii) any transaction or series of related transaction undertaken with a common purpose in which an excess of 50% of the company’s voting power is transferred (not including certain financing transaction). Additionally, under the 2010 Plan, “change of control” also includes a change in the composition of the board of directors within a two-year period which results in fewer than a majority of the board members being either (i) a member of the board as of the effective date of the 2010 Plan (“incumbent directors”) or (ii) a member of the board elected by a majority of incumbent directors, but not including those elected in connection with an actual or threatened proxy contest.

Outstanding Equity Awards at Fiscal 2020 Year End

The following table provides information about the outstanding equity awards held by Sharecare’s NEOs as of December 31, 2020. Awards listed below with grant dates on or after October 26, 2020 were granted under Sharecare’s 2020 Plan and awards listed below with grant dates prior to October 26, 2020 were granted under Sharecare’s 2010 Plan.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jeff Arnold	1/12/2012	77,541	—	$67.66	1/12/2022
	1/12/2012	9,367	—	$67.66	1/12/2022
	2/24/2015	43,454	—	$75.00	2/24/2025
	5/6/2016	500	—	$75.00	5/6/2026
	3/29/2018	57,939	—	$75.00	3/29/2028
	3/29/2018	43,454	—	$75.00	3/29/2028
	10/26/2020	3,301(1)	—	$104.00	10/26/2030
	10/26/2020	—	23,990(2)	$104.00	10/26/2030
	4/21/2020	44,680(1)	—	$103.50	4/21/2030
	10/26/2020	141,039(1)	—	$104.00	10/26/2030
	10/26/2020	17,382(1)	—	$104.00	10/26/2030
	10/26/2020	—	34,763(3)	$104.00	10/26/2030

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
	10/26/2020	—	11,588(2)	$104.00	10/26/2030
	10/26/2020	—	11,588(2)	$104.00	10/26/2030
	10/26/2020	—	11,587(4)	$104.00	10/26/2030
	10/26/2020	—	14,485(4)	$104.00	10/26/2030
Justin Ferrero	1/5/2012	10,000	—	$67.66	1/5/2022
	1/12/2012	15,508	—	$67.66	1/12/2022
	1/12/2012	1,873	—	$67.66	1/12/2022
	2/24/2015	23,012	—	$75.00	2/24/2025
	3/29/2018	30,683	—	$75.00	3/29/2028
	3/29/2018	23,012	—	$75.00	3/29/2028
	10/26/2020	1,748(1)		$104.00	10/26/2030
	10/26/2020	—	12,703(2)	$104.00	10/26/2030
	4/21/2020	23,660(1)	—	$103.50	4/21/2030
	10/26/2020	9,205(1)	—	$104.00	10/26/2030
	10/26/2020	—	18,410(3)	$104.00	10/26/2030
	10/26/2020	—	6,137(2)	$104.00	10/26/2030
	10/26/2020	—	6,137(2)	$104.00	10/26/2030
	10/26/2020	—	6,136(4)	$104.00	10/26/2030
	10/26/2020	—	7,670(4)	$104.00	10/26/2030
Dawn Whaley	1/5/2012	10,000	—	$67.66	1/5/2022
	1/12/2012	15,508	—	$67.66	1/12/2022
	1/12/2012	1,873	—	$67.66	1/12/2022
	2/24/2015	23,012	—	$75.00	2/24/2025
	3/29/2018	30,683	—	$75.00	3/29/2028
	3/29/2018	23,012	—	$75.00	3/29/2028
	10/26/2020	1,748(1)	—	$104.00	10/26/2030
	10/26/2020	—	12,703(2)	$104.00	10/26/2030
	4/21/2020	23,660(1)	—	$103.50	4/21/2030
	10/26/2020	9,205(1)	—	$104.00	10/26/2030
	10/26/2020	—	18,410(3)	$104.00	10/26/2030
	10/26/2020	—	6,137(2)	$104.00	10/26/2030
	10/26/2020	—	6,137(2)	$104.00	10/26/2030
	10/26/2020	—	6,136(4)	$104.00	10/26/2030
	10/26/2020	—	7,670(4)	$104.00	10/26/2030

(1)	Represents an option granted by the compensation committee of Sharecare’s board of directors upon expiration of existing options in 2020. See “2020 Option Grants” above.
(2)

The unexercised shares subject to the option become fully vested and exercisable upon the consummation of a Qualified Transaction (as defined in each respective award agreement). The Business Combination is expected to constitute a Qualified Transaction.

(3)	Unexercised shares subject to the option become fully vested and exercisable in equal instalments at the end of each calendar year in 2021, 2022 and 2023.
(4)

The unexercised shares subject to the option become fully vested and exercisable upon the consummation of a Qualified Transaction (as defined in each respective award agreement). The Business Combination is not expected to constitute a Qualified Transaction.

Former Director Compensation

Sharecare’s policy historic policy was to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Historically, Sharecare’s directors have not received any cash compensation.

Sharecare Executive Officer and Director Compensation Following the Business Combination

We intend to develop an executive compensation program that is designed to align compensation with Sharecare’s business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success. Decisions on the executive compensation program will be made by the compensation and human capital committee of the Sharecare Board.

Executive Compensation

The policies of Sharecare with respect to the compensation of its executive officers and following the Business Combination will be administered by the Sharecare Board in consultation with its compensation and human capital committee. The compensation policies followed by Sharecare will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of Sharecare and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its compensation and human capital committee, Sharecare may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases or the engagement of independent compensation consultants. Sharecare is currently negotiating the terms of new employment agreements with the senior executive officers of Sharecare.

Equity Compensation

It is anticipated that equity-based compensation will be an important foundation in executive compensation packages as Sharecare believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Sharecare believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the Incentive Plan, a summary of which is set forth below, will be an important element of the Sharecare compensation arrangements for both executive officers and directors.

Director Compensation

Following the consummation of the Business Combination, the compensation and human capital committee determined that the non-employee directors of Sharecare will be entitled to the following compensation for their service on the Sharecare Board: (i) an annual cash retainer of $50,000; (ii) an annual cash retainer of $22,500 for the chair of the audit committee, $20,000 for the chair of the compensation and human capital committee and $10,000 for the chair of the nominating and corporate governance committee; (iii) an annual cash retainer of $10,000 for other members of the audit committee, $7,500 for other members of the compensation and human capital committee and $5,000 for other members of the nominating and corporate governance committee; (iv) an additional annual cash retainer of  $30,000 for serving as Lead Director, (v) a one-time initial equity award with a grant date fair value equal to $190,000 to be granted once a Form S-8 has been filed with respect to the Incentive Plan and (vi) thereafter an annual equity award with a target grant date fair value of $190,000 with newly elected directors being eligible for a pro-rated award. Each equity award described above will vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, subject to continued service, or in such other circumstances as set forth in the applicable award agreement.

Summary of the Incentive Plan

The following summary describes the expected material terms of the Incentive Plan. This summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached as Exhibit 10.1 to the registration statement of which this prospectus is a part.

Purpose

The purpose of the Incentive Plan is to provide a means through which we and our affiliates may attract and retain key personnel and to provide a means whereby certain of our and our affiliates’ directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) can acquire and maintain an equity interest, or be paid incentive compensation, which may be measured by reference to the value of the shares of common stock, thereby strengthening their commitment to our and our affiliates’ welfare and aligning their interests with those of our stockholders. The Incentive Plan has been established to advance our interests by providing for the grant to participants of stock and stock-based awards.

Administration

The Incentive Plan is administered by our compensation and human capital committee, except with respect to matters that are not delegated to the compensation and human capital committee by the Sharecare Board (whether pursuant to committee charter or otherwise). The compensation and human capital committee (or the board of directors, as applicable) has the discretionary authority to administer and interpret the Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Incentive Plan and awards, and otherwise do all things necessary or desirable to carry out the purposes of the Incentive Plan or any award. The compensation and human capital committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the board of directors and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate. As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable.

Eligibility

Our employees, non-employee directors, consultants and advisors are eligible to participate in the Incentive Plan. Eligibility for stock options intended to be incentive stock options (“ISOs”) is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights (“SARs”) is limited to individuals who are providing direct services to us or our subsidiary companies on the date of grant of the award. In addition, certain consultants and other service providers may, in the future, become eligible to participate in the Incentive Plan, though, as of the date of this prospectus, no grants to any consultants or other service providers are expected.

Authorized shares

The Incentive Plan permits Sharecare to deliver up to 161,317,138 shares of common stock pursuant to awards issued under the Incentive Plan (which amount includes shares of common stock underlying Sharecare options that were issued in connection with the Business Combination upon conversion of awards outstanding under Legacy Sharecare’s equity incentive plans that were terminated in connection with the consummation of the Business Combination). The number of shares of common stock reserved for issuance under the Incentive Plan will be automatically increased on January 1st of each year for a period of ten years commencing on January 1, 2022, in an amount equal to 5% of the total number of shares of common stock outstanding on December 31st of the preceding year. The number of shares of our common stock delivered in satisfaction of awards under the Incentive Plan is determined (i) by reducing the share pool by the number of shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by reducing the share pool by the full number of shares covered by any portion of a SAR which is settled in shares of our common stock (and not only the number of shares delivered in settlement of a SAR), and (iii) by increasing the share pool by any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the issuance of shares of our common stock (or retention, in the case of restricted stock or unrestricted stock) of shares of our common stock. The number of shares available for delivery under the Incentive Plan will not be increased by any shares that have been delivered under the Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us. No fractional shares will be delivered under the Incentive Plan.

Director limits

The maximum value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the Incentive Plan and cash fees or other compensation paid by us to any such director for services as a director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any awards under the Incentive Plan based on their grant date fair value and assuming maximum payout.

Types of awards

The Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, restricted stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain awards under the Incentive Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•

Stock options and SARs. The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of ISOs granted to certain stockholders). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of ISOs granted to certain stockholders).

•

Restricted and unrestricted stock and stock units. The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•	Performance awards. The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

•	Other share-based awards. The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

•

Substitute awards. The Administrator may grant substitute awards under the Incentive Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, which substitute awards may have terms and conditions that are inconsistent with the terms and conditions of the Incentive Plan.

Vesting; terms of awards

The Administrator determines the terms and conditions of all awards granted under the Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any award if a participant is not in compliance with all applicable provisions of the Incentive Plan and/or any award agreement evidencing the grant of an award, or if the participant breaches any restrictive covenants.

Recovery of compensation

The Administrator may provide that any outstanding award, the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Transferability of awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Effect of certain transactions

In the event of certain covered transactions (including the consummation of a consolidation, merger or similar transaction, the sale of all or substantially all of our assets or more than 50% of the shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•	The acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or

•

The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Adjustment provisions

In the event of certain corporate transactions, including a stock dividend, extraordinary cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in our capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event. The Administrator may also make any such adjustments if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan or any outstanding awards. The Administrator is not required to treat participants or awards (or portions thereof) in a uniform manner in connection in the event of a covered transaction.

Amendments and termination

The Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time suspend or terminate the Incentive Plan as to future grants. However, except as expressly provided in the Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the Incentive Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements.

Term

No awards shall be granted under the Incentive Plan after the completion of ten years from the date on which the Incentive Plan was approved by the FCAC Board or approved by our stockholders (whichever is earlier), but awards previously granted may extend beyond that time.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 162 million shares of common stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Charter and bylaws are included as exhibits to the registration statement of which this prospectus is a part. You are encouraged to read the applicable provisions of Delaware law, our Charter and bylaws in their entirety for a complete description of the rights and preferences of our securities. See “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 615,000,000 shares, of which 600,000,000 shares are shares of Sharecare common stock, par value $0.0001 per share, and 15,000,000 shares are shares of Sharecare preferred stock, par value $0.0001 per share, including 5,000,000 shares of Series A Preferred Stock.

As of July 12, 2021, our issued and outstanding share capital consisted of: (i) 333,875,179 shares of common stock, held of record by approximately 450 holders, (ii) 5,000,000 shares of Series A Preferred Stock, held of record by one holder, and (iii) 18,323,648 warrants to purchase shares of common stock, constating of 11,500,000 public warrants, 5,933,334 private placement warrants and 890,314 Legacy Sharecare warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Voting Rights

Holders of common stock are entitled to cast one vote per share of common stock on all matters to be voted on by stockholders. Unless specified in the Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the common stock that are voted is required to approve any such matter voted on by stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Holders of common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the Sharecare Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, our common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

On the liquidation, dissolution, distribution of assets or winding up of Sharecare, each holder of common stock will be entitled, pro rata on a per share basis, to all assets of Sharecare of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of Sharecare then outstanding, including the Series A Preferred Stock.

Lock-Up

Subject to certain exceptions, holders of our common stock issued as consideration pursuant in the Business Combination or to directors, officers and employees of Sharecare upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Sharecare outstanding immediately prior to the closing of the Business Combination may not transfer such shares for 180 days following the closing of the Business Combination. The New Sharecare Board may, in its sole discretion, determine to waive, amend, or repeal the foregoing lockup restriction.

Other Matters

Holders of shares of New Sharecare common stock do not have subscription, redemption or conversion rights.

Preferred Stock

The Charter provides that the Sharecare Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Sharecare’s assets, which rights may be greater than the rights of the holders of the Sharecare common stock.

The purpose of authorizing the Sharecare Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Sharecare’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of our common stock or subordinating the dividend or liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Sharecare common stock.

Series A Preferred Stock

Voting Rights

Holders of Series A Preferred Stock have the same voting rights as our common stock and will be entitled vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. Sharecare will not, without the affirmative vote of a majority of the then outstanding Series A Preferred Stock, (i) amend, alter or repeal any provision of the Charter so as to adversely affect the rights or preferences of the Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the Series A Preferred Stock.

Dividend Rights

Holders of Series A Preferred Stock will share ratably with holders of common stock (based on the number of shares of Series A Preferred Stock held and on an as-converted-to-common stock basis) if and when any dividend is declared by the Sharecare Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the Series A Preferred Stock with respect to the payment of dividends. The Series A Preferred Stock will not accrue separate dividends.

Liquidation Preference

On the liquidation, dissolution, distribution of assets or winding up of Sharecare, each holder of Series A Preferred Stock will be entitled to receive a liquidation preference equal to the then outstanding principal amount, plus any accrued and unpaid dividends (the “Liquidation Preference”). If, upon the voluntary or involuntary liquidation, winding-up or dissolution of Sharecare, the amounts payable with respect to the Liquidation Preference is not paid in full, the holders of the Series A Preferred Stock and any other such parity stock will share equally and ratably in any distribution of our assets in proportion to their liquidation preference. After payment of the full amount of the Liquidation Preference, the holders of the Series A Preferred Stock will have no right or claim to any of Sharecare’s remaining assets.

Conversion

Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into shares of common stock at the Conversion Price, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. The number of shares of common stock to be issued upon conversion will be equal to the Liquidation Preference divided by the Conversion Price.

On or after the third anniversary of the issue date, Sharecare will have the right, at its option, to cause, under certain circumstances, any or all of the Series A Preferred Stock to be converted into shares of Sharecare common stock at the Conversion Price if the closing price of the Sharecare common stock exceeds 130% of the issue price for at least 20 trading days during a period of 30 consecutive trading days.

Mandatory Redemption

On the fifth anniversary of the issue date, Sharecare will be obligated to redeem the Series A Preferred Stock at the Liquidation Preference.

Change of Control

Unless earlier converted into Sharecare common stock, in the event of a “change of control,” Sharecare will have the option to (i) deliver a comparable preferred security (or require the surviving entity to assume the Series A Preferred Stock, as applicable) or (ii) redeem the Series A Preferred Stock for a price equal to the issue price.

Options

At the Closing, Legacy Sharecare had outstanding and unexercised options that were assumed by Sharecare and converted into the options to acquire 113,884,959 shares of common stock with the same terms and conditions as applied to such option immediately prior to the effective time of the Business Combinations. At the Closing, each holder of Legacy Sharecare options entitled to receive Sharecare options also received an additional number of contingent stock options (the “contingent options”) to acquire shares of common stock equal to the product of (i) the number of Sharecare options held by such holder, and (ii) an earnout ratio, which product was rounded down to the nearest whole number of shares. Each contingent option will have the same per share exercise price as each closing Sharecare option, and will be subject to the original option terms. Each contingent option will become vested and exercisable on the later of the date set forth in the original option terms and, with respect to one half of the contingent options, the achievement of certain earnout conditions and, with respect to the remaining half of the contingent option, the achievement of the remaining earnout conditions, provided that the holder of the contingent option remains employed by Sharecare or its subsidiary through such date. Any contingent options that have not vested and become exercisable on the fifth anniversary of the Closing Date shall automatically be cancelled and terminate on the following day and the holder thereof will have no rights with respect to such contingent options thereafter. Notwithstanding anything to the contrary, if a contingent option is forfeited because a holder of the contingent option does not remain employed by, or in the service of, Sharecare or its subsidiary through an applicable vesting date, the shares of common stock underlying such contingent option shall revert back to the earnout escrow account for release, if applicable, to the stockholder earnout group.

Warrants and Earned Obligations

Public Warrants

There are currently outstanding an aggregate of 11,500,000 public warrants, which entitle the holder to acquire common stock. Each whole warrant will entitle the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 12 months from the closing of FCAC’s IPO (which for the avoidance of doubt is September 24, 2021). A holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on July 1, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We are filing the registration statement of which this prospectus is a part for the registration of the common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the warrants become exercisable, we may call the public warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share capitalization payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to all or substantially all of the holders of common stock entitling holders to purchase common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) the quotient of (x) the price per share of common stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of common stock on account of such common stock (or other securities into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common stock (other than those described above or that solely affects the par value of such common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are issued in registered form the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the prospectus that formed a part of FCAC’s Registration Statement on Form S-1 that was filed in connection with FCAC’s IPO,

(ii) adjusting the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, a copy of which is attached as Exhibit 4.2 to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except in limited circumstances, and they will not be redeemable by us for cash so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including that they may be redeemed for shares of common stock. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Legacy Sharecare Warrants and Earned Obligations

As of July 12, 2021, 890,314 Legacy Sharecare Warrants were outstanding. In addition, Legacy Sharecare had agreements in place with certain of customers that provides for the issuance of up to 172,499 warrants as of February 12, 2021 based on performance milestones. In addition, in connection with past acquisitions, Legacy Sharecare had agreements in place with that provide for the issuance of up to 58,375 shares of Sharecare common stock as of February 12, 2021 based on earnout conditions. These obligations have been assumed by Sharecare following the Business Combination and are subject to adjustment.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, unless Sharecare otherwise consents in writing, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, by the sole and exclusive forum for any action brought (1) any derivative action or proceeding brought on behalf of Sharecare, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, any action asserting a claim against Sharecare arising pursuant to any provision of the DGCL, the Charter or the bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.

Election of Directors

The Sharecare Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, Class I directors are elected to an initial one-year term (and three-year terms subsequently), the Class II directors are elected to an initial two-year term (and three-year terms subsequently) and the Class III directors are elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The election of directors is determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

Certain provisions of the Charter, the bylaws, and laws of the State of Delaware, where Sharecare is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Sharecare common stock. Sharecare believes that the benefits of increased protection give Sharecare the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Sharecare and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms. For additional information, see the section titled “Risk Factors — Risks Related to Our Securities — Anti-takeover provisions contained in the Charter as well as provisions of Delaware law, could impair a takeover attempt.”

Authorized but Unissued Shares

The Charter provides that certain shares of authorized but unissued Sharecare common stock and Sharecare preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Sharecare by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

The Charter provides that the Sharecare Board is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Sharecare Board is classified, directors may be removed only with cause by a majority of our outstanding shares. In addition, the Charter does not provide for cumulative voting in the election of directors

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Sharecare Board or a committee of the Sharecare Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Sharecare with certain information. Generally, to be timely, a stockholder’s notice must be received at Sharecare’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders.

The bylaws also specify requirements as to the form and content of a stockholder’s notice. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified Sharecare of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The bylaws also allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Sharecare.

Limitations on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of Sharecare must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Special Meeting of Stockholders

The Charter and bylaws provide that special meetings of stockholders may be called only by the Chairman of the Sharecare Board, the Chief Executive Officer of Sharecare or the Sharecare Board pursuant to a resolution adopted by a majority of the Sharecare Board. Stockholders of Sharecare will not be eligible and will have no right to call a special meeting.

Amendment of the Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Charter provides that it may be amended by Sharecare in the manners provided therein or prescribed by statute. The Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Sharecare entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of Sharecare, amendment of the charter, amendment of the bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

The Charter also provides that the Sharecare Board shall have the power to adopt, amend, alter, or repeal the bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the Sharecare Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Charter. The stockholders of Sharecare are prohibited from adopting, amending, altering, or repealing the Proposed, or to adopt any provision inconsistent with the Proposed, unless such action is approved, in addition to any other vote required by the Charter, by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of Sharecare entitled to vote generally in the election of directors, voting together as a single class.

The Charter also provides that Sharecare will not, without the affirmative vote of a majority of the then outstanding Sharecare Series A Preferred Stock, (i) amend, alter or repeal any provision of the Charter so as to adversely affect the rights or preferences of the Sharecare Series A Preferred Stock, (ii) create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the Sharecare Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of Sharecare, the payment of dividends or rights of redemption or (iii) increase or decrease the authorized number of the Sharecare Series A Preferred Stock.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Sharecare’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since the Charter expressly elects to be governed by Section 203 of the DGCL, it will apply to Sharecare. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Sharecare for a three-year period. This provision may encourage companies interested in acquiring Sharecare to negotiate in advance with the Sharecare Board because the stockholder approval requirement would be avoided if the Sharecare Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Sharecare Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Sharecare or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The bylaws provide that Sharecare must indemnify and advance expenses to Sharecare’s directors and officers to the fullest extent authorized by the DGCL. Sharecare also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Sharecare directors, officers, and certain employees for some liabilities. Sharecare believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Sharecare and its stockholders. In addition, your investment may be adversely affected to the extent Sharecare pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Sharecare’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

The Charter provides for the renouncement by Sharecare of any interest or expectancy of Sharecare in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of Sharecare who is not an employee or office of Sharecare or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of Sharecare expressly and solely in that director’s capacity as a director of Sharecare.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Sharecare’s stockholders will have appraisal rights in connection with a merger or consolidation of Sharecare. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Sharecare’s stockholders may bring an action in Sharecare’s name to procure a judgment in Sharecare’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Sharecare’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The Transfer Agent for Sharecare capital stock is Continental Stock Transfer & Trust Company.

Listing of Common Stock and Public Warrants

Sharecare’s common stock and public warrants are listed on Nasdaq under the symbols “SHCR” and “SHCRW,” respectively.

RESTRICTIONS ON RESALE OF OUR COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or our warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or our warrants for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our common stock then outstanding; or

•	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Agreements

Bylaws

Our bylaws provide that, subject to certain exceptions, holders of common stock issued as consideration in the Business Combination and our directors, officers and employees that receive common stock upon exercise of restricted stock, stock options or other equity awards outstanding immediately following closing of the Business Combination may not transfer such shares until December 28, 2021 (180 days following closing of the Business Combination).

Sponsor Lock-up Agreements

Pursuant to the terms of the letter agreement entered into on September 24, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), the Sponsors and certain of the Company’s directors and officers agreed not to transfer any of the shares of common stock issued upon conversion of FCAC’s Class B common stock held by them until the earlier of (A) one year following the Closing; and (B) if the closing price of common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing.

Legacy Sharecare Lock-up Agreements

In connection with the Business Combination, executive officers, directors and certain other stockholders of Legacy Sharecare entered into lock-up agreements pursuant to which they will not, subject to certain exceptions, transfer, assign or sell any of their common stock or securities exercisable for common stock until the earlier to occur of: (A) one year following the Closing; and (B) if the closing price of common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing (the “Lock-up Period”). Notwithstanding the foregoing, such shareholders (other than Mr. Arnold) are permitted to sell (i) beginning on the 180th day after July 1, 2021 until the 269th day following July 1, 2021, the greater of 5% of such holder’s shares as of the effective time and 750,000 shares, and (ii) beginning on the 270th day after July 1, 2021 until the expiration of the Lock-up Period, the greater of 5% of such holder’s shares as of the effective time and 750,000 shares, plus any shares that were permitted to be, but not, transferred pursuant to clause (i) above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Sharecare regarding the beneficial ownership of our common stock as of July 12, 2021 by:

•	each person known to Sharecare to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our executive officers and directors; and

•	all executive officers and directors of Sharecare as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock before this offering is based on 333,875,179 shares of common stock and issued and outstanding as July 12, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of shares of Common Stock	%	Voting Power
Directors and Executive Officers
Alan G. Mnuchin(1)(2)	4,643,103	1.4%	1.4%
Jeff Sagansky(2)	—	—	—
Jeff Arnold(3)(4)	40,739,194	12.2%	12.0%
John Chadwick(5)	36,727,887	11.0%	10.8%
Ken Goulet(3)(6)	956,699	*	*
Rajeev Ronanki(3)	—	—	—
Dr. Sandro Galea(3)(7)	53,660	*	*
Jeffrey Allred(3)	406,165	*	*
Dr. Veronica Mallett(3)	—	—	—
Justin Ferrero(3)(8)	12,895,177	3.9%	3.8%
Dawn Whaley(3)(9)	12,895,177	3.9%	3.8%
All Directors and Executive Officers of New Sharecare as a Group (10 Individuals)(10)	109,721,536	32.9%	32.4%
5% Beneficial Owners
Claritas Capital(5)	36,727,887	11.0%	10.8%

*	Denotes less than 1%
**

Percentage of total voting power represents voting power with respect to all shares of Common Stock and Series A Preferred Stock (on an as converted basis), as a single class. The Series A Preferred Stock represent less than 5% of the total voting power of New Sharecare.

(1)

Falcon Equity Investors LLC is the record holder of the shares reported herein. Eagle Falcon JV Co LLC, which is controlled by Mr. Mnuchin, is the managing member of Falcon Equity Investors LLC and has voting and investment discretion with respect to the New Sharecare Common Stock held of record by Falcon Equity Investors LLC. Eagle Falcon JV Co LLC and Mr. Mnuchin each disclaims any beneficial ownership of the securities held by Falcon Equity Investors LLC other than to the extent of any pecuniary interest each may have therein, directly or indirectly.

(2)	The business address of each of these stockholders is 3 Columbus Circle, 24th Floor, New York, NY 10019.
(3)	The business address of each of these stockholders is 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305.
(4)	Consists of (i) 5,707,283 shares of common stock and (ii) 35,031,911 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021.
(5)

Consists of (i) 36,692,258 shares of common stock and (ii) 35,629 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021, held by affiliates of Claritas Capital (such entities, collectively, “Claritas Capital”). John Chadwick, founder and partner of Claritas Capital, has voting and investment discretion with respect to the shares held of record by Claritas. Mr. Chadwick disclaims any beneficial ownership of the securities held by Claritas Capital other than to the extent of any pecuniary interest each may have therein, directly or indirectly. The principal address for Claritas Capital is 30 Burton Hills Boulevard, Suite 100, Nashville, TN 37215.

(6)	Consists of (i) 244,114 shares of common stock and (ii) 712,585 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021.
(7)	Consists of 53,660 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021.
(8)	Consists of (i) 1,013,029 shares of common stock and (ii) 11,882,148 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021.
(9)	Consists of (i) 1,013,029 shares of common stock and (ii) 11,882,148 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021.
(10)	Consists of an aggregate (i) 49,718,982 shares of common stock and (ii) 60,002,554 options to purchase common stock currently exercisable or exercisable within 60 days of July 12, 2021.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 47,306,667 shares of common stock (including 4,746,667 shares of common stock that may be issued upon exercise of the private placement warrants) and 4,746,667 private placement warrants. The Selling Securityholders may from time to time offer and sell any or all of the common stock and private placement warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or private placement warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock and private placement warrants beneficially owned, the aggregate number of shares of common stock and private placement warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock and private placement warrants beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. We have based percentage ownership on 333,875,179 shares of common stock outstanding as of July 12, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock or private placement warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock and private placement warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering		Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Private Placement Warrants Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold		%	Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Alyeska Master Fund, L.P.(1)	4,500,000	(2)	—	4,500,000	—	—	(2)	—	—	—
Baron Small Cap Fund(3)	2,500,000		—	2,500,000	—	—		—	—	—
BlackRock, Inc.(4)	1,500,000		—	1,500,000	—	—		—	—	—

Selling Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering		Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Private Placement Warrants Offered	Shares of Common Stock Beneficially Owned After the Offered Shares are Sold		%		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold	%
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Maser Fund ICAV(5)	750,000		—	500,000	—	250,000		*	*	—	—
Centaurus Capital LP(6)	1,000,000		—	1,000,000	—	—		—		—	—
Topia Ventures, LLC(7)	500,000		—	500,000	—	—		—		—	—
Eldridge PIPE Holdings, LLC(8)	4,500,000		—	4,500,000	—	—		—		—	—
Jane Street Global Trading, LLC(9)	700,000		—	700,000	—	—		—		—	—
Spring Creek Capital, LLC(10)	9,000,000		—	9,000,000	—	—		—		—	—
LH Capital Markets, LLC(11)	500,000		—	500,000	—	—		—		—	—
Linden Capital L.P.(12)	1,300,000		—	1,300,000	—	—		—		—	—
Luxor Capital Group, LP(13)	900,000		—	900,000	—	—		—		—	—
Integrated Core Strategies (US) LLC(14)	1,700,000	(15)	—	1,700,000	—	—	(15)	—		—	—
Point72 Associates, LLC(16)	1,600,000	(17)	—	1,500,000	—	100,000	(17)	*	*	—	—
Washington Harbour Capital(18)	2,850,000		—	2,850,000	—	—		—		—	—
Digital Alpha Fund(19)	1,500,000		—	1,500,000	—	—		—		—	—
Exodus Capital, LLC(20)	1,000,000		—	1,000,000	—	—		—		—	—
Neal Aronson	1,500,000		—	1,500,000	—	—		—		—	—
Woodline Master Fund LP(21)	1,500,000		—	1,500,000	—	—		—		—	—
TWORDC Family Partnership, L.P.(22)	400,000		—	400,000	—	—		—		—	—
The HGC Fund LP(23)	131,966	(24)	341,333	341,333	341,333	131,966	(24)	*	*	—	—
Entities managed by UBS O’Connor LLC(25)	446,400	(24)	341,333	341,333	341,333	446,400	(24)	*	*	—	—
Falcon Equity Sponsor LLC(26)	4,643,103	(24)	4,064,001	4,064,001	4,064,001	4,643,103	(24)	1.4%		—	—
Other Selling Securityholders(27)	3,230,000		—	3,210,000	—	20,000		*	*	—	—

*	Unless otherwise noted, the address is 255 East Paces Ferry Road, Atlanta, GA 30305.
**	Less than 1.0%
(1)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska”), has voting and investment control of the shares of common stock held by Alyeska. Anand Parekh is the Chief

Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the common stock held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(2)	Excludes 133,334 shares of common stock issuable upon exercise of public warrants which are not exercisable within 60 days of July 12, 2021.
(3)

Mr. Ronald Baron is a Trustee of Baron Investment Funds Trust of which Baron Small Cap Fund is a series and is a Director of Baron Capital Group, Inc. and its subsidiaries. Mr. Baron has voting and/or investment control over the shares held by Baron Small Cap Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron Small Cap Fund. The address of Baron Small Cap Fund is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)

The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Funds – Global Allocation Fund; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Funds – Global Dynamic Equity Fund; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; BGF ESG Fixed Income Global Opportunities Fund; BGF Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Total Return Bond Fund; and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(5)

Represents shares of common stock owned of record by Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The principal business address for each of the Blackstone entities and Mr. Schwarzman is c/o The Blackstone Group Inc., is 345 Park Avenue, New York, NY 10154.

(6)

Centaurus Holdings, LLC is the general partner of Centaurus Capital LP. Centaurus Holdings, LLC is controlled by its manager, John D. Arnold. The business address of Centaurus is c/o Centaurus Capital LP, 1717 West Loop South, Suite 1800, Houston, TX 77027.

(7)

Represents shares of common stock held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC. Mr. David Broser is the managing member of Topia Ventures Management, LLC. The address for Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, NY 10018.

(8)	The address for Eldridge PIPE Holdings LLC is 600 Steamboat Road, Suite 200, Greenwich, CT 06830.

(9)

Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC and may be deemed to have voting and investment power with respect to the shares. The address for Jane Street Global Trading, LLC is 250 Vesey Street, New York, NY 10281.

(10)

Spring Creek, LLC (“Spring Creek”) is 100% owned by SCC Holdings and SCC Holdings is 100% owned by Koch Industries. Koch Industries and SCC Holdings may be deemed to beneficially own the common stock held by Spring Creek by virtue of Koch Industries’ ownership of SCC Holdings and SCC Holdings’ ownership of Spring Creek. The address for Spring Creek Capital, LLC is 4111 E. 37th N, Wichita, KS 67220.

(11)

The securities are held by NR1 SP, a segregated portfolio of North Rock SPC. LH Capital Markets, LLC, as its investment adviser, has voting and dispositive power over such securities. Aaron Nieman, as the managing member and chief investment officer of LH Capital Markets, LLC, has sole voting and dispositive power over the shares held and may be deemed to beneficially own such securities. Mr. Nieman disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. The business address of LH Capital Markets, LLC is 437 Madison Avenue, 21st Floor, New York, NY 10022.

(12)

The securities held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The address for Linden Capital L.P. is 590 Madison Avenue, 15th Floor, New York NY, 10022.

(13)

Shares hereby offered consist of (i) 283,981 shares of common stock, held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard; (ii) 528 shares of common stock held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore (iii) 11,747 shares of common stock held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 177,502 shares of common stock held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 283,411 shares of common stock held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; and (vi) 142,831 shares of common stock held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, and Luxor Wavefront. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the shares of common stock over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.

(14)

Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. The foregoing should not be construed in and of itself as an admission by Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies. The address for Integrated Core Strategies is 399 Park Avenue, New York NY 10022.

(15)

Excludes (i) 130,800 shares of common stock issuable upon exercise of public warrants held by Integrated Core Strategies, (ii) 270,479 shares of common stock issuable upon exercise of public warrants held by Riverview Group LLC, a Delaware limited liability company (“Riverview Group”) and (iii) 108,333 shares of common stock issuable upon exercise of public warrants held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”),which public warrants, in each case, are not exercisable within 60 days of July 12, 2021. Riverview Group and ICS Opportunities are affiliates of Integrated Core Strategies.

(16)

Reflects securities held directly by Point72 Associates, LLC. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC reflected herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The address for Point72 Associates, LLC is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford CT 06902.

(17)	Excludes 83,333 shares of common stock issuable upon exercise of public warrants which are not exercisable within 60 days of July 12, 2021.
(18)

Consists of shares beneficially owned by Washington Harbour Capital Master Fund, LP and Washington Harbour Capital Long Only Master Fund, LP. (collectively, the “WH Entities”). Washington Harbour Partners, LP is the investment manager of each of the WH Entities and, therefore, has investment and voting power over the securities. The address of WH Entities, the investment manager, and the managing member is 1201 Wilson Blvd., Suite 2210, Arlington, VA, 22209.

(19)	Consists of shares beneficially owned by Digital Alpha Fund II, LP and Digital Alpha Fund II-A, LP. The address for these holders is 3535 Executive Terminal Drive, Ste 100, Henderson, NV 89052.
(20)	The address for Exodus Capital, LLC is 3223 Howell Mill Road NW, Atlanta, GA 30327.
(21)	The address for Woodline Master Fund LP is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.
(22)	The address for TWORDC Family Partnership, L.P. is 210 E. Capitol Street, Suite 1210, Jackson, MS 39201.
(23)	HGC Investment Management Inc., serves as the investment manager of The HGC Fund LP. The business address of HGC Investment Management Inc is 366 Adelaide, Suite 601, Toronto, Ontario, M5V 1R9 Canada.
(24)	Excludes shares of common stock issuable upon exercise of private placement warrants which are not exercisable within 60 days of July 12, 2021.
(25)

The registered holders of the referenced private placement warrants and shares of common stock issuable upon exercise of such private placement warrants to be registered are Nineteen77 Global Multi-Strategy Alpha Master Limited and Nineteen77 Global Merger Arbitrage Master Fund (collectively, the “UBS Entities”). Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of the UBS Entities, and may be deemed to have voting and dispositive power over the securities held by the UBS Entities. The business address of UBS O’Connor LLC is One North Wacker Drive, Chicago IL 60606.

(26)

Falcon Equity Investors LLC is the record holder of the reported herein. Eagle Falcon JV Co LLC, which is controlled by Mr. Alan Mnuchin, is the managing member securities of Falcon Equity Investors LLC and has voting and investment discretion with respect to the common stock and private placement warrants held of record by Falcon Equity Investors LLC. Eagle Falcon JV Co LLC and Mr. Mnuchin each disclaims any beneficial ownership of the securities held by Falcon Equity Investors LLC other than to the extent of any pecuniary interest each may have there in, directly or indirectly.

(27)

The disclosure with respect to the remaining Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In this section, “we,” “us,” “our” generally refer to Sharecare in the present tense or Legacy Sharecare prior to the consummation of the Business Combination.

FCAC

On June 5, 2020, the Sponsor purchased an aggregate of 8,625,000 founder shares in exchange for a capital contribution of $25,000, or approximately $0.003 per share. On August 26, 2020, the Sponsor transferred 20,000 founder shares to each of Edgar Bronfman Jr., Karen Finerman and Michael Ronen, three of our directors, resulting in the Sponsor holding 8,565,000 founder shares.

The Sponsor purchased an aggregate of 5,933,334 private placement warrants in connection with FCAC’s IPO, at a price of $1.50 per warrant, or $8.9 million in the aggregate. Each private placement warrant entitles the holder to purchase one share of common stock at $11.50 per share. The private placement warrants (including the common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.

FCAC sub-leased its executive offices at 660 Madison Avenue, 12th Floor, New York, NY 10065 from Ariliam Group LLC, an affiliate of the Sponsor, pursuant to an administrative services agreement. Commencing upon consummation of its IPO, FCAC reimbursed Ariliam Group LLC for office space, secretarial and administrative services provided to members of our management team in an amount not to exceed $15,000 per month. Upon completion of the Business Combination, we will cease paying these monthly fees.

FCAC’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on FCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FCAC’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, FCAC’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of its officers and directors may, but are not obligated to, loan FCAC funds as may be required on a non-interest basis. Sharecare will repay such loaned amounts. The warrants would be identical to the private placement warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.

In connection with the Business Combination, FCAC’s Sponsor has entered into the Registration Rights Agreement (which amended and restated the existing registration rights agreement (as described below)), and the Sponsor has entered into the Sponsor Agreement and the Acquiror Support Agreement.

Sharecare

Earnout Escrow Agreement

In connection with the consummation of the Business Combination, on the Closing Date, Sharecare, the Stockholder Representative, the Sponsor and Continental Stock Transfer & Trust Company, as escrow agent, entered into the Earnout Escrow Agreement pursuant to which the Sponsor delivered 1,713,000 Sponsor Earnout Shares into escrow and Sharecare delivered 1,500,000 newly issued Company Earnout Sharers (including 448,355 shares underlying the contingent options) into escrow, in each case, that are subject to forfeiture if certain earn-out conditions described more fully in the Earnout Escrow Agreement are not satisfied. If the earnout conditions are fully satisfied, the Sponsor Earnout Shares and the Sharecare Earnout Shares will be released to the Sponsor and the Legacy Sharecare stockholders who received shares of common stock or contingent options as a result of the Business Combination, respectively.

The Earnout Shares will be released and delivered such that (i) one-half of such shares will be released if the volume-weighted average price of shares of the common stock equals or exceeds $12.50 per share for 20 of any 30 consecutive trading days or Sharecare consummates a transaction resulting in stockholders having the right to receive consideration equal to or exceeding $12.50 per share and (ii) one-half of such shares will be released if the volume-weighted average price of shares of common stock equals or exceeds $15.00 per share for 20 of any 30 consecutive trading days or Sharecare consummates a transaction resulting in stockholders having the right to receive consideration equal to or exceeding $15.00 per share, in each case on or prior to the fifth anniversary of the Closing Date. If such conditions have not been satisfied following the fifth anniversary of the Closing Date, any earnout shares remaining in the earnout escrow account shall be automatically released to Sharecare for cancellation and neither the members of the stockholder earnout group nor the Sponsor shall have any right to receive such earnout shares or any benefit therefrom.

The foregoing description of the Earnout Escrow Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Earnout Escrow Agreement, a copy of which is attached as Exhibit 10.4 to the registration statement of which this prospectus is a part.

Registration Rights Agreement

In connection with the consummation of the Business Combination, on the Closing Date, FCAC, Sharecare, the Sponsor, certain FCAC stockholders and certain Legacy Sharecare stockholders entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement became effective immediately upon the Closing of the Business Combination.

Pursuant to the Registration Rights Agreement, Sharecare will be required to register for resale securities held by the stockholders party thereto. Sharecare will have no obligation to facilitate more than (1) three demands, made by the Sponsor, or its affiliates, that Sharecare register such stockholders’ securities and (2) three demands, made by the Sharecare stockholders that Sharecare register such stockholders’ securities, in each case, after the expiration of applicable lock-up periods with respect to such securities. In addition, the holders have certain “piggyback” registration rights with respect to registrations initiated by Sharecare. Sharecare will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.3 to the registration statement of which this prospectus is a part.

Other Transactions of Sharecare

During November 2016, we approved a strategic alliance with the Five Star. Mr. Jeff Arnold, our CEO, and Mr. John Chadwick, both former stockholders and members of the board of directors of Sharecare, are also stockholders and members of the board of directors of Five Star. Pursuant to Sharecare’s strategic alliance with Five Star, Sharecare and Five Star developed a customer service training application which used our voice technology software. Five Star made payments in the aggregate amount of $237,000 during the year ended December 31, 2020 in connection with obligations under that strategic alliance and with respect to leasing of certain office space from us. In addition, Sharecare accounts receivable from Five Star as of December 31, 2020 was $276,000.

Carefirst Holdings, LLC, one of our largest customers, is the current holder of Series B-3 Convertible Notes of Sharecare and has a designated board representative, Mr. Brian Pieninck, formerly on the board of directors of Sharecare. We recorded revenues from Carefirst Holdings, LLC of $55.1 million for the year ended December 31, 2020. In addition, our accounts receivable from Carefirst Holdings, LLC as of December 31, 2020 was $6.0 million.

Following the Business Combination, these arrangements described above have continued in effect.

Related Party Transaction Policy

Upon consummation of the Business Combination, the Sharecare Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of Related Person Transactions (as defined below).

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or a member of the Sharecare Board;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of voting stock of Sharecare; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review Related Person Transactions.

Under the Related Person Transaction policy, the Related Person in question or, in the case of transactions with a beneficial holder of more than 5% of Sharecare’s common stock, an officer with knowledge of a proposed transaction, is required to present information regarding the proposed Related Person Transaction to the audit committee (or to another independent body of the Sharecare Board) for review. To identify Related Person Transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering Related Person Transactions, the audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the Related Person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Sharecare;

•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will approve only those transactions that it determines are fair to us and in our best interests.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock and the acquisition, exercise, disposition and lapse of our warrants. This discussion applies only to our common stock and warrants that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our common stock or warrants in this offering.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to consequences relating to the alternative minimum tax, the Medicare tax on certain net investment income, the special tax accounting rules under Section 451(b) of the Code and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to shares of common stock or warrants;

•	persons holding our shares of common stock or warrants as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock or warrants, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock or warrants, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock and the acquisition, exercise, disposition and lapse of our warrants.

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. There can be no assurance that the IRS or a court will agree with the discussion herein regarding the tax consequences of the acquisition, ownership and disposition of our common stock or the acquisition, exercise, disposition and lapse of our warrants. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK AND THE ACQUISITION, EXERCISE, DISPOSITION AND LAPSE OF OUR WARRANTS. EACH PROSPECTIVE INVESTOR IN OUR SHARES OF COMMON STOCK OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF COMMON STOCK AND THE ACQUISITION, EXERCISE, DISPOSITION AND LAPSE OF OUR WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock or warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock less any prior distributions treated as a return of capital.

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon exercise of a warrant for cash. The U.S. holder’s initial tax basis in the share of our common stock received upon exercise of the warrant will generally be an amount equal to its tax basis in the warrant plus the exercise price of such warrant. It is unclear whether a U.S. holder’s holding period for the our common stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. holder held the warrants.

In certain circumstances, the warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to their holding period and tax basis in our common stock received upon exercise of the warrant.

Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. holder’s adjusted tax basis in the warrant. A U.S. holder’s adjusted tax basis in its warrants will generally equal the U.S. holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a warrant is allowed to lapse unexercised, a U.S. holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of our common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities – Warrants and

Earned Obligations.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our common stock that would be obtained upon exercise or an adjustment to the exercise price of the warrant) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders – Taxation of Distributions” in the same manner as if such U.S. holder received a cash distribution from us on our common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock or warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock or warrants. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock and the acquisition, exercise, disposition and lapse of our warrants.

Taxation of Distributions. In general, any distributions we make (including constructive distributions, if any, that we are deemed to make) to a Non-U.S. holder of shares of our common stock or warrants, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend (determined in the manner described above under “Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S.Holders – Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. holder would be the same as those described below in “Non-U.S. Holders – Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants”.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock or warrants or an expiration or redemption of our warrants, unless:

•

the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock or warrants, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future. We would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of our common stock or warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends, if any) on our common stock or warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 16,246,667 shares of our common stock that may be issued upon exercise of warrants to purchase common stock, including the public warrants and the private placement warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 47,306,667 shares of common stock (including 4,746,667 outstanding shares of common stock that may be issued upon exercise of the private placement warrants) and (ii) up to 4,746,667 private placement warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of common stock and public warrants are currently listed on Nasdaq under the symbols “SHCR” and “SHCRW”, respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Restrictions of Resale of our Common Stock—Lock-up Agreements.”

LEGAL MATTERS

King & Spalding LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Sharecare, Inc.

EXPERTS

The financial statements of FCAC, as of December 31, 2020, and for the period from June 5, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sharecare, Inc. at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of doc.ai, Incorporated as of December 31, 2020 and 2019 and for the years then ended have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, and included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On the Closing Date, the audit committee of the Sharecare Board approved the engagement of Ernst & Young LLP (“EY”) as Sharecare’s independent registered public accounting firm to audit Sharecare’s consolidated financial statements for the year ending December 31, 2021. EY served as independent registered public accounting firm of Legacy Sharecare prior to the Business Combination. Accordingly, Withum Smith+Brown, PC (“WSB”), FCAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EY as Sharecare’s independent registered public accounting firm following completion of Sharecare’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, FCAC.

The reports of WSB on FCAC, Sharecare’s legal predecessor, balance sheet as of December 31, 2020 and the statements of operations, changes in stockholder’s equity and cash flows for the period from June 5, 2020 (date of inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from June 5, 2020 (date of inception) through December 31, 2020, there were no disagreements between FCAC and WSB on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WSB, would have caused it to make reference to the subject matter of the disagreements in its reports on FCAC’s financial statements for such period.

During the period from June 5, 2020 (date of inception) through December 31, 2020, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from June 5, 2020 (inception) to the date the Sharecare Board approved the engagement of EY as Sharecare’s independent registered public accounting firm, FCAC did not consult with EY on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on FCAC’s consolidated financial statements or any other matter that was either the subject of a disagreement or reportable event.

Sharecare provided WSB with a copy of the foregoing disclosures and requested that WSB furnish Sharecare with a letter addressed to the SEC stating whether it agrees with the statements made by Sharecare set forth above. A copy of WSB’s letter, dated July 8, 2021, was attached to the Current Report on Form 8-K filed July 8, 2021 as Exhibit 16.1.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock and private placement warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain an Internet website at http://www.sharecare.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

FALCON CAPITAL ACQUISITION CORP.

SHARECARE, INC.

Unaudited financial statements:
Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020 (unaudited)	F-41
Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2021 and 2020 (unaudited)	F-42
Consolidated Statements of Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months March 31, 2021 and 2020 (unaudited)	F-43
Consolidated Statements of Cash Flows for the three months ended March 31, 2021 and 2020 (unaudited)	F-45
Notes to Unaudited Consolidated Financial Statements	F-46

Audited financial statements:
Report of Independent Registered Public Accounting Firm	F-62
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-63
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2020, 2019 and 2018	F-64
Consolidated Statements of Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020, 2019 and 2018	F-65
Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019 and 2018	F-66
Notes to Consolidated Financial Statements	F-67

DOC.AI INCORPORATED

FALCON CAPITAL ACQUISITION CORP.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS:
Current assets:
Cash	$325,151	$1,121,103
Prepaid expenses	296,806	366,500

Total current assets	621,957	1,487,603
Cash and investments held in Trust Account	345,042,590	345,082,119

Total Assets	$345,664,547	$346,569,722

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$226,250	$292,647

Total current liabilities	226,250	292,647
Warrant liabilities	31,712,669	40,685,669
Deferred underwriting compensation	12,075,000	12,075,000

Total Liabilities	44,013,919	53,053,316

Commitments and Contingencies
Class A common stock subject to possible redemption; 29,665,062 and 28,851,640 shares at redemption value of $10.00 per share at March 31, 2021 and December 31, 2020, respectively	296,650,620	288,516,400

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 4,834,938 and 5,648,360 shares issued and outstanding (excluding 29,665,062 and 28,851,640 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively.	483	565
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863	863
Additional paid-in capital	14,239,874	22,374,012
Accumulated deficit	(9,241,212)	(17,375,434)

Total Stockholders’ Equity	5,000,008	5,000,006

Total Liabilities and Stockholders’ Equity	$345,664,547	$346,569,722

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

General and administrative expenses	$862,274
Franchise tax expenses	41,983

Loss from operations	(904,257)
Other income:
Interest earned on Trust Account	65,479
Change in fair value of warrant liabilities	8,973,000

Income before provision for income taxes	8,134,222
Provision for income taxes	—

Net income	$8,134,222

Two Class Method:
Weighted average shares outstanding of Class A common stock	34,500,000

Net income per common stock, Class A—basic and diluted	$0.00

Weighted average shares outstanding of Class B common stock	8,625,000

Net income per common stock, Class B—basic and diluted	$0.94

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

	Common Stock				Additional Paid-in Capital		Total Stockholders’ Equity
	Class A		Class B			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	5,648,360	$565	8,625,000	$863	$22,374,012	$(17,375,434)	$5,000,006
Class A common stock subject to possible redemption	(813,422)	(82)	—	—	(8,134,138)	—	(8,134,220)
Net income	—	—	—	—	—	8,134,222	8,134,222

Balance, March 31, 2021	4,834,938	$483	8,625,000	$863	$14,239,874	$(9,241,212)	$5,000,008

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

(Unaudited)

Cash flows from operating activities:
Net income	$8,134,222
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(8,973,000)
Interest income earned in Trust Account	(65,479)
Changes in operating assets and liabilities:
Prepaid expenses	69,695
Accounts payable and accrued expenses	(66,397)

Net cash used in operating activities	(900,959)

Cash flows from investing activities:
Cash withdrawn from Trust account	105,007

Net cash provided by investing activities	105,007

Decrease in cash during period	(795,952)
Cash at beginning of period	1,121,103

Cash at end of period	$325,151

Supplemental disclosure of non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$8,134,220

The accompanying notes are an integral part of these unaudited consolidated financial statements.

FALCON CAPITAL ACQUISITION CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

1. Organization and Business Operations

Incorporation

Falcon Capital Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on June 5, 2020.

Subsidiary

In connection with the proposed business combination with Sharecare, Inc., a Delaware corporation (“Sharecare”) and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”), the Company formed a wholly-owned subsidiary, FCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Sub did not have any activity as of March 31, 2021. The Company has neither engaged in any operations nor generated operating revenues to date.

Sponsor

The Company’s sponsor is Falcon Equity Investors LLC, a Delaware limited liability company (the “Sponsor”).

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses (“Business Combination”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 21, 2020. The Company consummated the Public Offering of 34,500,000 units, including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full (the “Units”), at $10.00 per Unit on September 24, 2020, generating gross proceeds of $345,000,000. Simultaneously with the closing of the Public Offering, the Company consummated the private placement (the “Private Placement”) of an aggregate of 5,933,334 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant. Upon the closing of the Public Offering and Private Placement, $345,000,000 from the net proceeds of the Public Offering and the Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”).

Trust Account

The proceeds held in the Trust Account were invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

The Company’s third amended and restated certificate of incorporation (the “Charter”) provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) included in the Units sold in the Public Offering properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units being sold in the Public Offering if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.”

The Company has 24 months from the closing of the Public Offering to complete its Business Combination (or until September 24, 2022). If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s executive officers and independent directors (the “initial stockholders”) entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A Common Stock, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Business Combination

Merger Agreement

On February 10, 2021, the board of directors of the Company unanimously approved an agreement and plan of merger, dated February 12, 2021, by and among the Company, FCAC Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Sharecare, Inc. (“Sharecare”), and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by the Company’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into Sharecare, after which the separate corporate existence of Merger Sub will cease and Sharecare will survive the merger as a wholly-owned subsidiary of the Company (the “Sharecare Merger”). In addition, in connection with the consummation of the Sharecare Merger, the Company will be renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare” as of the time following such change of name.

Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

Under the Merger Agreement, holders of Sharecare’s equity interests are expected to receive $3.79 billion in aggregate consideration. At the effective time of the Sharecare Merger, Sharecare’s stockholders will have the right to receive consideration in the form of cash and shares of common stock of New Sharecare, subject to proration under certain circumstances specified in the Merger Agreement. In addition, under the Merger Agreement, at the effective time of the Sharecare Merger, (i) each option to purchase shares of the Sharecare common stock granted under any Sharecare group stock plan that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into an option to purchase shares of New Sharecare, (ii) each holder of Sharecare options entitled to receive New Sharecare options will also receive an additional number of contingent stock options to acquire shares of New Sharecare common stock that will vest upon the earlier of the date set forth in the corresponding New Sharecare options and, in each case with respect to one half of the additional contingent stock options, the achievement of the Earnout Conditions (as defined below), and (iii) each warrant to purchase shares of Sharecare capital stock will be converted into the right to receive a number of shares of New Sharecare common stock, in each case as further described under the Merger Agreement.

Subscription Agreements

The Company entered into subscription agreements (the “Subscription Agreements”), each dated as of February 12, 2021, with certain investors (the “PIPE Investors”), pursuant to which, among other things, we agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 42,500,000 shares of FCAC Class A common stock, par value $0.0001 per share (the “FCAC Class A common stock”) for a purchase price of $10.00 per share. In connection with the Closing, all of the issued and outstanding shares of FCAC Class A common stock, including the shares of FCAC Class A common stock issued to the PIPE Investors, will be exchanged, on a one-for-one basis, for shares of New Sharecare common stock.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Subscription Agreement, a copy of which was filed as Exhibit 10.9 to our Annual Report on Form 10-K/A and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Acquiror Support Agreement

In connection with the execution of the Merger Agreement, our Sponsor, the Company and Sharecare entered into an Agreement (the “Acquiror Support Agreement”), pursuant to which the Sponsor agreed to vote all shares of FCAC beneficially owned by it in favor of each of the proposals at the special meeting and to vote against any transaction or proposal that would reasonably be expected to result in the failure of the Business Combination from being consummated.

The Sponsor also agreed that it would not (a) sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of our shares beneficially owned by it, (b) deposit any such shares into a voting trust or enter into a voting agreement or grant any proxy or power of attorney with respect thereto that is inconsistent with the Merger Agreement or (c) enter into any contract, option or other arrangement requiring the direct acquisition or sale, assignment, transfer or other disposition of any such shares.

In addition, our Sponsor agreed not to solicit, initiate or knowingly encourage any transaction in violation of the Merger Agreement or participate in any discussions or negotiations regarding any information with the intent to any unsolicited proposal that constitutes, or any reasonably be expected to lead to, a business combination proposal or other transaction in violation of the Merger Agreement.

The foregoing description of the Acquiror Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Acquiror Support Agreement, a copy of which was filed as Exhibit 10.12 to our Annual Report on Form 10-K/A and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Sharecare Support Agreements

In connection with the execution of the Merger Agreement, certain Sharecare securityholders (the “Sharecare Supporting Securityholders”) entered into a support agreement with the Company and Sharecare (the “Support Agreement”). Under the Support Agreement, each Sharecare Supporting Securityholder agreed, as promptly as reasonably practicable (and in any event within five business days) following the SEC declaring the proxy statement/prospectus relating to the approval by our securityholders of the Business Combination effective, to execute and deliver a written consent with respect to the outstanding securities of (i) Sharecare common stock and preferred stock and (ii) securities convertible into or exercisable or exchangeable for Sharecare capital stock, held by such Sharecare Supporting Securityholder adopting the Merger Agreement and approving the Business Combination. In addition, each Sharecare Supporting Securityholder agreed to voluntarily convert any convertible notes it owns into the applicable series of preferred stock in connection with the Business Combination and agreed that any warrants it owns would convert into New Sharecare common stock in connection with the Business Combination.

The shares of Sharecare common stock and preferred stock and such convertible securities that are owned by the Sharecare supporting securityholders and subject to the Support Agreements represent approximately 66.8% of the outstanding voting power of Sharecare common stock, preferred stock and securities (on an as converted basis).

The Support Agreements prohibit the Sharecare Supporting Securityholders from engaging in activities that have the effect of soliciting a competing acquisition proposal. In addition, the Support Agreements restrict the transfer of shares covered by the Support Agreements.

The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Support Agreement, a copy of which was filed as Exhibit 10.11 to our Annual Report on Form 10-K and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Non-Redemption Agreements

In connection with the execution of the Merger Agreement, the Company entered into non-redemption agreements (the “Non-Redemption Agreements”) with certain holders of Class A common stock, pursuant to which such holders agreed not to exercise their redemption rights in connection with the Business Combination. The aggregate number of shares of our Class A common stock subject to the Non-Redemption Agreements is 4,197,245, which represents $41,972,450 of otherwise exercisable redemption rights.

The foregoing description of the Non-Redemption Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the form of Non-Redemption Agreement, a copy of which was filed as Exhibit 10.14 to our Annual Report on Form 10-K and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor agreement (the “Sponsor Agreement”) with Sharecare and us, pursuant to which our Sponsor agreed, subject to the consummation of the Business Combination, that the shares of our Class B common stock beneficially owned by it shall convert into our Class A common stock at the initial conversion ratio, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and that the Sponsor waives any additional anti-dilution adjustments to which it would otherwise be entitled pursuant to Section 4.3(b)(ii) of our certificate of incorporation.

The Sponsor Agreement provides that the Sponsor will not redeem any shares of our Class B common stock (or any shares of our Class A common stock received upon conversion of shares of our Class B common stock) that it owns in connection with the Business Combination and will not commence or participate in and take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against us, Sharecare, any affiliate or designee of the Sponsor acting in his or her capacity as director, or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Agreement, the Merger Agreement or the consummation of the transactions contemplated in such agreements.

Our Sponsor also agreed that, at the Closing, it would deposit the Earnout Shares into the earnout escrow account and it would agree to cancel 1,284,750 shares of our Class B common stock and to transfer to a charitable foundation designated by the Company to advance its charitable objectives 428,250 shares of our Class B common stock.

The foregoing description of the Sponsor Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Agreement, a copy of which was filed as Exhibit 10.13 to our Annual Report on Form 10-K and as described elsewhere in the preliminary proxy statement/prospectus that we filed with the SEC on May 11, 2021.

Additional information regarding Sharecare, the Sharecare Merger and the transactions is available in the preliminary proxy statement/prospectus filed with the SEC on February 16, 2021.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act of 1933, as amended (the “Securities Act”) registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

2. Significant Accounting Policies

Basis of Presentation

These unaudited consolidated financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. The interim financial information provided is unaudited, but includes all adjustments which management considers necessary for the fair presentation of the results for the periods ended March 31, 2021. Operating results for the period ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or any future period and should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the period ended December 31, 2020 filed with the SEC on May 11, 2021.

Liquidity and Capital Resources

On September 24, 2020 the Company consummated a $345,000,000 Public Offering consisting of 34,500,000 units at a price of $10.00 per unit (“Unit”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value (the “Class A Common Stock”) and one-third of one redeemable warrant (each, a “Public Warrant”). Simultaneously, with the closing of the Public Offering, the Company consummated an approximately $8,900,000 private placement (“Private Placement”) of an aggregate of 5,933,334 warrants (“Private Placement Warrants”) at a price of $1.50 per warrant. Upon closing of the Public Offering and Private Placement on September 24, 2020, $345,000,000 in proceeds (including $12,075,000 of deferred underwriting commissions) from the Public Offering and Private Placement was placed in a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”). The remaining $9,005,393 held outside of the Trust Account was used to pay underwriting commissions of $6,900,000 and deferred offering and formation costs.

As of March 31, 2021 the Company had an unrestricted cash balance of $325,151 as well as cash and investments held in the Trust Account of $345,042,590. The Company’s working capital needs will be satisfied through the funds, held outside of the Trust Account, from the Public Offering. Interest on funds held in the Trust Account may be used to pay taxes. Further, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans.

Net Income (Loss) Per Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of the Warrants sold in the Initial Public Offering and Private Placement of 11,500,000 and 5,933,334, respectively, since the average market price of the Company’s Class A common stock for the three months ended March 31, 2021 was below the Warrants’ $11.50 exercise price. As a result, diluted income per common stock is the same as basic net income per common share for the period presented.

The Company’s unaudited consolidated statement of operations includes a presentation of net income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income per common share for basic and diluted Class A common stock for the three months ended March 31, 2021 is calculated by dividing the interest income earned on the Trust Account of $65,479 net of franchise taxes of $41,983, and income taxes of nil by the weighted average number of Class A redeemable common stock outstanding for the period. Net income per share, basic and diluted for Class B common stock for the three months ended March 31, 2021 is calculated by dividing the income from change in fair value of warrant liabilities of $8,973,000 offset by general and administration expenses of $862,274 and franchise taxes of $0, resulting in a net income of $8,110,726, by the weighted average number of Class B common stock outstanding for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. As of March 31, 2021 and December 31, 2020, the Company had no cash equivalents.

Class A Common Stock Subject to Possible Redemption

As discussed in Note 1, all of the 34,500,000 shares of Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of shares of Class A common stock under the Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at March 31, 2021 and December 31, 2020, 29,665,062 and 28,851,640, respectively of the 34,500,000 shares of Class A common stock subject to possible redemption included in the Units were classified as temporary equity, outside of the stockholders’ equity section on the Company’s consolidated balance sheet, at approximately $10.00 per share.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $18,608,160 as of March 31, 2021, net of $889,980 in warrant issuance cost which was expensed in 2020, consist principally of legal and accounting fees incurred through the balance sheet date that were charged to stockholders’ equity upon completion of the Public Offering.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had deferred tax asset of $1,701,187 and valuation allowance of $1,701,187. As of December 31, 2020, the Company had deferred tax asset of $3,648,841 and valuation allowance of $3,648,841. The deferred tax asset was primarily the result of net operation loss carryforwards.

There were no unrecognized tax benefits as of March 31, 2021 and December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s current taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2021, the Company recorded income tax expense of $0.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such warrants since November 2020 when the warrants began separately trading. For the period ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from an decrease in the fair value of liabilities of $8.9 million presented as change in fair value of warrant liabilities in the accompanying unaudited consolidated statement of operations.

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 by level within the fair value hierarchy:

	Level	March 31, 2021	December 31, 2020
Assets:
Cash and marketable securities held in Trust Account (1)	1	$345,041,662	$345,081,176
Liabilities:
Warrant liabilities—Public	1	$17,710,000	$24,725,000
Warrant liabilities—Private	3	$14,002,669	$15,960,669

(1)	Excludes $928 and $943 of cash balance held within the Trust Account as of March 31, 2021 and December 31, 2020, respectively.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021. During the three month period ended March 31, 2021, the Company withdrew $105,007 from the Trust Account for working capital and to pay franchise taxes.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of March 31, 2021	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.97	$10.54
Volatility for private warrants	30.4%	30.3%
Term	5.50	5.50
Risk-free rate	0.96%	0.43%
Dividend yield	—%	—%

The change in the fair value of the Level 3 warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Level 3 warrant liabilities at December 31, 2020	$15,960,669
Change in fair value of warrant liabilities	(1,958,000)

Level 3 warrant liabilities at March 31, 2021	$14,002,669

4. Public Offering

Public Units

In the Public Offering, which closed September 24, 2020, the Company sold 34,500,000 Units, including the issuance of 4,500,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per Unit. Each Unit consists of one share of Class A Common Stock and one-third of one redeemable warrant (each whole warrant, a “Warrant”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination and 12 months from the closing of the Public Offering. The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over- allotment, at the Public Offering price less the underwriting discounts and commissions. On September 24, 2020, the Company issued 4,500,000 Units in connection with the underwriters’ exercise of the over-allotment option in full.

5. Related Party Transactions

Founder Shares

On June 5, 2020, the Sponsor received 8,625,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.003 per share.

In addition, up to 1,125,000 Founder Shares could have been forfeited by the initial stockholders depending on the exercise of the underwriters’ over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Founder Shares are identical to the shares of Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

On August 26, 2020, the Sponsor transferred 20,000 Founder Shares to each of three directors of the Company, resulting in the Sponsor holding 8,565,000 Founder Shares.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Private Placement Warrants

In conjunction with the Public Offering, the Sponsor purchased an aggregate of 5,933,334 Private Placement Warrants, at a price of $1.50 per warrant (approximately $8,900,000 in the aggregate) in the Private Placement. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account such that at closing of the Public Offering, $345,000,000 was placed in the Trust Account.

The Private Placement Warrants (including the shares of common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they are non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable for cash by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Warrants issued to the Sponsor will expire worthless.

Sponsor Loans

The Sponsor agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was payable without interest on the earlier of December 31, 2020 or the completion of the Public Offering. As of March 31, 2021, borrowings on the Note totaling $105,393 were repaid in full and accordingly, as of March 31, 2021, there was no amount outstanding under the Note.

Administrative Services Agreement

The Company entered into an administrative services agreement in which the Company will pay an affiliate of the Sponsor for office space, utilities and secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. The administrative services fee commenced on September 25, 2020. For the three months ended March 31, 2021, the Company incurred $45,000 in administrative services expenses under the arrangement.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. The terms of such loans have not been determined and no written agreements exist with respect to such loans. To date, the Company had no working capital loans outstanding.

6. Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover any over- allotment, at the Public Offering price less the underwriting discounts and commissions. On September 24, 2020, the Company issued 4,500,000 Units in connection with the underwriters’ exercise of the over-allotment option in full. The Company paid an underwriting discount of $6,900,000 ($0.20 per Unit sold) to the underwriters at the closing of the Public Offering on September 24, 2020, with an additional fee (“Deferred Discount”) of $12,075,000 ($0.35 per Unit sold) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination. The underwriters will not be entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s, or its target’s, financial position, results of its operations and/or completion of the Business Combination, the specific impact is not readily determinable as of the date of these unaudited consolidated financial statements. The unaudited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contingent Liability

In connection with the agreement and plan of merger with Sharecare, Inc. (see note 1), the Company is contingently liable for merger and acquisition legal fees of $3,873,280. The merger and acquisition legal fees will be due and payable from the amounts held in the Trust Account solely in the event that the Company completes the business combination with Sharecare.

7. Stockholders’ Equity

Class A Common Stock - The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 34,500,000 shares of Class A common stock issued and outstanding of which, 29,665,062 and 28,851,640, respectively, were classified outside of permanent equity.

Class B Common Stock - The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of March 31, 2021 and December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.

Preferred stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

8. Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement relating to the Warrants. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Public Offering, except that the Private Placement Warrants and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, commencing ninety days after the Warrants become exercisable, the Company may redeem its outstanding Warrants in whole and not in part, for the number of shares of Class A common stock determined by reference to the table set forth in the Company’s prospectus relating to the Public Offering based on the redemption date and the “fair market value” of the Class A Common Stock, upon a minimum of 30 days’ prior written notice of redemption and if, and only if, the last sale price of the shares of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders, if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Warrants, as described above and if, and only if, there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. The “fair market value” of the shares of Class A Common Stock is the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A Common Stock issuable upon exercise of the Warrants may be adjusted in certain circumstances. If the Company is unable to complete a Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if  (x) the Company issues additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume weighted average trading price of the Class A Common Stock during the 10 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the Market Value. However, if the Company does not complete its initial Business Combination on or prior to September 24, 2022, the Warrants will expire at the end of such period.

9. Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 26, 2021, the date the unaudited consolidated financial statements were available for issuance, require potential adjustment to or disclosure in the unaudited consolidated financial statements and has concluded that, except as noted above, all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Falcon Capital Acquisition Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Falcon Capital Acquisition Corp (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 5, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 5, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 11, 2021

FALCON CAPITAL ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020

(Restated)

ASSETS:
Current assets:
Cash	$1,121,103
Prepaid expenses	366,500

Total current assets	1,487,603
Cash and investments held in Trust Account	345,082,119

Total Assets	$346,569,722

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$292,647

Total current liabilities	292,647
Derivative warrant liabilities	40,685,669
Deferred underwriting compensation	12,075,000

Total Liabilities	53,053,316

Commitments and Contingencies
Class A common stock subject to possible redemption; 28,851,640 shares at redemption value of $10.00 per share	288,516,400
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 5,648,360 shares issued and outstanding, (excluding 28,851,640 shares subject to possible redemption)	565
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	22,374,012
Accumulated deficit	(17,375,434)

Total Stockholders’ Equity	5,000,006

Total Liabilities and Stockholders’ Equity	$346,569,722

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from June 5, 2020 (inception) through December 31, 2020

(Restated)

General and administrative expenses	$306,904

Loss from operations	(306,904)
Other income (expense):
Warrant issuance transaction costs	(889,980)
Change in fair market value of derivative warrant liabilities	(16,260,669)
Interest earned on Trust Account	82,119

Loss before provision for income taxes	(17,375,434)
Provision for income taxes	—

Net loss	$(17,375,434)

Two Class Method:
Weighted average shares outstanding of Class A common stock	34,500,000

Net income per share of common stock, Class A - basic and diluted	$—

Weighted average shares outstanding of Class B common stock	8,030,048

Net loss per share of common stock, Class B - basic and diluted	$(2.16)

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from June 5, 2020 (inception) through December 31, 2020

(Restated)

	Common Stock				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, June 5, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholder at approximately $0.0001 per share	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, less fair value of public warrants	34,500,000	3,450	—	—	329,471,550	—	329,475,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,608,160)	—	(18,608,160)
Class A common stock subject to possible redemption	(28,851,640)	(2,885)	—	—	(288,513,515)	—	(288,516,400)
Net loss	—	—	—	—	—	(17,375,434)	(17,375,434)

Balance, December 31, 2020	5,648,360	$565	8,625,000	$863	$22,374,012	$(17,375,434)	$5,000,006

The accompanying notes are an integral part of these financial statements.

FALCON CAPITAL ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from June 5, 2020 (inception) through December 31, 2020

(Restated)

Cash flows from operating activities:
Net loss	$(17,375,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liability	16,260,669
Warrant issuance transaction costs	889,980
Trust income reinvested in Trust Account	(82,119)
Changes in operating assets and liabilities:
Prepaid expenses	(366,500)
Accounts payable and accrued expenses	292,647

Net cash used in operating activities	(380,757)

Cash flows from investing activities:
Principal deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash flows from financing activities:
Proceeds from private placement of warrants	8,900,000
Proceeds from sale of units in initial public offering	345,000,000
Payment of underwriters’ discount	(6,900,000)
Payment of offering costs	(498,140)
Advances received from Promissory note	105,393
Repayment of advances received from Promissory note	(105,393)

Net cash provided by financing activities	346,501,860

Net increase in cash	1,121,103
Cash at beginning of period	—

Cash at end of period	$1,121,103

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting compensation	$12,075,000

Warrant liabilities in connection with initial public offering and private placement	$26,857,668

Initial value of Class A common stock subject to possible redemption	$302,568,500

Changes in value of Class A common stock subjection to redemption	$(14,052,100)

Offering costs paid by sponsor in exchange for founder shares	$25,000

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Business Operations

Incorporation

Falcon Capital Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on June 5, 2020.

Sponsor

The Company’s sponsor is Falcon Equity Investors LLC, a Delaware limited liability company (the “Sponsor”).

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses (“Business Combination”).

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 21, 2020. The Company consummated the Public Offering on September 24, 2020, and, simultaneously with the closing of the Public Offering, the Sponsor purchased an aggregate of 5,933,334 warrants in a private placement (as described in Note 5) for a total purchase price of approximately $8,900,000. The closing of the Public Offering included an exercise (4,500,000 units) of the over-allotment option granted to the underwriters in full.

Upon the closing of the Public Offering and the private placement, $345,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Trust Account

The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

The Company’s Charter provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any of the common stock included in the Units sold in the Public Offering properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the common stock included in the Units sold in the Public Offering if the Company does not complete the Business Combination by September 24, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity or (iii) the redemption of 100% of the common stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination by September 24, 2022.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to us to pay taxes, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the trust account and not previously released to us to pay taxes. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account but not previously released to the Company to pay taxes. As a result, such common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Proposed Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.”

The Company will only have until September 24, 2022 to complete its initial Business Combination. If the Company does not complete a Business Combination by September 24, 2022, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares for a per share pro rata portion of the Trust Account, including interest, but less income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s executive officers and independent director nominees (the “initial stockholders”) entered into a letter agreement with us, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination by September 24, 2022. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Liquidity

As of December 31, 2020, the Company had $1,121,103 in its operating bank accounts, working capital of $1,194,956, and $82,119 of interest income available in the Trust Account to pay for the Company’s tax obligations, if any. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Prior to the completion of the Public Offering, the Company’s liquidity needs have been satisfied through an advance of $25,000 from the Sponsor to cover for certain offering costs in exchange for the issuance of the Founder Shares and a $300,000 promissory note (the “Note”) issued to the Sponsor. The Company fully repaid the Note on September 28, 2020. Subsequent to the consummation of the Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, paying for travel expenditures, and structuring, negotiating and consummating the Business Combination.

2. Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in August 2020, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 24, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the

Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 24, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s Statement of Operations each reporting period.

On May 4, 2021, the Company’s management and the Audit Committee concluded that, in light of the SEC Staff Statement, (i) certain items on the Company’s previously issued audited balance sheet dated as of September 24, 2020 included in the Company’s Current Report on Form 8-K filed September 30, 2020, (ii) the unaudited interim financial statements as of, and for the three months ended September 30, 2020 and the period from June 5, 2020 (inception) through September 30, 2020 included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2020 and (iii) the Company’s previously issued audited financial statements as of December 31, 2020 and for the period from June 5, 2020 (inception) through December 31, 2020 included in the Company’s Annual Report should no longer be relied upon and that it is appropriate to restate the Annual Report.

Impact of the Restatement

The impact of the restatement on the balance sheet, statement of operations and cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,569,722	$—	$346,569,722

Liabilities, redeemable non-controlling interest, and stockholders’ equity
Total current liabilities	292,647		292,647
Deferred underwriting commissions	12,075,000		12,075,000
Derivative warrant liabilities	—	40,685,669	40,685,669

Total liabilities	12,367,647	40,685,669	53,053,316
Class A common stock, $0.0001 par value; shares subject to possible redemption	329,202,070	(40,685,670)	288,516,400
Stockholders’ equity
Preferred stock 0 $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	158	407	565
Class B common stock - $0.0001 par value	863	—	863
Additional paid-in-capital	5,223,769	17,150,243	22,374,012
Accumulated deficit	(224,785)	(17,150,649)	(17,375,434)

Total stockholders’ equity	5,000,005	1	5,000,006

Total liabilities and stockholders’ equity	$346,569,722	$—	$346,569,722

	Period from June 5, 2020 (inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(306,904)	$—	$(306,904)
Other income (expense):
Warrant issuance transaction costs	—	(889,980)	(889,980)
Change in fair value of derivative warrant liabilities	—	(16,260,669)	(16,260,669)
Interest earned on Trust Account	82,119	—	82,119

Total other income (expense)	82,119	(17,150,649)	(17,068,530)

Loss before provision for income taxes	(224,785)	(17,150,649)	(17,375,434)
Provision for income taxes	—	—	—

Net loss	$(224,785)	$(17,150,649)	$(17,375,434)

Weighted average shares outstanding of Class A common stock	34,500,000	—	34,500,000
Net income per share of common stock, Class A - basic and diluted	$—	—	$—
Weighted average shares outstanding of Class B common stock	8,030,048	—	8,030,048
Net loss per share of common stock, Class B - basic and diluted	$(0.03)		$(2.16)

	Period from June 5, 2020 (inception) through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(224,785)	$(17,150,649)	$(17,375,434)
Adjustment to reconcile net loss to net cash used in operating activities	(155,972)	17,150,649	16,994,677

Net cash used in operating activities	(380,757)	—	(380,757)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,501,860	—	346,501,860

Net change in cash	$1,121,103	$—	$1,121,103

The impact to the balance sheet dated September 24, 2020, filed on Form 8-K on September 30, 2020 related to the impact of accounting for public and private warrants as liabilities at fair value resulted in a $26,857,668 increase to the warrant liabilities line item on September 24, 2020 and a decrease to the Class A common stock subject to redemption mezzanine equity line item.

Impact of the Restatement on Quarterly Financial Statements (Unaudited)

The following tables contain unaudited quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,748,913	$—	$346,748,913

Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	324,077		324,077
Deferred underwriting commissions	12,075,000		12,075,000
Derivative warrant liabilities	—	28,942,335	28,942,335

Total liabilities	12,399,077	28,942,335	41,341,412
Class A common stock, $0.0001 par value; shares subject to possible redemption	329,349,830	(28,942,330)	300,407,500
Stockholders’ equity
Preferred stock 0 $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	157	289	446
Class B common stock - $0.0001 par value	863	—	863
Additional paid-in-capital	5,076,010	5,407,021	10,483,031
Accumulated deficit	(77,024)	(5,407,315)	(5,484,339)

Total stockholders’ equity	5,000,006	(5)	5,000,001

Total liabilities and stockholders’ equity	$346,748,913	$—	$346,748,913

	Period from June 5, 2020 (inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(78,788)	$—	$(78,788)
Other income (expense):
Warrant issuance costs	—	(889,980)	(889,980)
Change in fair value of derivative warrant liabilities	—	(4,517,335)	(4,517,335)
Interest earned on Trust Account	1,764	—	1,764

Total other income (expense)	1,764	(5,407,315)	(5,405,551)

Loss before provision for income taxes	(77,024)	(5,407,315)	(5,484,339)
Provision for income taxes	—	—	—

Net loss	$(77,024)	$(5,407,315)	$(5,484,339)

Weighted average shares outstanding of Class A common stock	34,500,000	—	34,500,000
Net income per share of common stock, Class A - basic and diluted	$—	—	$—
Weighted average shares outstanding of Class B common stock	8,625,000	—	8,625,000
Net loss per share of common stock, Class B - basic and diluted	$(0.01)		$(0.64)

	Period from June 5, 2020 (inception) through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(77,024)	$(5,407,315)	$(5,484,339)
Adjustment to reconcile net loss to net cash used in operating activities	32,842	5,407,315	5,440,157

Net cash used in operating activities	(44,182)	—	(44,182)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,503,715	—	346,503,715

Net change in cash	$1,459,533	$—	$1,459,533

3. Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the Affected Periods, are restated in this Annual Report on Form 10-K/A (Amendment No. 1) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Net Income (Loss) Per Share

Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering (including the over-allotment) and private placement warrants to purchase approximately 11,500,000 and 5,933,334 shares of the Company’s Class A common stock, respectively, in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations includes a presentation of net income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of net income (loss) per share. Net income (loss) per common share for basic and diluted Class A common stock for the period from June 5, 2020 (inception) through December 31, 2020, is calculated by dividing the interest income earned on the Trust Account of $82,119, net of franchise taxes of $82,119, and income taxes of nil by the weighted average number of Class A redeemable common stock since issuance. Net loss per share, basic and diluted for Class B common stock for the period from June 5, 2020 (inception) through December 31, 2020 is calculated by dividing the general and administration expenses of $201,897, warrant issuance transaction costs of $889,980, change in fair value of derivative warrant liabilities of $16,260,669 and franchise taxes of $22,889, resulting in a net loss of approximately $17,375,434, by the weighted average number of Class B common stock outstanding for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 90 days. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $18,608,160 as of December 31, 2020, net of $889,980 in warrant issuance transaction cost of which was expensed, consist principally of legal and accounting fees incurred through the balance sheet date that were charged to stockholders’ equity upon completion of the Public Offering.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 11,500,000 Public Warrants (as defined below) and 5,933,334 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have subsequently been measured based on the listed market price of such warrants.

Redeemable Common Stock

As discussed in Note 1, all of the 34,500,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Charter. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its Charter provide that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid in capital.

Accordingly, at December 31, 2020, 28,851,640 shares of the 34,500,000 shares of Class A common stock included in the Units were classified outside of permanent equity.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2020. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from June 5, 2020 (inception) through December 31, 2020.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. Public Offering

On September 24, 2020, the Company sold 34,500,000 units at a price of $10.00 per unit (the “Units”) in the Public Offering. Each Unit consists of one share of Class A common stock of the Company, $0.0001 par value per share (the “Public Shares”), and one-third of one redeemable warrant to purchase one share of Class A common stock (the “Public Warrants”). The closing of the Public Offering included an exercise in full of the overallotment option granted to the underwriters.

Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete a Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Public Warrants will expire at the end of such period. Under the terms of a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent, the Company has agreed to, following the completion of the Company’s Business Combination, use its best efforts to file a new registration statement under the Securities Act for the registration of the Class A common stock issuable upon exercise of the Public Warrants. If the Company is unable to deliver registered Class A common stock to the holder upon exercise of Public Warrants issued in connection with the 34,500,000 Units during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement.

The Company paid an upfront underwriting discount of $6,900,000 ($0.20 per Unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to $12,075,000 ($0.35 per Unit sold) to become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

5. Related Party Transactions

Founder Shares

On June 5, 2020, the Sponsor purchased an aggregate of 8,625,000 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.003 per share.

On August 26, 2020, the Sponsor transferred 20,000 Founder Shares to three of the directors, resulting in the Sponsor holding 8,565,000 Founder Shares.

The Founder Shares are identical to the Public Shares except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property (the “Lock Up Period”).

Anti-Dilution — The Founder Shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor or the Company’s officers or directors upon conversion of working capital loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Rights — The Founder Shares are identical to the Public Shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the Business Combination, (B) to waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated a Business Combination within 24 months from the closing of the Public Offering, or September 24, 2022, or with respect to any other material provisions relating to stockholders’ rights or pre-Business Combination activity and (C) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the Business Combination within 24 months from the closing of the Public Offering, or September 24, 2022, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within such time period, and (iii) the Founder Shares are automatically convertible into Class A common stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment as described herein and in the Company’s Charter.

Voting — If the Company seeks stockholder approval of a Business Combination, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination.

Liquidation — Although the initial stockholders and their permitted transferees have waived their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any Public Shares they may own.

Private Placement Warrants

The Sponsor purchased from the Company 5,933,334 warrants at a price of $1.50 per warrant (an aggregate purchase price of $8,900,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The Private Placement Warrants (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, and they will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The initial stockholders will be entitled to registration rights pursuant to a registration rights agreement signed on September 21, 2020. The initial stockholders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Sponsor agreed to loan the Company up to an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. When issued, these loans were payable without interest on the earlier of December 31, 2020 or the completion of the Public Offering. For the period from June 5 (inception) through December 31, 2020, borrowings on the Note totaling $105,393 were repaid in full and accordingly, as of December 31, 2020, there was no amount outstanding under this Note.

Administrative Services

The Company will reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team in an amount not to exceed $15,000 per month. The administrative services fee commenced on September 25, 2020. For the period from June 5, 2020 (inception) through December 31, 2020, the Company incurred and paid $48,000 and $60,000, respectively, under this agreement. As of December 31, 2020, $12,000 is included in prepaid expenses in the accompanying balance sheet. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. There have been no borrowings under this arrangement to date.

6. Fair Value Measurements

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Public Offering have been measured based on the listed market price of such warrants since November 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $16,260,669 presented as change in fair value of derivative warrant liabilities in the accompanying statement of operations.

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account\—U.S. Treasury Securities (1)	$345,087,325	$—	$—
Liabilities:
Derivative warrant liabilities - Public Warrants (restated)	$24,725,000	$—	$—
Derivative warrant liabilities - Private Placement Warrants (restated)	$—	$—	$15,960,669

(1)	Excludes $943 of cash balance held within the Trust Account.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	At issuance	As of December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$9.81	$10.54
Volatility for public warrants	22.50%	N/A %
Volatility for private warrants	27.70%	30.30%
Term	5.50	5.50
Risk-free rate	0.32%	0.43%
Dividend yield	—%	—%

The change in the fair value of the Level 3 derivative warrant liabilities for the period ended December 31, 2020 is summarized as follows:

Level 3 Derivative warrant liabilities at June 5, 2020 (inception)	$—
Issuance of Public and Private Warrants	26,857,668
Change in fair value of derivative warrant liabilities	13,828,001
Transfer of public warrant liability to Level 1(1)	(24,725,000)

Level 3 Derivative warrant liabilities at December 31, 2020	$15,960,669

(1)

Due to the use of quoted prices in an active market for Public Warrants as of December 31, 2020, the Company had transfers out of Level 3 to Level 1 amounting to $24,725,000 as of December 31, 2020. The Company deems the transfer between levels to have occurred at the end of the period.

7. Stockholders’ Equity

Class A Common Stock - The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 34,500,000 shares of Class A common stock issued and outstanding of which 28,851,640 were classified outside of permanent equity.

Class B Common Stock - The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2020, no shares of preferred stock were outstanding.

8. Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contingent Liability

In connection with the agreement and plan of merger with Sharecare, Inc. (see note 9), the Company is contingently liable for merger and acquisition legal fees of $3,442,381. The merger and acquisition legal fees will be due and payable from the amounts held in the Trust Account solely in the event that the Company completes the business combination with Sharecare.

9. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Business Combination

On February 10, 2021, the board of directors of the Company unanimously approved an agreement and plan of merger, dated February 12, 2021, by and among the Company, FCAC Merger Sub Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), Sharecare, Inc. (“Sharecare”), and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”) (as may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement is adopted by the Company’s stockholders and the transactions under the Merger Agreement are consummated, Merger Sub will merge with and into Sharecare, after which the separate corporate existence of Merger Sub will cease and Sharecare will survive the merger as a wholly-owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed “Sharecare, Inc.” and is referred to herein as “New Sharecare” as of the time following such change of name.

Sharecare, Inc. is a leading digital healthcare company that helps members consolidate and manage various components of their health in one place, regardless of where they are on their health journey.

Under the Merger Agreement, holders of Sharecare’s equity interests are expected to receive $3.79 billion in aggregate consideration. At the effective time of the Business Combination, Sharecare’s stockholders will have the right to receive consideration in the form of cash and shares of common stock of New Sharecare, subject to proration under certain circumstances specified in the Merger Agreement. In addition, under the Merger Agreement, at the effective time of the Business Combination, (i) each option to purchase shares of the Sharecare common stock granted under any Sharecare group stock plan that is outstanding and unexercised immediately prior to the effective time, whether or not then vested or exercisable, will be assumed by New Sharecare and shall be converted into an option to purchase shares of New Sharecare, (ii) each holder of Sharecare options entitled to receive New Sharecare options will also receive an additional number of contingent stock options to acquire shares of New Sharecare common stock that will vest upon the earlier of the date set forth in the corresponding New Sharecare options and, in each case with respect to one half of the additional contingent stock options, the achievement of the Earnout Conditions (as defined below), and (iii) each warrant to purchase shares of Sharecare capital stock will be converted into the right to receive a number of shares of New Sharecare common stock, in each case as further described under the Merger Agreement.

Additional information regarding Sharecare, the Business Combination and the transactions is available in the preliminary proxy statement/prospectus filed with the SEC on February 16, 2021.

Subsidiary

On February 1, 2021, in connection with the proposed business combination with Sharecare, Inc., a Delaware corporation (“Sharecare”) and Colin Daniel, solely in his capacity as representative of the Sharecare stockholders (the “Stockholder Representative”), the Company formed a wholly-owned subsidiary, FCAC Merger Sub Inc., a Delaware corporation (“Merger Sub”). The Merger Sub did not have any activity as of December 31, 2020. The Company has neither engaged in any operations nor generated operating revenues to date.

SHARECARE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	As of March 31, 2021	As of December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$30,487	$22,603
Accounts receivable, net (net of allowance for doubtful accounts of $6,027 and $5,707 respectively)	87,629	70,540
Other receivables	2,534	3,152
Prepaid expenses	7,952	3,876
Other current assets	1,976	1,521

Total current assets	130,578	101,692
Property and equipment, net	3,887	4,073
Other long term assets	9,783	6,226
Intangible assets, net	115,885	78,247
Goodwill	154,972	75,736

Total assets	$415,105	$265,974

Liabilities, Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$26,462	$19,346
Accrued expenses and other current liabilities (Note 3)	66,423	41,058
Deferred revenue	29,273	9,907
Contract liabilities, current	4,172	4,045
Debt, current (Note 6 and 12)	842	1,011

Total current liabilities	127,172	75,367
Contract liabilities, noncurrent	5,122	6,261
Warrant liabilities	9,734	4,963
Long-term debt (Note 6 and 12)	199,113	173,769
Other long-term liabilities	21,940	15,070

Total liabilities	363,081	275,430

Commitments and contingencies (Note 11)
Redeemable non-controlling interest	4,000	4,000
Redeemable convertible preferred stock, $0.001 par value; 1,763,656 shares authorized; 896,533 shares issued and outstanding, aggregate liquidation preference of $194,213 as of March 31, 2021 and December 31, 2020	190,875	190,875
Stockholders’ deficit:
Common stock, $0.01 par value; 5,955,000 and 5,955,000 shares authorized; 2,298,027 and 2,150,217 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	2	2
Additional paid-in capital	280,670	186,279
Accumulated other comprehensive loss	(1,511)	(702)
Accumulated deficit	(423,958)	(392,113)

Total Sharecare stockholders’ deficit	(144,797)	(206,534)
Non-controlling interest in subsidiaries	1,946	2,203

Total stockholders’ deficit	(142,851)	(204,331)

Total liabilities, redeemable non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit	$415,105	$265,974

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue	$89,609	$81,928
Costs and operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	44,394	43,690
Sales and marketing	11,510	9,525
Product and technology	20,454	11,066
General and administrative	19,554	15,396
Depreciation and amortization	6,683	6,602

Total costs and operating expenses	102,595	86,279

Loss from operations	(12,986)	(4,351)
Other income (expense):
Interest income	8	37
Interest expense	(7,010)	(7,854)
Other expense	(11,878)	(16)

Total other expense	(18,880)	(7,833)

Loss before income tax (expense) benefit	(31,866)	(12,184)
Income tax (expense) benefit	(85)	583

Net loss	(31,951)	(11,601)
Net (loss) income attributable to non-controlling interest in subsidiaries	(106)	32

Net loss attributable to Sharecare, Inc.	$(31,845)	$(11,633)

Net loss per share attributable to common stockholders, basic and diluted	$(14.23)	$(6.00)
Weighted-average common shares outstanding, basic and diluted	2,237,650	2,098,242
Net loss	(31,951)	(11,601)
Other comprehensive loss adjustments:
Foreign currency translation	(960)	(1,754)

Comprehensive loss	(32,911)	(13,355)
Comprehensive (loss) income attributable to non-controlling interest in subsidiaries	(257)	(708)

Comprehensive loss attributable to Sharecare, Inc.	$(32,654)	$(12,647)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

	Redeemable Non- Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Sharecare Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2020	$4,000	896,533	$190,875	2,150,217	$2	$186,279	$(702)	$(392,113)	$(206,534)	$2,203	$(204,331)
Stock options exercised	—	—	—	19,999	—	1,375	—	—	1,375	—	1,375
Issuance of warrants in connection with debt	—	—	—	—	—	40	—	—	40	—	40
Warrants converted to common stock	—	—	—	9,435	—	645	—	—	645	—	645
Issuance of common stock for doc.ai acquisition	—	—	—	118,376	—	81,291	—	—	81,291	—	81,291
Stock-based compensation expense	—	—	—	—	—	12,026	—	—	12,026	—	12,026
Net loss attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	(18)	—	(18)	(88)	(106)
Currency translation adjustment	—	—	—	—	—	—	(791)	—	(791)	(169)	(960)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(31,845)	(31,845)	—	(31,845)
Other	—	—	—	—	—	(986)	—	—	(986)	—	(986)

Balance at March 31, 2021	$4,000	896,533	$190,875	2,298,027	$2	$280,670	$(1,511)	$(423,958)	$(144,797)	$1,946	$(142,851)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited)

(In thousands, except share amounts)

	Redeemable Non- Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Sharecare Stockholders’ Deficit	Noncontrolling Interest	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2019	$—	877,854	$183,983	2,083,916	$2	$155,617	$(1,202)	$(332,095)	$(177,678)	$3,251	$(174,427)
Stock options exercised	—	—	—	819	—	61	—	—	61	—	61
Issuance of redeemable noncontrolling interest for and stock for Visualize Health acquisitions	5,040	—	—	—	—	585	—	—	585	—	585
Change in fair value of redeemable noncontrolling interest in subsidiaries	960	—	—	—	—	(960)	—	—	(960)	—	(960)
Other	—	—	—	—	—	135	—	—	135	—	135
Stock-based compensation expense	—	—	—	—	—	647	—	—	647	—	647
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	32	32
Currency translation adjustment	—	—	—	—	—	—	(1,014)	—	(1,014)	(740)	(1,754)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(11,633)	(11,633)	—	(11,633)

Balance at March 31, 2020	$6,000	877,854	$183,983	2,084,735	$2	$156,085	$(2,216)	$(343,728)	$(189,857)	$2,543	$(187,314)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(31,951)	$(11,601)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	6,683	6,602
Non-cash interest expense	1,910	4,726
Amortization of contract liabilities	(1,401)	(1,419)
Accretion of contract liabilities	390	513
Change in fair value of warrant liability and contingent consideration	11,748	—
Share-based compensation	12,026	647
Deferred income taxes	(29)	(724)
Other	(926)	125
Changes in operating assets and liabilities:
Accounts receivable, net and other receivables	(16,910)	4,549
Prepaid expenses and other assets	(7,621)	(7,258)
Accounts payable and accrued expense	3,710	1,945
Deferred revenue	17,685	4,153

Net cash provided by (used in) operating activities	(4,686)	2,258

Cash flows from investing activities:
Acquisition of Visualize Health	—	(2,000)
Acquisition of doc.ai	(2,784)	—
Purchases of property and equipment	(234)	(396)
Capitalized internal-use software costs	(6,073)	(4,471)

Net cash used in investing activities	(9,091)	(6,867)

Cash flows from financing activities:
Proceeds from issuance of debt	20,000	38,000
Repayment of debt	(3)	(5,000)
Proceeds from exercise of common stock options and common stock warrants	2,020	61
Payments on capital lease obligations	(233)	(467)
Financing costs in conjunction with the issuance of debt	(1)	—

Net cash provided by financing activities	21,783	32,594

Effect of exchange rates on cash and cash equivalents	(122)	(421)
Net increase in cash and cash equivalents	8,006	27,985
Cash and cash equivalents at beginning of period	22,603	23,678

Cash and cash equivalents at end of period	$30,487	$51,242

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,247	$5,111
Cash paid for income taxes	$32	$—

The accompanying notes are an integral part of these consolidated financial statements.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies

Nature of Business

Sharecare, Inc. (Sharecare or the Company) was founded in 2009 to develop an interactive health and wellness platform and began operations in October 2010. Sharecare’s virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. The platform is designed to connect each stakeholder to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. Sharecare bridges scientifically validated clinical programs with content to deliver a personalized experience for its members, beginning with the RealAge® test, Sharecare’s health risk assessment that shows members the true age of their body, capitalizing on people’s innate curiosity of how “young” they are to draw them into the platform. The Sharecare platform provides members with a personalized action plan to guide and educate them on the habits and behaviors making the biggest impact, both positive and negative, on their RealAge. Sharecare provides the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation, well-being solutions, such as financial health and anxiety management, and then care navigation tools such as find-a-doctor, prescription savings, clinical decision support, medical records, and more. Additionally, Sharecare, through its Health Data Services, LLC subsidiary (HDS), provides secure, automated release of information, audit and business consulting services to streamline the medical records process for medical facilities.

Liquidity

Since its inception, the Company has relied upon capital raised through both the issuance of debt and equity to fund its operations and meet its obligations. The Company has incurred losses and as of March 31, 2021, the Company had an accumulated deficit of $424.0 million. However, the Company continues to integrate its service offerings and is actively pursuing new client agreements, while strategically pursuing new acquisitions.

As of April 30, 2021, available liquidity was approximately $101.4 million, comprised of $50.3 million of cash and cash equivalents and $51.1 million available under its Senior Secured Credit Agreement.

The debt covenants attached to the Wells Fargo Senior Secured Credit Agreement require the Company to attain $25.0 million of credit adjusted EBITDA (as defined in the Credit Agreement) for the trailing 12-months, while maintaining $10.0 million of liquidity (defined in the Amended Credit Agreement as available cash on hand plus available excess capacity in the Company’s borrowing base). Credit adjusted EBITDA excludes items such as acquisition transaction expenses, financing fees, non-cash compensation, and severance costs. The Company’s compliance through May 2022 will be dependent on forecasted revenue growth and the continued rationalization of costs.

Operations may be required to be funded through the issuance of additional capital or amendments to existing agreements that the Company expects to make prior to the contractual maturity of its obligations.

No assurances or guarantees can be made as to whether management’s forecasts will be met, operational plans will be achieved, or additional capital can be raised when needed to continue to fund its operations.

Consolidation Policy

The consolidated financial statements include the accounts of Sharecare, Inc. and its wholly owned subsidiaries: Lucid Global, Inc.; Healthways SC LLC; HDS-VH Holdings, Inc.; Sharecare Health Data Services,

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies  (cont.)

Inc.; Sharecare Health Data Services, LLC (HDS); Visualize Health, LLC; MindSciences, Inc.; SC-WHAI, LLC; Sharecare GMBH, a German-based subsidiary; Sharecare Digital Health International Limited; Sharecare SAS, a French-based subsidiary; Sharecare Services GMBH; Sharecare Australia Pty Limited, an Australian-based subsidiary; and Sharecare NZ Limited, a New Zealand-based subsidiary; doc.ai, Inc.; as well as Sharecare Brasil Servicos de Consultoria Ltda, a Brazil-based subsidiary in which Sharecare has a controlling interest. The Company entered into a joint venture with HInsight-Customer Care Holdings (HCA) — both the Company and HCA have a 50% ownership in HICCH-SCL, LLC (HICCH-SCL).

All intercompany balances and transactions have been eliminated in consolidation.

SPAC Transaction

On February 12, 2021, the Company entered into an agreement and plan of merger with Falcon Capital Acquisition Corp., a special purpose acquisition company (“FCAC”). Under the merger agreement, FCAC has agreed to acquire all of the outstanding equity interests of the Company for approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash. The transaction is expected to close in the second quarter of 2021.

Segment Information

The Company operates as a single operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources for the entire company.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of March 31, 2021, the interim consolidated statements of operations and comprehensive loss, redeemable non-controlling interest in subsidiaries, redeemable preferred stock, and stockholders’ deficit and cash flows for the three months ended March 31, 2021 and 2020 are unaudited. These unaudited interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of March 31, 2021 and the Company’s consolidated results of operations and cash flows for the three months ended March 31, 2021 and 2020. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the full fiscal year or any other future interim or annual periods. The information contained within the unaudited interim consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the Company’s annual financial statements for the year ended December 31, 2020.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities at the date of

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies  (cont.)

the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements are revenue recognition, the valuation of assets and liabilities acquired in business combinations, the useful lives of intangible assets and property and equipment, the valuation of common stock and income taxes. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Business Combinations

The Company accounts for business acquisitions in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. The Company measures the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree, and the equity instruments issued by the acquirer. Transaction costs directly attributable to the acquisition are expensed as incurred. The Company records goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

Contract Liabilities

In connection with an acquisition in a prior year, the Company recognized current and noncurrent contract liabilities, representing off-market values associated with: (i) an applications and technology servicing outsourcing agreement (fully amortized as of December 31, 2019), (ii) certain office lease agreements (amortization will continue through 2023) and (iii) certain wellness program royalty agreements (amortization will continue through 2023). Amortization of these contract liabilities for the three months ended March 31, 2021 was $1.4 million, of which $0.4 million was included within cost of revenues and $1.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities for the three months ended March 31, 2020 was $1.4 million, of which $0.4 million was included within cost of revenues and $1.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Deferred Revenue

The Company records contract liabilities pursuant to ASC 606 which consist of deferred revenue and contract billings in excess of earned revenue.

Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally six to twelve months and in advance of the satisfaction of the performance obligations identified within the related contract. As of March 31, 2021 and December 31, 2020, such fees were $29.3 million and $9.9 million, respectively. The Company recognized $3.5 million of revenue during the three months ended March 31, 2021 that was included in deferred revenue at December 31, 2020.

Revenue Recognition

Performance-Based Revenue

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as customer cost savings, and/or clinical outcomes improvements (performance-based). Sharecare uses the most

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies  (cont.)

likely amount method to estimate variable consideration for these performance guarantees. The Company includes in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Sharecare utilizes customer data in order to measure performance. Performance-based fees subject to refund that the Company has not recognized as revenues are generally due to either: (1) data from the customer is insufficient or incomplete to measure performance; or (2) interim performance measures indicate that the Company is not currently meeting performance targets. As of March 31, 2021 and December 31, 2020, such fees included within deferred revenue were $6.3 million and $5.9 million, respectively.

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled. Approximately $1.6 million and $2.2 million of revenues recognized during the three months ended March 31, 2021 and 2020, respectively, were performance-based. As of March 31, 2021 and March 31, 2020, the cumulative amount of performance-based revenues that had met the criteria for recognition and had been recognized but had not yet been settled with customers, totaled $3.2 million and $4.2 million, respectively. During the three months ended March 31, 2021, $0.1 million was recognized in revenue that related to services provided prior to December 31, 2020.

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of March 31, 2021, future estimated revenue related to performance obligations with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting period was approximately $156.3 million. As of March 31, 2021, the Company expects to recognize revenue on approximately 49% of these unsatisfied performance obligations over the following 24 months and the remainder thereafter.

Disaggregated Revenue

The following table presents the Company’s revenues disaggregated by revenue source (in thousands):

	Three Months Ended March 31,
	2021	2020
Enterprise	$53,542	$49,504
Provider	20,009	21,132
Consumer	16,058	11,292

Total Revenue	$89,609	$81,928

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

1. Nature of Business and Significant Accounting Policies  (cont.)

Other Expenses

For the three months ended March 31, 2021 and 2020, other expenses consisted of the following (in thousands):

	Three Months Ended March 31,
	2021	2020
Re-measurement of contingent consideration	$6,977	$—
Re-measurement of warrant liabilities	4,771	—
Other	130	16

Total other expenses	$11,878	$16

Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act). The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard will be effective beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. Although the Company does not expect that adoption will have a significant impact on its consolidated financial statements, it will continue to analyze the impact of the adoption of this standard.

2. Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable and accrued liabilities. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

2. Fair Value Measurements  (cont.)

receipt or payment date. The warrant liabilities and contingent consideration relate to a previous acquisition and are recorded at fair value.

The following tables present the fair value hierarchy for assets and liabilities measured at fair value as of:

	March 31, 2021
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$10,467	$—	$—	$10,467

Total cash equivalents	$10,467	$—	$—	$10,467

Liabilities
Warrant liabilities	$—	$—	$9,734	$9,734
Contingent consideration – debt	—	—	1,905	1,905
Contingent consideration – accrued expenses and other current liabilities	—	—	10,504	10,504
Contingent consideration – other liabilities	—	—	14,343	14,343

Liabilities	$—	$—	$36,486	$36,486

The Company classified the warrant liabilities and contingent consideration as Level 3 fair value measurements because the Company determines their fair value using unobservable inputs. Fair values of the warrants were estimated using the Black-Scholes model with inputs based on the Company’s estimated stock price, the exercise price, expected volatility, and expected term. The fair value of the contingent consideration — debt was estimated based on the Company’s estimated stock price, and number of shares expected to be issued in connection with certain indemnification provisions of the HDS acquisition. The fair value of the contingent consideration — accrued expenses and other current liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued related to the doc.ai acquisition. The fair value of the contingent consideration — other liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued from acquisitions in prior years.

The following is a schedule of changes to the warrant liability balance for the periods presented (in thousands):

December 31, 2020	$4,963
Re-measurement of warrants (other expense)	4,771

March 31, 2021	$9,734

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

2. Fair Value Measurements  (cont.)

The following is a schedule of changes to the contingent consideration — accrued expenses and other current liabilities for the periods presented (in thousands):

December 31, 2020	$—
Contingent consideration from acquisition	10,305
Re-measurement of contingent consideration (other expense)	199

March 31, 2021	$10,504

The following is a schedule of changes to the contingent consideration — other liabilities for the periods presented (in thousands):

December 31, 2020	$7,366
Re-measurement of contingent consideration (other expense)	6,977

March 31, 2021	$14,343

There was no change in the fair value of the contingent consideration — debt for the three months ended March 31, 2021.

3. Balance Sheet Components

Accrued Expenses and Other Current Liabilities

As of March 31, 2021 and December 31, 2020, accrued expenses and other current liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued expenses	$23,033	$15,632
Accrued note payable for doc.ai	14,000	—
Accrued compensation	12,039	14,728
Accrued contingent consideration	10,504	—
Accrued media costs	3,341	5,279
Accrued taxes	543	771
Accrued other	2,963	4,648

Total accrued expenses and other current liabilities	$66,423	$41,058

4. Acquisitions

On February 22, 2021, the Company acquired all outstanding equity interests of doc.ai with the intent of acquiring its developed technology and customer relationships. The total preliminary purchase price consideration in connection with the acquisitions is $120.6 million, consisting of $29.0 million of cash, $15.0 million upon closing and $14.0 million to be paid via a note payable, $10.3 million of contingent consideration (comprised of up to 16,079 shares of common stock and up to 4,348 stock options), and 126,847

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

4. Acquisitions

shares of common stock and 34,302 stock options totaling $81.3 million. The preliminary fair value of the assets acquired and liabilities assumed in connection with the acquisition are as follows (in thousands):

Cash	$12,217
Prepaid expenses	244
Other current assets	400
Developed technology	15,668
Customer relationships	21,122
Goodwill	79,586
Accounts payable and other accrued liabilities	(6,016)
Deferred revenue	(1,681)
Debt	(904)
Other long term liabilities	(40)

Total	$120,596

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company incurred transaction related expenses of $0.7 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

The initial accounting for the business combination is incomplete. Specifically, the identification, measurement, and estimation of useful lives (if applicable) of intangible assets, the measurement of the fair value of the assets acquired and liabilities assumed, and the related income tax impacts of the transaction are still in process. The Company will update subsequent financial statements with updates to its disclosures as additional progress is made to account for the transaction.

The results of operations of the acquisition have been included in the Company’s consolidated statements of operations and comprehensive loss from the acquisition date. Revenue since the acquisition date through March 31, 2021 was approximately $1.6 million. Goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill also represents the future benefits as a result of the acquisition that will enhance the Company’s products available to both new and existing customers and increase the Company’s competitive position.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

5. Goodwill and Other Intangible Assets and Liabilities

Intangible assets and the related accumulated amortization for each class of intangible assets as of March 31, 2021 and December 31, 2020 were as follows (in thousands):

	March 31, 2021
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Definite-lived, intangible assets
Technology – features/content	$54,351	$(21,468)	$32,883	11
Trade name	3,792	(3,742)	50	4.3
Customer relationships	68,282	(23,405)	44,877	12
Internal-use software	86,095	(56,767)	29,328	2.3

Total definite-lived, intangible assets	$212,520	$(105,382)	$107,138

	March 31, 2021
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Intangible assets not subject to amortization
Internal-use software projects in process	$3,717	$—	$3,717
Indefinite-lived, trade names	5,030	—	5,030

Total intangible assets not subject to amortization	$8,747	$—	$8,747

Total intangible assets	$221,267	$(105,382)	$115,885

	December 31, 2020
	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Definite-lived, intangible assets
Technology – features/content	$38,803	$(20,721)	$18,082	7.7
Trade name	3,792	(3,739)	53	4.4
Customer relationships	47,160	(22,340)	24,820	7.5
Internal-use software	81,492	(52,299)	29,193	2.3

Total definite-lived, intangible assets	$171,247	$(99,099)	$72,148

Intangible assets not subject to amortization
Internal-use software projects in process	$1,069	$—	$1,069
Indefinite-lived, trade names	5,030	—	5,030

Total intangible assets not subject to amortization	$6,099	$—	$6,099

Total intangible assets	$177,346	$(99,099)	$78,247

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

5. Goodwill and Other Intangible Assets and Liabilities  (cont.)

The following tables set forth the changes in the carrying amount of the Company’s goodwill for periods presented (in thousands):

December 31, 2019	$62,939
Additions	12,080
Foreign currency translation adjustment	717

December 31, 2020	75,736
Additions	79,586
Foreign currency translation adjustment	(350)

March 31, 2021	$154,972

Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment. The Company tests goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year, whenever events or circumstances indicate an impairment may have occurred, or when a change in the composition of reporting units occurs. The Company performs its annual tests using a discounted cash flow analysis. There have been no impairments of goodwill since the Company’s inception.

Amortization expense for the intangible assets of the Company during the three months ended March 31, 2021 and 2020 totaled $6.0 million and $6.0 million, respectively, and is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

The following is a schedule of estimated future amortization expense for intangible assets as of March 31, 2021 (in thousands):

Year ending December 31:
Remainder of 2021	$18,311
2022	18,704
2023	13,878
2024	7,911
2025	7,325
Thereafter	41,009

Total	$107,138

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

6. Debt

Debt is comprised of the following as of the periods presented (in thousands):

Description	March 31, 2021	December 31, 2020
Senior Secured Credit Agreement, interest payable at either prime + 2.5% subject to a floor or LIBOR + 3.75%, due February 2023 (inclusive of paid in kind interest; the related fees of the related fees of $525 and $595 as of March 31, 2021 and December 31, 2020, respectively, are presented as other long term assets on the consolidated balance sheets)	$33,311	$13,059
Second Lien Credit Agreement, interest payable at 12.375%, due May 2023 ($40,000 principal amount), and paid in-kind interest of $1,374 as of March 31, 2021 and December 31, 2020	40,072	39,920
Series B-3 Convertible notes, interest payable at 10% (or 12% PIK), due August 2023, ($95,000 principal amount), and paid in-kind interest of $9,161 as of March 31, 2021 and $7,176 as of December 31, 2020	92,266	89,037
Series B-4 Convertible notes, interest payable at 10% (or 12% PIK), due August 2023, ($25,000 principal amount), and paid in-kind interest of $2,047 as of March 31, 2021 and $1,549 as of December 31, 2020	25,538	24,884
Series B Convertible promissory note to Claritas Capital, a related party, interest payable at 10% (or 12% PIK), due August 2023 ($5,000 principal amount), and paid in-kind interest of $503 as of March 31, 2021 and $371 as of December 31, 2020	5,098	4,924
Contingent consideration payable to HDS selling stockholders	1,905	1,905
Note payable	400	400
Paycheck Protection Program Loan	904	—
Amounts due under capital leases	461	651

Total debt	199,955	174,780
Less current portion	(842)	(1,011)

Total long-term debt	$199,113	$173,769

The Company’s debt is stated at its carrying amount. The fair value of the Company’s debt as of March 31, 2021 was approximately $217.3 million, a Level 3 fair value measurement.

7. Income Taxes

As a result of the Company’s history of net operating losses, the Company has provided for a full valuation allowance against its deferred tax assets. For the three months ended March 31, 2021, the Company recognized income tax expense of $0.1 million, primarily due to tax on foreign income and a reduction in the U.S. valuation allowance related to recent domestic acquisitions. For the three months ended March 31, 2020, the Company recognized an income tax benefit of $0.6 million, primarily due to tax on foreign income and a reduction in the U.S. valuation allowance related to recent domestic acquisitions.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted and signed into law. The CARES Act includes a number of income tax changes, including, but not limited to, (i) permitting net operating loss carrybacks to offset 100% of taxable income for taxable years beginning before 2021, (ii) accelerating AMT tax refunds, (iii) temporarily increasing the allowable business interest deduction from 30% to 50% of adjusted taxable income, and (iv) providing a technical correction for depreciation as relates

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

7. Income Taxes  (cont.)

to qualified improvement property. The Company has evaluated the impact of the CARES Act and do not expect the CARES Act will result in a material impact.

8. Redeemable Convertible Preferred Stock

The following is a schedule of authorized, issued and outstanding shares and amounts of each series of redeemable convertible preferred stock, (“Preferred Stock”) as of March 31, 2021 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	450,197	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	86,179	32,222	34,472

	1,763,656	896,533	$190,875	$194,213

Classification of Redeemable Convertible Preferred Stock

The deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values to the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

9. Common Stock and Stockholders’ Deficit

As of March 31, 2021, the Company was authorized to issue up to 5,955,000 shares of Common Stock.

As of March 31, 2021, there was 14,292 shares of common stock issuable to the former shareholders of acquired entities by the Company in prior years.

Warrants

In connection with debt and equity financings and certain partnership arrangements, the Company may issue warrants. As of March 31, 2021, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	179,018	$0.01 – $400.00
Liability	Common	18,181	$0.01 – $186.99

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

9. Common Stock and Stockholders’ Deficit  (cont.)

Share-based Payments

The Company may at times grant stock options to both employees and nonemployees. A summary of the status of the Company’s stock options for the periods presented is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	1,513,142	$89.32	7.27	$341,501
Granted	134,796	343.28
Exercised	(19,974)	68.83		10,290
Cancelled/Forfeited	(13,575)	98.45

Outstanding as of March 31, 2021	1,614,389	$110.70	7.32	$764,055
Vested and exercisable as of March 31, 2021	1,063,557	$91.06	6.39	$524,253
Vested and exercisable as of December 31, 2020	1,009,522	$85.57	6.3	$231,621

The following table illustrates share-based compensation expense for employee and nonemployee options for the three months ended March 31, 2021 and 2020 (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of revenues	$21	$11
Sales and marketing	348	98
Product and technology	8,906	88
General and administrative	2,751	450

Total share-based compensation	$12,026	$647

10. Noncontrolling Interests

Equity Noncontrolling Interests

In connection with the Company’s acquisition of Population Health, the Company acquired a 51% controlling interest in Healthways Brasil Servicos de Consultoria Ltda. (Healthways Brazil). The Company consolidates its investment in Healthways Brazil and records the 49% interest as a non-controlling interest as a component of equity.

Redeemable Noncontrolling Interests

In conjunction with the Visualize Health acquisition (see Note 4), the Company issued 15,000 shares of HDS-VH Holdings, Inc. to the sellers as part of purchase consideration which resulted in the sellers obtaining a noncontrolling interest. Additionally, the Company issued a put right which gives these shareholders the right to put the 15,000 back to Sharecare in the future, resulting in the redeemable non-controlling interests classification outside of permanent equity in the Company’s consolidated balance sheet as of March 31, 2021. There were 12,566 shares subject to the put right at March 31, 2021.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

11. Commitments and Contingencies

Legal and Contractual Matters

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on the information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has accrued amounts for probable losses which are immaterial to the financial statements. Reasonably possible losses in excess of amounts accrued are immaterial to the financial statements.

The Company is party to agreements which may require payments of $0 to $15 million to counterparties, for example upon certain qualifying liquidity events such as a change of control transaction. The Company does not believe the agreement and plan of merger with FCAC (as discussed further in Note 1) will constitute a qualifying liquidity event under the agreements.

12. Related-Party Transactions

Certain amounts of the Company’s long-term debt outstanding are due to related parties. As of March 31, 2021 and December 31, 2020, $76.0 million and $75.7 million, respectively, of the Company’s Series B, B-3 and B-4 convertible debt were due to related parties. See Note 6 for further details regarding the terms of the related debt instruments.

The Company’s largest customer is an investor in Series B-3 Convertible Notes and has a designated board representative and accordingly is a related party. The Company recorded revenues of $12.8 million and $15.0 million for the three-months ended March 31, 2021 and 2020, respectively. In addition, accounts receivable was $8.0 million and $9.5 million as of March 31, 2021 and December 31, 2020, respectively.

Sharecare has the exclusive right to license the Dr. Dean Ornish Program for Reversing Heart DiseaseTM, a research-based lifestyle management program developed by Dr. Dean Ornish focusing on nutrition, activity, stress management, and love and support (the Ornish Program). A royalty agreement with Dr. Ornish, MD, an employee of the Company, guarantees the greater of $1.2 million or 15% of revenues of the Ornish Program on an annual basis. The royalty earned by the Ornish Program for three months ended March 31, 2021 and 2020 totaled $0.3 million for each respective period.

Sul América Serviços de Saúde S.A. (Sul América), is a customer of and owns 49% interest in Sharecare Brasil Servicios de Consultoria, Ltda. As of March 31, 2021 and December 31, 2020, $3.0 million and $2.2 million, respectively, in receivables were outstanding with Sul América. Revenues recognized for the three-month period ended March 31, 2021 and 2020 totaled $3.0 million and $3.6 million, respectively.

The Company has a related party who performs sales and sales support services including the collection of outstanding AR for transactions processed on the Company’s behalf. As of March 31, 2021 and December 31, 2020, $0.6 million and $0.6 million, respectively, in receivables were outstanding from this company. Revenues recognized for the three months ended March 31, 2021 and 2020 totaled $0.3 million and $1.2 million, respectively. The Company paid $29 thousand and $0.1 million for the three months ended March 31, 2021 and 2020 in connection with these services.

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

13. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended
	March 31, 2021	March 31, 2020
Numerator
Net loss	$(31,951)	$(11,601)
Less: Redeemable noncontrolling interest remeasurement	—	(960)
Less: Net loss (income) attributable to non-controlling interest in subsidiaries	106	(32)

Loss available to common stockholders	$(31,845)	$(12,593)
Denominator
Weighted-average common shares outstanding, basic and diluted	2,237,650	2,098,242
Net loss per share attributable to common stockholders, basic and diluted	$(14.23)	$(6.00)

The Company’s potential dilutive securities, which include stock options, warrants to purchase common stock, and contingently issued shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares equivalents presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Three Months Ended
	March 31, 2021	March 31, 2020
Convertible debt	529,041	483,541
Stock options	1,252,345	787,857
Warrants to purchase common stock	195,620	96,030
Redeemable convertible preferred stock	896,531	877,852
Contingently issued shares	17,570	14,784

Total	2,891,107	2,260,064

14. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through May 25, 2021, the date the consolidated financial statements were available to be issued and, as a result, is reporting the following:

On April 7, 2021, the Company issued and sold 62,500 shares of a new class of Series D redeemable convertible preferred stock (the “Series D Preferred Shares”) (subject to the potential issuance of additional Series D Preferred Shares pursuant to certain anti-dilution rights of the holders of the Series D Preferred Shares)

Sharecare, Inc.

Notes to Unaudited Consolidated Financial Statements

(Unaudited)

14. Subsequent Events  (cont.)

for an aggregate purchase price of $50.0 million. The Series D Preferred Shares have substantially similar terms as the Company’s existing redeemable convertible preferred stock, except that the Series D Preferred Shares have a liquidation preference over all other series of the Company’s redeemable convertible preferred stock and are not subject to certain mandatory conversion provisions which apply to the other series of the Company’s redeemable convertible preferred stock (including mandatory conversion in connection with the proposed SPAC transaction). The Series D Preferred Shares will, unless converted into common stock of the Company at the option of the holder, convert into preferred stock of the public entity surviving such transaction (such entity, “New Sharecare” and such preferred shares, the “New Sharecare Series A Convertible Preferred Shares”).

The New Sharecare Series A Convertible Preferred Shares will be convertible one to one (subject to customary adjustments) into common stock of New Sharecare at any time by the holder. Beginning three years after the issue date, New Sharecare will be entitled to force conversion of the New Sharecare Series A Convertible Preferred Shares into common stock of New Sharecare if the closing price of New Sharecare’s common stock exceeds 130% of the issue price for 20 out of 30 consecutive trading days. On the fifth anniversary of the issue date, New Sharecare will be required to redeem any outstanding New Sharecare Series A Convertible Preferred Shares at the issue price. The New Sharecare Series A Convertible Preferred Shares will vote on an as-converted basis with all other shares of New Sharecare stock.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Sharecare, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sharecare, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Atlanta, Georgia

April 8, 2021

SHARECARE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$22,603	$23,678
Accounts receivable, net (net of allowance for doubtful accounts of $5,707 and $3,874 respectively)	70,540	78,686
Other receivables (Note 3 and 12)	3,152	5,787
Prepaid expenses	3,876	4,332
Other current assets	1,521	989

Total current assets	101,692	113,472
Property and equipment, net	4,073	4,834
Equity method investment	—	1,236
Other long term assets	6,226	4,036
Intangible assets, net	78,247	75,327
Goodwill	75,736	62,939

Total assets	$265,974	$261,844

Liabilities, Redeemable Non-Controlling Interest, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$19,346	$22,345
Accrued expenses and other current liabilities	41,058	28,433
Deferred revenue	9,907	25,525
Contract liabilities, current	4,045	3,625
Debt, current (Note 6 and 12)	1,011	1,357

Total current liabilities	75,367	81,285
Contract liabilities, noncurrent	6,261	10,306
Warrant liabilities	4,963	1,526
Long-term debt (Note 6 and 12)	173,769	156,747
Other long-term liabilities	15,070	2,424

Total liabilities	275,430	252,288

Commitments and contingencies (Note 11)
Redeemable non-controlling interest	4,000	—
Redeemable convertible preferred stock, $0.001 par value; 1,763,656 and 1,726,620 shares authorized; 896,533 and 877,854 shares issued and outstanding, aggregate liquidation preference of $194,213 and $186,741 as of December 31, 2020 and 2019, respectively	190,875	183,983
Stockholders’ deficit:
Common stock, $0.01 par value; 5,955,000 and 5,250,000 shares authorized; 2,150,217 and 2,083,916 shares issued and outstanding as of December 31, 2020 and 2019, respectively	2	2
Additional paid-in capital	186,279	155,617
Accumulated other comprehensive loss	(702)	(1,202)
Accumulated deficit	(392,113)	(332,095)

Total Sharecare, Inc. stockholders’ deficit	(206,534)	(177,678)
Non-controlling interest in subsidiaries	2,203	3,251

Total stockholders’ deficit	(204,331)	(174,427)
Total liabilities, redeemable non-controlling interest, redeemable convertible preferred stock and stockholders’ deficit	$265,974	$261,844

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue	$328,805	$339,541	$341,866
Costs and operating expenses:
Costs of revenue (exclusive of depreciation and amortization below)	160,911	179,967	192,147
Sales and marketing	33,335	33,993	34,604
Product and technology	44,078	45,855	51,415
General and administrative	83,238	65,824	71,363
Depreciation and amortization	24,684	23,782	19,653

Total costs and operating expenses	346,246	349,421	369,182

Loss from operations	(17,441)	(9,880)	(27,316)
Other income (expense):
Interest income	71	149	403
Interest expense	(31,037)	(28,685)	(25,655)
Other expense	(9,709)	(808)	(298)

Total other expense	(40,675)	(29,344)	(25,550)

Loss before income tax benefit (expense) and loss from equity method investment	(58,116)	(39,224)	(52,866)
Income tax benefit (expense)	1,557	(213)	(94)
Loss from equity method investment	(3,902)	—	(2,034)

Net loss	(60,461)	(39,437)	(54,994)
Net (loss) income attributable to non-controlling interest in subsidiaries	(443)	543	932

Net loss attributable to Sharecare, Inc.	$(60,018)	$(39,980)	$(55,926)

Net loss per share attributable to common stockholders, basic and diluted	$(28.48)	$(19.52)	$(29.53)
Weighted-average common shares outstanding, basic and diluted	2,135,477	2,048,430	1,894,033
Net loss	$(60,461)	$(39,437)	$(54,994)
Other comprehensive loss adjustments:
Foreign currency translation	(241)	(583)	(1,860)

Comprehensive loss	(60,702)	(40,020)	(56,854)
Comprehensive (loss) income attributable to non-controlling interest in subsidiaries	(1,184)	428	638

Comprehensive loss attributable to Sharecare, Inc.	$(59,518)	$(40,448)	$(57,492)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE NON-CONTROLLING INTEREST,

REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

	Redeemable Non-Controlling Interest	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Sharecare, Inc. Stockholders’ Deficit	Noncontrolling Interest in Subsidiaries	Total Stockholders’ Deficit
		Shares	Amount	Shares	Amount
Balance at December 31, 2017	$—	810,354	$158,653	1,824,845	$2	$130,193	$832	$(237,667)	$(106,640)	$3,023	$(103,617)

Issuance of common stock with the Window Channel Purchase	—	—	—	16,667	—	1,153	—	—	1,153	—	1,153
Stock options exercised	—	—	—	415	—	59	—	—	59	—	59
BACTES RSUs share redemption in lieu of taxes	—	—	—	—	—	(64)	—	—	(64)	—	(64)
Issuance of warrants in connection with debt and revenue arrangements	—	—	—	—	—	2,547	—	—	2,547	—	2,547
Beneficial conversion feature in connection with convertible debt	—	—	—	—	—	7,095	—	—	7,095	—	7,095
Issuance of common stock for Adjustable Convertible Equity Right (ACER)	—	—	—	159,309	—	—	—	—	—	—	—
Issuance of common stock in exchange for services	—	—	—	11,667	—	807	—	—	807	—	807
Issuance of common stock for previously reserved Lucid Shares	—	—	—	623	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	6,885	—	—	6,885	—	6,885
Dividends paid to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	(838)	(838)
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	932	932
Currency translation adjustment	—	—	—	—	—	—	(1,566)	—	(1,566)	(294)	(1,860)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(55,926)	(55,926)	—	(55,926)

Balance at December 31, 2018	—	810,354	158,653	2,013,526	2	148,675	(734)	(293,593)	(145,650)	2,823	(142,827)
Stock options exercised	—	—	—	1,368	—	69	—	—	69	—	69
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $1,670	—	67,500	25,330	—	—	—	—	—	—	—	—
Warrants converted to common stock	—	—	—	68,295	—	1	—	—	1	—	1
Issuance of warrants in connection with debt and revenue agreements	—	—	—	—	—	2,638	—	—	2,638	—	2,638
Beneficial conversion feature in connection with convertible debt	—	—	—	—	—	702	—	—	702	—	702
Issuance of Common Stock for previously reserved Lucid Shares	—	—	—	727	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	3,532	—	—	3,532	—	3,532
Net income attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	543	543
Cumulative effect of adopting ASU 2014-09	—	—	—	—	—	—		1,478	1,478	—	1,478
Currency translation adjustment	—	—	—	—	—	—	(468)	—	(468)	(115)	(583)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(39,980)	(39,980)	—	(39,980)

Balance at December 31, 2019	—	877,854	183,983	2,083,916	2	155,617	(1,202)	(332,095)	(177,678)	3,251	(174,427)
Stock options exercised	—	—	—	4,949	—	336	—	—	336	—	336
Issuance of warrants in connection with debt and revenue agreements	—	—	—	—	—	1,094	—	—	1,094	—	1,094
Issuance of redeemable noncontrolling interest and stock for Visualize Health acquisitions	5,040	—	—	—	—	585	—	—	585	—	585
Change in carrying value of redeemable noncontrolling interest in subsidiaries	960	—	—	—	—	(960)	—	—	(960)	—	(960)
Issuance of stock for Mindsciences acquisition	—	6,179	1,672	41,352	—	5,876	—	—	5,876	—	5,876
Issuance of common stock for Whitehat acquisition	—	—	—	20,000	—	2,156	—	—	2,156	—	2,156
Issuance of Series C redeemable convertible preferred stock	—	12,500	5,220	—	—	—	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	—	1,525	—	—	1,525	—	1,525
Share-based compensation expense	—	—	—	—	—	19,160	—	—	19,160	—	19,160
Net loss attributable to non-controlling interest in subsidiaries	—	—	—	—	—	—	—	—	—	(443)	(443)
Redemption of Visualize Health put options	(974)	—	—	—	—	—	—	—	—	—	—
Expiration of Visualize Health put options	(1,026)	—	—	—	—	890	—	—	890	136	1,026
Currency translation adjustment	—	—	—	—	—	—	500	—	500	(741)	(241)
Net loss attributable to Sharecare, Inc.	—	—	—	—	—	—	—	(60,018)	(60,018)	—	(60,018)

Balance at December 31, 2020	$4,000	896,533	$190,875	2,150,217	$2	$186,279	$(702)	$(392,113)	$(206,534)	$2,203	$(204,331)

The accompanying notes are an integral part of these consolidated financial statements.

SHARECARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(60,461)	$(39,437)	$(54,994)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	24,684	23,782	19,653
Non-cash interest expense	20,776	9,136	7,618
Amortization of contract liabilities	(5,678)	(5,749)	(15,422)
Accretion of contract liabilities	2,053	2,459	3,706
Loss from equity method investment	3,902	—	2,034
Change in fair value of warrant liability and contingent consideration	9,647	566	(11)
Share-based compensation	19,160	3,532	6,885
Deferred income taxes	(1,604)	(290)	(1,022)
Other	1,094	498	1,055
Changes in operating assets and liabilities:
Accounts receivable, net and other receivables	8,104	(2,737)	(9,841)
Prepaid expenses and other assets	(378)	987	(433)
Accounts payable and accrued expense	9,239	(1,195)	4,950
Deferred revenue	(15,777)	11,025	1,467

Net cash provided by (used in) used in operating activities	14,761	2,577	(34,355)

Cash flows from investing activities:
Acquisition of Visualize Health	(2,000)	—	—
Acquisition of MindSciences	140	—	—
Purchases of property and equipment	(1,814)	(1,695)	(2,405)
Capitalized internal-use software costs	(15,497)	(14,949)	(15,520)

Net cash used in investing activities	(19,171)	(16,644)	(17,925)

Cash flows from financing activities:
Proceeds from issuance of redeemable convertible preferred stock and warrants, net of issuance costs	6,774	25,251	—
Proceeds from issuance of debt	38,000	35,400	71,400
Dividends paid to non-controlling interest	—	—	(838)
Repayment of debt	(40,000)	(38,142)	(41,425)
Proceeds from exercise of common stock options	336	69	59
Payments on capital lease obligations	(1,268)	(1,781)	(1,279)
Financing costs	(72)	—	(206)

Net cash provided by financing activities	3,770	20,797	27,711

Effect of exchange rates on cash and cash equivalents	(435)	(138)	(1,032)
Net (decrease) increase in cash and cash equivalents	(640)	6,730	(24,569)
Cash and cash equivalents at beginning of period	23,678	17,086	42,687

Cash and cash equivalents at end of period	$22,603	$23,678	$17,086

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,942	$16,624	$13,147
Cash paid for income taxes	$162	$653	$1,148
Noncash financing activities:
Deferred offering costs not yet paid	$2,071	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies

Nature of Business

Sharecare, Inc. (Sharecare or the Company) was founded in 2009 to develop an interactive health and wellness platform and began operations in October 2010. Sharecare’s virtual health platform is designed to help people, providers, employers, health plans, government organizations, and communities optimize individual and population-wide well-being by driving positive behavior change. The platform is designed to connect each stakeholder to the health management tools they need to drive engagement, establish sustained participation, increase satisfaction, reduce costs, and improve outcomes. Sharecare bridges scientifically validated clinical programs with content to deliver a personalized experience for its members, beginning with the RealAge® test, Sharecare’s health risk assessment that shows members the true age of their body, capitalizing on people’s innate curiosity of how “young” they are to draw them into the platform. The Sharecare platform provides members with a personalized action plan to guide and educate them on the habits and behaviors making the biggest impact, both positive and negative, on their RealAge. Sharecare provides the resources members need to manage their health through lifestyle or disease management and coaching programs, such as diabetes management and smoking cessation, well-being solutions, such as financial health and anxiety management, and then care navigation tools such as find-a-doctor, prescription savings, clinical decision support, medical records, and more. Additionally, Sharecare, through its Health Data Services, LLC subsidiary (HDS), provides secure, automated release of information, audit and business consulting services to streamline the medical records process for medical facilities.

Liquidity

Since its inception, the Company has relied upon capital raised through both the issuance of debt and equity to fund its operations and meet its obligations. During the years ended December 31, 2020, 2019 and 2018 the Company has incurred losses and as of December 31, 2020, the Company had an accumulated deficit of $392.1 million. However, the Company continues to integrate its service offerings and is actively pursuing new client agreements, while strategically pursuing new acquisitions.

Through February 28, 2021, increases in debt included $20.0 million drawn on its Senior Secured Credit Agreement and paid-in-kind interest. As of February 28, 2021, the Company’s available liquidity was approximately $54.9 million, comprised of $34.4 million of cash and cash equivalents, and $20.5 million available under its Senior Secured Credit Agreement.

The debt covenants attached to the Wells Fargo Senior Secured Credit Agreement require the Company to attain $25.0 million of credit adjusted EBITDA (as defined in the Credit Agreement) for the trailing 12-months, while maintaining $10 million of liquidity (defined in the Amended Credit Agreement as available cash on hand plus available excess capacity in the Company’s borrowing base). Credit adjusted EBITDA excludes items such as acquisition transaction expenses, financing fees, non-cash compensation, and severance costs. The Company’s compliance through March 2022 will be dependent on forecasted revenue growth and the continued rationalization of costs.

Operations may be required to be funded through the issuance of additional capital or amendments to existing agreements that the Company expects to make prior to the contractual maturity of its obligations.

No assurances or guarantees can be made as to whether management’s forecasts will be met, operational plans will be achieved, or additional capital can be raised when needed to continue to fund its operations.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States. Many U.S. states declared a health emergency and issued orders to close all nonessential businesses until further notice. As an organization within the healthcare industry, Sharecare is deemed to be an essential business. Nonetheless, out of concern for employees’ safety and pursuant to the government orders, Sharecare requested many employees telecommute from their homes.

While the Company is an essential business for its customers, it has not expected a significant negative impact to its consolidated financial position, results of operations, and cash flows related to this matter, as a result of the broader economic impact and the prolonged disruption to the economy, customers may be facing liquidity issues and may be slower to pay or altogether withdraw from their commitments; however, the ultimate financial impact related to the pandemic is still unknown.

Given the volatility of the circumstances surrounding the pandemic, the Company has evaluated potential risks to its business plan. The economic slowdown could delay the Company’s sales objectives for new business for its digital product; the decline in non-urgent medical appointments could lessen the demand for medical record transfers in the ROI business; and Blue Zone communities may see a decrease in spending due to social distancing. In addition, the Company may be impacted by currency fluctuations, as the U.S. Dollar has gained strength during the pandemic, with the biggest impact thus far being to the Brazilian Real.

Consolidation Policy

The consolidated financial statements include the accounts of Sharecare, Inc. and its subsidiaries: Lucid Global, Inc.; Healthways SC LLC (Population Health); HDS-VH Holdings, Inc.; Sharecare Health Data Services, Inc.; Sharecare Health Data Services, LLC (HDS); Visualize Health, LLC; MindSciences, Inc.; SC-WHAI, LLC; Sharecare GMBH, a German-based subsidiary; Sharecare Digital Health International Limited; Sharecare SAS, a French-based subsidiary; Sharecare Services GMBH; Sharecare Australia Pty Limited, an Australian-based subsidiary; and Sharecare NZ Limited, a New Zealand-based subsidiary; as well as Sharecare Brasil Servicos de Consultoria Ltda, a Brazil-based subsidiary in which Sharecare has a controlling interest. The Company entered into a joint venture with HInsight-Customer Care Holdings (HCA) – both the Company and HCA have a 50% ownership in HICCH-SCL, LLC (HICCH-SCL).

All intercompany balances and transactions have been eliminated in consolidation.

Segment Information

The Company operates as a single operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources for the entire company.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements are revenue recognition, the valuation of assets and liabilities acquired and the useful lives of intangible assets acquired in business combinations and the valuation of common stock. The Company bases its estimates on historical experience, known trends, and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company’s cash deposits are held with well-known financial institutions and may exceed federally insured limits. The Company grants credit to its customers during the normal course of business and generally requires no collateral from its customers.

Domestic revenues from operations represent approximately 95%, 94% and 91% of total revenue during the years ended December 31, 2020, 2019 and 2018 respectively. One customer accounted for 16%, 17% and 16% of the Company’s total revenues during the years ended December 31, 2020, 2019 and 2018 respectively.

As of December 31, 2020 and 2019 there was one customer that individually accounted for 14% and 13%, respectively, of the Company’s accounts receivable, net.

Fair Value Measurements

The carrying value of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximates fair value due to their short-term nature.

The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires the use of observable inputs and minimizes the use of unobservable inputs. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities

•

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

•	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

Assets and Liabilities that are Measured at Fair Value on a Non-recurring Basis

Assets and liabilities that are measured at fair value on a non-recurring basis relate primarily to the Company’s tangible fixed assets, equity method investment, goodwill and other intangible assets, which are remeasured when the derived fair value is below carrying value on the Company’s consolidated balance sheets. For these assets, the Company does not periodically adjust carrying value to fair value except in the event of impairment. When the Company determines that impairment has occurred, the carrying value of the asset is reduced to fair value and the difference is recorded within operating income in the consolidated statements of operations and comprehensive loss.

Further, in connection with business combinations, the values of net assets acquired are recorded at fair value using Level 3 inputs. The fair values of definite-lived intangible assets acquired in these acquisitions were estimated primarily based on the income approach. The income approach estimates fair value based on the present value of the cash flows that the assets are expected to generate in the future. The Company develops internal estimates for the expected cash flows and discount rates in the present value calculations. In certain instances, the Company also estimates fair value based on market multiples of comparable companies, when using the market approach.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase. Cash equivalents generally consist of investments in money market funds.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists of trade accounts receivable which are due under normal trade terms requiring payment typically within 45 days from the invoice date. Bad debts are provided for based on historical experience and management’s evaluation of outstanding accounts receivable at the end of each year. Management considers accounts delinquent on a case-by-case basis and based on historical experience.

The changes in the allowance for doubtful accounts are as follows (in thousands):

	Year Ended December 31,
	2020	2019
Allowance for doubtful accounts – beginning balance	$3,874	$3,007
Provision for doubtful accounts	5,473	1,837
Amounts written off and other adjustments	(3,640)	(970)

Allowance for doubtful accounts – ending balance	$5,707	$3,874

Property and Equipment

Property and equipment are recorded at the original acquisition cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

Business Combinations

The Company accounts for business acquisitions in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. The Company measures the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. The Company records goodwill for the excess of (i) the total costs of acquisition and fair value of any non-controlling interests over (ii) the fair value of the identifiable net assets of the acquired business.

Other Long-Term Assets

Long-term other assets include security deposits associated with the leasing of office space of $0.8 million and $0.9 million as of December 31, 2020 and 2019, respectively, as well as tax credits that can be used to reduce the Company’s taxable income in France (or that are receivable in cash if not used within three years) of $1.5 million and $1.7 million as of December 31, 2020 and 2019, respectively. Long-term other assets also includes the deferral of professional fees incurred in connection with the Company’s pending merger and offering with Falcon Capital Acquisition Corp. of $2.1 million and $0 as of December 31, 2020 and 2019, respectively. Upon the consummation of the merger and offering, these deferred costs will be reclassed against proceeds and additional paid-in capital.

Intangible Assets

The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis which approximates the pattern in which the economic benefits are consumed. Intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment:

Internal use software	3 – 5 years
Technology – features/content	2 –15 years
Trade name	4 –indefinite years
Customer relationships	12 – 16 years

Contract Liabilities

In connection with an acquisition in a prior year, the Company recognized current and noncurrent contract liabilities, representing off-market values associated with: (i) an applications and technology servicing outsourcing agreement (fully amortized as of December 31, 2019), (ii) certain office lease agreements (amortization will continue through 2023) and (iii) certain wellness program royalty agreements (amortization will continue through 2023). Amortization of these contract liabilities during the year ended December 31, 2020 was $5.7 million, of which $1.7 million was included within cost of revenues and $4.0 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities during the year ended December 31, 2019 was $5.7 million, of which $1.6 million was included within cost of revenues and $4.1 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss. Amortization of these contract liabilities during the year ended December 31, 2018 was $15.4 million, of which $1.9 million was included within cost of revenues and $13.5 million was included in general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

Deferred Financing Fees, Net

In connection with obtaining loans, the Company incurred and capitalized fees, settled in cash and warrants. In addition, in connection with the modification of existing convertible debt instruments and through the issuance of new convertible debt instruments (see Note 6), the Company has a beneficial conversion feature on its Series B, B-3 and B-4 convertible notes. The financing fees and beneficial conversion features are being amortized over the life of the loans as a component of interest expense and totaled $6.8 million, $6.8 million and $5.4 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities with consideration given to net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to be in effect when the differences are expected to reverse.

The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and a valuation allowance is established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized. The Company classifies its deferred income taxes as noncurrent on the consolidated balance sheets.

Deferred Revenue

The Company records contract liabilities pursuant to ASC 606 which consist of deferred revenue and contract billings in excess of earned revenue.

Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally six to twelve months and in advance of the satisfaction of the performance obligations identified within the related contract. As of December 31, 2020 and 2019, such fees were $9.9 million and $25.5 million, respectively. The Company recognized $19.9 million of revenue during the year ended December 31, 2020 that was included in deferred revenue at December 31, 2019. The Company recognized $6.7 million of revenue during the year ended December 31, 2019 that was included in deferred revenue at December 31, 2018.

Revenue Recognition

Revenue is recognized when control of the promised good or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for that good or service. Sales and usage-based taxes are excluded from revenue. The Company does not have contracts that include significant financing fees. The Company is the principal in outstanding revenue arrangements. The Company serves a diverse group of customers.

Enterprise Revenue

The Company provides employers and health plans with health management programs for their employee base or covered population, including digital engagement, telephonic coaching, incentives, biometrics, and

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

patient care managed health. Revenue is recognized on a per member per month (PMPM) basis for a portion of revenue and based on individual product offerings being purchased by each individual customer which may vary based on the timing of delivery of those performance obligations. Member participation fees are generally determined by multiplying the contractually negotiated member rate by the number of members eligible for services during the month. Member participation rates are established during contract negotiations with customers, often based on a portion of the value the programs are expected to create. Contracts with health plans and integrated health care systems generally range from three to five years with several comprehensive strategic agreements extending up to ten years in length. Contracts with self-insured employers typically have two to four year terms.

Health management program contracts often include a fee for the subscription of the Sharecare 3.0 digital platform which may also be sold on a stand-alone basis. This service allows members to access the proprietary health engagement mobile application with a comprehensive suite of health and wellness management programs, content, and tools. Revenue is recognized on a per member or a fixed fee basis as the services are provided. These contracts may also include a performance obligation to implement the platform, which includes services such as marketing to the member population, configuration of the platform to be employer/provider specific, and the set-up of challenges and incentives. These services are recognized over time as the services are performed. Any termination clauses may impact the contract duration.

The Company provides customers with Blue Zones solutions, a turnkey program for communities to apply the Blue Zone program principals, enabling community sponsors such as health plans, employers, and health systems, with a way to improve the health of their community in a tangible, measurable way. These contracts normally include two performance obligations, the discovery period and the subsequent content delivery for each year of engagement. The revenue is recognized based on the relative standalone selling price of the performance obligations evenly over time. These contracts do not include termination clauses and often have two to four year terms.

Certain contracts place a portion of fees at risk based on achieving certain performance metrics, such as customer cost savings, and/or clinical outcomes improvements (performance-based). Sharecare uses the most likely amount method to estimate variable consideration for these performance guarantees. The Company includes in the transaction price some or all of an amount of variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Sharecare utilizes customer data in order to measure performance. Performance-based fees subject to refund that the Company has not recognized as revenues are generally due to either: (1) data from the customer is insufficient or incomplete to measure performance; or (2) interim performance measures indicate that the Company is not currently meeting performance targets. As of December 31, 2020 and 2019, such fees included within deferred revenue were $5.9 million and $8.4 million, respectively.

Customers are generally billed monthly for the entire amount of the fees contractually due for the prior month’s enrollment, which typically includes the amount, if any, that is performance-based and may be subject to refund should performance targets not be met. Fees for participation are typically billed in the month after the services are provided. Deferred revenues arise from contracts that permit upfront billing and collection of fees covering the entire contractual service period, generally 6-12 months. A limited number of contracts provide for certain performance-based fees that cannot be billed until after they are reconciled with the customer.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

In the event performance levels are not met by the end of the measurement period, typically one year, some or all of the performance-based fees are required to be refunded. During the settlement process under a contract, which generally occurs six to eight months after the end of a contract year, performance-based fees are reconciled and settled. Approximately $12.5 million, $12.3 million and $18.5 million of revenues recognized during the 12 months ended December 31, 2020, 2019 and 2018, respectively, were performance-based. As of December 31, 2020, 2019 and 2018, cumulative performance-based revenues that had not yet been settled with customers, but that have been recognized in the current year, totaled $7.3 million, $3.4 million and $3.4 million, respectively, all of which were based on actual data.

Provider Revenue

Provider revenue is primarily based on services which provide data and information-driven solutions for healthcare providers that are tailored to improve productivity and efficiency and enhance patient care and management while upholding the latest compliance, security, and privacy standards. Revenue is recognized based on the volume of health document requests fulfilled and recognized upon satisfactory delivery to the customer. In addition, provider revenue is derived from subscription fees for various technology related services that assist providers with efficiency, productivity, quality, performance and risk-adjustment tools, billing contract compliance and enhanced patient care. Subscription fees are recognized ratably over a one to three year contractual period.

Consumer Revenue

The Company generates Consumer revenue mostly through ad sponsorships and content delivery. Content delivery revenue is recognized when the content is delivered to the customer. Ad sponsorship revenue is recognized when the contractual page views or impressions are delivered to the customer and the transaction has met the other criteria listed above.

Certain customer transactions may contain multiple performance obligations that may include delivery of content, page views, and ad sponsorship over time. To account for each of these elements separately, the delivered elements must be capable of being distinct and must be distinct in the context of the contract. Revenue is allocated based on the stand-alone selling price for each performance obligation as the services are provided

Remaining Performance Obligations

Remaining performance obligations represent contracted revenues that are non-cancellable and have not yet been recognized due to unsatisfied or partially satisfied performance obligations. This includes deferred revenues and amounts that will be invoiced and recognized as revenues in future periods. As of December 31, 2020, future estimated revenue related to performance obligations with terms of more than one year that are unsatisfied or partially unsatisfied at the end of the reporting period was approximately $63.7 million. As of December 31, 2020, the Company expects to recognize revenue on approximately 57% of these unsatisfied performance obligations over the following 24 months and the remainder thereafter.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

Disaggregated Revenue

The following table presents the Company’s revenues disaggregated by revenue source (in thousands):

	Year Ended December 31,
	2020	2019	2018
Enterprise	$188,339	$202,641	$209,803
Provider	79,324	80,726	73,779
Consumer	61,142	56,174	58,284

Total Revenue	$328,805	$339,541	$341,866

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the respective local currency. All assets and liabilities accounts of the Company’s foreign subsidiaries are translated into U.S. dollars using the exchange rate on the balance sheet date. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of operations and comprehensive loss. Equity transactions are translated using historical exchange rates. Expenses are translated using the average exchange rate during the year.

Foreign currency transaction gains and losses are included in other expense in the Company’s consolidated statements of operations and comprehensive loss. Foreign currency transaction gains (losses) during the years ended December 31, 2020, 2019 and 2018 were immaterial.

Advertising expense

Advertising costs, which are expensed as incurred, totaled $6.8 million, $7.3 million and $10.6 million in 2020, 2019 and 2018, respectively.

Employee Benefit Plan

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. Company contributions to the plan may be made at the discretion of the Company’s board of directors. The Company contributed $1.0 million, $1.1 million and $0.8 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Share-Based Payments

The Company measures compensation for all share-based payment awards granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. For awards that vest based on continued service, the service-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. The grant date fair value of stock options that contain service or performance conditions is estimated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

For awards that contain performance conditions, compensation cost attributable to the period for which the requisite service has already been rendered is recognized in the period in which it becomes probable that the performance target will be achieved. Compensation cost for which requisite service has not yet been rendered, but for which it is probable that the performance target will be achieved, is recognized prospectively over the remaining requisite service period. In some cases, the period in which the performance target can be achieved is different than the requisite services period. Performance awards, for which the performance target is not achieved upon the date the employee stops rendering services, are forfeited.

For awards that vest upon a liquidity event or a change in control, the performance condition is not probable of being achieved until the event occurs. As a result, no compensation expense is be recognized until the performance-based vesting condition is achieved, at which time the cumulative compensation expense will be recognized.

Net Loss Per Share

The Company follows the two-class method when computing net loss per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income or loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income or losses for the period had been distributed. However, the Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends, but contractually does not require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued, as their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020, 2019 and 2018.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net losses attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period, including potential dilutive common shares.

Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time as the Company is no longer considered to be an EGC. The adoption dates discussed below reflect this election.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will need to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

1. Nature of Business and Significant Accounting Policies  (cont.)

purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. The standard is effective for fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating this new standard and the impact it will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), intended to improve the timing, and enhance the accounting and disclosure, of credit losses on financial assets. This update modified the existing accounting guidance related to the impairment evaluation for available-for-sale debt securities, reinsurance recoverables, and premiums receivables and could result in the creation of an allowance for credit losses as a contra asset account. The ASU requires a cumulative-effect change to retained earnings in the period of adoption and prospective changes on previously recorded impairments, to the extent applicable. The amendments in ASU 2016-13 are effective for fiscal years beginning after December 15, 2022. Although the Company does not expect that adoption will have a significant impact on its consolidated financial statements, it will continue to analyze the impact of the adoption of this standard.

Recently Adopted Accounting Standards

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The standard largely aligns the accounting for share-based payment awards issued to employees and non-employees by expanding the scope of ASC 718 to apply to non-employee share-based transactions, as long as the transaction is not effectively a form of financing. The Company adopted ASU 2018-07 on January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU No. 2019-08, Compensation-Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements — Share Based Consideration Issued to a Customer. The update requires that an entity measure and classify share-based payment awards to a customer by applying the guidance in Topic ASC 718. The Company adopted ASU 2019-08 on January 1, 2020, and the adoption did not have a material impact on the Company’s consolidated financial statements.

2. Fair Value Measurements

The Company’s financial instruments consist of cash equivalents, accounts receivable, accounts payable and accrued liabilities. Cash equivalents are stated at amortized cost, which approximates fair value at the balance sheet dates, due to the short period of time to maturity. Accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The warrant liabilities and contingent consideration relate to a previous acquisition and Visualize Health and Whitehat acquisitions in the current year and are recorded at fair value.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

2. Fair Value Measurements  (cont.)

The following tables present the fair value hierarchy for assets and liabilities measured at fair value as of:

	December 31, 2020
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$11,793	$—	$—	$11,793

Total cash equivalents	$11,793	$—	$—	$11,793

Liabilities at fair value
Warrant liabilities	$—	$—	$4,963	$4,963
Contingent consideration – debt	—	—	1,905	1,905
Contingent consideration – other liabilities	—	—	7,366	7,366

Total liabilities at fair value	$—	$—	$14,234	$14,234

	December 31, 2019
	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents
Money market funds	$12,332	$—	$—	$12,332

Total cash equivalents	$12,332	$—	$—	$12,332

Liabilities at fair value
Warrant liabilities	$—	$—	$1,526	$1,526
Contingent consideration – debt	—	—	702	702

Total liabilities at fair value	$—	$—	$2,228	$2,228

The Company classified the warrant liabilities and contingent consideration as Level 3 fair value measurements because the Company determines their fair value using unobservable inputs. Fair values of the warrants were estimated using the Black-Scholes model with inputs based on the Company’s estimated stock price, the exercise price, expected volatility, and expected term. The fair value of the contingent consideration — debt was estimated based on the Company’s estimated stock price, and number of shares expected to be issued in connection with certain indemnification provisions of the HDS acquisition (Note 6). The fair value of the contingent consideration — other liabilities was estimated based on the Company’s estimated stock price and number of shares expected to be issued.

The following is a schedule of changes to the warrant liability balance during 2020 and 2019 (in thousands):

December 31, 2018	$1,055
Re-measurement of warrants (other expense)	471

December 31, 2019	1,526
Re-measurement of warrants (other expense)	3,437

December 31, 2020	$4,963

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

2. Fair Value Measurements  (cont.)

The following is a schedule of changes to the contingent consideration - debt balance during 2020 and 2019 (in thousands):

December 31, 2018	$608
Re-measurement of contingent consideration (other expense)	271
Settlement of contingent consideration (general and administrative expense)	(177)

December 31, 2019	702
Re-measurement of contingent consideration (other expense)	1,203

December 31, 2020	$1,905

The following is a schedule of changes to the contingent consideration—other liabilities for the periods presented (in thousands):

December 31, 2019	$—
Contingent consideration from acquisition	2,358
Re-measurement of contingent consideration (other expense)	5,008

December 31, 2020	$7,366

3. Balance Sheet Components

Other Receivables

As of December 31, 2020 and 2019, other receivables consisted of the following (in thousands):

	2020	2019
Loan receivable	$—	$2,666
Insurance receivable	—	915
Other receivables	3,152	2,206

Total other receivables	$3,152	$5,787

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

3. Balance Sheet Components  (cont.)

Property and Equipment

As of December 31, 2020 and 2019, property and equipment, net consisted of the following (in thousands):

	Estimated Useful Lives (Years)	2020	2019
Computer hardware	3	$11,750	$9,889
Furniture/fixtures	5 – 7	1,962	1,970
Leasehold improvements	1 – 5	2,658	2,550
Other	Indefinite	18	18

Property and equipment, gross		16,388	14,427
Less: accumulated depreciation		(12,315)	(9,593)

Property and equipment, net		$4,073	$4,834

Depreciation expense during the years ended December 31, 2020, 2019 and 2018 totaled $2.8 million and $2.9 million and $2.1 million, respectively.

Accrued Expenses and Other Current Liabilities

As of December 31, 2020 and 2019, accrued expenses and other current liabilities consisted of the following (in thousands):

	2020	2019
Accrued expenses	$15,632	$12,615
Accrued compensation	14,728	10,363
Accrued media costs	5,279	4,143
Accrued taxes	771	177
Accrued other	4,648	1,135

Total accrued expenses and other current liabilities	$41,058	$28,433

4. Acquisitions

On February 12, 2020, the Company acquired Visualize Health (VH) in order to obtain its software platform. The selling owners of VH contributed the assets of the business to HDS-VH Holdings, Inc. (HDS-VH), a subsidiary of Sharecare, in exchange for $2.0 million of cash, $1.9 million of contingent consideration (comprised 18,365 shares of HDS-VH Class B convertible non-voting stock representing approximately 3% of shares) and $5.0 million in redeemable stock of HDS-VH (comprised of 15,000 shares of HDS-VH Class B convertible non-voting stock representing approximately 3% of shares). The Class B convertible non-voting stock will be converted to Sharecare stock at a future date. After the combination, the Company owns all of the voting interests and approximately 97% of the equity interests of HDS-VH and has consolidated its results of operations. The remaining 3% of HDS-VH is owned by the former owners of VH and may increase to up to approximately 9.5% of HDS-VH based on the maximum distribution of shares related to contingent consideration upon attaining certain performance metrics. At a future date, the former owners of VH have the ability to sell their shares in HDS-VH to the Company at a stated value (a put feature); therefore, the

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

4. Acquisitions  (cont.)

noncontrolling interest in HDS-VH is recorded as Contingently Redeemable Noncontrolling Interests in the Company’s financial statements (see Note 10). The Company initially estimated the redeemable non-controlling interests based on (1) selling owners’ interest in the estimated fair value of VH at the transaction and the book value of HDS-VH immediately prior to the transaction and (2) the estimated fair value of the put feature. The Company estimated the fair value of the contingent consideration as of the acquisition date. The contingent consideration is subject to remeasurement at each reporting date until December 31, 2023, with the remeasurement adjustment reported in the consolidated statements of operations and comprehensive loss. The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Accounts receivable	$650
Developed technology	4,385
Customer relationships	420
Goodwill	5,223
Accounts payable and other accrued liabilities	(47)
Deferred tax liability	(1,122)

Total	$9,509

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company incurred transaction related expenses of $0.2 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. Goodwill of $0.7 million resulting from this acquisition is tax deductible and $4.5 million is not tax deductible.

On May 13, 2020, the Company acquired all outstanding equity interests of Mindsciences, Inc. with the intent of acquiring its digital platform and software. The total purchase price consideration in connection with the acquisition was $7.6 million, consisting of 6,179 shares of Series C redeemable convertible preferred stock totaling $1.7 million and 41,352 shares of common stock and 15,332 options totaling $5.9 million. The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Cash and cash equivalents	$140
Accounts receivable	99
Prepaid expenses and other current assets	12
Developed Technology	1,731
Customer Relationships	388
Goodwill	5,692
Accounts payable and other accrued liabilities	(185)
Deferred tax liability	(287)

Total	$7,590

The fair value assigned to the developed technology was determined using the relief from royalty method. The customer relationships were determined primarily using the multi-period excess earnings method, which estimates the direct cash flow expected to be generated from the existing customers acquired. The Company

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

4. Acquisitions  (cont.)

incurred transaction related expenses of $0.3 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

On July 2, 2020, the Company acquired all outstanding equity interests of WhiteHatAI with the intent of acquiring its digital platform and software. The total consideration transferred in connection with the acquisition was $2.7 million, consisting of 20,000 shares of common stock totaling $2.2 million, and contingent consideration estimated to be $0.5 million (comprised of up to 20,875 shares of common stock). The Company estimated the fair value of the contingent consideration as of the acquisition date. The contingent consideration is subject to remeasurement at each reporting date until July 2023, with the remeasurement adjustment reported in the consolidated statements of operations and comprehensive loss. The assets acquired and liabilities assumed in connection with the acquisition were recorded at their fair value on the date of acquisition as follows (in thousands):

Prepaid expenses and other assets	$10
Developed Technology	2,254
Goodwill	1,165
Accounts payable and other current liabilities	(241)
Deferred tax liability	(465)

Total	$2,723

The fair value assigned to the developed technology was determined using the relief from royalty method. Other acquired assets were immaterial. The Company incurred transaction related expenses of $0.3 million which were recorded under general and administrative expenses in the consolidated statement of operations and comprehensive loss. The goodwill resulting from this acquisition is not tax deductible.

The results of operations of each acquisition have been included in the Company’s consolidated statements of operations and comprehensive loss from the respective acquisition date. Actual revenue and losses of the entities since the acquisition date as well as pro forma combined results of operations for these acquisitions have not been presented because the effect of the acquisitions was not material to the Company’s consolidated financial results for the periods presented. For each acquisition, goodwill represents the excess of the purchase consideration over the estimated acquisition date fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill also represents the future benefits as a result of the acquisitions that will enhance the Company’s products available to both new and existing customers and increase the Company’s competitive position. Changes in the contingent consideration recognized in connection with the above acquisitions have been summarized in Note 2 above. The Company has finalized all of its purchase price accounting for acquisitions in 2020.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

5. Goodwill and Other Intangible Assets and Liabilities

Intangible assets and the related accumulated amortization for each class of intangible assets as of December 31, 2020 and 2019 were as follows (in thousands):

	Cost	2020	Net	Weighted Average Remaining Life
		Accumulated Amortization
Definite-lived, intangible assets
Technology – features/content	$38,803	$(20,721)	$18,082	7.7
Trade name	3,792	(3,739)	53	4.4
Customer relationships	47,160	(22,340)	24,820	7.5
Internal use software	81,492	(52,299)	29,193	2.3

Total definite-lived, intangible assets	$171,247	$(99,099)	$72,148

Intangible assets not subject to amortization
Internal use software projects in process	$1,069	$—	$1,069
Indefinite-lived, trade names	5,030	—	5,030

Total intangible assets not subject to amortization	$6,099	$—	$6,099

Total intangible assets	$177,346	$(99,099)	$78,247

	Cost	2019	Net	Weighted Average Remaining Life
		Accumulated Amortization
Definite-lived, intangible assets
Technology – features/content	$30,189	$(18,052)	$12,137	7.6
Trade name	3,792	(3,391)	401	1.4
Customer relationships	46,352	(18,837)	27,515	8.3
Internal use software	65,076	(36,819)	28,257	2.2

Total definite-lived, intangible assets	$145,409	$(77,099)	$68,310

Intangible assets not subject to amortization
Internal use software projects in process	$1,987	$—	$1,987
Indefinite-lived, trade names	5,030	—	5,030

Total intangible assets not subject to amortization	$7,017	$—	$7,017

Total intangible assets	$152,426	$(77,099)	$75,327

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

5. Goodwill and Other Intangible Assets and Liabilities  (cont.)

The following tables set forth the changes in the carrying amount of the Company’s goodwill during the years ended December 31, 2020 and 2019 (in thousands):

December 31, 2018	$63,103
Foreign currency translation adjustment	(164)

December 31, 2019	62,939
Additions	12,080
Foreign currency translation adjustment	717

December 31, 2020	$75,736

Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to annual tests of impairment. The Company tests goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year, whenever events or circumstances indicate an impairment may have occurred, or when a change in the composition of reporting units occurs. The Company performs its annual tests using a discounted cash flow analysis. There have been no impairments of goodwill since the Company’s inception.

Amortization expense for the intangible assets of the Company during the years ended December 31, 2020, 2019 and 2018 totaled $21.9 million, $20.9 million and $17.5 million, respectively, and is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

The following is a schedule of estimated future amortization expense for intangible assets as of December 31, 2020 (in thousands):

Year ending December 31:
2021	$21,382
2022	15,059
2023	10,444
2024	5,937
2025	5,673
Thereafter	13,653

Total	$72,148

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

6. Debt

Debt is comprised of the following as of December 31 (in thousands):

Description	2020	2019
Senior Secured Credit Agreement, interest payable at either prime + 2.5% subject to a floor or LIBOR + 3.75%, due February 2023 (inclusive of paid in kind interest; the related fees of $595 and $396 as of December 31, 2020 and 2019, respectively, are presented as other long term assets on the consolidated balance sheets)	$13,059	$13,175
Second Lien Credit Agreement, interest payable at 12.375%, due May 2023 ($40,000 principal amount), and paid in-kind interest of $1,374 and $394 as of December 31, 2020 and 2019, respectively	39,920	38,272
Series B-3 Convertible notes, interest payable at 10%, due August 2023, ($95,000 principal amount at both December 31, 2020 and 2019), and paid in-kind interest of $7,176 and $0 as of December 31, 2020 and 2019, respectively	89,037	76,834
Series B-4 Convertible notes, interest payable at 10%, due August 2023, ($25,000 principal amount as of December 31, 2020 and 2019), and paid in-kind interest of $1,549 and $0 as of December 31, 2020 and 2019, respectively	24,884	22,698
Series B Convertible promissory note to Claritas Capital, a related party, interest payable at 10%, due August 2023 ($5,000 principal amount as of December 31, 2020 and 2019), and paid in-kind interest of $371 and $0 as of December 31, 2020 and 2019, respectively	4,924	4,381
Contingent consideration payable to HDS selling stockholders	1,905	702
Note payable	400	400
Amounts due under capital leases	651	1,642

Total debt	174,780	158,104
Less current portion	(1,011)	(1,357)

Total long-term debt	$173,769	$156,747

The Company’s debt is stated at its carrying amount. The fair value of the Company’s debt as of December 31, 2020 and 2019 was approximately $192.3 million and $177.4 million, respectively, a Level 3 fair value measurement. The fair value of long-term debt is calculated based on the estimation of the Company’s credit standing compared to interest rates for debt with similar terms and maturities.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

6. Debt  (cont.)

Senior Secured Credit Agreement

On March 31, 2017, the Company refinanced its existing debt through the execution of a Senior Secured Credit Agreement with a financial institution with the ability to make revolving loans up to $60.0 million, subject to a borrowing base. Borrowings under the Senior Secured Credit Agreement are secured by all assets of the Company. In 2019, the Company borrowed an additional $10.0 million, and subsequently paid down approximately $37.7 million of the principal in conjunction with the proceeds from the Series B-4 Convertible Notes discussed below.

On May 4, 2020, the Company amended the Senior Secured Credit Agreement to reduce the interest rate by .75%, reduce the liquidity covenant requirement from $17.5 million to $10.0 million and extend the maturity date to February 10, 2023.

Second Lien Credit Agreement

On May 11, 2017, the Company entered into a Second Lien Credit Agreement with a lender for loans up to $50.0 million. In connection with the execution of the Second Lien Credit Agreement, the Company borrowed $40.0 million. During 2018, the Company executed an amendment to the Second Lien Credit Agreement.

Series B-3 Convertible Notes

The Company has issued Series B-3 Convertible Notes with interest at 10%, payable quarterly in arrears and warrants with a $0.01 strike price which are issued with the financing. The principal on the outstanding notes is convertible into Series B-3 redeemable convertible preferred stock, at a conversion price of $249.87 per share. The carrying value of the Series B-3 Convertible Notes is comprised of the principal outstanding less amounts recorded based on the fair value of warrants issued and the beneficial conversion feature net of accretion. As of December 31, 2020, $95.0 million of Series B-3 Convertible Notes had been issued.

The Company issued $30.0 million of Series B-3 Convertible Notes during 2018. During 2018, the total reduction in the debt upon issuance for the warrants and beneficial conversion features in connection with this issuance totaled $2.1 million and $7.1 million, respectively. These amounts are accounted for as deferred financing fees, net of the debt and amortized over the life of the debt as interest expense. During the year ended December 31, 2020, the Company amended the note to allow for paid in-kind interest.

Series B-4 Convertible Notes

In October 2018, existing shareholders committed to fund $21.4 million in Series B-4 Convertible Notes prior to June 30, 2019. In exchange for this commitment, 21,350 warrants with a strike price of $0.01 per share, which expire in October 2028, were issued to the shareholders. The fair value of the warrants as of the issuance date totaled $1.5 million. In addition, the warrants contained a provision such that once issued they could be clawed back (had the amount committed not been funded), representing a freestanding derivative (recorded within other current assets and accrued expenses and other current liabilities as of December 31, 2018).

During 2019, the Company received additional funding commitments of Series B-4 Convertible Notes, bringing the total to $25.0 million. Upon the issuance of the debt, the fair value of the warrants was remeasured, at which time the number of shares to be issued became fixed (no warrants could be cancelled) and the warrants were subsequently reclassified from a liability to an equity instrument. The Company recognized $0.3 million of

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

6. Debt  (cont.)

remeasurement expense based on changes in the estimated stock price during the period the warrants were classified as a liability. In 2019, the total reduction in the debt upon issuance for the warrants and beneficial conversion features in connection with this issuance totaled $2.2 million and $0.7 million, respectively. These amounts are accounted for in deferred financing fees, net of the debt and amortized over the life of the debt as interest expense. As of December 31, 2020, the principal on the notes outstanding of $25.0 million is convertible into Series B-4 redeemable convertible preferred stock at a conversion price of $300 per share. The carrying value of the Series B-4 Convertible Notes is comprised of principal outstanding less amounts recorded based on the fair value of the warrants issued and beneficial conversion feature net of accretion. A total of 25,000 warrants were issued in connection with the Series B-4 Convertible Notes. During the year ended December 31, 2020, the Company amended the note to allow for paid in-kind interest.

Series B Convertible Promissory Note to Claritas Capital

On June 28, 2013, the Company received proceeds of $5.0 million via a promissory note from Claritas Capital, convertible into the Company’s Series B redeemable convertible preferred stock, with interest paid quarterly at 10% annualized. The outstanding principal as of December 31, 2020 was $5.0 million. During the year ended December 31, 2020, the Company amended the note to allow for paid in-kind interest.

Contingent Consideration Payable to HDS Selling Stockholders

On July 1, 2013, the Company acquired the assets and assumed various operating liabilities of HDS for cash and shares. As part of certain indemnification provisions of the purchase agreement, 6,784 additional shares, are being withheld as of December 31, 2020 and 2019. These shares are being held in escrow until resolution of certain pending litigation, and the Company recorded the related estimated liability based on the fair value of management’s expectation of a full pay-out under the arrangement at the issue date (Level 3 measurement based on unobservable inputs).

Long-term principal debt maturities as of December 31, 2020, reflecting the subsequent amendment of the Credit Agreement discussed above, are as follows (in thousands):

Year ending December 31:
2021	$400
2022	—
2023	188,529
2024	—
2025	—
Thereafter	1,905

Total	$190,834

Amounts Due Under Capital Leases

The Company has secured capital leases for the purchase of computer equipment totaling. The lease terms are 24 to 48 months with interest rates and fees of 4.98% to 20.87% annually. The equipment is depreciated over the shorter of three years or the life of the lease; interest and fees are expensed over the life of the obligation using the effective interest method.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

6. Debt  (cont.)

The following is a schedule of future minimum lease payments under capital leases as of December 31, 2020 (in thousands):

Year ending December 31:
2021	$611
2022	40
2023	—
2024	—
2025	—
Thereafter	—

Total	$651

7. Income Taxes

Components of the income tax expense during the years ended December 31, 2020, 2019 and 2018 were as follows (in thousands):

	2020	2019	2018
Current expense (benefit):
Foreign	$—	$436	$1,035
Federal	—	(35)	—
State	47	102	81

	47	503	1,116
Deferred expense (benefit):
Foreign	154	(427)	149
Federal	(1,404)	114	(1,179)
State	(354)	23	8

	(1,604)	(290)	(1,022)

Total income tax expense (benefit)	$(1,557)	$213	$94

Income tax expense (benefit) differs from the amount that would be calculated by applying federal statutory rates to loss before income taxes primarily because of the valuation allowance on deferred tax assets. A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2020	2019	2018
Income tax benefit at the federal statutory rate	21.00%	21.00%	21.00%
Change in valuation allowance	(23.36)%	(21.01)%	(19.68)%
Other	5.04%	(0.53)%	(1.50)%

Effective income tax rate	2.68%	(0.54)%	(0.18)%

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

7. Income Taxes  (cont.)

The components of the deferred tax assets and liabilities recognized in the Company’s consolidated balance sheets as of December 31, 2020 and 2019 were as follows (in thousands):

	2020	2019
Deferred tax assets:
Net operating losses	$58,376	$57,705
Start-up expenditures	104	106
Goodwill	963	1,061
Share-based compensation expense	13,119	8,007
Accrued expenses	2,264	1,136
Property and equipment and internal use software	10,691	7,583
Contract liabilities	2,852	3,677
Interest expense	12,220	12,296
Tax credits	488	488
Deferred revenue	989	1,768
Other	4,605	1,888
Valuation allowance	(90,010)	(83,218)

Total deferred tax assets	16,661	12,497
Deferred tax liabilities:
Intangible assets	(11,819)	(10,126)
Trade names	(1,379)	(1,313)
Beneficial conversion feature	(2,945)	—
Other	(1,007)	(1,259)

Total deferred tax liabilities	(17,150)	(12,698)

Net deferred tax liability	$(489)	$(201)

The components of loss from operations, before income taxes, are as follows (in thousands):

	2020	2019	2018
Domestic	$(55,889)	$(40,106)	$(57,191)
Foreign	(2,227)	882	4,325

Total loss before income tax expense	$(58,116)	$(39,224)	$(52,866)

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a valuation allowance has been established against the net deferred tax assets. Therefore, no federal tax benefit has been recorded for the net operating losses and the researched tax credits during the years ended December 31, 2020, 2019 and 2018. In addition, no state income tax benefit has been recorded for the net operating losses in those years.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

7. Income Taxes  (cont.)

As of December 31, 2020 and 2019, net operating loss carryforwards are as follows (in thousands):

	2020	2019
Net Operating Losses – Federal	$224,040	$228,005
Net Operating Losses – State	163,010	158,281
Net Operating Losses – International	4,948	2,847

Total net operating losses	$391,998	$389,133

The state and pre-2019 federal net operating loss carryforwards will start to expire in 2023 (through 2037), while the foreign and post-2018 federal net operating loss carryforwards are indefinite.

Federal NOLs generated in taxable years beginning after December 31, 2017 can be carried forward indefinitely but are limited to 80% of taxable income in any year. Therefore, taxable temporary differences related to indefinite-lived intangibles may now be used as a source of future taxable income in assessing the realizability of post-2017 federal loss carryforwards. The realization of the Company’s deferred tax assets (including its net operating loss carryforwards) may also be limited if it experiences an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986 resulting from a purchase or sale of its equity instruments. The valuation allowance increased $6.8 million during the year ended December 31, 2020.

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2020 and 2019 are as follows (in thousands):

	2020	2019
Valuation allowance as of beginning of the year	$83,218	$72,498
Increases to valuation allowance during the year	6,792	10,727
Decreases to valuation allowance during the year	—	(7)

Valuation allowance as of end of year	$90,010	$83,218

The Tax Cuts and Jobs Act of 2017 (TCJA), as signed by the President of the United States on December 31, 2017, significantly revised U.S. tax law, including the reduction of the U.S. federal corporate tax rate from 35% to 21%, and created a modified territorial taxing system for international operations. Among the various foreign income inclusion provisions enacted, Sharecare is directly impacted by the “global intangible low taxed income” (GILTI). The Company’s accounting policy election is to treat the GILTI tax as a period cost. Under this provision, foreign income generated by its controlled foreign corporations is subject to U.S. tax; GILTI tax for 2020 is $0, because of a net cumulative tested foreign loss. Interest expense is also no longer fully deductible and is limited to 50% of the Company’s federal taxable income. Net operating losses generated in 2018 and all future years may now be carried forward indefinitely.

The Company has not recognized income tax on the basis difference inherent in its foreign subsidiaries, as these amounts continue to be permanently reinvested in foreign operations. Foreign income will be subject to U.S. income tax upon repatriation. The basis difference for foreign operations, as of December 31, 2020, was $5.1 million. No determination has been made on the amount of any unrecognized deferred income tax liability related to the basis difference. Determination of the amount is not practical because of the complexities of the hypothetical calculation.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

7. Income Taxes  (cont.)

In response to the coronavirus pandemic, the President signed into law the Coronavirus Aid, Relief, and Economic Securities (CARES) Act during 2020. Certain provisions of the CARES Act retroactively impacts 2019 income tax computations of the Company and will be reflected for tax accounting purposes in 2020 (i.e., the year of enactment). Among the various tax law modifications, the CARES Act increases the allowable 2019 and 2020 business interest expense deduction from 30% of adjusted taxable income to 50% of adjusted taxable income.

The Company evaluates tax positions for recognition using a more-likely-than-not recognition threshold, and those tax positions eligible for recognition are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon the effective settlement with a taxing authority that has full knowledge of all relevant information. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of December 31, 2020, the Company’s uncertain tax positions were not material and, therefore, accrued interest or penalties related to uncertain tax positions were also not material. No Federal income taxes were paid in 2020, 2019 and 2018.

8. Redeemable Convertible Preferred Stock

In May 2020, the Company issued 6,179 shares of Series C redeemable convertible preferred stock in conjunction with the Company’s acquisition of Mindsciences, Inc., for a total amount of $1.7 million.

In November 2020, the Company entered into an arrangement with a customer, whereby, the Company issued 12,500 shares of Series C redeemable convertible preferred stock in exchange for $5.2 million.

During the year ended December 31, 2019, the Company issued 67,500 shares of Series C redeemable convertible preferred stock for gross proceeds $27.0 million, less issuance costs of $1.7 million.

The following is a schedule of authorized, issued and outstanding shares and amounts of each series of redeemable convertible preferred stock, (“Preferred Stock”) as of December 31, 2020 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	450,197	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	86,179	32,222	34,472

	1,763,656	896,533	$190,875	$194,213

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

8. Redeemable Convertible Preferred Stock  (cont.)

The following is a schedule of authorized, issued and outstanding shares, amounts and liquidation amounts of each series of redeemable convertible preferred stock as of December 31, 2019 (in thousands, except share amounts):

Class of stock	Shares Authorized	Shares issued and outstanding	Net carrying value	Aggregate liquidation preference
Series A	67,659	67,659	$14,680	$15,000
Series B	326,582	280,672	69,542	70,132
Series B-1	350,000	292,805	31,491	31,491
Series B-2	152,551	152,551	37,960	38,118
Series B-3	413,161	—	—	—
Series B-4	166,667	16,667	4,980	5,000
Series C	250,000	67,500	25,330	27,000

	1,726,620	877,854	$183,983	$186,741

The holders of redeemable convertible preferred stock have various rights and preferences, as follows:

Dividend Rights

Holders of Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock and Series B-4 redeemable convertible preferred stock are entitled to receive cumulative dividends at the annual rate of 8% of their applicable original issue price per share (as adjusted for any stock dividends, combinations, recapitalizations or stock splits), which shall accrue, as, and if, declared by the board of directors. No dividends will be paid to holders of common stock (other than dividends on shares of common stock payable in shares of common stock) until the aforementioned dividends on the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock and Series B-4 redeemable convertible preferred stock have been paid or set aside for payment. Holders of Series A, Series B redeemable convertible preferred stock, Series B-1 redeemable convertible preferred stock, Series C redeemable convertible preferred stock and common stock are entitled to receive dividends on a pari passu basis on an as-converted basis when, as and if declared by the board of directors. To date, no dividends have been declared. The cumulative amount of dividends accrued, but not declared, as of December 31, 2020 was $18.3 million.

Conversion Rights

Each share of redeemable convertible preferred stock is convertible at any time following the date of issuance, at the option of its holder, into the number of shares of common stock, which results from dividing the applicable original issue price per share for each series ($221.70 for Series A, $249.87 for Series B, $107.55 for Series B-1, $249.87 for Series B-2 and Series B-3, $300.00 for Series B-4, $400.00 for Series C) by the applicable conversion price per share for such series. The initial conversion prices per share of all series of redeemable convertible preferred stock are equal to the original issue prices of each series, and therefore, the conversion ratio is 1:1. The conversion price per share for shares of Series B-2, Series B-3, Series B-4 and Series C is subject to adjustment from time to time for antidilution purposes.

Each share of redeemable convertible preferred stock shall be converted automatically into shares of common stock at the then effective conversion rate immediately following the closing of the Company’s sale of

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

8. Redeemable Convertible Preferred Stock  (cont.)

its common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than the applicable liquidation preference for each share of redeemable convertible preferred stock and $75.0 million in the aggregate. The articles of incorporation were subsequently amended in February 2021 to include an automatic conversion provision to include a SPAC transaction in which the price assigned was not less than the applicable liquidation preference for each share of redeemable convertible preferred stock and $75.0 million in the aggregate.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C redeemable convertible preferred stock are entitled to receive prior and in preference to any distribution from the proceeds of the liquidation event of the Company to the holders of Series A redeemable convertible preferred stock, B redeemable convertible preferred stock, Series B-1 redeemable convertible preferred stock or common stock, an amount equal to the original issue price for such series of redeemable convertible preferred stock, plus an accrued dividends but unpaid, whether or not declared together with any other dividends declared but unpaid. If the proceeds distributed from the liquidation are insufficient to permit payment of the full preferential amounts for the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C convertible redeemable preferred stock, the entire proceeds legally available shall be distributed ratably amount the holders of the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C redeemable convertible preferred stock in proportion to the full preferential amount of each.

After the payment in full to the Series B-2 redeemable convertible preferred stock, Series B-3 redeemable convertible preferred stock, Series B-4 redeemable convertible preferred stock, and Series C redeemable convertible preferred stock, the holders of the Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, and Series B-1 redeemable convertible preferred stock are entitled to receive prior and in preference to holders of common stock, an amount per share equal to the applicable original issue price and any declared but unpaid dividends. If the proceeds distributed from the liquidation are insufficient to permit payment of the full preferential amounts for the Series A, Series B redeemable convertible preferred stock, Series B-1 redeemable convertible preferred stock, the entire remaining proceeds legally available shall be distributed ratably amount the holders of the Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock, and Series B-1 redeemable convertible preferred stock in proportion to the full preferential amount of each. The remaining funds are distributed with equal priority and pro rata among the holders of common stock.

Voting

Each holder of redeemable convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares held by such holder are convertible. Sharecare common stockholders, into which all series of redeemable convertible preferred stock is to be converted, are entitled to one (1) vote for each share.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

8. Redeemable Convertible Preferred Stock  (cont.)

Redemption Rights

The redeemable convertible preferred stock does not contain any date-certain redemption features.

Classification of Redeemable Convertible Preferred Stock

The deemed liquidation preference provisions of the redeemable convertible preferred stock are considered contingent redemption provisions that are not solely within the Company’s control. Accordingly, the redeemable convertible preferred stock has been presented outside of permanent equity in the mezzanine section of the consolidated balance sheets. Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the convertible preferred stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values to the convertible preferred stock would be made only when a deemed liquidation event becomes probable.

9. Common Stock and Stockholders’ Deficit

As of December 31, 2020, the Company was authorized to issue up to 5,955,000 shares of Common Stock.

As of December 31, 2020, there was 14,751 shares of common stock issuable to the former shareholders of acquired entities by the Company in prior years.

Warrants

In connection with debt and equity financings and certain partnership arrangements, the Company may issue warrants. Warrants generally vest immediately and are exercisable upon issuance, and have an expiration ten years from issuance. During 2020 and 2019, in connection with certain debt financings, the Company issued 0 and 3,650 warrants, respectively that were classified as equity instruments. During 2020 and 2019, 7,854 and 11,169 warrants were earned but not issued by two customers and were recorded as a $1.2 million and $0.5 million reduction to revenue, respectively, which were classified as equity instruments. There were 18,599 warrants earned but not issued as of December 31, 2020.

In connection with the issuance of 12,500 shares of Series C Redeemable Convertible Stock during the year ended December 31, 2020 (Note 8), the Company issued 12,500 warrants that vest upon the third anniversary of the grant date for the purchase of 12,500 shares of common stock at a price of $400 per share, an agreement to issue up to 12,500 warrants subject to certain performance conditions, and an agreement to provide the Sharecare Digital Platform for a period of three years.

As of December 31, 2020, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	176,627	$	0.01 – $	400.00
Liability	Common	18,181	$	0.01 – $	186.99

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

9. Common Stock and Stockholders’ Deficit  (cont.)

As of December 31, 2019, the following warrants were issued and outstanding:

Classification	Underlying Security	Warrants Outstanding	Exercise Price per Share
Equity	Common	164,127	$	0.01 – $	300.00
Liability	Common	18,181	$	0.01 – $	186.99

Share-based Payments

The Company has an equity incentive plan (the Plan), which provides for the grant of options to acquire a maximum of 1,550,000 shares of Common Stock. Stock options are granted with an exercise price estimated to be greater than or equal to the fair market value on the date of grant. Service-based awards granted generally have a maximum life of ten years and vest over a service period of four years. Performance-based awards vest upon the satisfaction of various performance targets. As of December 31, 2020, the Company had 10,005 shares of its Common Stock under the Plan available for future issuance.

A summary of the status of the Company’s stock options during the years ended December 31, 2020 and 2019 is presented below:

	Number of Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2018	1,006,614	$76.34	6.60	$—
Granted	44,358	103.50
Exercised	(1,368)	68.13		47
Cancelled / Forfeited	(27,691)	77.72

Outstanding as of December 31, 2019	1,021,913	$77.66	5.8	$25,228
Granted	687,767	102.35
Exercised	(4,949)	69.03		1,217
Cancelled / Forfeited	(191,589)	74.44

Outstanding as of December 31, 2020	1,513,142	$89.32	7.27	$341,501
Vested and exercisable as of December 31, 2020	1,009,522	$85.57	6.3	$231,621
Vested and exercisable as of December 31, 2019	738,620	$76.17	5.35	$19,275

The intrinsic value is calculated as the difference between the exercise price of the underlying common stock option award and the estimated fair value of the Company’s common stock. The weighted-average grant date fair value of options granted was $51.84 and $59.98 during the years ended December 31, 2020 and 2019, respectively.

The table above includes 55,870 and 4,650 options granted to non-employees during the years ended December 31, 2020 and 2019, respectively.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

9. Common Stock and Stockholders’ Deficit  (cont.)

Valuation Assumptions

The Company’s use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted to employees requires the input of subjective assumptions. These assumptions and estimates are as follows:

Fair value — Because the Company’s common stock is not publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s redeemable convertible preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions and (vii) precedent transactions involving the Company’s shares.

Expected volatility — Expected volatility is a measure of the amount by which the stock price is expected to fluctuate, Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options.

Expected term — The Company determines the expected term based on the average period the stock options are expected to remain outstanding, generally calculated as the midpoint of the stock options vesting term and contractual expiration period, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Risk-free rate — The Company uses the U.S. Treasury yield for its risk-free interest rate that corresponds with the expected term.

Expected dividend yield — The Company utilizes a dividend yield of zero, as it does not currently issue dividends and does not expect to in the future.

The following assumptions were used to calculate the fair value of stock option grants made during the following periods:

	Years Ended December 31,
	2020	2019	2018
Expected volatility	55% – 57%	60%	75%
Expected term (in years)	5.0 – 7.0	5.0 – 6.9	5.0 – 7.0
Risk-free interest rate	0.27% – 0.61%	1.65% – 1.75%	3.05% – 3.15%
Expected dividend yield	—%	—%	—%

Assumptions used in valuing non-employee stock options are generally consistent with those used for employee stock options with the exception that the expected term is over the contractual life, or 10 years.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

9. Common Stock and Stockholders’ Deficit  (cont.)

Share-based compensation expense for employee and nonemployee options included in the consolidated statements of operations and comprehensive loss is as follows during the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Years Ended December 31,
	2020	2019	2018
Cost of revenues	$30	$76	$184
Sales and marketing	484	680	736
Product and technology	431	324	206
General and administrative	18,215	2,452	5,759

Total share-based compensation	$19,160	$3,532	$6,885

The Company’s total unrecognized compensation cost related to share-based compensation as of December 31, 2020 was $8.3 million and is expected to be recognized over a weighted average vesting period of 2.48 years. The Company’s total unrecognized share-based compensation issued to non-employees as of December 31, 2020 was $0.8 million and is expected to be recognized over a weighted average vesting period of 0.62 years. The Company has issued 287,759 options to employees which become exercisable upon a liquidity event. As a liquidity event is not probable, no expense has been recorded related to these awards.

10. Noncontrolling Interests

Equity Noncontrolling Interests

In connection with the Company’s acquisition of Population Health, the Company acquired a 51% controlling interest in Healthways Brasil Servicos de Consultoria Ltda. (Healthways Brazil). The Company consolidates its investment in Healthways Brazil and records the 49% interest as a non-controlling interest as a component of equity.

Redeemable Noncontrolling Interests

In conjunction with the Visualize Health acquisition (see Note 4), the Company issued 15,000 shares of HDS-VH Holdings, Inc. to the sellers as part of purchase consideration which resulted in the sellers obtaining a noncontrolling interest. Additionally, the Company issued a put right which gives these shareholders the right to put the 15,000 back to Sharecare in the future, resulting in the redeemable non-controlling interests classification outside of permanent equity in the Company’s consolidated balance sheet as of December 31, 2020, and the balance is reported at the greater of the initial carrying amount adjusted for the redeemable non-controlling interests’ share of earnings, or its estimated redemption value. In December 2020, the holders of the put rights elected to put 2,434 shares for total cash of $1.0 million.

11. Commitments and Contingencies

Operating Leases

The Company leases office space in Sao Paulo, Brazil; Paris, France; Berlin, Germany; and the following States: Alabama, Arkansas, California, Connecticut, Florida, Georgia, Hawaii, Maryland, Massachusetts, New York, North Carolina, Oklahoma, Oregon, Pennsylvania, and Tennessee under noncancelable operating leases expiring at various dates through July 2024. Total rent expense was $6.4 million, $8.8 million and $10.0 million during the years ended December 31, 2020, 2019 and 2018, respectively.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

11. Commitments and Contingencies  (cont.)

The following is a schedule of future minimum lease payments under the operating leases (in thousands):

Year ending December 31:
2021	$4,482
2022	3,357
2023	1,135
2024	240
2025	—
Thereafter	—

$9,214

The Company is the lessor in two non-cancelable sub-lease agreements with two companies for the Franklin, Tennessee office space. The total future minimum rental payments to be received as of December 31, 2020 is $5.1 million.

Purchase Commitments

The following is a schedule of future non-cancellable purchase obligations with certain service providers as follows (in thousands):

Year ending December 31:
2021	$12,885
2022	12,123
2023	5,393
2024	4,021
2025	2,200
Thereafter	8,000

$44,622

Legal Matters

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on the information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. The Company has accrued for losses that are both probable and estimable. The Company believes that no amount of losses in excess of amounts accrued are reasonably possible.

12. Related-Party Transactions

Certain amounts of the Company’s long-term debt outstanding are due to related parties. As of December 31, 2020 and 2019, $75.7 million and $70.7 million, respectively, of the Company’s Series B, B-3 and B-4 convertible debt were due to related parties. See Note 6 for further details regarding the terms of the related debt instruments.

The Company previously owned a 50% interest in HICCH-SCL. In 2015, the Company and HCA formed HICCH-SCL, a joint venture with HCA, for the purpose of developing a patient scheduling technology. The

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

12. Related-Party Transactions  (cont.)

Company recorded its investment in HICCH-SCL under the equity method of accounting. In August 2020, the Company initiated discussions with HCA to dissolve HICCH-SCL. In connection with its plans, the Company recorded an impairment loss of $3.9 million included within loss from equity method investment on the consolidated statements of comprehensive loss, of which $1.2 million related to its investment in HICCH-SCL and $2.7 million related to a short-term loan receivable from HICCH-SCL.

The Company’s largest customer is an investor in Series B-3 Convertible Notes and has a designated board representative and accordingly is a related party. The Company recorded revenues of $54.0 million, $56.2 million and $53.1 million during the years ended December 31, 2020, 2019 and 2018, respectively. In addition, accounts receivable was $9.5 million and $9.8 million as of December 31, 2020 and 2019, respectively. The Company has also issued $20.0 million of the Company’s Series B-3 convertible notes. Warrants earned but not issued were 6,185, 10,544 and 8,844, recorded as a reduction of revenue totaling $1.1 million, $0.5 million and $0.2 million, during the years ended December 31, 2020, 2019 and 2018, respectively.

Sharecare has the exclusive right to license the Dr. Dean Ornish Program for Reversing Heart DiseaseTM, a research-based lifestyle management program developed by Dr. Dean Ornish focusing on nutrition, activity, stress management, and love and support (the Ornish Program). A royalty agreement with Dr. Ornish, MD, an employee of the Company, guarantees the greater of $1.2 million or 15% of revenues of the Ornish Program on an annual basis. The royalty earned by the Ornish Program for years ended December 31, 2020, 2019 and 2018 totaled $1.2 million.

Sul América Serviços de Saúde S.A. (Sul América), is a customer of and owns 49% interest in Healthways Brazil. As of December 31, 2020 and 2019, $2.2 million and $3.9 million, respectively, in notes receivable were outstanding with Sul América. Revenues recognized during the years ended December 31, 2020, 2019 and 2018 totaled $12.8 million, $18.7 million and $20.8 million, respectively.

The Company has a related party who performs sales and sales support services (including the collection of outstanding AR for transactions processed on the Company’s behalf). As of December 31, 2020 and 2019, $0.6 million and $1.7 million, respectively, in receivables were outstanding from this company. Revenues recognized for each of the years ended December 31, 2020, 2019 and 2018 totaled $3.5 million, $4.1 million and $4.7 million, respectively. The Company paid $0.3 million, $0.4 million and $0.5 million in 2020, 2019 and 2018, respectively in connection with these services.

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

13. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, expect share and per share amounts):

	Years Ended December 31,
	2020	2019	2018
Numerator
Net loss	$(60,461)	$(39,437)	$(54,994)
Less: Redeemable noncontrolling interest remeasurement	(804)	—	—
Less: Income attributable to noncontrolling interests in subsidiaries	443	(543)	(932)

Net loss available to common stockholders	$(60,822)	$(39,980)	$(55,926)
Denominator
Weighted-average common shares outstanding, basic and diluted	2,135,477	2,048,430	1,894,033
Net loss per share attributable to common stockholders, basic and diluted	$(28.48)	$(19.52)	$(29.53)

The Company’s potential dilutive securities, which include stock options, warrants to purchase common stock, and contingently issued shares, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares equivalents presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Years Ended December 31,
	2020	2019	2018
Convertible debt	502,169	472,939	360,405
Stock options	1,152,903	887,510	859,457
Warrants to purchase common stock	119,390	77,259	66,892
Redeemable convertible preferred stock	883,271	840,914	810,352
Contingently issued shares	17,755	7,145	8,227

Total	2,675,488	2,285,767	2,105,333

14. Subsequent Events

In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through April 8, 2021, the date the consolidated financial statements were available to be issued and, as a result, is reporting the following:

Acquisition of doc.ai

Overview

On January 26, 2021, Sharecare entered into an Agreement and Plan of Merger to acquire 100% of the outstanding equity interest of doc.ai, located in Palo Alto, California. Doc.ai is an enterprise artificial intelligence

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

14. Subsequent Events  (cont.)

(“AI”) platform accelerating digital transformation in healthcare. The acquisition of doc.ai closed on February 22, 2021. The Company acquired doc.ai for its developed technology and customer relationships. Total preliminary purchase consideration is approximately $120.6 million.

The initial accounting for the business combination is incomplete. Specifically, the identification, measurement, and estimation of useful lives (if applicable) of intangible assets, the measurement of the fair value of the assets acquired and liabilities assumed, and the related income tax impacts of the transaction are still in process. The Company will update subsequent financial statements with updates to its disclosures as additional progress is made to account for the transaction.

Preliminary Pro Forma Results

The Company’s unaudited pro forma results of operations for the year ended December 31, 2020 and 2019 assuming the doc.ai acquisition had occurred as of January 1, 2019 are presented for comparative purposes below. These amounts are based on available information of the results of operations of doc.ai prior to the acquisition date and are not necessarily indicative of what the results of operations would have been had the acquisition been completed on January 1, 2019. The preliminary pro forma results related to the acquisition of doc.ai are based on the information available as of the date of the filing of the Company’s financial statements (as its initial purchase accounting is incomplete). The accounting for the business combination could have an impact on the pro forma financial information presented below and that impact could be material. This unaudited pro forma information does not project operating results post acquisition.

This preliminary pro forma information is as follows (in thousands):

	Years Ended December 31,
	2020	2019
Revenues	$343,615	$354,727
Net loss	(77,036)	(47,059)

Proposed SPAC Transaction

On February 12, 2021, the Company entered into an agreement and plan of merger with Falcon Capital Acquisition Corp., a special purpose acquisition company (“FCAC”). Under the merger agreement, FCAC has agreed to acquire all of the outstanding equity interests of the Company for approximately $3.79 billion in aggregate consideration, which includes up to $275.0 million in cash. The transaction is expected to close in the second quarter of 2021.

Series D Investment

On April 7, 2021, the Company issued and sold 62,500 shares of a new class of Series D redeemable convertible preferred stock (the “Series D Preferred Shares”) (subject to the potential issuance of additional Series D Preferred Shares pursuant to certain anti-dilution rights of the holders of the Series D Preferred Shares) for an aggregate purchase price of $50.0 million. The Series D Preferred Shares have substantially similar terms as the Company’s existing redeemable convertible preferred stock, except that the Series D Preferred Shares have a liquidation preference over all other series of the Company’s redeemable convertible preferred stock and are not subject to certain mandatory conversion provisions which apply to the other series of the Company’s redeemable convertible preferred stock (including mandatory conversion in connection with the proposed SPAC

Sharecare, Inc.

Notes to Consolidated Financial Statements

December 31, 2020

14. Subsequent Events  (cont.)

transaction noted above). The Series D Preferred Shares will, unless converted into common stock of the Company at the option of the holder, convert into preferred stock of the public entity surviving such transaction (such entity, “New Sharecare” and such preferred shares, the “New Sharecare Series A Convertible Preferred Shares”).

The New Sharecare Series A Convertible Preferred Shares will be convertible one to one (subject to customary adjustments) into common stock of New Sharecare at any time by the holder. Beginning three years after the issue date, New Sharecare will be entitled to force conversion of the New Sharecare Series A Convertible Preferred Shares into common stock of New Sharecare if the closing price of New Sharecare’s common stock exceeds 130% of the issue price for 20 out of 30 consecutive trading days. On the fifth anniversary of the issue date, New Sharecare will be required to redeem any outstanding New Sharecare Series A Convertible Preferred Shares at the issue price. The New Sharecare Series A Convertible Preferred Shares will vote on an as-converted basis with all other shares of New Sharecare stock.

Independent Auditor’s Report

To the Board of Directors of

doc.ai Incorporated

Report on the Financial Statements

We have audited the accompanying financial statements of doc.ai (the Company), which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the financial statements, the December 31, 2019 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

/s/ SingerLewak LLP

San Jose, California

March 31, 2021

DOC.AI INCORPORATED

BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019 (Restated)
ASSETS
Current assets
Cash and cash equivalents	$8,804,252	$9,093,876
Accounts receivable	100,000	5,325,000
Prepaid expenses and other current assets	305,537	610,668

Total current assets	9,209,789	15,029,544

Restricted cash	400,000	500,000
Property and equipment, net	18,719	30,318
Long term deposit	—	10,000
Intangible assets, net	418,321	908,153
Other noncurrent assets	233,007	—

Total assets	$10,279,836	$16,478,015

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$443,387	$232,446
Accrued liabilities	145,912	174,931
Deferred revenue	400,000	167,500
Other current liabilities	17,974	122,255
Future token liability	314,563	2,743,614

Total current liabilities	1,321,836	3,440,746

Loan payable	910,528	—
Simple agreements for future equity (SAFEs)	14,489,615	4,070,911
Deferred rent	2,727	16,790

Total liabilities	16,724,706	7,528,447

Commitments (Note 13)
Stockholders’ (deficit) equity
Class B Common stock, $0.0001 par value; 15,500,000 shares authorized; 991,272 and 1,007,965 shares issued and outstanding at December 31, 2020 and 2019, respectively	99	101
Class A Common stock, $0.0001 par value; 7,360,678 shares authorized; 7,360,678 and 7,360,678 shares issued and outstanding at December 31, 2020 and 2019, respectively	736	736
Additional paid-in capital	28,860,949	27,237,784
Accumulated deficit	(35,306,654)	(18,289,053)

Total stockholders’ (deficit) equity	(6,444,870)	8,949,568

Total liabilities and stockholders’ (deficit) equity	$10,279,836	$16,478,015

See notes to financial statements

DOC.AI INCORPORATED STATEMENTS OF OPERATIONS For the years ended December 31, 2020 and 2019

	2020	2019 (Restated)
Revenues	$14,810,208	$15,185,652

Operating expenses
Research and development	16,974,162	10,794,991
Sales and marketing	1,036,867	1,284,080
General and administrative	3,206,561	3,688,116

Total costs and expenses	21,217,590	15,767,187

Loss from operations	(6,407,382)	(581,535)

Other income (expense)
Loss on modification of SAFE agreements	—	(3,600,000)
Change in fair value of SAFE agreements	(10,418,704)	(3,020,911)
Interest income	30,392	100,214
Interest expense	(6,487)	—
Other miscellaneous income (expense)	(215,420)	23,450

Total other income (expense)	(10,610,219)	(6,497,247)

Net loss	$(17,017,601)	$(7,078,782)

See notes to financial statements

DOC.AI INCORPORATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY For the years ended December 31, 2020 and 2019

	Class B Common Stock		Class A Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2018 (Restated)	2,315,929	$232	5,416,666	$542	$7,029,894	$(11,210,271)	$(4,179,603)
Common stock repurchase	(1,359,205)	(136)	—	—	(4,249,909)	—	(4,250,045)
Issuance of Class A Common Stock	—	—	1,944,012	194	24,999,800	—	24,999,994
Exercise of stock options	99,157	10	—	—	21,302	—	21,312
Stock-based compensation	—	—	—	—	880,654	—	880,654
Payment for cancellation of stock options	—	—	—	—	(1,443,957)	—	(1,443,957)
Cancellation of prior exercised stock options	(47,916)	(5)	—	—	—	—	(5)
Net loss (Restated)	—	—	—	—	—	(7,078,782)	(7,078,782)

Balance, December 31, 2019 (Restated)	1,007,965	$101	7,360,678	$736	$27,237,784	$(18,289,053)	$8,949,568
Payment for exercise of stock options	—	—	—	—	44,956	—	44,956
Repurchase of Class B Common Stock	(16,693)	(2)	—	—	(79,790)	—	(79,792)
Stock-based compensation	—	—	—	—	1,657,999	—	1,657,999
Net loss	—	—	—	—	—	(17,017,601)	(17,017,601)

Balance, December 31, 2020	991,272	$99	7,360,678	$736	$28,860,949	$(35,306,654)	$(6,444,870)

See notes to financial statements

DOC.AI INCORPORATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2020 and 2019

	2020	2019 (Restated)
Cash flows from operating activities
Net loss	$(17,017,601)	$(7,078,782)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	507,247	561,506
Change in fair value of SAFE agreements	10,418,704	3,020,911
Stock-based compensation	1,657,999	880,654
Loss on modification of SAFE agreements	—	3,600,000
Changes in operating assets and liabilities:
Accounts receivable	5,225,000	(5,325,000)
Prepaid expenses and other current assets	305,131	44,624
Long term deposits	10,000	—
Other noncurrent assets	(233,007)	—
Accounts payable	210,941	217,799
Accrued liabilities	(43,082)	19,573
Deferred revenue	232,500	(822,500)
Other current liabilities	(104,281)	73,070

Net cash provided by (used in) operating activities	1,169,551	(4,808,145)

Cash flows from investing activities
Cash paid for acquisition of intangible assets	—	(57,175)
Acquisition of property and equipment	(5,816)	(10,376)

Net cash used in investing activities	(5,816)	(67,551)

Cash flows from financing activities
Cash paid to modify SAFE agreements	—	(3,600,000)
Proceeds from payroll protection program loan	910,528	—
Proceeds from stock options exercise receivable	44,956	21,312
Payment for cancellation of stock options	—	(1,443,957)
Payment for cancellation of prior exercised stock options	—	(5)
Repurchase of Class B Common stock	(79,792)	(4,250,045)
Proceeds from issuance of Class A Common stock	—	24,999,994
Repayments for future tokens	(2,429,051)	(7,832,455)

Net cash (used in) provided by financing activities	(1,553,359)	7,894,844

Net (decrease) increase in cash, cash equivalents and restricted cash	(389,624)	3,019,148
Cash, cash equivalents, and restricted cash, beginning of year	9,593,876	6,574,728

Cash, cash equivalents, and restricted cash, end of year	$9,204,252	$9,593,876

Supplemental disclosure of cash flow information
Receivable from exercise of stock options	$—	$44,956

Cash paid for taxes	$13,756	$8,839

See notes to financial statements

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

Organization

Doc.ai Incorporated (the “Company”) was incorporated on August 4, 2016. The Company has developed federated learning A.I. on real world data to develop predictive models and personal health insights. The Company accelerates medical research and personal health insight discovery with its unique A.I. powered medical research companion app. The Company is headquartered in Palo Alto, California. On February 22, 2021, Sharecare, Inc. (Sharecare) acquired 100% of the Company’s outstanding equity interests.

Liquidity

Through December 31, 2020, the Company has suffered recurring losses from operations and operating cash flow deficits and is dependent upon continued equity or debt financing until the Company is able to generate positive operating cash flows. Management plans to continue to finance the Company’s operations with a combination of equity and debt issuances as well as increases in revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Cash flows from operations subsequent to December 31, 2020 were sufficient to support operations up through the date of the Company’s acquisition by Sharecare.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a pandemic. The disruption resulting from the COVID-19 pandemic is currently expected to be temporary, but there is considerable uncertainty around the duration and the Company expects this matter to negatively impact its operating results. However, the related financial impact and duration cannot be reasonably estimated at this time.

NOTE 2 — RESTATEMENT

The Company restated its financial statements for 2019 to correct the following errors 1) the reclassification of simple agreements for future equity (“SAFEs”) from equity to liability (for all periods presented) and the related impact of being marked to fair value each reporting period until settlement as of and for the year ended December 31, 2019 (the fair value impacts to prior periods was not significant and therefore those periods are not being restated), 2) the accounting for the amendment of the SAFEs in October 2019 as a loss on modification versus a deemed dividend, 3) the reclassification of future token liability from long term liability to short term liability as of December 31, 2019, and 4) to correct the cash flow presentation of the transaction to modify the SAFE agreements.

The following table summarizes the corrections on each of the affected financial statement line items for each period presented:

Balance sheet

	Previously Reported	Restatement Adjustment	As Restated
As of December 31, 2019
Simple agreements for future equity (SAFEs)*	$1,050,000	3,020,911	$4,070,911
Total current liabilities	697,132	2,743,614	3,440,746
Total liabilities	$3,457,536	4,070,911	$7,528,447
Total liabilities and stockholders’ (deficit) equity	$16,478,015	—	$16,478,015

*	Amount reclassified from equity to liability

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT  (cont.)

Statements of operations

	Previously Reported	Restatement Adjustment	As Restated
Year ended December 31, 2019
Loss on modification of SAFE agreements	$—	$(3,600,000)	$(3,600,000)
Change in fair value of SAFE agreements	—	(3,020,911)	(3,020,912)
Total other income (expense)	123,664	(6,620,911)	(6,497,248)
Net loss	$(457,871)	$(6,620,911)	$(7,078,782)

Statements of cash flow

	Previously Reported	Restatement Adjustment	As Restated
Year ended December 31, 2019
Net loss	$(457,871)	$(6,620,911)	$(7,078,782)
Loss on modification of SAFE agreements	—	3,600,000	3,600,000
Change in fair value of SAFE agreements	—	3,020,911	3,020,911
Net cash provided (used in) operating activities	(8,408,145)	3,600,000	(4,808,145)
Net cash (used in) provided by finance activities	11,494,844	(3,600,000)	7,894,844

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimates relate to the valuation of the Company’s equity instruments including stock and stock options, valuation of acquired intangible assets, valuation of the future token liability, valuation of SAFE agreements and deferred tax assets (including the valuation allowance). Actual results could vary significantly from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash equivalents. As of December 31, 2020 and 2019, cash and cash equivalents

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont.)

consisted of cash deposited with banks. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company places its cash and cash equivalents with a high credit-quality financial institution.

Restricted Cash

As of December 31, 2020 and 2019, the Company had a deposit of $400,000 and $500,000, respectively, with a financial institution to secure a standby letter of credit for a security deposit on their Palo Alto office lease, which has been classified as restricted cash in the balance sheets.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, are unsecured, and do not bear interest. The Company monitors customer payments, age of accounts receivables and other economic factors that may affect the customer’s ability to pay. An allowance will be based on management’s best estimate of the amount of probable credit losses in existing accounts receivable. As of December 31, 2020 and 2019, there was no allowance for doubtful accounts.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks; however, at times cash balances may exceed federal insurance limits.

The following table summarizes the percentage of revenue from customers in excess of 10%:

	Year ended December 31,
	2020	2019
Customer A (related party)	97%	100%

The following table summarizes the percentage of accounts receivable from customers in excess of 10%:

	As of December 31,
	2020	2019
Customer A (related party)	—	100%
Customer B	100%	—

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Revenue Recognition

The Company derives revenues primarily from software development, licensing or sale of software, and consulting services.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont.)

On January 1, 2020, the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended (“ASC 606”), using the modified retrospective adoption method applied to open contracts as of the adoption date. As a result, revenue recognition policies based on ASC 605 are applied to financial statements for the year ended December 31, 2019. Pre-adoption of ASC 606, the Company recognized revenue when all of the following conditions were satisfied:

•	The is persuasive evidence of an arrangement;

•	The fees to be paid by the customer are fixed or determinable;

•	The support period has occurred; and

•	The collection of fees is reasonably assured.

The Company recognized consulting services as delivered using a method of revenue recognition that approximates the proportional performance method. Software development services that consisted of a stand ready obligation to provide development services, were recognized ratably over the contract term. Software subscriptions were recognized ratably over the contract term.

The primary differences between revenue recognition under ASC 605 and ASC 606 are described in “Recently Adopted Accounting Policies”.

Research and Development

Research and development costs are charged to operations as incurred.

Cost of Software to Be Sold, Leased, or Marketed

All costs incurred to establish the technological feasibility of computer software product to be sold, leased, or otherwise marketed are research and development costs and charged to expense when incurred. Costs incurred subsequent to establishing technological feasibility shall be capitalized. Those costs include coding and testing performed subsequent to establishing technological feasibility. Capitalization of computer software costs shall cease when the product is available for general release to customers. Costs of maintenance and customer support shall be charged to expense when related revenue is recognized or when those costs are incurred, whichever occurs first. As of December 31, 2020 and 2019, there are no capitalized software costs.

Stock-based Compensation

GAAP requires companies to expense the estimated fair value of stock-based awards over the requisite service period. Under GAAP, share-based compensation cost is determined at the grant date using an option-pricing model. The value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the employee’s requisite service period.

Comprehensive Loss

Comprehensive loss consists of other comprehensive income (loss) and net loss. The Company did not have any other comprehensive income (loss) transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the periods presented.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont.)

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax basis of the Company’s assets and liabilities and their financial statement carrying amount. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses and research and development tax credit carry forwards. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows GAAP regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Recently Adopted Accounting Policies

In May 2014, the FASB issued ASU No. 2014-09 which, along with subsequent ASUs, amends the existing accounting standards for revenue recognition, and is codified as ASC 606. The Company adopted the new revenue recognition standard January 1, 2020 on a modified retrospective basis and applied the new revenue recognition standard only to contracts that were not completed prior to January 1, 2020.

There was no cumulative effect to the balance sheet resulting from the adoption of ASC 606.

The core principle of ASC 606 is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for the goods or services. The following five steps are applied to achieve that core principle:

•	Identification of the contract, or contracts, with a customer;

•	Identification of the performance obligations in the contract;

•	Determination of the transaction price;

•	Allocation of the transaction price to the performance obligations in the contract; and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company accounts for a contract when the Company and the customer have approved the contract and are committed to performing their respective obligations, where each party can identify their rights, obligations, and payment terms, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration. The Company’s contractual agreements typically consist of a master agreement and related statements of work.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont.)

In order to identify the performance obligations in a contract with the customer, the Company assesses the promised goods or services in the contract and identifies each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

•

The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct).

•

The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgement.

The Company concluded based on the nature of their contracts with customers that software development services combined with the subsequent subscription or sale of the related software are not distinct because the customers can not benefit from the software development and related subscription or sale of the developed software on its own and as such are a single (“bundled”) performance obligation.

The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for those promised services (i.e., the “transaction price”). In determining the transaction price, the Company considers multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, the Company considers the range of possible outcomes, the predictive value of its past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of our influence, such as the judgment and actions of third parties. The Company’s current active contracts do not have any significant forms of variable consideration.

Software Development and Licensing or Sale of Developed Software

The Company enters into contracts with customers that include software development, software as a service (“SaaS”) or sale of the developed software. The Company has concluded that the development and subscription or sale of the related developed software is not distinct and considered a combined bundle. In general, the consideration in these contracts is contingent until development milestones are accepted by the customer and as such are assessed each period for the likelihood of achievement. They are typically constrained and recognized when the uncertainty is subsequently resolved. In situations where the contract is for sale of the developed software, revenue is recognized in full at the point in time the software is delivered to the customer. In situations where the contract is for a software subscription, which is generally 12 months, the revenue is recognized ratably as access to the developed software is transferred to the customer. Billing for services rendered generally occurs on a milestone basis, or monthly. Certain of the Company’s contracts with its major customer contain termination for convenience clauses.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (cont.)

Consulting Services

The Company enters into service agreements to provide software development and other services as a stand ready obligation. The revenues are recognized as the services are rendered which is ratably over the contract term. Billings generally occur in advance of services being rendered.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (Topic 842). The new guidance establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. This new guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Management is currently evaluating the new standard.

In June 2016, the FASB issued Financial Instruments—Credit Losses, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 will change the way entities recognize impairment of financial assets by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of many financial assets, including, among others, held-to-maturity debt securities, premium receivables, and reinsurance recoverable. The valuation allowance is a measurement of expected losses that is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This methodology is referred to as the current expected credit loss model. ASU 2016-13 requires a valuation allowance to be calculated on these financial assets, as well as available for sale securities, and that they be presented on the financial statements net of the valuation allowance. ASU 2016-13 is effective for the Company’s annual periods beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its financial condition and results of operations.

In June 2018, the FASB issued ASU No. 2018-07, “Compensation — Stock Compensation (Topic 718) Improvements to Nonemployee Share-Based Payment Accounting”. The amendments in the updated guidance expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606, Revenue from Contracts with Customers. The new guidance will be effective for the Company for the fiscal year ending December 31, 2022. Early adoption is permitted, but no earlier than an entity’s adoption date of ASC 606. The Company is currently evaluating the impact of ASU 2018-07 on its financial condition and results of operations.

In December 2019, the FASB issued – Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes. ASU 2019-12 is effective for the Company’s annual periods beginning after December 15, 2020. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2019-12 on its financial condition and results of operations.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — REVENUE

The Company adopted ASC 606 effective January 1, 2020 on a modified retrospective basis and applied the new standard only to contracts that were not completed contracts prior to January 1, 2020. See Note 2 Revenue Recognition for the Company’s revenue recognition policy under ASC 605 and Note 2 Recently Adopted Accounting Policies for the Company’s revenue recognition policy under ASC 606. Historical financial results for reporting periods prior to 2020 have not been retroactively restated and are presented in conformity with amounts previously disclosed under ASC 605. There was no material impact from the adoption of ASC 606 for the year ended December 31, 2020.

Disclosures Related to Contracts with Customers

Timing may differ between the satisfaction of performance obligations and the invoicing and collection of amounts related to contracts with customers. Liabilities are recorded for amounts that are collected in advance of the satisfaction of performance obligations. To the extent a contract exists, as defined by ASC 606, these liabilities are classified as deferred revenue.

In October 2018, the Company signed a Statement of Work (SOW) that included multiple deliverables and a period of free rent with a customer who is also a significant stockholder of the Company. After backing out the fair value of the rent, the remaining consideration was allocated to each of the distinct deliverables to be recognized over the one-year subscription period. As each individual module is subject to acceptance by the customer, revenue recognition for each module will only commence upon receipt of acceptance. The Company recognized revenue of $167,500 and $1,222,500 for the years ended December 31, 2020 and 2019, respectively. Zero and $167,500 remained in deferred revenue related to this arrangement as of December 31, 2020 and 2019, respectively. As of December 31, 2020, all services have been rendered and invoiced related to this contract.

During 2019, the Company entered into four additional SOWs with the same customer, which consisted principally of a one-year SaaS subscription and consulting services. Revenue recognition for each deliverable will only commence upon receipt of customer acceptance. The total contract value of these SOWs was $10,826,048. The Company recognized revenue of $319,774 and $10,506,274 for the years ended December 31, 2020 and 2019, respectively. No deferred revenue related to these arrangements remained at either December 31, 2020 or 2019. As of December 31, 2020, all services have been rendered and invoiced related to these contracts.

During 2019, the Company entered into a software development service agreement with the same customer, which consisted principally of a stand ready obligation to provide development services over a 15-month term for a fixed fee. The contract value was $17,250,000, of which $13,800,000 and $3,450,000 was recognized for the years ended December 31, 2020 and 2019. Zero remained in deferred revenue related to this arrangement as of December 31, 2020 and 2019. As of December 31, 2020, all services have been rendered and invoiced related to this contract.

During 2020, the Company entered into a professional services agreement with a new customer for studies in a data trial, which consisted principally of SaaS subscriptions for trial participants and professional services over the one-year trial period. Due to the nature of the obligation to the customer the performance obligations were accounted for on a combined basis. The total contract value was $900,000, of which $500,000 was recognized for the year ended December 31, 2020 and $400,000 for which services have not been rendered. As of December 31, 2020, $400,000 remained in deferred revenue and $900,000 had been invoiced related to this contract.

In July 2020, the Company signed an agreement with their largest customer, a related party, and the agreement includes 1) a non-exclusive license to use doc.ai software and other intellectual property currently in

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — REVENUE  (cont.)

existence and created through development services 2) maintenance and support, and 3) professional services including engineering and customization services and research and development. The obligations under the contract are to be provided over a 5-year term for a total contract value of up to $100,000,000. The effective date of the contract is January 1, 2021. The customer can terminate the contract with 1-year notice starting January 1, 2023, but the minimum committed fees under the arrangement are $60,000,000.

For the year ended December 31, 2020, all revenue was recognized ratably over time.

Contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. As of December 31, 2020, future estimated revenue related to non-cancelable contracts that were unsatisfied was zero.

NOTE 5 — FAIR VALUE MEASUREMENT

The Company measures and discloses fair value measurements as required by the Fair Value Measurements and Disclosures Topic of the FASB ASC.

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset a liability. As a basis for considering such assumptions, the FASB established a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1	—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	—	Includes other inputs that are directly or indirectly observable in the marketplace.

Level 3	—	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of the Company’s financial instruments not carried at fair value, which include accounts receivable, accounts payable, future token liability, and loan payable approximates fair value because of the short maturity of those instruments.

The Company classified its SAFE agreements as a Level 3 fair value measurements because the Company determines the fair value using unobservable inputs. The fair values of the SAFE agreements were estimated using the Company’s estimated stock price as of each reporting period and the number of common shares expected to be distributed to SAFE holders in a liquidation event. Remeasurement of the SAFE agreement liability is recorded within change in fair value of SAFE agreements in the statements of operations.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — FAIR VALUE MEASUREMENT  (cont.)

The following is a schedule of changes to the SAFE agreement liability balance during the periods presented:

December 31, 2018	$1,050,000
Change in fair value	3,020,911

December 31, 2019	$4,070,911
Change in fair value	10,418,704

December 31, 2020	$14,489,615

NOTE 6 — SIGNIFICANT BALANCE SHEET COMPONENTS

Intangible Assets

Intangible assets and the related accumulated amortization for each class of intangible as of December 31, 2020 and 2019 were as follows:

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Life
Technology	$1,469,497	(1,051,176)	$418,321	0.4

As of December, 31 2020	$1,469,497	(1,051,176)	$418,321

Technology	$1,469,497	(561,344)	$908,153	1.5

As of December 31, 2019	$1,469,497	(561,344)	$908,153

In October 2018, the Company purchased intellectual property (IP) to integrate with their data science platform. Total consideration for the IP was $150,000. The IP has a 3-year life and $112,500 and $62,500 has been amortized as of December 31, 2020 and 2019, respectively.

In October 2018, the Company purchased additional IP to integrate with their data science platform. Total consideration for the IP was $225,000 in cash and 267,094 shares of Class B Common Stock valued at $4.78 per share for an aggregate acquisition price of $1,262,322 (net of 50,081 shares expected to be clawed back by the Company under the terms of the purchase agreement). The IP has a 3-year life and $911,677 and $490,903 has been amortized as of December 31, 2020 and 2019, respectively. In January 2020, the Company paid $239,378 for the cancellation of the Company’s obligation to issue holdback shares under this purchase agreement, which is included in other miscellaneous income (expense) for the year ended December 31, 2020 and repurchased 16,693 shares at $4.78 per share for an aggregate repurchase price of $79,792.

In August 2019, the Company purchased software and related IP for total consideration of $57,175. The software and IP have a 3-year life and $26,999 and $7,741 has been amortized as of December 31, 2020 and 2019, respectively.

Amortization expense for the intangible assets of the Company during the years ended December 31, 2020 and 2019 totaled $489,832 and $478,715, respectively.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 6 — SIGNIFICANT BALANCE SHEET COMPONENTS  (cont.)

Amortization related to the IP for future years through fiscal 2022, as of December 31, 2020, are as follows:

2021	$407,203
2022	11,118

Total	$418,321

Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31, 2020	December 31, 2019
Accrued payroll	$—	$50,129
Accrued audit and tax	100,000	68,298
Accrued other	45,912	56,504

Total	$145,912	$174,931

NOTE 7 — SIMPLE AGREEMENT FOR FUTURE TOKENS

From September 2017 to September 2018, the Company raised $10,576,069 in an Initial Coin Offering (“ICO”) through the sale of Simple Agreement for Future Tokens (“SAFTs”). Upon the launch of the AI network (“Neuron Network”), funds received through the ICO would be converted into the Company’s Neuron (“NRN”) token at prices ranging from $0.075 to $0.20 per token. If the AI network was not launched prior to December 31, 2019, all funds collected related to the ICO must be returned to the investors. As a result, they have been accounted for as a short-term liability in the balance sheets as of December 31, 2020 and December 31, 2019.

During 2018, the Company also entered into agreements to issue 25,160,380 NRN tokens to certain advisors and consultants upon the launch of the Neuron Network. In October 2019, the Company canceled the Neuron “NRN” network project. In doing so, the Company was required to repay the SAFTs. In February and March 2020, the Company signed cancellation agreements for 19,118,000 of the 25,160,380 NRN tokens issued to certain advisors and consultants for $25 for each consultant, totaling $300. The remaining consultants either chose not to collect the $25 or are no longer in contact with the Company. During the years ended December 31, 2020 and 2019, the Company made repayments to these consultants and SAFT holders totaling $2,429,051 and $7,832,455, respectively. As of December 31, 2020 and 2019, the liability balance was $314,563 and $2,743,614, respectively.

NOTE 8 — PAYROLL PROTECTION PROGRAM LOAN

In April 2020, the Small Business Administration approved the Company’s application for the Payroll Protection Program (“PPP”) of the CARES Act for $904,041. The loan is evidenced by a promissory note and bears interest at 0.98%, with no payments due until the SBA provides the amount of the loan to be forgiven. Repayment in full is due at maturity in April 2022, if required. The loan is subject to partial or full forgiveness if the Company: uses all proceeds for eligible purposes; maintains certain employment levels; and maintains certain compensation levels in accordance with and subject to the CARES Act and the rules, regulations, and guidance. The Company is currently unable to determine whether there will be partial or full forgiveness of the loan.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — COMMON STOCK

The Company has authorized 22,860,678 shares of common stock with a par value of $0.0001 per share. The Company has designated 7,360,678 of the authorized common stock shares as Class A Common Stock (“Class A”) and 15,500,000 of the authorized common stock shares as Class B Common Stock (“Class B”).

The Class A and B Common Stock shares are subject to vesting under the Common Stock Purchase Agreement (“CSPA”) signed in August 2016. Initially, 5,000,000 shares of Class A Common Stock and 3,000,000 shares of Class B Common stock were issued at a price of $0.0001 per share for total proceeds of $800. Upon execution of the CSPA, 25% or 1,250,000 of the Class A Common Stock and 750,000 of the Class B Common Stock vested immediately. An additional 25% will vest on the anniversary of the agreement and 1/24th of the shares will vest monthly thereafter. As of December 31, 2020 and 2019, there were no unvested shares.

In September 2019, the Company sold 1,944,012 shares of Class A common stock at a purchase price of $12.86 per share for aggregate proceeds of $24,999,994, with major Customer A.

In October 2019, the Company repurchased 1,359,205 shares of Class B common stock for an aggregate purchase price of $4,250,045.

Each share of Class A Common Stock shall be convertible into one fully paid and non-assessable share of Class B Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company. Each holder of Class A Common Stock shall be entitled to one hundred votes for each share of Class A Common Stock held. Each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held.

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock into shares of Class B Common stock.

At any time when any shares of Class A Common Stock remain outstanding, the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holder of more than 50% of the outstanding shares of Class A Common Stock, exclusively and as a separate class:

i.	amend, modify, waive, or terminate the rights, powers or privileges of the Common Stock, in a way that adversely affects the Class A Common Stock;

ii.	increase or decrease the authorized number of shares of Class A Common Stock; or

iii.	amend, modify, waive, or terminate these protective provisions.

NOTE 10 — SIMPLE AGREEMENT FOR FUTURE EQUITY

From September 2016 until March 2017, the Company closed Simple Agreement for Future Equity (“SAFE”) agreements with various investors which totaled $1,050,000. The SAFE agreements promise each investor a future equity stake in the Company once certain events are triggered. The agreements will terminate upon either the (i) issuance of stock to the investors (through an equity financing), (ii) liquidity event (defined as a change of control or an Initial Public Offering) or (iii) dissolution event (defined as voluntary termination of operations, general assignment for the benefit of the Company’s creditors or any other liquidation, dissolution of winding up of the Company, whether voluntary or non-voluntary).

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 10 — SIMPLE AGREEMENT FOR FUTURE EQUITY  (cont.)

In the event of an equity financing, the agreements will convert at the SAFE price or the discount price, whichever calculation results in a greater number of shares of SAFE Preferred Stock. The discount rate associated with the agreements is 90% and the valuation caps vary from $5,000,000 to $7,000,000.

In October 2019, the Company made one-time payments to nine of the eleven SAFE investors totaling $3,600,000 in exchange for amending the original SAFE agreements to increase the valuation cap to $10,000,000. These SAFEs have been accounted for in these financial statements as a liability instrument which is being marked to fair value each period until settlement.

For the years ended December 31, 2020 and 2019, there were no events or conditions that triggered termination or conversion of the agreements.

Upon closing of the acquisition by Sharecare on February 22, 2021, the SAFE investors elected to receive shares equal to the purchase amount divided by the liquidity price, which results in conversion into 23,337 shares of Sharecare common stock based on the acquisition date price of $800 per share.

NOTE 11 — STOCK-BASED COMPENSATION

On August 4, 2016, the Company’s Board of Directors approved the creation of the 2016 Stock Plan to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company. The plan permitted the Company to grant up to 2,000,000 shares of the Company’s Class B common stock. In October 2019, the Company repurchased 1,359,205 shares of Class B common stock and added it to shares available for grant (See Note 9). As of December 31, 2020, the Plan allowed for the grant of up to 4,000,000 shares of the Company’s Class B common stock.

The Plan provides for the grant of incentive and non-qualified stock options and restricted stock awards to employees, directors and consultants of the Company. Options granted under the Plan generally become exercisable ratably over a four-year period with a one-year cliff period following the date of grant and expire ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the date of grant.

The exercise price for each Option shall be established at the discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Stockholder shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option.

Stock Option Reprice

On November 30, 2020, the Board of Directors approved the cancellation and re-grant of options on 1,970,594 Class B common shares for certain employees that reduces their exercise price to $3.75 per share. Cancelled options had exercise prices ranging from $4.78-$6.63 per share. No other terms were modified. The modification to the stock options resulted in $0.8 million incremental expense. The incremental expense value associated with the modification will be recognized over the life of the remaining service period of the options for the unvested portion and immediately for the vested portion. During the year ended December 31, 2020, the Company recorded $0.2 million in incremental stock-based compensation associated with the repriced options.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 11 — STOCK-BASED COMPENSATION  (cont.)

Non-qualified stock options

Stock option activity for the years ended December 31, 2020 and 2019 for non-qualified stock options is as follows:

	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)
Outstanding at December 31, 2019	344,000	$1.9893	8.30
Options granted	631,000	$6.1269
Options exercised	—
Options forfeited-unvested canceled	(97,500)	$4.2515

Outstanding at December 31, 2020	877,500	$2.7989	8.94

Vested and expected to vest at December 31, 2020	837,176	$2.7771	8.89
Exercisable at December 31, 2020	370,289	$2.1809	7.61

The weighted-average grant date fair value of non-qualified options granted for the years ended December 31, 2020 and 2019 was $3.6446 and $2.8435, respectively. There were no non-qualified options exercised for the years ended December 31, 2020 or 2019.

As of December 31, 2020 and 2019, there was $552,122 and $189,880 of unamortized stock-based compensation cost related to unvested non-qualified stock options which is expected to be recognized over a weighted average period of 1.68 and 1.27 years, respectively. The fair value of non-qualified options vested for the years ended December 31, 2020 and 2019 was $453,250 and $223,048, respectively.

The calculated fair value of non-qualified stock option grants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31, 2020	December 31, 2019
Expected dividend yield(1)	0%	0%
Risk-free interest rate(2)	0.88%	1.88%
Expected volatility(3)	42.49%	40.87%
Expected life (in years)(4)	9.53	8.30

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.
(4)	The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the remaining contractual life of the options.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 11 — STOCK-BASED COMPENSATION  (cont.)

Incentive stock options

Stock option activity for the years ended December 31, 2020 and 2019 for incentive stock options is as follows:

	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)
Outstanding at December 31, 2019	2,081,344	$2.6263	8.59
Options granted	663,500	$6.1297
Options exercised	—
Options forfeited-unvested canceled	(239,417)	$5.1923

Outstanding at December 31, 2020	2,505,427	$2.1302	8.71

Vested and expected to vest at December 31, 2020	2,402,142	$2.0945	8.67
Exercisable at December 31, 2020	1,169,424	$1.6338	8.14

The weighted-average grant date fair value of incentive options granted for the years ended December 31, 2020 and 2019 was $2.3808 and $2.3243, respectively. There were no incentive options exercised during the year ended December 31, 2020. For the year ended December 31, 2020, the Company collected $44,956 of proceeds for option exercises that occurred in 2019 and which was receivable as of December 31, 2019. The aggregate intrinsic value of incentive options exercised during the year ended December 31, 2019 was $591,143. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for the in-the-money options.

As of December 31, 2020 and 2019, there was $2,543,104 and $1,514,687 of unamortized stock-based compensation cost related to unvested incentive stock options which is expected to be recognized over a weighted average period of 1.17 and 1.23 years, respectively. The fair value of incentive options vested for the years ended December 31, 2020 and 2019 was $665,822 and $350,575, respectively.

The calculated fair value of incentive stock option grants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31, 2020	December 31, 2019
Expected dividend yield(1)	0%	0%
Risk-free interest rate(2)	0.32% – 1.40%	1.36% – 2.34%
Expected volatility(3)	35.98% – 38.12%	36.76% – 38.79%
Expected life (in years)(4)	5.68	5.99

(1)	The Company has no history or expectation of paying cash dividends on its common stock.
(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.
(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.
(4)

The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the simplified method and essentially equates to the weighted average of the vesting term and contractual life of the options.

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES

There is no current provision for income taxes in the financial statements due to the net operating loss incurred in 2020 and 2019 and the 100% deferred tax asset valuation allowance. Minimum franchise and capital taxes are included in general and administrative expenses in the statement of operations.

The components of the net deferred tax assets are as follows at December 31:

	2020	2019
Net operating loss carryforwards	$3,607,052	$2,467,488
Research and development carryovers	1,599,013	853,826
Other	625,279	431,299

Gross deferred tax assets	5,831,343	3,752,613
Valuation allowance	(5,831,343)	(3,752,613)

Net deferred tax assets	$—	$—

The difference between the federal statutory income tax rate of 21% multiplied by the pre-tax net loss is principally due to permanent differences and changes in the valuation allowance.

All of the Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating losses.

The Company follows the accounting standard relevant to uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax position is recognized when it is more-likely-than-not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. The standard also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition. The Company has not identified any material uncertain tax positions. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes. The Company determined that no accrual for interest and penalties was required for the years ended December 31, 2020 and 2019.

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased $2,078,730 from December 31, 2019 to December 31, 2020. The net valuation allowance increased $430,338 from December 31, 2018 to December 31, 2019.

As of December 31, 2020, the Company had federal and state NOL carryforwards of approximately $15,018,000 and $6,493,000, respectively. The NOL carryforwards will expire at various dates beginning in the years 2036 for federal and state purposes, unless previously utilized. NOLs generated in 2018 and after have an unlimited carryforward period for federal tax purposes. For the year ended December 31, 2020, the Company had research and development credit carryforwards for federal and state tax purposes of approximately $1,171,000 and $538,000, respectively. The federal research credit carryforwards will expire at various dates beginning in 2036. The state research credits carryforward indefinitely.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES  (cont.)

Revenue Code of 1986 (“Section 382” or the “Code”), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Any annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

The Company maintains a full valuation allowance for its deferred tax assets due to its recurring net losses and uncertainty surrounding its ability to generate future taxable income to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis is not expected to impact its effective tax rate.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law and includes changes to the Internal Revenue Code for refundable payroll tax credits, deferment of employer payments for social security tax, net operating loss carryback periods, alternative minimum tax credits, net interest deduction limitations, and depreciation of certain leasehold improvements. U.S. Generally Accepted Accounting Principles (“GAAP”) requires the effect of the CARES Act to be recognized in the period the law is enacted and, accordingly, the effect of the CARES Act is recognized in these financial statements as of and for the period ended December 31, 2020. The CARES Act did not have a material impact on these financial statements.

NOTE 13 — COMMITMENTS

Rent

In October 2017, the Company entered into a three-year office lease agreement in Palo Alto, California commencing November 1, 2017. At December 31, 2020 the Company has $400,000 deposited with a financial institution in order to secure a standby letter of credit for the security deposit. The lease was amended in May 2020 to extend the lease term to October 2023. Monthly rents range from $44,561 to $53,314.

In May 2018, the Company entered into a twenty-nine-month lease agreement for additional space with their existing landlord commencing June 1, 2018. The Company was required to pay a $10,000 security deposit and prepay $120,000 for the first year of rent. Monthly rents are $10,000.

Rent expense for the years ended December 31, 2020 and 2019 was $749,677 and $737,426, respectively.

As of December 31, 2020, future annual minimum lease payments under non-cancelable operating leases were as follows:

Minimum Lease Payments
2021	$739,411
2022	739,411
2023	616,175

Total	$2,094,997

DOC.AI INCORPORATED

NOTES TO FINANCIAL STATEMENTS

NOTE 14 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through March 31, 2021, which is the date of the financial statements were issued or available to be issued. Except as noted below, the Company has concluded that other than events already disclosed in these financial statements, no material subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes.

On February 22, 2021, Sharecare acquired 100% of doc.ai’s outstanding equity interests. The total consideration for doc.ai was approximately $175,000,000, in cash and shares of Sharecare.

Primary Offering of

16,246,667 Shares of Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of

47,306,667 Shares of Common Stock and

4,746,667 Warrants to Purchase Common Stock

PROSPECTUS

July 29, 2021